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Index to Consolidated Financial Statements

Exhibit 99.1

          As confidentially submitted to the U.S. Securities and Exchange Commission on July 25, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT

Under
The Securities Act of 1933

Rally Software Development Corp.
(Exact name of registrant as specified in its charter)

Delaware	7372	84-1597294
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3333 Walnut Street
Boulder, CO 80301
(303) 565-2800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Timothy A. Miller
Rally Software Development Corp.
3333 Walnut Street
Boulder, CO 80301
(303) 565-2800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael L. Platt John T. McKenna Francis R. Wheeler Cooley LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021 (720) 566-4000	Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.0001 par value per share	$	$

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)
Includes the offering price of any additional shares that the underwriters have the option to purchase.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated                        , 2012

PROSPECTUS

                    Shares

Common Stock

        This is an initial public offering of shares of common stock of Rally Software Development Corp. We are offering                        shares of our common stock to be sold in the offering. Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on                        under the symbol "            ."

        It is currently estimated that the initial public offering price per share will be between $        and $        .

        We are an "emerging growth company" under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves risks. See "Risk Factors" beginning on page 11 before you consider buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

        To the extent that the underwriters sell more than                shares of common stock, the underwriters have the option to purchase up to an additional                shares from us at the initial public offering price less the underwriting discount.

        The underwriters expect to deliver the shares of common stock to purchasers on                        , 2012.

Barclays	Deutsche Bank Securities

Pacific Crest Securities	Piper Jaffray	Needham & Company

Prospectus dated                        , 2012

        Neither we nor the underwriters have authorized anyone to provide you with any additional information or information that is different from that contained in this prospectus or any related free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

        Through and including                        , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

        This document has been prepared on the basis that any offer of shares in any relevant European Economic Area member state will be made pursuant to an exemption under European prospectus law from the requirement to publish a prospectus for offers of shares and does not constitute an offer or solicitation to anyone to purchase shares in any jurisdiction in which such offer or solicitation is not authorized nor to any person to whom it is unlawful to make such an offer or solicitation.

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, including independent data, research opinions and viewpoints published by Forrester Research, Inc., or Forrester, Gartner, Inc., or Gartner, International Data Corporation, or IDC, and The Standish Group International, Incorporated, or the Standish Group, on assumptions that we have made that are based on those and other similar sources and on our knowledge of the markets for our solutions. See the section titled "Market, Industry and Other Data" for further information.

i

 PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus but may not contain all of the information that you consider important in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Unless the context requires otherwise, the words "Rally," "we," "company," "us" and "our" refer to Rally Software Development Corp. and its subsidiaries. We have a January 31 fiscal year end. Accordingly, all references in this prospectus to a fiscal year refer to the twelve months ended January 31 of such year, and references to the first, second, third and fourth fiscal quarters refer to the three months ended April 30, July 31, October 31 and January 31, respectively.

 RALLY SOFTWARE DEVELOPMENT CORP.

Company Overview

        Rally Software is a leading global provider of cloud-based solutions for managing Agile software development. Our platform transforms the way organizations manage the software development lifecycle by enabling close alignment of software development and strategic business objectives, facilitating collaboration, increasing transparency, and automating manual processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. Our enterprise-class platform is extensible, cost-effective and designed to be easy to use. Agile is a software development methodology characterized by short, iterative and highly-adaptable development cycles. Since its introduction in 2001, organizations have increasingly adopted Agile. The Standish Group estimates that Agile techniques were used for 29% of new software development projects in 2011. As of April 30, 2012, we had 129,342 paid users and more than 1,000 customers, including 33 of the Fortune 100 companies.

        Software continues to rapidly proliferate, enabling product innovation and driving many of today's key technology trends, including cloud computing, mobility and social networking. According to Gartner, the total worldwide revenue for software (application, infrastructure and vertical-specific) was estimated to be approximately $372 billion in 2011. Software has traditionally been developed using manual processes or legacy techniques, such as the "waterfall" method, which are often characterized by rigid and lengthy development cycles and frequently fail to produce software that meets customer needs. Today, these legacy methodologies are being disrupted and replaced by Agile practices that improve time-to-market, reduce development costs and produce higher quality software that better meets customer expectations.

        We are a pioneer in management solutions for Agile software development. We provide a common platform on which organizations can collaborate across globally-distributed software development teams, solicit ideas and feedback from customers, and gain transparency into Agile software development projects. Our solutions automate and optimize activities such as project planning and scheduling, resource allocation, quality management and reporting on progress and cost, enabling users to manage the entire Agile software development lifecycle. Our Agile management solutions address the application lifecycle market, which IDC defines to include the software configuration management, IT project and portfolio management, and automated software quality markets. In aggregate, IDC estimates these sectors will reach $5.2 billion in 2012.

        We have achieved significant growth since inception. From fiscal 2011 to fiscal 2012, our subscription and support revenue grew from $19.9 million to $31.1 million, representing a 56% year-over-year growth rate. For the three months ended April 30, 2011 and 2012, our subscription and support revenue grew from $6.5 million to $9.5 million, representing a 47% period-over-period growth rate. We primarily sell our solutions through one-year subscriptions. For fiscal 2012, our renewal rate among existing customers was 129%, taking into account paid seat nonrenewals, upgrades and downgrades.

        From fiscal 2011 to fiscal 2012, our revenue grew from $29.7 million to $41.3 million, representing a 39% year-over-year growth rate. For the three months ended April 30, 2011 and 2012, our revenue grew from $9.7 million to $13.0 million, representing a 34% period-over-period growth rate. We recorded net losses of $9.9 million, $11.6 million and $1.7 million in fiscal 2011, 2012 and the three months ended April 30, 2012, respectively.

Industry Background and Market Challenges

        The strategic importance of software to organizations continues to grow and companies are increasingly looking to software as the core technology differentiating and enabling their businesses and products. Software is driving many of today's key technology trends, including cloud computing, mobility and social networking. Software embedded in products is also transforming numerous sectors, including the communications, healthcare and manufacturing industries. Organizations are challenged to develop their business applications and software-driven products faster, better and in a more cost-effective way. To successfully innovate, compete and grow, organizations require expertise and solutions to adapt to rapidly-changing customer needs and competitive dynamics.

        Many enterprises utilize manual processes and unsophisticated tools, such as paper-based techniques and spreadsheets, to manage workflow throughout the software development lifecycle. These techniques are generally more appropriate for smaller development projects managed by a single team and cannot scale to meet the needs of enterprises and multi-team projects. In the 1970s, the waterfall method gained prominence as the preferred way to manage large software development projects. This approach, which can take many months or years to complete, relies on rigid sequential execution of the various phases of the software development lifecycle, including analysis, design, coding, integration and final testing. Enterprises employing the waterfall method often structure internal departments around each development stage and use different legacy software tools for each phase and department, leading to siloed and disparate information, limited transparency and collaboration between teams, and heightened risk of misalignment between software development and business initiatives.

        In 2001, Agile emerged as a new methodology for software creation and delivery designed to reduce costs and significantly improve time-to-market, quality and customer satisfaction. Agile projects build software incrementally, in small batches, using short iterations of one to four weeks that help keep development aligned with changing business needs. Agile is increasingly replacing waterfall processes across many industries because of the significantly improved results it can deliver. According to the Standish Group, software applications developed using Agile techniques have three times the success rate of applications developed using the traditional waterfall method. The Standish Group defines a successful project as one delivered on time, on budget, and with the required features and functions.

        Organizations that develop business applications and software-related products face a number of challenges that are often directly attributable to legacy software development techniques and the management tools that enable these approaches, such as:

  •
  shortening time-to-market and rising customer expectations;

  •
  limited transparency into large development projects;

  •
  insufficient collaboration among developers, business leaders and customers; and

  •
  inflexible, costly and difficult-to-use offerings.

Our Solutions

        Our cloud-based platform is designed to facilitate adoption of Agile practices by enabling organizations to manage the shorter, faster cycles that characterize Agile software development processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. We believe our solutions benefit customers in the following ways:

  •
  Accelerate the pace of innovation and improve software quality.  Organizations use our platform to optimize their software development activities and manage the greater frequency of software features and functions that are produced by using Agile techniques. Our platform also helps organizations identify errors earlier in the software development lifecycle and enables their prompt remediation, leading to higher-quality code and fewer process delays.

  •
  Provide greater transparency.  Our solutions provide real-time visibility into a project's progress and costs, work streams, resource allocation, capacity and other aspects of the software development process. Our platform collects data from disparate sources and integrates it into a single repository, enabling a holistic view of the Agile software development lifecycle. We also offer analytics and reporting capabilities that transform this data into actionable intelligence, enabling users to make better business decisions.

  •
  Enhance collaboration and facilitate rapid feedback.  Our solutions enable development teams, business leaders and customers to collaborate and rapidly share ideas and content through an intuitive user interface. This allows development teams to obtain feedback earlier and more often so they can adapt to changing business and customer requirements. Users of our solutions can achieve increased productivity, closer alignment between software development and business initiatives, reduction in unused code and greater customer satisfaction.

  •
  Easy and cost-effective to try, use and adopt.  Customers can easily access our cloud-based solutions with an Internet browser and begin using our platform in minutes. The cloud-based version of our platform is cost effective to adopt compared to on-premise offerings as it avoids large up-front software expenditures and does not require significant infrastructure or IT support.

  •
  Configurable and extensible.  Our platform enables customers to easily configure our solutions to meet their unique and evolving needs. Our configuration functionality provides customers the ability to change the appearance and operation of the user interface and dashboards to meet the specific requirements of users, development teams, projects, departments and business leaders.

Our Competitive Strengths

        The following competitive strengths are keys to our success:

  •
  Broad enterprise-class solutions portfolio.  Our platform is designed to support organizations with thousands of distributed users and to easily scale to handle large and complex Agile software development projects. Our broad portfolio of enterprise-class solutions helps development organizations manage the entire software development lifecycle, from idea through quality testing. We believe this provides us with a significant advantage over competitors that focus on small and medium businesses or have discrete, point offerings.

  •
  Leader in Agile with deep domain expertise.  Since our inception, we have focused on the management of Agile software development and we possess deep capabilities and expertise on the subject. For example, we believe we were the first vendor to offer a cloud-based Agile project management solution and an Agile portfolio management solution.

  •
  Large, diverse base of enterprise customers.  As of April 30, 2012, we had more than 1,000 customers in a wide variety of industries including 33 of the Fortune 100 companies. We believe many of our enterprise customers view us as a key strategic solutions provider and we achieve high customer satisfaction. We believe this has allowed us to expand our footprint within enterprises and support the ongoing adoption of Agile software development.

  •
  Cloud-based platform and subscription business model.  Our cloud-based solutions are principally offered on a subscription basis over the Internet. Our multi-tenant architecture enables us to run a single instance of our software code, add subscribers with minimal incremental expense, and deploy new functionality and upgrades quickly and efficiently.

  •
  Large direct sales organization with global reach.  Our global sales organization is focused on adding new customers and expanding relationships with existing customers. We believe our team is the world's largest sales organization selling cloud-based solutions for the management of Agile software development.

  •
  Corporate culture committed to collaboration and performance.  We regard our culture as a key differentiator and performance driver. We believe our highly-collaborative culture gives us a competitive advantage in recruiting and retaining talent, driving innovation, enhancing productivity and improving customer satisfaction.

Our Growth Strategy

        Our objective is to be the world's leading provider of Agile management solutions. The key elements to our growth strategy include:

  •
  Increase sales to existing customers.  We employ a land-and-expand go-to-market strategy. As of April 30, 2012, we had over 1,000 customers in a wide variety of industries and we believe a significant opportunity exists to sell them additional subscriptions and solutions.

  •
  Acquire new customers.  We believe the market for Agile management solutions is large, growing and underpenetrated. We plan to increase our global sales force and expand our partner ecosystem to drive new customer acquisition.

  •
  Continue to innovate.  We utilize Agile software development practices to rapidly innovate and bring new solutions to market. We will continue to invest in research and development to further extend and enhance the functionality of our Agile management solutions.

  •
  Expand our international presence.  For the three months ended April 30, 2012, approximately 14% of our revenue was derived from international customers. We believe there is a significant opportunity to increase our revenue abroad, particularly in Europe and emerging markets in Asia and South America, and we plan to open new sales offices in these regions.

  •
  Increase market awareness and drive adoption of Agile practices and our solutions.  We offer a free version of our platform, which allows customers to evaluate the benefits of our solutions. We also provide Agile resources, such as analyst reports, host our annual RallyON user conference and sponsor other regional and industry events. We believe these initiatives promote awareness of Agile practices, increase our potential customer base and encourage adoption of our solutions.

  •
  Pursue selective strategic acquisitions.  We intend to opportunistically pursue acquisitions of complementary businesses, technologies and capabilities.

Risks Associated with Our Business

        Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled "Risk Factors" immediately following this prospectus summary. Some of these risks are:

  •
  We have a history of losses, and we may be unable to achieve or sustain profitability;

  •
  Our success depends on the continued adoption of Agile software development;

  •
  Demand for Agile management solutions may not grow as we anticipate;

  •
  Our growth is largely dependent on our ability to retain and secure additional subscriptions from existing customers, and nonrenewals and downgrades could harm our future operating results;

  •
  If we are unable to continue to attract new customers, our growth could be slower than we expect;

  •
  We recognize revenue from customer subscriptions over the term of a subscription agreement; therefore, a significant downturn in our business may not be immediately reflected in our operating results;

  •
  We may not be able to compete successfully against current and future competitors;

  •
  Our quarterly results may fluctuate and, if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially; and

  •
  Our existing directors, executive officers and principal stockholders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

If we are unable to adequately address these and other risks we face, our business, financial condition, operating results and prospects may be adversely affected.

        In addition, we are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and therefore we may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We may take advantage of these exemptions for up to five years or until we are no longer an "emerging growth company."

Corporate Information

        We were incorporated in Delaware in July 2001 under the name F4 Technologies, Inc. and changed our name to Rally Software Development Corp. in April 2004. Our principal executive offices are located at 3333 Walnut Street, Boulder, CO 80301, and our telephone number is (303) 565-2800. Our website address is www.rallydev.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

        Rally, the Rally logo and other trademarks or service marks of Rally appearing in this prospectus are the property of Rally. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

 THE OFFERING

Common stock offered	shares
Common stock to be outstanding after this offering	shares
Option to purchase additional shares	shares
Use of proceeds

We intend to use the net proceeds from this offering for working capital and other general corporate purposes. In addition, we may use a portion of the net proceeds from this offering for acquisitions of, or investments in, complementary companies, products or technologies. See the section titled "Use of Proceeds."

Risk factors

You should read the section titled "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed symbol	" "

        The number of shares of common stock to be outstanding after this offering is based on 40,885,991 shares of our common stock (including preferred stock on an as-converted basis) outstanding as of April 30, 2012, and excludes:

  •
  4,662,578 shares of common stock issuable upon exercise of stock options outstanding as of April 30, 2012, at a weighted average exercise price of $1.25 per share;

  •
  121,002 shares of common stock issuable upon exercise of warrants to purchase shares of common stock outstanding as of April 30, 2012, at a weighted-average exercise price of $0.14 per share, which warrants will automatically "net exercise" immediately prior to the closing of this offering if not exercised prior thereto;

  •
  344,127 shares of common stock issuable upon exercise of warrants to purchase shares of our preferred stock outstanding as of April 30, 2012, at a weighted-average exercise price of $1.28 per share;

  •
  107,443 additional shares of common stock reserved as of April 30, 2012 for future issuance under our Amended and Restated 2002 Stock Option Plan;

  •
  additional shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan, which will become effective upon the execution of the underwriting agreement related to this offering; and

  •
  shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan, which will become effective upon the execution of the underwriting agreement related to this offering.

        Unless we specifically state otherwise, all information in this prospectus reflects or assumes:

  •
  the      for      reverse split of our common stock and preferred stock;

  •
  that our amended and restated certificate of incorporation, which we will file in connection with the closing of this offering, and our amended and restated bylaws are effective;

  •
  the conversion of all outstanding shares of our preferred stock into an aggregate of 35,839,731 shares of common stock immediately prior to the closing of this offering; and

  •
  no exercise of the underwriters' option to purchase additional shares of common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following consolidated financial data should be read together with our consolidated financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. We have derived the following consolidated statements of operations data for the fiscal years ended January 31, 2010, 2011 and 2012 from our audited consolidated financial statements contained elsewhere in this prospectus. The consolidated statements of operations data for the three months ended April 30, 2011 and 2012 and consolidated balance sheet data as of April 30, 2012 have been derived from our unaudited consolidated financial statements contained elsewhere in this prospectus. We have prepared the unaudited financial information on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of our future results and our results for the three months ended April 30, 2012 are not necessarily indicative of the results to be expected for the full fiscal year.

        The last day of our fiscal year is January 31. Our fiscal quarters end on April 30, July 31, October 31 and January 31.

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
	(dollars in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue:
Subscription and support	$12,897	$19,902	$31,124	$6,462	$9,530
Perpetual license	1,334	4,260	3,546	1,440	1,611

Total product revenue	14,231	24,162	34,670	7,902	11,141
Professional services	4,142	5,548	6,655	1,806	1,837

Total revenue	18,373	29,710	41,325	9,708	12,978

Cost of revenue:
Product(1)	1,990	3,033	4,096	923	1,153
Professional services(1)	3,373	4,846	5,679	1,402	1,586

Total cost of revenue	5,363	7,879	9,775	2,325	2,739

Gross profit	13,010	21,831	31,550	7,383	10,239

Operating expenses:
Sales and marketing(1)	13,407	18,526	23,552	5,656	7,005
Research and development(1)	5,230	7,979	11,074	2,508	3,041
General and administrative(1)	3,875	5,074	8,170	1,571	2,302
Sublease termination income(2)	—	—	—	—	(839)

Total operating expenses	22,512	31,579	42,796	9,735	11,509

Loss from operations	(9,502)	(9,748)	(11,246)	(2,352)	(1,270)
Interest and other income (expense), net	(244)	(191)	(346)	(266)	(451)

Net loss	(9,746)	(9,939)	(11,592)	(2,618)	(1,721)
Preferred stock accretion	(67)	(81)	(22)	(17)	—
Preferred stock deemed dividend(3)	—	—	(762)	—	—

Net loss attributable to common stockholders	$(9,813)	$(10,020)	$(12,376)	$(2,635)	$(1,721)

Net loss per common share, basic and diluted(4)	$(3.18)	$(2.78)	$(2.65)	$(0.58)	$(0.35)

Weighted average shares outstanding, basic and diluted(4)	3,085,962	3,610,442	4,678,414	4,513,352	4,976,637

Pro forma net loss per share (unaudited)(4)			$(0.29)		$(0.03)

Pro forma weighted average shares used to compute pro forma net loss per share (unaudited)(4)			39,481,931		40,816,368

Key Metrics (unaudited):
Total paid seats(5)	49,883	79,375	116,899	91,289	129,342
Renewal rate(6)	129%	132%	129%	134%	124%

(1)
Includes stock-based compensation as follows:

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
	(in thousands)
Cost of product revenue	$5	$6	$10	$2	$3
Cost of professional services revenue	6	9	17	4	4
Sales and marketing	46	57	124	16	37
Research and development	48	56	93	15	27
General and administrative	66	65	324	15	118

	$171	$193	$568	$52	$189

(2)
In April 2012, the sublease for our corporate headquarters was terminated as a result of the sale of the building by the building's owner. The transaction was deemed a termination of the original lease and we derecognized the remaining deferred rent expense. See Note 14 of our consolidated financial statements for additional information.

(3)
In August 2011, we repurchased 377,812 shares of our preferred stock. The difference between the carrying value of the shares of preferred stock and their estimated fair value was deemed to be a dividend. See Note 8 of our consolidated financial statements for additional information.

(4)
See Note 12 of our consolidated financial statements for a discussion and reconciliation of historical and pro forma net loss attributable to common stockholders and weighted average common shares outstanding for historical and pro forma basic and diluted net loss per share calculations.

(5)
Represents the number of total paid seats at period end. We define a paid seat as a seat with an active subscription or support contract as of the measurement date. For more information, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics."

(6)
Represents our renewal rate for the trailing twelve-month period ended as of the specified period end. We calculate our renewal rate by comparing the paid seats of all of our existing customers at the beginning of a twelve-month period to the number of paid seats for those same customers at the end of such period, taking into account nonrenewals, upgrades and downgrades. We exclude seats sold to new customers. For more information, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics."

	As of April 30, 2012
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(unaudited) (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$20,521	$20,521
Working capital, excluding current deferred revenue	30,125	30,125
Total assets	36,863	36,863
Deferred revenue, current and long-term	27,714	27,714
Preferred stock warrant liability	1,362	—
Convertible preferred stock	68,410	—
Total stockholders' equity (deficit)	(65,163)	4,609

(1)
The pro forma column reflects (i) the conversion of all outstanding shares of our preferred stock into 35,839,731 shares of our common stock immediately prior to the closing of this offering, (ii) the reclassification of the preferred stock warrant liability to stockholders' equity (deficit) immediately prior to the closing of this offering and (iii) the filing of our amended and restated certificate of incorporation.

(2)
The pro forma as adjusted column further reflects the sale by us of        shares of our common stock at an assumed initial public offering price of $        per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
Each $1.00 increase (decrease) in the assumed initial public offering price of $        per share would increase (decrease) the amount of cash and cash equivalents, working capital, total assets and total stockholders' equity (deficit) by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. Similarly, each increase (decrease) of one million shares in the number of shares of our common stock offered by us would increase (decrease) the amount of cash and cash equivalents, working capital, total assets and total stockholders' equity (deficit) by approximately $         million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

 RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information included in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects could be harmed. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Our Industry

We have a history of losses, and we may be unable to achieve or sustain profitability.

        We have been in existence since 2001 and have experienced net losses in each year since our inception. We experienced net losses of $9.7 million, $9.9 million and $11.6 million in fiscal 2010, 2011 and 2012, respectively, and $1.7 million for the three months ended April 30, 2012. As of April 30, 2012, we had an accumulated deficit of $66.5 million. We are at an early stage in the development of our business and much of our growth has occurred in recent periods. Our historical rates of revenue growth may not be sustainable. We expect to make significant future expenditures to support and grow our business, including investing in our data centers and expanding our international operations and sales force. In addition, as a public company we will incur significant legal, accounting and other expenses that we did not incur as a private company. Furthermore, we may encounter unforeseen expenses, complications and other difficulties. Accordingly, we may not be able to achieve or maintain profitability and we may incur significant losses for the foreseeable future. Our limited operating history may make it difficult for you to evaluate our current business and our future prospects.

Our success depends on the continued adoption of Agile software development.

        We do not know whether Agile adoption will continue to grow and displace traditional methods of software development. In particular, many organizations have invested substantial personnel and financial resources to integrate legacy software development techniques, such as waterfall techniques, into their businesses over time, and may be reluctant or unwilling to migrate to Agile practices because of the organizational changes often required to successfully implement this methodology. Further, some organizations may not realize the expected benefits from adoption of Agile practices and, as a result, may discontinue adoption of those practices. Agile adoption may also be limited if other software development techniques emerge. If Agile software development techniques are not adopted as broadly and quickly as we expect, our growth may slow or stall and our operating results would be harmed.

Demand for Agile management solutions may not grow as we anticipate.

        Our solutions have not yet gained broad market acceptance. Even if adoption of Agile software development techniques continues to grow, the market for solutions that enable companies to manage software development processes may not increase at the pace we expect or at all. Organizations may choose to manage Agile software development manually or utilize other offerings that render our solutions uncompetitive or obsolete.

Our growth is largely dependent on our ability to retain and secure additional subscriptions from existing customers, and nonrenewals and downgrades could harm our future operating results.

        We primarily sell our solutions through one-year subscriptions. We typically negotiate the total number of seats a customer is entitled to provision as part of their subscription, but these seats may not be fully utilized over the term of the agreement. Upon expiration, customers can renew their existing subscriptions, upgrade their subscriptions, downgrade their subscriptions or not renew. Our ability to grow revenue and achieve profitability depends in part on customer renewals and upgrades exceeding downgrades and nonrenewals. Our land-and-expand go-to-market strategy requires that a significant portion of our customers who initially purchase our solutions will subsequently upgrade their subscriptions. However, we may not be able to increase our penetration within our existing customers as anticipated and we may not otherwise retain subscriptions from existing customers. Customers may choose to not renew or upgrade their subscriptions, or may downgrade, because of several factors, including dissatisfaction with our prices or features relative to competitive offerings, reductions in our customers' spending levels, unused seats previously purchased, limited adoption by a customer of our solutions or Agile practices, departure of Agile users from the customer's organization or other causes. If our customers do not upgrade or renew their subscriptions, or they downgrade their subscriptions, our revenue may grow more slowly than expected or may decline, and our profitability and gross profit may be harmed.

If we are unable to continue to attract new customers, our growth could be slower than we expect.

        We believe that our future growth depends in part upon increasing our customer base. Our ability to achieve significant growth in revenue in the future will depend, in part, upon continually attracting new customers and obtaining subscription renewals to our solutions from those customers. If we fail to attract new customers our revenue may grow more slowly than expected and our business may be harmed.

We recognize revenue from customer subscriptions over the term of a subscription agreement; therefore, a significant downturn in our business may not be immediately reflected in our operating results.

        We recognize revenue from subscription agreements ratably over the terms of these agreements, which are typically one year. As a result, a significant portion of the revenue we report in each quarter is generated from customer agreements entered into during previous periods, which is reflected as deferred revenue on our balance sheet. Consequently, a decline in new or renewed subscriptions, or a downgrade of renewed subscriptions to fewer seats or less-expensive editions, in any one quarter may not be fully reflected in our revenue in that quarter, and may negatively affect our revenue in future quarters. If contracts having significant value expire and are not renewed or replaced at the beginning of a quarter or are downgraded, our revenue may decline significantly in that quarter and subsequent quarters.

Because we generally recognize revenue from our customers over the terms of their agreements but incur most costs associated with generating such agreements upfront, rapid growth in our customer base may reduce our profitability in the short term.

        Expenses, such as sales commissions, are generally incurred upfront; however most of our revenue is recognized over the life of the applicable agreements. Therefore, increased sales will result in our recognition of more costs than revenue during the early periods covered by such agreements, even in cases where the agreements are expected to be profitable for us over their full terms. As a result, our short-term operating results may suffer.

Our gross profit attributable to professional services may fluctuate between quarters.

        We generally recognize revenue from professional services on a time-and-materials basis as services are delivered. Costs associated with maintaining a professional services department are fixed while professional services revenue is dependent on the amount of work actually billed to customers in a period, the combination of which may result in variability in our gross profit. Our gross profit can also be impacted depending on the type of services provided. In addition, the timing of the recognition of professional services revenue is dependent on several factors outside our control. If a customer deploys our solutions and utilizes our services more slowly than we expect, we may not be able to recognize the related revenue as quickly as we anticipated, but may have already incurred substantial costs related to such services, creating further variability in our gross profit.

We may not be able to compete successfully against current and future competitors.

        We face intense competition in the market for our solutions and we expect competition to further intensify in the future. We face competition from in-house and open source offerings, large, diversified software and technology vendors and other companies with competitive offerings. Our competitors vary in size and in the breadth and scope of the products and services offered. Our primary competitors include public companies such as Hewlett-Packard, IBM and Microsoft and private companies such as Atlassian, CollabNet and VersionOne, some of which can bundle competing products and services with other software offerings, or offer them at a lower price as part of a larger sale. Further, other companies not currently offering Agile management tools may enter our market. Many of our current and potential competitors have substantially greater resources and brand recognition, established marketing relationships, access to larger customer bases, pre-existing customer relationships and major distribution agreements with consultants, system integrators and resellers. We also face competition from other companies that provide Agile consulting services and enterprises that develop in-house Agile training resources. To the extent competition intensifies, demand for our professional services may decline.

        In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We may also lose customers that merge with or are acquired by companies using a competitor's offering, an internally-developed tool or a different software development methodology. If we cannot compete successfully against our current and future competitors, our business may be harmed.

Our growth and long-term success depends in part on our ability to expand our international sales.

        A core component of our growth strategy is international expansion. For the three months ended April 30, 2012, approximately 14% of our revenue was derived from international customers. We currently maintain international offices and have sales personnel in the United Kingdom, Australia and the Netherlands, and we intend to further build out our international operations. Our international expansion efforts may not be successful. In addition, conducting international operations in new markets subjects us to new risks that we have not generally faced in the United States. These risks include:

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  uncertain political and economic climates, especially in Europe;

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  lack of familiarity and burdens of complying with foreign laws, accounting and legal standards, regulatory requirements, tariffs, and other barriers;

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  unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

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  lack of experience in connection with the localization of our solutions, including translation into foreign languages and adaptation for local practices and regulatory requirements;

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  difficulties in managing systems integrators and technology collaborators;

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  difficulties in adapting to differing technology standards;

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  longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

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  difficulties in managing and staffing international operations and differing legal and cultural expectations for employee relationships;

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  fluctuations in exchange rates that may increase the volatility of our foreign-based expenses;

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  potentially adverse tax consequences, including the complexities of foreign value-added tax, goods and services tax and other transactional taxes, and restrictions on the repatriation of earnings; and

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  reduced or varied protection for intellectual property rights in some countries.

        Further, our international expansion efforts may be hindered by lower levels of Agile or cloud adoption and increased price sensitivity for our solutions or other cloud-based offerings in international markets. As a result of these and other factors, international expansion may be more difficult, take longer and not generate the results we anticipate, which could negatively impact our growth and business.

Prices for our solutions may face downward pressure, harming our operating results.

        There are many factors that may lead to downward pressure on our prices, including competitors introducing lower-cost offerings, additional competitors entering the market, the use by potential or existing customers of alternative open source or other no or low cost offerings and larger competitors bundling competing offerings with additional products and services. In addition, we offer volume price discounts based on the number of seats purchased. As a result of these factors, we may be forced to reduce the prices we charge for our solutions, unable to renew existing customer agreements or enter into new customer agreements at the same prices and upon the same terms as we have historically been able to. If we experience downward pressure on pricing, our revenue, gross profit and other operating results could be harmed.

Sales cycles to our customers can be lengthy and variable, which may cause changes in our operating results.

        Our sales cycle can vary substantially from customer to customer. A number of factors influence the length and variability of our sales cycles, including, for example:

  •
  the need to educate potential customers about the uses and benefits of Agile methods and our solutions;

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  the discretionary nature of potential customers' purchasing and budget cycles and decisions;

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  the competitive nature of potential customers' evaluation and purchasing processes;

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  the functionality demands of potential customers;

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  the announcement or planned introduction of new products by us or our competitors; and

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  the purchasing approval processes of potential customers.

        Our sales cycles can make it difficult to predict the quarter in which revenue from a new customer may first be recognized. We may incur significant sales and marketing expenses and invest significant time and effort in anticipation of a sale that may never occur or only occur in a smaller amount or at a later date than anticipated. Delays inherent to our sales cycles could cause significant variability in our revenue and operating results for any particular period.

The seasonality of our business can create significant variance in our quarterly bookings, perpetual license revenue and cash flow from operations.

        Our customers tend to follow budgeting cycles, buying solutions at the beginning and end of a calendar year. We tend to experience some seasonality associated with bookings, perpetual license revenue and cash flow from operations in the first and fourth quarters of each fiscal year. As a result of these seasonal variations, our bookings, perpetual license revenue and cash flow from operations can fluctuate significantly between quarters. Our cash flow from operations has historically been higher in the first quarter of each fiscal year than in other quarters. If our quarterly operating results or outlook fall below the expectations of research analysts or investors, the price of our common stock could decline substantially.

If we fail to manage our growth effectively, we may be unable to execute our business plan and maintain high levels of service.

        We increased our number of full-time employees from 155 as of January 31, 2010, to 232 as of January 31, 2011 and to 285 as of January 31, 2012, and our revenue grew from $18.4 million in fiscal 2010, to $29.7 million in fiscal 2011 and to $41.3 million in fiscal 2012. Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We intend to add and expend additional resources in an effort to further expand our overall business, customer base, headcount and operations both domestically and internationally, but can give no assurance that our business or revenue will continue to grow at historical rates or at all. Creating a global organization and managing a geographically-dispersed workforce will require substantial management effort, the allocation of valuable management resources and significant additional investment in our infrastructure. If we are unable to successfully manage our anticipated growth, our financial results may suffer.

Failure to maintain and expand our direct sales team may negatively impact our revenue growth.

        We primarily sell our solutions through our direct sales force. Growing sales to both new and existing customers is in part dependent on our ability to expand our sales force. Identifying, recruiting and training additional sales personnel requires significant time, expenses and attention. If we are unable to hire, develop and retain sales personnel or if our new direct sales personnel are unable to achieve expected sales productivity levels in a reasonable period of time or at all, we may not be able to increase our revenue and grow our business.

If we are unable to increase market awareness of our company and our solutions, our revenue may not continue to grow, or may decline.

        Market awareness of our capabilities and solutions is essential to our ability to generate new leads for expanding our business and our continued growth. If we fail to sufficiently invest in our marketing programs or they are unsuccessful in creating market awareness of our company and solutions, our business may be harmed.

Adverse economic conditions or reduced IT or enterprise software spending may adversely impact our business.

        Our business depends on the overall demand for IT and enterprise software spend and on the economic health of our current and prospective customers. In general, worldwide economic conditions remain unstable, and these conditions make it difficult for us, and our existing customers and prospective customers, to forecast and plan future business activities accurately, and they could cause our customers or prospective customers to reevaluate their decision to purchase our solutions. Weak global economic conditions, or a reduction in IT or enterprise software spending even if economic conditions improve, could harm our business in a number of ways, including longer sales cycles and lower prices for our solutions.

Security breaches may harm our business.

        Any security breaches, unauthorized access, unauthorized usage, virus or similar breach or disruption could result in loss of confidential information, damage to our reputation, early termination of our contracts, litigation, regulatory investigations or other liabilities. If our security measures or those of our third-party data centers are breached as a result of third-party action, employee error, malfeasance or otherwise and, as a result, someone obtains unauthorized access to customer data, our reputation will be damaged, our business may suffer and we could incur significant liability.

Our business is substantially dependent upon the continued adoption of cloud-based software solutions.

        We derive, and expect to continue to derive, substantially all of our revenue from the sale of subscriptions for our cloud-based platform. We do not know whether the trend of adoption of enterprise cloud-based software solutions we have experienced in the past will continue in the future. Many organizations have invested substantial personnel and financial resources to integrate on-premise software tools into their businesses, and some have been reluctant or unwilling to migrate to cloud-based software solutions. Furthermore, some organizations, particularly enterprises upon which we are dependent, have been reluctant or unwilling to use cloud-based solutions because they have concerns regarding the risks associated with the security of their data and the reliability of the technology delivery model associated with these solutions. In addition, if we or other cloud-based providers experience security incidents, loss of customer data, disruptions in delivery or other problems, the market for cloud-based software solutions as a whole, including for our solutions, may be negatively impacted. If the adoption of cloud-based software solutions does not continue at the rate we anticipate, the market for these solutions may stop developing or may develop more slowly than we expect, either of which would harm our operating results.

If we fail to adequately manage our data-center infrastructure capacity, our existing customers may experience service outages and our new customers may experience delays in the deployment of our platform.

        We have experienced significant growth in the number of users and amount of data that our hosting infrastructure supports. We seek to maintain excess capacity to facilitate the rapid provision of new customer deployments and the expansion of existing customer deployments. However, the provisioning of new data-center infrastructure requires lead time. If we do not accurately predict our infrastructure capacity requirements with sufficient lead time, our customers could experience service impairment that may subject us to financial penalties and liabilities and cause us to lose customers. If our data-center infrastructure capacity fails to keep pace with increased subscriptions, customers may experience delays or reductions in the quality of our service as we seek to obtain additional capacity, which could harm our reputation and harm our business.

Any disruption of service at the two data centers that house our equipment and deliver our solutions could harm our business.

        Our users expect to be able to access our solutions 24 hours a day, seven days a week, without interruption. We have computing and communications hardware operations located in co-location data centers owned and operated by a third party in Denver, Colorado and Seattle, Washington. We do not control the operation of these data centers and we are therefore vulnerable to any security breaches, power outages or other issues the data centers experience. We have experienced and expect that we will in the future experience interruptions and delays in service and availability from time to time. For example, we experienced a partial data center outage for less than 90 minutes in each of January and June of 2012 at our Denver, Colorado data center.

        The owner of our data centers has no obligation to renew its agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, we may be required to move to new data centers, and we may incur significant costs and possible service interruption in connection with doing so.

        Our data centers are vulnerable to damage or interruption from human error, malicious acts, earthquakes, hurricanes, tornados, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. One of our data centers is located in an area known for seismic activity, increasing our susceptibility to the risk that an earthquake could significantly harm the operations of this facility. The occurrence of a natural disaster or an act of terrorism, vandalism or other misconduct, a decision to close the data centers without adequate notice or other unanticipated problems could result in lengthy interruptions in availability of our solutions.

        Any changes in third-party service levels at our data centers or any errors, defects, disruptions or other performance problems with our solutions could harm our reputation and may damage our customers' businesses. Interruptions in availability of our solutions might reduce our revenue, cause us to issue credits to customers, subject us to potential liability, and cause customers to terminate their subscriptions or decide not to renew their subscriptions with us.

Our success depends on our ability to adapt to technological change and continue to innovate.

        The market for Agile management solutions is characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Our ability to attract new customers and increase revenue from existing customers will depend in large part on our ability to introduce new solutions and enhance and improve existing solutions. To achieve market acceptance for our solutions, we must effectively anticipate and offer solutions that meet changing customer demands in a timely manner. Customers may require features and capabilities that our current solutions do not have. We may experience difficulties that could delay or prevent our development, introduction or implementation of new solutions and enhancements.

        If we are unable to successfully develop or acquire new Agile management capabilities and functionality, enhance our existing solutions to anticipate and meet customer preferences, sell our solutions into new markets or adapt to changing industry standards in software development methodologies, our revenue and results of operations would be adversely affected.

If we fail to integrate our solutions with software applications and competitive or adjacent offerings that are developed by others, our solutions may become less marketable, less competitive or obsolete, and our operating results would be harmed.

        Our solutions integrate with a variety of software applications, and also with competing and adjacent third-party offerings, and we need to continuously modify and enhance our platform to adapt to changes in cloud-enabled hardware, software, networking, browser and database technologies. Any failure of our solutions to interoperate effectively with software applications and other Agile management offerings could reduce the demand for our solutions or result in customer dissatisfaction and harm to our business. If we are unable to respond to changes in the applications and tools with which our solutions interoperate in a cost-effective manner, our solutions may become less marketable, less competitive or obsolete. Competitors may also impede our attempts to create interoperability between our solutions and competitive offerings, which may decrease demand for our solutions.

We could incur substantial costs as a result of any claim of infringement of another party's intellectual property rights.

        In recent years, there has been significant litigation involving patents and other intellectual property rights in the software industry. Companies providing software are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement claims. We do not have a significant patent portfolio, which could prevent us from deterring patent infringement claims through our own patent portfolio, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. The risk of patent litigation has been amplified by the increase in the number of a type of patent holder, which we refer to as a non-practicing entity, whose sole business is to assert such claims and against whom our own intellectual property portfolio may provide little deterrent value. We could incur substantial costs in prosecuting or defending any intellectual property litigation. If we sue to enforce our rights or are sued by a third party that claims that our solutions infringe its rights, the litigation could be expensive and could divert our management resources.

        In addition, in most instances, we have agreed to indemnify our customers against claims that our solutions infringe the intellectual property rights of third parties. Our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them. Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

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  cease selling or using solutions that incorporate the intellectual property that we allegedly infringe;

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  make substantial payments for legal fees, settlement payments or other costs or damages;

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  obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

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  redesign the allegedly infringing solutions to avoid infringement, which could be costly, time-consuming or impossible.

        If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our customers for such claims, such payments or actions could harm our business.

We could incur substantial costs in protecting our intellectual property from infringement, and any failure to protect our intellectual property could impair our business.

        We seek to protect the source code for our proprietary software and other proprietary technology and information under a combination of copyright, trade secrets and patent law, and we seek to protect our brand through trademark law. Our policy is to enter into confidentiality agreements, or agreements with confidentiality provisions, with our employees, consultants, vendors and customers and to control access to our software, documentation and other proprietary information. Despite these precautions, it may be possible for unauthorized parties to copy our software or other proprietary technology or information, or to develop similar software independently.

        Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our solutions or to obtain and use information that we regard as proprietary. Policing unauthorized use of our solutions, especially the on-premise, installed version of our solutions, is difficult, and we are unable to determine the extent to which piracy of our software exists or will occur in the future. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the narrowing or invalidation of portions of our intellectual property and have a material adverse effect on our business, operating results and financial condition. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant's own intellectual property. These steps may be inadequate to protect our intellectual property. Third parties may challenge the validity or ownership of our intellectual property, and these challenges could cause us to lose our rights, in whole or in part, to such intellectual property or narrow its scope such that it no longer provides meaningful protection. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our products and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our solutions may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized copying, transfer and use of our solutions and proprietary technology or information may increase.

        There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our intellectual property, our business, brand, operating results and financial condition could be materially harmed.

We rely on third-party software that is required for the development and deployment of our solutions, which may be difficult to obtain or which could cause errors or failures of our solutions.

        We rely on software licensed from or hosted by third parties to offer our solutions. In addition, we may need to obtain licenses from third parties to use intellectual property associated with the development of our solutions, which might not be available to us on acceptable terms, or at all. Any loss of the right to use any software required for the development, maintenance and delivery of our solutions could result in delays in the provision of our solutions until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated, which could harm our business. Any errors or defects in third-party software could result in errors or a failure of our solutions which could harm our business.

If our solutions contain serious errors or defects we may lose revenue and market acceptance and may incur costs to defend or settle product liability claims.

        Complex software applications such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Our current and future solutions may contain serious defects, which could result in lost revenue or a delay in market acceptance.

        Since our customers use our solutions for critical business purposes, defects or other performance problems could negatively impact our customers. They could seek significant compensation from us for the losses they suffer. Although our customer agreements typically contain provisions designed to limit our exposure to such claims, existing or future laws or unfavorable judicial decisions could negate these limitations. Even if not successful, a product liability claim brought against us would likely be a distraction to management, time-consuming and costly to resolve, and could seriously damage our reputation in the marketplace, making it harder for us to sell our solutions and professional services.

Our quarterly operating results may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of research analysts or investors, which could cause our stock price to decline and you may lose part or all of your investment.

        Our quarterly operating results may fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly operating results or outlook fall below the expectations of research analysts or investors, the price of our common stock could decline substantially. Fluctuations in our quarterly operating results or outlook may be due to a number of factors, including, but not limited to, those listed below:

  •
  the extent to which our existing customers purchase additional subscriptions to our solutions or perpetual licenses to our solutions and the timing and terms of those purchases;

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  the extent to which our existing customers renew their subscriptions for our solutions or maintenance for our solutions and the timing and terms of those renewals;

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  the extent to which new customers are attracted to our solutions to satisfy their Agile management needs and the mix between purchases of subscriptions and perpetual licenses for which the timing of revenue recognition is substantially different;

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  the rate of adoption and market acceptance of Agile management solutions;

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  the mix of our revenue, particularly between perpetual licenses and subscriptions;

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  the addition or loss of large customers, including through acquisitions or consolidations;

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  the number and size of new customers and the number and size of renewals in a particular period;

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  changes in our pricing policies or those of our competitors;

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  changes in the gross profit we realize on our solutions and professional services due to our differing revenue recognition policies applicable to perpetual licenses and subscription and support revenue and other variables;

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  the amount and timing of operating expenses, including those related to the maintenance and expansion of our business, operations and infrastructure;

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  the timing and success of new solutions introduced by us or new offerings offered by our competitors;

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  the length of our sales cycles;

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  other changes in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic collaborators;

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  the timing of expenses related to the development of new products and technologies, including enhancements to our solutions;

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  the timing of commissions earned by our sales personnel;

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  our ability to manage our existing business and future growth, including increases in the number of customers on our platform;

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  the seasonality of our business;

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  the timing and expenses related to any international expansion efforts we may undertake and the success of such efforts;

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  various factors related to disruptions in our cloud-based infrastructure, defects in our solutions, privacy and data security and exchange rate fluctuations, each of which is described elsewhere in these risk factors; and

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  general economic, industry and market conditions.

        We believe that our quarterly revenue and operating results may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of one quarter as an indication of future performance.

Perpetual license revenue is unpredictable and a material increase or decrease in perpetual license revenue from period-to-period can produce substantial variation in the total revenue we recognize in a given period.

        We generally recognize perpetual license revenue upon delivery of our solutions to the customer. The timing of sales of perpetual licenses is difficult to predict and, as a result, the timing of recognition of associated revenue is unpredictable. A material increase or decrease in the sale of perpetual licenses from period to period could produce substantial variation in the revenue we recognize. Accordingly, comparing our perpetual license revenue on a period-to-period basis may not be a meaningful indicator of a trend or future results.

Fluctuations in the exchange rate of foreign currencies could result in currency transactions losses.

        We currently do not invoice customers in foreign currency but may decide to do so in the future. We incur a portion of our operating expenses in Euros, British pound sterling and Australian dollars, and in the future as we expand into other foreign countries, we expect to incur operating expenses in other foreign currencies. Any fluctuation in the exchange rate of these foreign currencies may negatively impact our business, financial condition and operating results. We have not previously engaged in foreign currency hedging. If we decide to hedge our foreign currency exposure, we may not be able to hedge effectively due to lack of experience, unreasonable costs or illiquid markets.

Changes in laws or regulations related to the Internet may diminish the demand for our solutions and could have a negative impact on our business.

        We deliver our cloud-based solutions through the Internet. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting data privacy and the use of the Internet. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the Internet or on commerce conducted via the Internet. These laws or charges could limit the viability of Internet-based solutions such as ours and reduce the demand for our solutions.

We are subject to governmental export and import controls that could impair our ability to compete in international markets due to licensing requirements and subject us to liability if we are not in compliance with applicable laws.

        Our solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department's Office of Foreign Assets Controls. Exports of our solutions must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including: the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers. Obtaining the necessary authorizations, including any required license, for a particular sale may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities. In addition, changes in our solutions or changes in applicable export or import regulations may create delays in the introduction and sale of our solutions in international markets, prevent our customers with international operations from deploying our solutions or, in some cases, prevent the export or import of our solutions to certain countries, governments or persons altogether. Any change in export or import regulations, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could also result in decreased use of our solutions, or in our decreased ability to export or sell our solutions to existing or potential customers with international operations. Any decreased use of our solutions or limitation on our ability to export or sell our solutions would likely adversely affect our business.

        Furthermore, we incorporate encryption technology into certain of our solutions. Various countries regulate the import of certain encryption technology, including through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our solutions or could limit our customers' ability to implement our solutions in those countries. Encrypted solutions and the underlying technology may also be subject to export control restrictions. Governmental regulation of encryption technology and regulation of imports or exports of encryption products, or our failure to obtain required import or export approval for our solutions, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our solutions, including with respect to new releases of our solutions, may create delays in the introduction of our solutions in international markets, prevent our customers with international operations from deploying our solutions throughout their globally-distributed systems or, in some cases, prevent the export of our solutions to some countries altogether.

        Moreover, U.S. export control laws and economic sanctions programs prohibit the shipment of certain products and services to countries, governments and persons that are subject to U.S. economic embargoes and trade sanctions. Even though we take precautions to prevent our solutions from being shipped or provided to U.S. sanctions targets, our solutions and services could be shipped to those targets or provided by third parties despite such precautions. Any such shipment could have negative consequences, including government investigations, penalties and reputational harm.

Our use of open source software could negatively affect our ability to sell our solutions and subject us to possible litigation.

        A portion of our technologies incorporate open source software, and we expect to continue to incorporate open source software in the future. Few of the licenses applicable to open source software have been interpreted by courts, and their application to the open source software integrated into our proprietary software may be uncertain. Moreover, we cannot provide assurance that we have not incorporated additional open source software in our software in a manner that is inconsistent with the terms of the license or our current policies and procedures. If we fail to comply with these licenses, we may be subject to certain requirements, including requirements that we offer our solutions that incorporate the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our solutions that contained the open source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our solutions. In addition, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products. As a result, we could be subject to suits by parties claiming infringement due to the reliance by our solutions on certain open source software. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our solutions.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and comply with Securities and Exchange Commission regulations and investors' views of us.

        Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. In connection with this offering, we intend to begin the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404(a) of the Sarbanes-Oxley Act of 2002, which will require annual management assessment of the effectiveness of our internal control over financial reporting. We may need additional finance and accounting personnel with certain skill sets to assist us with the reporting requirements we will encounter as a public company and to support our anticipated growth. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an "emerging growth company" as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future. We will remain an "emerging growth company" for up to five years, although, we would cease to be an "emerging growth company" upon the earliest of (i) the first fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenue is $1 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed to be a "large accelerated filer" as defined in the Securities Exchange Act of 1934.

        Implementing changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors' perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our solutions to new and existing customers.

We are an "emerging growth company," and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to (i) not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and (iii) exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and to obtain stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. We will incur additional expenses when we eventually are required to comply with the requirements applicable to a public company that is not an emerging growth company. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less-active trading market for our common stock and our stock price may be more volatile.

        Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourself of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We may acquire other companies, which may divert our management's attention, result in additional dilution to our stockholders and consume resources that are necessary to sustain our business, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

        We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products and other assets in the future. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may often be subject to conditions or approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close.

        An acquisition may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, the company's software is not easily adapted to work with ours or we have difficulty retaining the customers of the acquired business due to changes in management or otherwise. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our business. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown risks or liabilities. For one or more of those transactions, we may:

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  issue additional equity securities that would dilute our stockholders;

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  use cash that we may otherwise need in the future to operate our business;

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  incur debt on terms unfavorable to us or that we are unable to repay;

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  incur large charges or substantial liabilities;

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  encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

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  become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

        Any of these outcomes could harm our business and operating results.

The loss of key personnel or an inability to attract and retain highly skilled personnel may impair our ability to grow our business.

        We are highly dependent upon the continued service and performance of our senior management team and other key personnel. These key employees may terminate employment with us at any time with no advance notice. The replacement of these employees likely would involve significant time and costs, and the loss of these employees may significantly delay or prevent the achievement of our business objectives.

        We face intense competition for qualified individuals from numerous technology and software companies. If we fail to attract and retain suitably qualified individuals, including software engineers and sales personnel, our ability to implement our business plan and develop and maintain our solutions could be adversely affected. As a result, our ability to compete would decrease, our operating results would suffer and our revenue would decrease.

Unanticipated changes in our effective tax rate or challenges by tax authorities could harm our future results.

        We are subject to income taxes in the United States and various foreign jurisdictions. Our effective tax rate could be adversely affected by changes in the mix of our pre-tax earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses as a result of acquisitions, the valuation of deferred tax assets and liabilities, changes in federal, state or international tax laws and accounting principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. Increases in our effective tax rate would reduce our profitability or in some cases increase our losses.

        In addition, we may be subject to income tax audits by many tax jurisdictions throughout the world, many of which have not established clear guidance on the tax treatment of cloud-based companies. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution of one or more uncertain tax positions in any period could have a material impact on the results of operations for that period.

Taxing authorities could reallocate our taxable income among our subsidiaries, which could increase our consolidated tax liability.

        We conduct integrated operations world-wide through subsidiaries in various tax jurisdictions pursuant to transfer pricing arrangements between our subsidiaries and between our subsidiaries and us. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally require that transfer prices be the same as those between unrelated companies dealing at arms' length and that contemporaneous documentation is maintained to support the transfer prices. While we believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so, our transfer pricing procedures are not binding on applicable tax authorities. If tax authorities in any of these countries were to successfully challenge our transfer prices as not reflecting arms' length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us. Such reallocations may subject us to interest and penalties that would increase our consolidated tax liability and could adversely affect our financial condition, results of operations and cash flows.

If we fail to develop and maintain relationships with third parties, our business may be harmed.

        Our business depends in part on the development and maintenance of technology integration, joint sales and reseller relationships. Maintaining relationships with third parties requires significant time and resources, as does integrating third-party content and technology. Further, third parties may not perform as expected under any relationships that we may enter into, and we may have disagreements or disputes with third parties that could negatively affect our brand and reputation. If we are unsuccessful in establishing or maintaining relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results could suffer.

We use cloud-based services for critical business processes such as financial reporting and human resources, and our inability to access these systems or their inability to function as intended or as we expect them to function could adversely harm our business.

        We use cloud-based services for critical business processes, such as human-capital management and payroll processing, processing, approval and payment of employee expense reports, and as our primary financial reporting and enterprise resource application system. Foreign accountants employed by us and third-party accounting firms processing information on our behalf also access and use several of these systems along with us. If our vendors experience service impairments or outages, some of which may be related to third parties with which they partner, it may inhibit our ability to adhere to certain commitments we have made, both internally and externally, related to the delivery of financial information, including our reporting obligations as a public company, and, therefore, harm our business.

Risks Related to This Offering and Ownership of Our Common Stock

An active trading market for our common stock may not develop, and you may not be able to resell your shares of our common stock at or above our initial public offering price.

        Before this offering, there was no public trading market for our common stock. If a market for our common stock does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. The initial public offering price of our common stock will be determined through negotiations between us and the underwriters. This initial public offering price may not be indicative of the market price of our common stock after the offering. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the initial public offering price or at the time that they would like to sell. We cannot predict the prices at which our common stock will trade. It is possible that in one or more future periods our results of operations may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of our common stock may fall.

The market price of our common stock may be volatile, which could result in substantial losses for investors purchasing shares in this offering.

        The market price of our common stock could be subject to significant fluctuations after this offering, and it may decline below the initial public offering price. Some of the factors that may cause the market price of our common stock to fluctuate include:

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  actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

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  price and volume fluctuations in the overall stock market from time to time;

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  significant volatility in the market price and trading volume of comparable companies;

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  changes in the market perception of Agile software development generally or in the effectiveness of our solutions in particular;

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  announcements of technological innovations, new products, strategic alliances or significant agreements by us or by our competitors;

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  litigation involving us;

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  investors' general perception of us;

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  changes in general economic, industry and market conditions and trends; and

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  recruitment or departure of key personnel.

        In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. Because of the potential volatility of our stock price, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our business.

We may need financing in the future, and any additional financing may result in restrictions on our operations or substantial dilution to our stockholders.

        We may need to raise funds in the future, for example, to develop new technologies, expand our business, respond to competitive pressures, acquire complementary businesses or respond to unanticipated situations. We may try to raise additional funds through public or private financings, strategic relationships or other arrangements. Our ability to obtain debt or equity funding will depend on a number of factors, including market conditions, our operating performance and investor interest. Additional funding may not be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to reduce expenditures, including curtailing our growth strategies, reducing our product-development efforts or foregoing acquisitions. If we succeed in raising additional funds through the issuance of equity or convertible securities, it could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences, and privileges senior to those of the holders of our common stock. The terms of these securities, as well as any borrowings under our current loan and security agreement, could impose restrictions on our operations.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, if they publish negative evaluations of our stock, or if we fail to meet the expectations of analysts, the price of our stock and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not currently have and may never obtain research coverage by financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluation of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline. Furthermore, if our operating results fail to meet analysts' expectations our stock price would likely decline.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders following this offering could cause our stock price to fall.

        Sales of a substantial number of shares of our common stock in the public market could occur at any time after the expiration of the lock-up agreements described in the section titled "Underwriting." These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After the closing of this offering, we will have            shares of common stock outstanding based on the 5,046,260 shares of common stock outstanding at April 30, 2012 and assuming the conversion of all outstanding shares of preferred stock into 35,839,731 shares of common stock. This includes the            shares that we are selling in this offering, which may be resold in the public market immediately. The remaining            shares, or            % of our outstanding shares after this offering, are currently, and will be following the closing of this offering, restricted as a result of securities laws or lock-up agreements but will be able to be sold, subject to any applicable volume limitations under federal securities laws with respect to affiliate sales, in the near future.

        In addition, as of April 30, 2012, there were an additional            shares reserved for future issuance under our stock-based compensation plans that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements, lock-up agreements and Rules 144 and 701 under the Securities Act of 1933, as amended, or the Securities Act. Moreover, after this offering, holders of an aggregate of 35,839,731 shares of our common stock as of April 30, 2012, or certain of their transferees, and the holders of warrants to purchase 244,729 shares of our common stock, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all shares of common stock that we may issue under our stock-based compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements and the restrictions imposed on our affiliates under Rule 144 under the Securities Act.

        Additionally, Barclays Capital Inc. and Deutsche Bank Securities Inc., on behalf of the underwriters, may with our consent, at any time with or without notice, release all or any portion of the shares subject to the lock-up agreements, which would result in more shares being available for sale in the public market at earlier dates. Sales of common stock by existing stockholders in the public market, the availability of these shares for sale, our issuance of securities or the perception that any of these events might occur could materially and adversely affect the market price of our common stock. In addition, the sale of these securities could impair our ability to raise capital through the sale of additional stock.

Purchasers in this offering will incur immediate and substantial dilution in the book value of their investment as a result of this offering.

        If you purchase common stock in this offering, you will incur immediate and substantial dilution of $            per share, representing the difference between the assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and our pro forma as adjusted net tangible book value per share after giving effect to this offering and the conversion of all outstanding shares of our preferred stock immediately prior to the closing of this offering. Moreover, we issued warrants and options in the past that allow their holders to acquire common stock at prices significantly below the assumed initial public offering price of $            per share. As of April 30, 2012, there were 465,129 shares subject to outstanding warrants with a weighted average exercise price of $0.98 per share and 4,662,578 shares subject to outstanding options with a weighted average exercise price of $1.25 per share. To the extent that these outstanding warrants or options are ultimately exercised, you will experience further dilution.

Our existing directors, executive officers and principal stockholders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

        After this offering, it is anticipated that, based on share ownership as of April 30, 2012, including shares issuable upon the exercise of outstanding options and warrants exercisable within 60 days of April 30, 2012, our directors, executive officers, principal stockholders and their affiliates will beneficially own or control, directly or indirectly, in the aggregate, approximately            % of our outstanding common stock, assuming no exercise of the underwriters' option to purchase additional shares of our common stock in this offering. As a result, these stockholders, if they act together, could have significant influence over the outcome of matters submitted to our stockholders for approval, including the election or removal of directors, any amendments to our certificate of incorporation or bylaws and any merger, consolidation or sale of all or substantially all of our assets, and over the management and affairs of our company. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, and might affect the market price of our common stock.

Because we do not expect to pay any dividends on our common stock for the foreseeable future, investors in this offering may never receive a return on their investment.

        We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, our ability to pay cash dividends is currently limited by the terms of our existing loan and security agreement, which prohibits our payment of dividends on our capital stock without prior consent, and any future credit facility may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment.

Our management will have broad discretion over the use of the proceeds we receive from this offering and might not apply the proceeds in ways that increase the value of your investment.

        Our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds to us from this offering for working capital and other general corporate purposes, including financing our growth, which may, for example, include an increase in the pace of our international expansion or the expansion of our current business through acquisitions of or investments in complementary companies, products or technologies. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Anti-takeover provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of Delaware law, might discourage, delay or prevent a change in control of our company or changes in our Board of Directors or management and, therefore, depress the trading price of our common stock.

        Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that may depress the market price of our common stock by acting to discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove members of our Board of Directors or our management. Our corporate governance documents include provisions:

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  establishing a classified board of directors with staggered three-year terms so that not all members of our Board of Directors are elected at one time;

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  providing that directors may be removed by stockholders only for cause;

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  limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

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  requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our Board of Directors;

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  authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock; and

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  limiting the liability of, and providing indemnification to, our directors and officers.

        As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock from engaging in certain business combinations with us. Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

        The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections titled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Shares Eligible for Future Sale," contains forward-looking statements. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project," "will," "would" or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

  •
  our financial performance, including our revenue, costs, expenditures, growth rates, operating expenses and ability to generate positive cash flow to attain and sustain profitability;

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  the growth of demand for Agile software development;

  •
  expanding our relationships with our existing customers;

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  our ability to attract and retain customers;

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  our ability to adapt to changing market conditions and competition;

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  our ability to successfully enter new markets and manage our international expansion;

  •
  our ability to effectively manage our growth;

  •
  economic and financial conditions;

  •
  anticipated technology trends, such as the use of cloud-based software solutions;

  •
  the reliability of our third-party data centers;

  •
  our ability to adapt to technological change and continue to innovate;

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  our ability to integrate our solutions with other software applications;

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  our ability to maintain, protect and enhance our brand and intellectual property;

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  costs associated with defending intellectual property infringement and other claims;

  •
  our ability to attract and retain qualified employees and key personnel;

  •
  maintaining and expanding our relationships with third parties; and

  •
  other factors discussed in this prospectus in the sections titled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

        These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled "Risk Factors." Moreover, we operate in a very competitive and rapidly-changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

 MARKET, INDUSTRY AND OTHER DATA

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, including independent data, research opinions and viewpoints published by Forrester Research, Inc., or Forrester, Gartner, Inc., or Gartner, International Data Corporation, or IDC, and The Standish Group International, Incorporated, or the Standish Group, on assumptions that we have made that are based on those and other similar sources and on our knowledge of the markets for our solutions. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled "Risk Factors" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

        The Gartner Report and Forrester Report described herein represent data, research opinions or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. and Forrester Research, Inc., respectively, and are not representations of fact. The Gartner Report and Forrester Report speak as of their respective original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Report and Forrester Report are subject to change without notice.

        The sources of the industry and market data contained in this prospectus are provided below:

  (1)
  Forrester, The Forrester WaveTM: Agile Development Management Tools, Q2 2010, Dave West and Jeffrey S. Hammond, May 2010.

  (2)
  Gartner, Market Share: All Software Markets, Worldwide, 2011, Colleen Graham, et al, March 2012.

  (3)
  IDC, Worldwide Software as a Service 2011-2015 Forecast and 2010 Vendor Shares, Robert P. Mahowald, August 2011.

  (4)
  IDC, Worldwide Software Configuration Management 2012-2016 Forecast and 2011 Vendor Shares: Excellent Combined Growth as Multimodal Complexity Demands Governance, Melinda-Carol Ballou, June 2012.

  (5)
  IDC, Worldwide Automated Software Quality 2012-2016 Forecast: Multimodal Development with Mobile, Social, and Cloud Drives ASQ Growth, Melinda-Carol Ballou, June 2012.

  (6)
  IDC, Worldwide IT Project and Portfolio Management 2011-2015 Forecast and 2010 Vendor Shares: Leveraging Portfolio Management for Business Agility in the "New Normal," Melinda-Carol Ballou, August 2011.

  (7)
  IDC, Market Analysis Perspective: Application Lifecycle & Project Portfolio Management: Driving Quality, Change & Portfolio Strategies to Address Complexity, Melinda Ballou, December 2011.

  (8)
  The Standish Group, The CHAOS Manifesto: The Laws of CHAOS and the CHAOS 100 Best PM Practices, 2011.

        The content of the foregoing sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $             million, based on an assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that our net proceeds would be approximately $            million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us of this offering by approximately $            million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds that we receive from this offering by approximately $            million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions.

        The principal purposes of this offering are to increase our financial flexibility, improve our visibility in the marketplace and create a public market for our common stock. We have not yet determined with any degree of certainty the manner in which we will allocate the net proceeds of this offering. We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including expanding our sales force and increasing our international presence. In addition, we believe that opportunities may exist from time to time to expand our current business through acquisitions of or investments in complementary companies, products or technologies. While we have no current agreements, commitments or understandings for any specific material acquisitions at this time, we may use a portion of the net proceeds for these purposes.

        We will have broad discretion over the uses of the net proceeds from this offering. Pending the use of the proceeds from this offering as described above, we plan to invest the net proceeds in short-term, investment-grade interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper or obligations issued or guaranteed by the U.S. government.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare dividends will be subject to the discretion of our Board of Directors and will be dependent on a number of factors, including our operating results, capital requirements and overall financial condition and any other factors deemed relevant by our Board of Directors. In addition, the terms of our loan and security agreement with Square 1 Bank limit our ability to pay dividends.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of April 30, 2012, as follows:

  •
  on an actual basis;

  •
  on a pro forma basis, giving effect to (i) the conversion of all outstanding shares of our preferred stock into 35,839,731 shares of common stock immediately prior to the closing of this offering, (ii) the reclassification of our preferred stock warrant liability to additional paid-in capital immediately prior to the closing of this offering and (iii) the filing of our amended and restated certificate of incorporation; and

  •
  on a pro forma as adjusted basis to further reflect the sale by us of            shares of common stock in this offering based on an assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read the information in this table together with our consolidated financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

	As of April 30, 2012
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited) (in thousands, except share and per share data)
Cash and cash equivalents	$20,521	$20,521	$

Preferred stock warrant liability	$1,362	$—		$—

Redeemable convertible preferred stock:
Series E convertible preferred stock, par value $0.0001 per share; 4,000,000 shares authorized, 3,883,496 issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	19,882	—		—
Series D convertible preferred stock, par value $0.0001 per share; 5,619,851 shares authorized, 5,567,164 issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	15,803	—		—
Series A-1 convertible preferred stock, par value $0.0001 per share; 8,524,941 shares authorized, 8,421,388 issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	8,395	—		—
Series B convertible preferred stock, par value $0.0001 per share; 7,205,155 shares authorized, 7,091,479 issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	7,957	—		—
Series C convertible preferred stock, par value $0.0001 per share; 11,328,227 shares authorized, 10,876,204 issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	16,373	—		—

Total redeemable convertible preferred stock	68,410	—		—

	As of April 30, 2012
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited) (in thousands, except share and per share data)
Stockholders' equity (deficit):
Preferred stock, par value $0.0001 per share; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—		—
Common stock, par value $0.0001 per share; 50,000,000 shares authorized, 5,046,260 shares issued and outstanding, actual; 200,000,000 shares authorized, 40,885,991 shares issued and outstanding, pro forma; and 200,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	1	4
Accumulated other comprehensive income	8	8		8
Additional paid-in capital	1,298	71,067
Accumulated deficit	(66,470)	(66,470)		(66,470)

Total stockholders' equity (deficit)	(65,163)	4,609

Total capitalization	$4,609	$4,609	$

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $                    per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders' equity (deficit) and total capitalization by approximately $       million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after underwriting discounts and commissions. Similarly, each increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) cash and cash equivalents, additional paid-in capital, total stockholders' equity (deficit) and total capitalization by approximately $       million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

        The number of shares of common stock to be outstanding after this offering is based on 40,885,991 shares of our common stock (including preferred stock on an as-converted basis) outstanding as of April 30, 2012, and excludes:

  •
  4,662,578 shares of common stock issuable upon exercise of stock options outstanding as of April 30, 2012, at a weighted average exercise price of $1.25 per share;

  •
  121,002 shares of common stock issuable upon exercise of warrants to purchase shares of common stock outstanding as of April 30, 2012, at a weighted-average exercise price of $0.14 per share, which warrants will automatically "net exercise" immediately prior to the closing of this offering if not exercised prior thereto;

  •
  344,127 shares of common stock issuable upon exercise of warrants to purchase shares of our preferred stock outstanding as of April 30, 2012, at a weighted-average exercise price of $1.28 per share;

  •
  107,443 additional shares of common stock reserved as of April 30, 2012 for future issuance under our Amended and Restated 2002 Stock Option Plan;

  •
                      additional shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan, which will become effective upon the execution of the underwriting agreement related to this offering; and

  •
                      shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan, which will become effective upon the execution of the underwriting agreement related to this offering.

 DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.

        The pro forma net tangible book value of our common stock as of April 30, 2012 was $4.6 million, or $0.11 per share, based on 40,885,991 shares of common stock outstanding. Pro forma net tangible book value per share represents our total tangible assets (total assets less intangible assets) less our total liabilities, divided by the number of shares of outstanding common stock, after giving effect to (i) the conversion of all outstanding shares of our preferred stock into 35,839,731 shares of common stock immediately prior to the closing of this offering and (ii) the reclassification of our preferred stock warrant liability to additional paid-in capital immediately prior to the closing of this offering.

        After giving effect to the receipt of the net proceeds from our sale of            shares of common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of April 30, 2012 would have been $             million, or $            per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $            per share to our existing stockholders and an immediate dilution of $            per share to investors purchasing common stock in this offering.

        The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of April 30, 2012	$0.11
Increase in pro forma net tangible book value per share attributed to new investors purchasing shares from us in this offering

Pro forma as adjusted net tangible book value per share after giving effect to this offering

Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$

        Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) the pro forma net tangible book value, as adjusted to give effect to this offering, by $      per share and the dilution to new investors by $      per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) the pro forma net tangible book value, as adjusted to give effect to this offering, by approximately $      per share and the dilution to new investors by $      per share, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions.

        If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share of our common stock would be $       per share, and the dilution in pro forma as adjusted net tangible book value per share to investors in this offering would be $      per share of common stock.

        The following table summarizes as of April 30, 2012, on the pro forma as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by new investors purchasing our common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100%			100%

        The total number of shares of our common stock reflected in the discussion and tables above is based on 40,885,991 shares of our common stock (including preferred stock on an as converted basis) outstanding, as of April 30, 2012, and excludes:

  •
  4,662,578 shares of common stock issuable upon exercise of stock options outstanding as of April 30, 2012, at a weighted average exercise price of $1.25 per share;

  •
  121,002 shares of common stock issuable upon exercise of warrants to purchase shares of common stock outstanding as of April 30, 2012, at a weighted average exercise price of $0.14 per share, which warrants will automatically "net exercise" immediately prior to the closing of this offering if not exercised prior thereto;

  •
  344,127 shares of common stock issuable upon exercise of warrants to purchase shares of our preferred stock outstanding as of April 30, 2012, at a weighted average exercise price of $1.28 per share;

  •
  107,443 additional shares of common stock reserved as of April 30, 2012 for future issuance under our Amended and Restated 2002 Stock Option Plan;

  •
                      additional shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan, which will become effective upon the execution of the underwriting agreement related to this offering; and

  •
                      shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan, which will become effective upon the execution of the underwriting agreement related to this offering.

        To the extent that any outstanding stock options or warrants are exercised, new options are issued under our stock-based compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all outstanding options under our Amended and Restated 2002 Stock Option Plan as of April 30, 2012 and all outstanding warrants as of April 30, 2012 were exercised for cash, then our existing stockholders, including the holders of these options and warrants, would own        % and our new investors would own        % of the total number of shares of our common stock outstanding upon the closing of this offering, respectively. In such event, the total consideration paid by our existing stockholders, including the holders of these options and warrants, would be $             million, or        %, the total consideration paid by our new investors would be $             million, or        %, the average price per share paid by our existing stockholders would be $            and the average price per share paid by our new investors would be $            .

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read together with our consolidated financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. The selected consolidated financial data in this section are not intended to replace our consolidated financial statements and the related notes. Our historical results are not necessarily indicative of our future results and our results for the three months ended April 30, 2012 are not necessarily indicative of the results to be expected for the full fiscal year.

        The selected consolidated statements of operations data for the fiscal years ended January 31, 2010, 2011 and 2012 and the consolidated balance sheet data as of January 31, 2011 and 2012 are derived from our audited consolidated financial statements contained elsewhere in this prospectus. The consolidated balance sheet data as of January 31, 2010 is derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated statements of operations data for the fiscal years ended January 31, 2008 and 2009 and the consolidated balance sheet data as of January 31, 2008 and 2009 are derived from our unaudited consolidated financial statements that are not included in this prospectus. The selected consolidated statements of operations data for the three months ended April 30, 2011 and 2012 and the consolidated balance sheet data as of April 30, 2012 are derived from our unaudited consolidated financial statements contained elsewhere in this prospectus. We have prepared the unaudited financial information on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair statement of the financial information set forth in those statements.

	Fiscal Year Ended January 31,					Three Months Ended April 30,
	2008	2009	2010	2011	2012	2011	2012
	(unaudited)					(unaudited)
	(dollars in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue:
Subscription and support	$3,859	$7,811	$12,897	$19,902	$31,124	$6,462	$9,530
Perpetual license	—	111	1,334	4,260	3,546	1,440	1,611

Total product revenue	3,859	7,922	14,231	24,162	34,670	7,902	11,141
Professional services	2,126	3,152	4,142	5,548	6,655	1,806	1,837

Total revenue	5,985	11,074	18,373	29,710	41,325	9,708	12,978

Cost of revenue:
Product(1)	399	1,295	1,990	3,033	4,096	923	1,153
Professional services(1)	1,675	2,506	3,373	4,846	5,679	1,402	1,586

Total cost of revenue	2,074	3,801	5,363	7,879	9,775	2,325	2,739

Gross profit	3,911	7,273	13,010	21,831	31,550	7,383	10,239

Operating expenses:
Sales and marketing(1)	5,919	11,061	13,407	18,526	23,552	5,656	7,005
Research and development(1)	2,814	4,466	5,230	7,979	11,074	2,508	3,041
General and administrative(1)	2,277	4,012	3,875	5,074	8,170	1,571	2,302
Sublease termination income(2)	—	—	—	—	—	—	(839)

Total operating expenses	11,010	19,539	22,512	31,579	42,796	9,735	11,509

Loss from operations	(7,099)	(12,266)	(9,502)	(9,748)	(11,246)	(2,352)	(1,270)
Interest and other income (expense), net	(82)	(213)	(244)	(191)	(346)	(266)	(451)

Net loss	(7,181)	(12,479)	(9,746)	(9,939)	(11,592)	(2,618)	(1,721)
Preferred stock accretion	—	—	(67)	(81)	(22)	(17)	—
Preferred stock deemed dividend(3)	—	—	—	—	(762)	—	—

Net loss attributable to common stockholders	$(7,181)	$(12,479)	$(9,813)	$(10,020)	$(12,376)	$(2,635)	$(1,721)

Net loss per common share, basic and diluted(4)	$(4.54)	$(5.17)	$(3.18)	$(2.78)	$(2.65)	$(0.58)	$(0.35)

Weighted average shares outstanding, basic and diluted(4)	1,580,283	2,411,500	3,085,962	3,610,442	4,678,414	4,513,352	4,976,637

Pro forma net loss per share (unaudited)(4)					$(0.29)		$(0.03)

Pro forma weighted average shares used to compute pro forma net loss per share (unaudited)(4)					39,481,931		40,816,368

Key Metrics (unaudited):
Total paid seats(5)	11,777	28,841	49,883	79,375	116,899	91,289	129,342
Renewal rate(6)	137%	151%	129%	132%	129%	134%	124%

(1)
Includes stock-based compensation as follows:

	Fiscal Year Ended January 31,					Three Months Ended April 30,
	2008	2009	2010	2011	2012	2011	2012
	(unaudited)					(unaudited)
	(in thousands)
Cost of product revenue	$3	$2	$5	$6	$10	$2	$3
Cost of professional services revenue	—	6	6	9	17	4	4
Sales and marketing	7	11	46	57	124	16	37
Research and development	10	21	48	56	93	15	27
General and administrative	10	22	66	65	324	15	118

	$30	$62	$171	$193	$568	$52	$189

(2)
In April 2012, the sublease for our corporate headquarters was terminated as a result of the sale of the building by the building's owner. The transaction was deemed a termination of the original lease and we derecognized the remaining deferred rent expense. See Note 14 of our consolidated financial statements for additional information.

(3)
In August 2011, we repurchased 377,812 shares of our preferred stock. The difference between the carrying value of the shares of preferred stock and their estimated fair value was deemed to be a dividend. See Note 8 of our consolidated financial statements for additional information.

(4)
See Note 12 of our consolidated financial statements for a discussion and reconciliation of historical and pro forma net loss attributable to common stockholders and weighted average common shares outstanding for historical and pro forma basic and diluted net loss per share calculations.

(5)
Represents the number of total paid seats at period end. We define a paid seat as a seat with an active subscription or support contract as of the measurement date. For more information, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics."

(6)
Represents our renewal rate for the trailing twelve-month period ended as of the specified period end. We calculate our renewal rate by comparing the paid seats of all of our existing customers at the beginning of a twelve-month period to the number of paid seats for those same customers at the end of such period, taking into account nonrenewals, upgrades and downgrades. We exclude seats sold to new customers. For more information, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics."

	As of January 31,
						As of April 30, 2012
	2008	2009	2010	2011	2012
	(unaudited)					(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$283	$3,017	$15,906	$4,566	$19,452	$20,521
Working capital, excluding current deferred revenue	1,735	6,865	18,331	13,360	28,052	30,125
Total assets	3,961	9,641	24,043	20,458	35,472	36,863
Deferred revenue, current and long-term	4,377	7,685	12,423	18,338	25,109	27,714
Notes payable and capital lease obligations, current and long-term	2,624	264	2,973	132	31	19
Preferred stock warrant liability	—	396	436	591	925	1,362
Convertible preferred stock	16,265	33,062	49,051	49,131	68,410	68,410
Total stockholders' deficit	(20,550)	(33,121)	(42,662)	(52,133)	(63,671)	(65,163)

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion contains information with respect to our plans and strategy as well as forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus. The last day of our fiscal year is January 31. Our fiscal quarters end on April 30, July 31, October 31 and January 31. Throughout this management's discussion and analysis of financial condition and results of operations we may from time to time refer to fiscal years and the reference relates to the fiscal year end; for example, fiscal 2012 would represent the fiscal year that ended on January 31, 2012.

Overview

        Rally Software is a leading global provider of cloud-based solutions for managing Agile software development. Our platform transforms the way organizations manage the software development lifecycle by enabling close alignment of software development and strategic business objectives, facilitating collaboration, increasing transparency, and automating manual processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. Our enterprise-class platform is extensible, cost-effective and designed to be easy to use. Agile is a software development methodology characterized by short, iterative and highly-adaptable development cycles. Since its introduction in 2001, organizations have increasingly adopted Agile. The Standish Group estimates that Agile techniques were used for 29% of new software development projects in 2011.

        We were founded in 2001 and until 2004 our activities were primarily focused on research and development. In late 2004, we released our first commercial, cloud-based solution. Initially, we focused on the U.S. market, targeted small- and medium-sized businesses and sold our solutions primarily to software companies. Over time we have successfully grown our business by diversifying our customer base across numerous industry verticals and geographies and shifting our sales focus to enterprises. Concurrent with this change in customer composition, we began providing deployment flexibility with an on-premise option and three editions of our solutions, a free Community Edition, an Enterprise Edition and an Unlimited Edition. Since 2010, we have made significant investments in our sales force and broadened our solutions and international presence in response to the growing market opportunity for Agile management solutions. In December 2011, we introduced our Rally Portfolio Manager solution, which helped us to attract greater interest and drive adoption of our Unlimited Edition. As of April 30, 2012, we had over 1,000 customers with users around the world.

        Our operating results in a given period can fluctuate based on the mix of subscription and support, perpetual license and professional services revenue. In fiscal 2012, subscription and support revenue accounted for 75% of total revenue. Our subscription contracts are typically sold on a per-seat basis with a one-year term, paid upfront and provide us with revenue visibility over a number of quarters. We typically negotiate the total number of seats a customer is entitled to provision as part of their subscription, but these seats may not be fully utilized over the term of the agreement. To a lesser extent, we sell perpetual licenses, which are also paid upfront and include support agreements, which are one year in duration and entitle the customer to support and upgrades. In fiscal 2012, perpetual license revenue accounted for 9% of total revenue. We also offer professional services, which include training on Agile software development methodologies and the use of our solutions. In fiscal 2012, professional services accounted for 16% of total revenue.

        We employ a land-and-expand go-to-market strategy, which is designed to encourage adoption of our solutions by helping establish Agile practices within an initial team, project or business unit. After demonstrating the value of our solutions to those first adopters, we work to expand the use of our solutions and sell additional subscriptions across the organization by targeting other development teams, departments and business units. We sell our solutions primarily through a direct sales force, both domestically and internationally. Our growth has also been driven by selling to new customers, as Agile software development practices continue to be adopted and we invest in our sales and marketing efforts worldwide. During fiscal 2012, revenue from international customers accounted for 14% of total revenue and no customer accounted for more than 5% of our total revenue.

        As we grow our business, we continue to face many challenges and risks. Specifically, our growth is dependent on the continued adoption of Agile software development techniques and investment in our business, including expanding our data center capacity and sales and engineering teams. We might encounter difficulties growing our international presence if we are unable to localize our solutions and successfully compete with regional companies. Over time, as competition increases we expect to face pricing pressure. In addition, we offer volume price discounts based on the number of seats purchased. We may also experience seat downgrades that could negatively impact our total seat count. Seat downgrades occur for several reasons, including dissatisfaction with our prices or features relative to competitive offerings, reductions in our customers' spending levels, unused seats, limited adoption by a customer of our solutions or Agile practices, or departure of Agile users. Our strategic initiatives will require expenditure of capital and the attention of management and we may be unsuccessful as we execute on our growth plan.

        We have achieved significant growth since inception. From fiscal 2011 to fiscal 2012, our subscription and support revenue grew from $19.9 million to $31.1 million, representing a 56% year-over-year growth rate. From fiscal 2011 to fiscal 2012, our total revenue grew from $29.7 million to $41.3 million, representing a 39% year-over-year growth rate.

Key Metrics

        We regularly review a number of metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions.

        Total paid seats.    We believe total paid seats are a key indicator of our market penetration, growth and future revenue. We define a paid seat as a seat with an active subscription or support contract as of the measurement date. Our total paid seats were 49,883, 79,375 and 116,899 as of January 31, 2010, 2011 and 2012, respectively, and 129,342 as of April 30, 2012.

        Renewal rate.    We believe our renewal rate is an important metric to measure the long-term value of customer agreements and our ability to upsell or expand in our existing customer base. We calculate our renewal rate by comparing the paid seats of all of our existing customers at the beginning of a twelve-month period to the number of paid seats for those same customers at the end of such period, taking into account nonrenewals, upgrades and downgrades. We exclude seats sold to new customers. For fiscal 2010, 2011 and 2012, the renewal rate was 129%, 132% and 129%, respectively. For the twelve months ended April 30, 2012, the renewal rate was 124%.

Components of Operating Results

Revenue

        Subscription and support revenue.    We derive our subscription revenue from fees paid to us by our customers for access to our cloud-based solutions. We recognize the revenue associated with subscription agreements ratably on a straight-line basis over the term of the agreement, provided all criteria required for revenue recognition have been met.

        Our support revenue consists of maintenance associated with our perpetual licenses and hosting fees paid to us by our customers. Typically, when purchasing a perpetual license, a customer also purchases maintenance for which we charge a fee, calculated as a percentage of the perpetual license fee. Maintenance agreements include the right to support and unspecified product upgrades. We recognize the revenue associated with maintenance ratably, on a straight-line basis, over the term of the contract. In limited instances, at the customer's option, we may host the software purchased by a customer under a perpetual license on systems at our third-party data centers. For hosting, we charge a fee, calculated as a percentage of the perpetual license fee, and we recognize the revenue associated with hosting ratably on a straight-line basis over the associated hosting period.

        Perpetual license revenue.    Perpetual license revenue reflects the revenue recognized from sales of perpetual licenses to new customers and additional licenses to existing customers. We generally recognize the license fee portion of the arrangement upfront, provided all revenue recognition criteria are satisfied.

        Professional services revenue.    Professional services revenue consists primarily of fees related to the instruction of customers in Agile software development methodologies and training on our solutions as well as reimbursable expenses. We generally recognize the revenue associated with these professional services on a time-and-materials basis as we deliver the services or provide the training to our customers.

Cost of Revenue

        Cost of product revenue.    Cost of product revenue consists primarily of personnel and related costs of our support and operations teams, including salaries, benefits, bonuses, payroll taxes, stock-based compensation and allocated overhead, as well as software license fees, hosting costs, Internet connectivity and depreciation expenses directly related to delivering our solutions. As we add data center capacity and support personnel in advance of anticipated growth, our cost of product revenue will increase and if such anticipated revenue growth does not occur, our gross profit will be adversely affected. Our cost of product revenue is generally expensed as the costs are incurred.

        Cost of professional services revenue.    Cost of professional services revenue consists primarily of personnel and related costs, including salaries, benefits, bonuses, payroll taxes, stock-based compensation, the costs of contracted third-party vendors, reimbursable expenses and allocated overhead. As most of our personnel are employed on a full-time basis, our cost of professional services is largely fixed in the short-term, while our professional services revenue may fluctuate, leading to fluctuations in gross profit. Our cost of professional services revenue is generally expensed as costs are incurred.

Operating Expenses

        Our operating expenses are classified into three categories: sales and marketing, research and development and general and administrative. For each category, the largest expense component is personnel and related costs, which includes salaries, employee benefit costs, bonuses, commissions, stock-based compensation and payroll taxes. Operating expenses also include allocated overhead costs for facilities and depreciation of equipment, which are allocated to each department based on relative department headcount. Operating expenses are generally recognized as incurred.

        Sales and marketing.    Sales and marketing expenses primarily consist of personnel and related costs for our sales and marketing staff, including salaries, benefits, commissions, bonuses, payroll taxes, stock-based compensation and costs of promotional events, corporate communications, online marketing, product marketing and other brand-building activities, in addition to allocated overhead. We expense sales commissions when the initial customer contract is signed and upon any renewal as our obligation to pay a sales commission arises at these times. We expect that sales and marketing expenses will continue to increase in absolute dollars and will continue to be the largest expense component of our operating expenses.

        Research and development.    Research and development expenses primarily consist of personnel and related costs of our research and development staff, including salaries, benefits, bonuses, payroll taxes, stock-based compensation and costs of certain third-party contractors, as well as allocated overhead. Research and development costs related to the development of our software products are generally expensed as incurred as development costs that have qualified for capitalization are not significant. We have devoted our product development efforts primarily to enhancing the functionality and expanding the capabilities of our solutions. We expect that our research and development expenses will continue to increase in absolute dollars as we increase our research and development headcount to further strengthen and enhance our solutions.

        General and administrative.    General and administrative expenses primarily consist of personnel and related costs for our executive, administrative, finance, information technology, legal, accounting and human resource staffs, including salaries, benefits, bonuses, payroll taxes and stock-based compensation, professional fees, other corporate expenses and allocated overhead. We have recently incurred, and expect to continue to incur, additional expenses as we grow our operations and prepare to operate as a public company, including higher legal, corporate insurance, accounting and auditing expenses, and the additional costs of enhancing and maintaining our internal control environment through the adoption of new corporate policies. We also expect that general and administrative expenses will continue to increase in absolute dollars as we expand our operations, including internationally.

Other Income (Expense)

        Other income (expense) consists primarily of interest income on our cash balances, changes in the estimated fair value of our preferred stock warrants, which are recorded as interest expense because the warrants were issued in conjunction with debt facilities, interest expense on outstanding debt and foreign exchange gains (losses) that relate to expenses and transactions denominated in currencies other than our functional currency. Our functional currency is the U.S. dollar.

Provision for Income Taxes

        Because we have generated net losses in all periods to date and recorded a full valuation allowance against our deferred tax assets, we have historically not recorded a provision for federal or state income taxes. Foreign income taxes have not been material. Realization of any of our deferred tax assets depends upon future earnings, the timing and amount of which are uncertain. Utilization of our net operating losses may be subject to annual limitations due to the ownership change rules under the Internal Revenue Code of 1986, as amended, and similar state provisions. We completed an analysis covering the period through fiscal 2012 to determine whether an ownership change had occurred since our inception. The analysis indicated that although an ownership change had occurred in 2003, the net operating losses and research and development credits remained available to offset future taxable income, if any. However, in the event we have subsequent changes in ownership, including as a result of this offering, the availability of net operating losses and research and development credit carryovers could be limited.

Results of Operations

        The following tables set forth our results of operations for the periods presented and as a percentage of our total revenue for those periods. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods, and the results for the first three months of fiscal 2013 are not necessarily indicative of results to be expected for the full year or for any other period.

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
	(in thousands)
Consolidated Statements of Operations Data:
Revenue:
Subscription and support	$12,897	$19,902	$31,124	$6,462	$9,530
Perpetual license	1,334	4,260	3,546	1,440	1,611

Total product revenue	14,231	24,162	34,670	7,902	11,141
Professional services	4,142	5,548	6,655	1,806	1,837

Total revenue	18,373	29,710	41,325	9,708	12,978

Cost of revenue:
Product	1,990	3,033	4,096	923	1,153
Professional services	3,373	4,846	5,679	1,402	1,586

Total cost of revenue	5,363	7,879	9,775	2,325	2,739

Gross profit	13,010	21,831	31,550	7,383	10,239

Operating expenses:
Sales and marketing	13,407	18,526	23,552	5,656	7,005
Research and development	5,230	7,979	11,074	2,508	3,041
General and administrative	3,875	5,074	8,170	1,571	2,302
Sublease termination income	—	—	—	—	(839)

Total operating expenses	22,512	31,579	42,796	9,735	11,509

Loss from operations	(9,502)	(9,748)	(11,246)	(2,352)	(1,270)
Other (expense) income:
Interest and other income	9	72	53	1	2
Interest expense	(233)	(251)	(349)	(236)	(438)
Loss on foreign currency transactions and other gain (loss)	(20)	(12)	(50)	(31)	(15)

Net loss	$(9,746)	$(9,939)	$(11,592)	$(2,618)	$(1,721)

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
	(as a percentage of total revenue)
Consolidated Statements of Operations Data:
Revenue:
Subscription and support	70%	67%	75%	66%	74%
Perpetual license	7	14	9	15	12

Total product revenue	77	81	84	81	86
Professional services	23	19	16	19	14

Total revenue	100	100	100	100	100

Cost of revenue:
Product	11	10	10	10	9
Professional services	18	16	14	14	12

Total cost of revenue	29	26	24	24	21

Gross profit	71	74	76	76	79

Operating expenses:
Sales and marketing	73	63	57	58	54
Research and development	29	27	26	26	23
General and administrative	21	17	20	16	18
Sublease termination income	—	—	—	—	(6)

Total operating expenses	123	107	103	100	89

Loss from operations	(52)	(33)	(27)	(24)	(10)
Other (expense) income:
Interest and other income	—	—	—	—	—
Interest expense	(1)	(1)	(1)	(3)	(3)
Loss on foreign currency transactions and other gain (loss)	—	—	—	—	—

Net loss	(53)%	(34)%	(28)%	(27)%	(13)%

Comparison of Three Months Ended April 30, 2011 and April 30, 2012

Revenue

	Three Months Ended April 30,
			% Change
	2011	2012
	(dollars in thousands)
Revenue:
Subscription and support	$6,462	$9,530	47%
Perpetual license	1,440	1,611	12%

Total product revenue	7,902	11,141	41%
Professional services	1,806	1,837	2%

Total revenue	$9,708	$12,978	34%

Percentage of revenue:
Subscription and support	66%	74%
Perpetual license	15	12

Total product revenue	81	86
Professional services	19	14

Total	100%	100%

        Total revenue increased $3.3 million from the three months ended April 30, 2011 to the three months ended April 30, 2012, primarily due to the increase in subscription and support revenue of $3.1 million. Due to our land-and-expand go-to-market strategy, we increased sales to existing customers, which drove a significant portion of subscription revenue growth in the three months ended April 30, 2012. Although the amount of perpetual license revenue increased in terms of absolute dollars, the overall contribution to total revenue decreased. Professional service revenue remained generally flat.

Cost of Revenue

	Three Months Ended April 30,
			% Change
	2011	2012
	(dollars in thousands)
Cost of revenue:
Product	$923	$1,153	25%
Professional services	1,402	1,586	13%

Total cost of revenue	$2,325	$2,739	18%

Gross profit:
Product	88%	89%
Professional services	22%	14%
Total gross profit	76%	79%

        Total cost of revenue increased $0.4 million from the three months ended April 30, 2011 to the three months ended April 30, 2012. The increase was primarily due to an increase of $0.2 million in personnel and related expenses.

Operating Expenses

Sales and Marketing

	Three Months Ended April 30,
			% Change
	2011	2012
	(dollars in thousands)
Sales and marketing	$5,656	$7,005	24%
Percentage of total revenue	58%	54%

        Sales and marketing expenses increased $1.3 million from the three months ended April 30, 2011 to the three months ended April 30, 2012 primarily due to a $0.9 million increase in personnel and related expenses. As of April 30, 2011, our international presence was limited to our United Kingdom office. By April 30, 2012, we had opened an office in Australia and were incurring expenses associated with opening an office in the Netherlands.

Research and Development

	Three Months Ended April 30,
			% Change
	2011	2012
	(dollars in thousands)
Research and development	$2,508	$3,041	21%
Percentage of total revenue	26%	23%

        Research and development expenses increased $0.5 million from the three months ended April 30, 2011 to the three months ended April 30, 2012, primarily due to higher personnel and related expenses as we hired additional software engineers to add new features and functionality to our solutions.

General and Administrative

	Three Months Ended April 30,
			% Change
	2011	2012
	(dollars in thousands)
General and administrative	$1,571	$2,302	47%
Percentage of total revenue	16%	18%

        General and administrative expenses increased $0.7 million from the three months ended April 30, 2011 to the three months ended April 30, 2012 primarily due to a $0.5 million increase in personnel and related expenses as we hired employees to support our growth and our anticipated transition from a private company to a public company.

Other (Expense) Income

	Three Months Ended April 30,
	2011	2012
	(dollars in thousands)
Other (expense) income:
Interest and other income	$1	$2
Interest expense	(236)	(438)
Loss on foreign currency transactions and other gain (loss)	(31)	(15)

Total	$(266)	$(451)

        Other (expense) income increased by $0.2 million primarily due to additional interest expense associated with our preferred stock warrants.

Comparison of Fiscal Years Ended January 31, 2010, 2011 and 2012

Revenue

	Fiscal Year Ended January 31,
				% Change from 2010 to 2011	% Change from 2011 to 2012
	2010	2011	2012
	(dollars in thousands)
Revenue:
Subscription and support	$12,897	$19,902	$31,124	54%	56%
Perpetual license	1,334	4,260	3,546	219%	(17)%

Total product revenue	14,231	24,162	34,670	70%	43%
Professional services	4,142	5,548	6,655	34%	20%

Total revenue	$18,373	$29,710	$41,325	62%	39%

Percentage of revenue:
Subscription and support	70%	67%	75%
Perpetual license	7	14	9

Total product revenue	77	81	84
Professional services	23	19	16

Total	100%	100%	100%

        Subscription and support revenue increased by $11.2 million from fiscal 2011 to fiscal 2012. Due to our land-and-expand go-to-market strategy, we increased sales to existing customers, which drove a significant portion of subscription revenue growth in fiscal 2012.

        Subscription and support revenue increased $7.0 million from fiscal 2010 to fiscal 2011 due primarily to seat expansion within existing customers.

        Perpetual license revenue decreased by $0.7 million from fiscal 2011 to fiscal 2012. In fiscal 2012, we decreased our sales organization's focus on selling perpetual licenses and also increased our prices for perpetual licenses, which contributed to the decrease in overall perpetual license sales.

        Perpetual license revenue increased by $2.9 million from fiscal 2010 to fiscal 2011. Although the same number of customers purchased perpetual licenses in fiscal 2010 and 2011, the customers that purchased perpetual licenses in 2011 purchased, in the aggregate, a greater number of seats.

        Professional services revenue increased $1.1 million from fiscal 2011 to fiscal 2012. In fiscal 2012, we continued to increase our professional services and capabilities related to Agile software development methodologies. In addition, we increased our product related training with the goal of enhancing our customers' knowledge and use of our solutions.

        Professional services revenue increased $1.4 million from fiscal 2010 to fiscal 2011. The increase was driven by higher demand for our services to help companies implement Agile software development methodologies.

Cost of Revenue

	Fiscal Year Ended January 31,
				% Change from 2010 to 2011	% Change from 2011 to 2012
	2010	2011	2012
	(dollars in thousands)
Cost of revenue:
Product	$1,990	$3,033	$4,096	52%	35%
Professional services	3,373	4,846	5,679	44%	17%

Total cost of revenue	$5,363	$7,879	$9,775

Gross profit:
Product	86%	87%	88%
Professional services	19%	13%	15%
Total gross profit	71%	74%	76%

        Cost of product revenue increased $1.1 million from fiscal 2011 to fiscal 2012. The increase was primarily comprised of a $0.5 million increase in personnel and related expenses and a $0.4 million increase in licenses and permits related to additional software licenses as a result of the increase in the number of paid seats.

        Cost of product revenue increased $1.0 million from fiscal 2010 to fiscal 2011. The increase was primarily comprised of a $0.4 million increase in depreciation expense as a result of large computer equipment and software purchases in fiscal 2011 and a $0.3 million increase in personnel and related expenses.

        Cost of professional services revenue increased $0.8 million from fiscal 2011 to fiscal 2012 primarily due to an increase of $0.6 million in personnel and related expenses.

        Cost of professional services revenue increased $1.5 million from fiscal 2010 to fiscal 2011 primarily due to an increase of $1.1 million in personnel and related expenses.

Operating Expenses

Sales and Marketing

	Fiscal Year Ended January 31,
				% Change from 2010 to 2011	% Change from 2011 to 2012
	2010	2011	2012
	(dollars in thousands)
Sales and marketing	$13,407	$18,526	$23,552	38%	27%
Percentage of total revenue	73%	62%	57%

        Sales and marketing expenses increased $5.0 million from fiscal 2011 to fiscal 2012. The increase was primarily due to an increase of $4.0 million in personnel and related expenses. We also incurred $0.6 million of increased marketing costs paid to outside third parties to supplement our internal marketing team. Travel and entertainment expenses increased $0.4 million as a result of our larger sales and marketing teams and an increase in travel related to our international expansion and an increased number of marketing events.

        Sales and marketing expenses increased $5.1 million from fiscal 2010 to fiscal 2011. The increase was primarily due to an increase of $4.1 million in personnel and related expenses. We also incurred $0.6 million of increased marketing expenses, mainly in the form of sponsorships and marketing events. Travel and entertainment expenses increased $0.3 million as a result of our larger sales and marketing teams and an increase in travel related to our international expansion and an increased number of marketing events.

Research and Development

	Fiscal Year Ended January 31,
				% Change from 2010 to 2011	% Change from 2011 to 2012
	2010	2011	2012
	(dollars in thousands)
Research and development	$5,230	$7,979	$11,074	53%	39%
Percentage of total revenue	29%	27%	27%

        Research and development expenses increased $3.1 million from fiscal 2011 to fiscal 2012. The increase was primarily due to an increase of $2.8 million in personnel and related expenses to enhance existing solutions and add new functionality to our solutions.

        Research and development expenses increased $2.7 million from fiscal 2010 to fiscal 2011. This increase was primarily due to an increase of $2.1 million in personnel and related expenses to enhance existing solutions and add new functionality to our solutions.

General and Administrative

	Fiscal Year Ended January 31,
				% Change from 2010 to 2011	% Change from 2011 to 2012
	2010	2011	2012
	(dollars in thousands)
General and administrative	$3,875	$5,074	$8,170	31%	61%
Percentage of total revenue	21%	17%	20%

        General and administrative expenses increased $3.1 million from fiscal 2011 to fiscal 2012. The increase was primarily due to an increase of $1.8 million in personnel and related expenses. Professional fees also increased $0.8 million for accounting, audit, legal and tax services incurred as a result of our growth, the change in our year-end and changes we made in anticipation of becoming a public company.

        General and administrative expenses increased $1.2 million from fiscal 2010 to fiscal 2011. The increase was primarily due to an increase of $0.6 million in personnel and related expenses. Professional fees increased $0.2 million for accounting, audit, legal and tax services due to our growth.

Other (Expense) Income

	Fiscal Year Ended January 31,
	2010	2011	2012
	(dollars in thousands)
Other (expense) income
Interest and other income	$9	$72	$53
Interest expense	(233)	(251)	(349)
Loss on foreign currency transactions and other gain (loss)	(20)	(12)	(50)

Total	$(244)	$(191)	$(346)

        Other (expense) income increased $0.2 million from fiscal 2011 to fiscal 2012. This increase was due to an increase in interest expense related to our preferred stock warrants.

        Other (expenses) income decreased $0.1 million from fiscal 2010 to fiscal 2011. The decrease was attributable to a tax rebate of $0.1 million that partially offset other expenses in fiscal 2011 and did not exist in 2010.

Quarterly Results of Operations

        The following tables set forth selected unaudited quarterly statements of operations data for the last nine fiscal quarters, as well as the percentage of total revenue that each line item represents. The information for each of these quarters has been prepared on the same basis as the audited annual financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of operating results for future periods.

	Quarter Ended
	April 30, 2010	July 31, 2010	Oct. 31, 2010	Jan. 31, 2011	April 30, 2011	July 31, 2011	Oct. 31 2011	Jan. 31, 2012	April 30, 2012
	(unaudited) (in thousands)
Revenue:
Subscription and support	$4,165	$4,699	$5,263	$5,775	$6,462	$7,382	$8,371	$8,910	$9,530
Perpetual license	1,403	447	942	1,468	1,440	720	604	782	1,611

Total product revenue	5,568	5,146	6,205	7,243	7,902	8,102	8,975	9,692	11,141
Professional services	1,352	1,310	1,322	1,564	1,806	1,870	1,415	1,563	1,837

Total revenue	6,920	6,456	7,527	8,807	9,708	9,972	10,390	11,255	12,978

Cost of revenue:
Product	675	785	790	784	923	1,066	1,062	1,045	1,153
Professional services	1,102	1,240	1,216	1,288	1,402	1,464	1,426	1,387	1,586

Total cost of revenue	1,777	2,025	2,006	2,072	2,325	2,530	2,488	2,432	2,739

Gross profit	5,143	4,431	5,521	6,735	7,383	7,442	7,902	8,823	10,239

Operating expenses:
Sales and marketing	3,932	4,359	4,654	5,581	5,656	5,475	5,930	6,491	7,005
Research and development	1,540	1,887	2,164	2,387	2,508	2,828	2,836	2,901	3,041
General and administrative	1,134	1,283	1,344	1,312	1,571	1,655	2,699(1)	2,245	2,302
Sublease termination income(2)	—	—	—	—	—	—	—	—	(839)

Total operating expenses	6,606	7,529	8,162	9,280	9,735	9,958	11,465	11,637	11,509

Loss from operations	(1,463)	(3,098)	(2,641)	(2,545)	(2,352)	(2,516)	(3,563)	(2,814)	(1,270)
Other (expense) income:
Interest expense	(69)	(55)	(54)	(74)	(236)	(73)	(22)	(19)	(438)
Other (expense) income and (losses) gains	(6)	46	(6)	26	(30)	39	(5)	(1)	(13)

Net loss	$(1,538)	$(3,107)	$(2,701)	$(2,593)	$(2,618)	$(2,550)	$(3,590)	$(2,834)	$(1,721)

	Quarter Ended
	April 30, 2010	July 31, 2010	Oct. 31, 2010	Jan. 31, 2011	April 30, 2011	July 31, 2011	Oct. 31 2011	Jan. 31, 2012	April 30, 2012
	(as a percentage of total revenue)
Revenue:
Subscription and support	60%	73%	70%	66%	67%	74%	81%	79%	73%
Perpetual license	20	7	13	17	15	7	6	7	13

Total product revenue	80	80	83	83	82	81	87	86	86
Professional services	20	20	17	17	18	19	13	14	14

Total revenue	100	100	100	100	100	100	100	100	100

Cost of revenue:
Product	10	12	11	9	10	11	10	9	9
Professional services	16	19	16	14	14	14	14	13	12

Total cost of revenue	26	31	27	23	24	25	24	22	21

Gross profit	74	69	73	77	76	75	76	78	79

Operating expenses:
Sales and marketing	57	68	62	63	58	55	57	57	54
Research and development	22	29	29	27	26	28	28	26	23
General and administrative	16	20	17	15	16	17	26 (1)	20	18
Sublease termination income(2)	—	—	—	—	—	—	—	—	(6)

Total operating expenses	95	117	108	105	100	100	110	103	89

Loss from operations	(21)	(48)	(35)	(28)	(24)	(25)	(34)	(25)	(10)
Other (expense) income:
Interest expense	(1)	(1)	(1)	(1)	(3)	(1)	—	—	(3)
Other (expense) income and (losses) gains	—	1	—	—	—	—	—	—	—

Net loss	(22)%	(48)%	(36)%	(29)%	(27)%	(26)%	(35)%	(25)%	(13)%

(1)
The increase related primarily to the timing of certain audit and consulting fees incurred as a result of the change in our fiscal year-end as well as compensation expense of $0.3 million relating to the repurchase in August 2011 of shares of preferred stock from our executive officers. See the section titled "Certain Relationships and Related Party Transactions—Stock Repurchases" for additional information.

(2)
In April 2012, the sublease for our corporate headquarters was terminated as a result of the sale of the building by the building's owner. The transaction was deemed a termination of the original lease and we derecognized the remaining deferred rent expense. See Note 14 of our consolidated financial statements for additional information.

Seasonality and Quarterly Trends

        Our customers tend to follow budgeting cycles, buying solutions at the beginning and end of a calendar year. We tend to experience some seasonality associated with bookings, perpetual license revenue and cash flow from operations in the first and fourth quarters of each fiscal year. Our cash flow from operations has historically been higher in the first quarter of each fiscal year than in other quarters. We generally do not experience seasonality associated with subscription and support revenue due to the fact we recognize subscription and support revenue over the term of the contract or support period.

Liquidity and Capital Resources

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
	(in thousands)
Net cash provided by (used in) operating activities	$(5,340)	$(5,743)	$(1,704)	$1,995	$1,306
Net cash used in investing activities	(368)	(3,060)	(1,925)	(904)	(247)
Net cash provided by (used in) financing activities	18,597	(2,537)	18,515	(18)	10

Net increase (decrease) in cash and cash equivalents	$12,889	$(11,340)	$14,886	$1,073	$1,069

	As of January 31,			As of April 30,
	2010	2011	2012	2011	2012
				(unaudited)
	(in thousands)
Cash and cash equivalents	$15,906	$4,566	$19,452	$5,639	$20,521

        To date, we have financed our operations primarily through sales of our capital stock, and to a lesser extent, borrowing on our credit facilities.

        At April 30, 2012, our cash and cash equivalents of $20.5 million were held for working capital purposes. We believe that our existing cash and cash equivalents, proceeds of our initial public offering and the amount available pursuant to our credit facilities will be sufficient to meet our anticipated cash needs for at least the next twelve months. Our future capital requirements will depend on many factors, including our growth rate, the timing and extent of spending to support research and development efforts, the expansion of sales and marketing activities, particularly internationally, and the introduction of new and enhanced solutions and professional service offerings. In the event that additional financing is required from outside sources, we may be unable to raise the funds on acceptable terms, if at all. If we are unable to raise additional capital when desired, our business, operating results and financial condition could be adversely affected.

Loan and Security Agreement

        We have a loan and security agreement with Square 1 Bank with a maximum borrowing availability of $12.0 million, of which $3.0 million is available for our corporate credit card line and letters of credit. Our loan and security agreement matures in February 2013. At April 30, 2012, the amount available under the loan and security agreement, considering the borrowing base calculation, was $8.9 million. At April 30, 2012, we had a letter of credit outstanding for $2.5 million that reduced the amount available pursuant to the revolving line of credit to $6.4 million. The letter of credit represents the security deposit associated with the ten-year operating lease commitment we executed in the first quarter of fiscal 2013.

        Other than the outstanding letters of credit that have the loan and security agreement as collateral, no amounts were outstanding on the loan and security agreement as of January 31, 2012 and April 30, 2012.

        The loan is secured by substantially all of our assets and includes a restriction on our ability to pledge our intellectual property. The loan and security agreement includes financial covenants and other customary affirmative and negative covenants. The primary financial covenant is an adjusted quick ratio. The adjusted quick ratio is defined as the cash at the bank plus accounts receivable less than 90 days old from invoice date as compared to current liabilities excluding deferred revenue. We must maintain an adjusted quick ratio of at least 1.10 to 1.00. We were in compliance with our covenants as of April 30, 2012.

Components of Liquidity and Capital Resources

Operating Activities

        For the three months ended April 30, 2012, cash provided by operating activities was $1.3 million, which reflects our net loss of $1.7 million, adjusted by non-cash charges of $0.2 million consisting primarily of $0.2 million for stock-based compensation, $0.4 million for the change in valuation of preferred stock warrants, and $0.4 million for depreciation and amortization, partially offset by $0.8 million in non-cash income related to the early termination of our sublease. Sources of cash inflows were from fluctuations in our working capital of $2.8 million, including a $2.6 million increase in deferred revenue, and a $1.2 million increase in deferred rent expense, partially offset by a $0.5 million increase in prepaid expenses and other current assets and a $0.3 million decrease in other current liabilities. The increase in deferred revenue was primarily due to increased sales. The increase in deferred rent expense was primarily due to an $0.8 million payment we received as well as a free month of rent related to the new ten-year lease for our corporate headquarters partially offset by the long-term portion of deferred rent expense that we recognized as income upon termination of the related sublease. The increase in prepaid expenses and other current assets relates to an increase in prepaid employee insurance and prepaid software licenses. The decrease in other current liabilities relates to the current portion of deferred rent expense that we recognized as income.

        For the three months ended April 30, 2011, cash provided by operating activities was $2.0 million, which reflects our net loss of $2.6 million, adjusted by non-cash charges of $0.7 million consisting primarily of $0.1 million for stock-based compensation, $0.4 million for depreciation and amortization and $0.2 million for the change in valuation of preferred stock warrants. Sources of cash inflows were from fluctuations in our working capital of $3.9 million, including a $1.9 million increase in deferred revenue, a $0.3 million increase in accounts payable and accrued liabilities and other current liabilities, a $1.0 million decrease in accounts receivable, and a $0.9 million decrease in other receivables. The increase in deferred revenue was primarily due to increased sales. The increase in accounts payable and accrued liabilities and other current liabilities was attributable to the growth in our business and the timing of payments. The decrease in accounts receivable was a result of cash collections that more than offset the sales for the quarter. The decrease in other receivables is a result of receiving a $0.8 million operating lease incentive payment in the first quarter of fiscal 2012 that we recorded as a receivable at January 31, 2011.

        For fiscal 2012, cash used in operating activities was $1.7 million, which reflects our net loss of $11.6 million, adjusted by non-cash charges of $2.9 million consisting primarily of $0.6 million for stock-based compensation, $1.9 million for depreciation and amortization, $0.1 million for a non-cash charitable contribution and $0.3 million for the change in valuation of preferred stock warrants. Sources of cash inflows were from fluctuations in our working capital of $7.0 million, including a $6.8 million increase in deferred revenue, a $1.1 million increase in accounts payable and accrued liabilities and other current liabilities, and a $0.9 million decrease in other receivables, partially offset by $1.2 million increase in accounts receivable and a $0.4 million decrease in deferred rent expenses. The increase in deferred revenue and accounts receivable was primarily due to increased sales. The increase in accounts payable and accrued liabilities and other current liabilities was attributable to the growth in our business and the timing of payments. The decrease in other receivables relates to the receipt of a $0.8 million operating lease incentive payment in 2012 that we recorded as a receivable at January 31, 2011. The decrease is deferred rent expense is related to recording rent expense on the straight-line basis over the life of our operating leases.

        For fiscal 2011, cash used in operating activities was $5.7 million, which reflects our net loss of $9.9 million, adjusted by non-cash charges of $1.5 million consisting primarily of $0.2 million for stock-based compensation, $1.1 million for depreciation and amortization, and $0.2 million for the change in valuation of preferred stock warrants. Sources of cash inflows were from fluctuations in our working capital of $2.7 million, including a $5.9 million increase in deferred revenue, a $1.4 million increase in accounts payable and accrued liabilities and other current liabilities, and a $0.8 million increase in deferred rent expenses, partially offset by a $4.2 million increase in accounts receivable and a $0.9 million increase in other receivables. The increase in deferred revenue and accounts receivable was primarily due to increased sales. The increase in other receivables primarily relates to recording an operating lease incentive payment as a receivable at January 31, 2011. The increase in accounts payable and accrued liabilities and other current liabilities was attributable to the growth in our business and the timing of payments. The decrease in deferred rent expense is related to recording rent expense on the straight-line basis over the life of our operating leases.

        For fiscal 2010, cash used in operating activities was $5.3 million, which reflects our net loss of $9.7 million, adjusted by non-cash charges of $0.8 million consisting primarily of $0.5 million for depreciation and amortization, $0.2 million for stock-based compensation, and $0.1 million for the change in valuation of preferred stock warrants. Sources of cash inflows were from fluctuations in our working capital of $3.6 million, including a $4.7 million increase in deferred revenue, a $0.6 million increase in accounts payable and accrued liabilities and other current liabilities, and a $0.1 million increase in deferred rent expenses, partially offset by a $1.6 million increase in accounts receivable. The increase in deferred revenue and accounts receivable was primarily due to increased sales. The increase in accounts payable and accrued liabilities and other current liabilities was attributable to the growth in our business and the timing of payments. The decrease in deferred rent expense is related to recording rent expense on the straight-line basis over the life of our operating leases.

        A significant portion of our subscription renewals are invoiced in December and January of each year, which under our typical customer payment terms generally creates positive cash flow from operations in the first quarter of each fiscal year, which is, in turn, historically offset in subsequent quarters, resulting in cash used in operations for the full fiscal year. Our cash used in operations remained relatively flat from fiscal 2010 to fiscal 2011 and improved by $4.0 million from fiscal 2011 to fiscal 2012. Our headcount increased from 155 at the end of fiscal 2010 to 232 at the end of fiscal 2011 to 285 at the end of fiscal 2012. Our headcount at April 30, 2012 was 296. We expect to continue with investments in headcount and our ability to generate positive cash flow from operations for a full fiscal year will depend on revenue and the resulting cash receipts increasing at a rate that is faster than our on-going investment in personnel, facilities and our systems.

Investing Activities

        Our investing activities consist primarily of capital expenditures to purchase computer equipment and software, furniture and fixtures as well as leasehold improvements and a business combination that took place in fiscal 2011. In the future, we expect to continue to invest in capital expenditures to support our expanding operations and seek complimentary, accretive acquisitions.

        During the three months ended April 30, 2012, cash used in investing activities of $0.2 million was attributable to capital expenditures for computer hardware primarily to support our increase in headcount during the period and data center hardware to support our growth during the period.

        During the three months ended April 30, 2011, cash used in investing activities of $0.9 million was attributable to capital expenditures for hardware and software for our data centers to support our growth as well as computer hardware and leasehold improvements attributable to our increase in headcount and our move into our new corporate office. We received a payment from our sub-landlord to reimburse us for leasehold improvements expenditures that we incurred, which is classified within cash flow from operating activities.

        During fiscal 2012, cash used in investing activities of $1.9 million was attributable to capital expenditures for hardware and software for our data centers to support our growth as well as computer hardware and leasehold improvements attributable to our increase in headcount and our move into our new corporate office. We received a payment from our sub-landlord to reimburse us for leasehold improvements expenditures that we incurred, which is classified within cash flow from operations.

        During fiscal 2011, cash used in investing activities of $3.1 million was attributable to $2.8 million in capital expenditures related to hardware and software for our data centers to support our growth as well as computer hardware and leasehold improvements attributable to our increase in headcount, our move into our new corporate office and $0.3 million in purchase consideration related to a business combination.

        During fiscal 2010, cash used in investing activities of $0.4 million was attributable to capital expenditures for hardware for our data centers to support our growth as well as computer hardware attributable to our increase in headcount.

Financing Activities

        Our financing activities consist primarily of proceeds from preferred stock private placements, proceeds from debt financing offset by debt repayments, proceeds from the exercises of common stock options offset by a disbursement associated with a preferred stock repurchase and capital lease payments.

        During the three months ended April 30, 2012 and 2011, we had no significant financing activities.

        During fiscal 2012, cash provided by financing activities of $18.5 million was attributable to proceeds from the closing of our Series E preferred stock financing of $19.9 million, net of offering costs, and $0.1 million from the exercise of common stock options partially offset by a payment representing a preferred stock repurchase of $1.4 million and $0.1 million in payments on our capital lease obligations.

        During fiscal 2011, cash used in financing activities of $2.5 million was attributable to $0.3 million in proceeds from common stock option exercises offset by $2.7 million in note payable payments and $0.1 million in payments on our capital lease obligations.

        During fiscal 2010, cash provided by financing activities of $18.6 million was attributable to proceeds from our Series D preferred stock financing of $15.9 million, net of offering costs, $0.1 million in proceeds from common stock option exercises and proceeds from borrowing on a note payable of $3.1 million net of $0.4 million in note payable payments and $0.1 million in payments on our capital lease obligations.

Contractual Payment Obligations

        The following summarizes our contractual commitments and obligations as of April 30, 2012:

	Payment Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands)
Operating lease obligations	$15,028	$2,175	$3,282	$2,847	$6,724
Capital lease obligations	19	19	—	—	—

	$15,047	$2,194	$3,282	$2,847	$6,724

        Subsequent to April 30, 2012, we entered into a new operating lease for office space located in Denver, Colorado. The term of the lease is for 39 months and the total commitment for this lease is $0.3 million and is in addition to the operating lease obligations reflected above.

Off-Balance Sheet Arrangements

        During fiscal 2010, 2011 and 2012 and the three months ended April 30, 2012, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special-purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies
        We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management's judgments and estimates.

        The following critical accounting policies reflect significant judgments and estimates used in the preparation of our consolidated financial statements:

  •
  revenue recognition and deferred revenue;

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  stock-based compensation;

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  capitalized software costs; and

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  income taxes.

Revenue Recognition and Deferred Revenue

        Revenue Recognition.    We generate revenue primarily from three sources: (1) subscription and support; (2) perpetual licenses; and (3) professional services.

        Revenue is recognized when all of the following conditions have been met:

  •
  there is persuasive evidence of an arrangement;

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  the service has been provided or the product has been delivered;

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  the price is fixed or determinable; and

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  collection of the fees is sufficiently assured.

        Signed agreements, which may include purchase orders, are used as evidence of an arrangement. In cases where both a signed contract and a purchase order exist, we consider the signed contract to be the final persuasive evidence of the arrangement. Product delivery occurs when we provide the customer with access to the software via an electronic notification or license key. We assess whether a fee is fixed or determinable at the outset of the arrangement, primarily based on the payment terms associated with the transaction. We assess collectability of the fee based on a number of factors such as collection history and creditworthiness of the customer. If we determine that collectability is not sufficiently assured, revenue is deferred until collectability becomes sufficiently assured, generally upon receipt of cash.

        Subscription and support revenue is recognized ratably over the contract term beginning on the commencement date of each contract.

        When vendor specific objective evidence, or VSOE, exists for all undelivered elements of the contract, perpetual license fee revenue is generally recognized upon delivery of the software product to the customer, provided the other conditions above are met. Maintenance revenue consists of fees for providing unspecified software updates on a when and if available basis and technical support for software products. Hosting revenue relates to fees for hosting the software the customer has purchased at our data centers. We have established fair value for hosting and maintenance on perpetual licenses due to consistently priced standalone sales. Hosting and maintenance revenue is recognized ratably over the term of the agreement.

        Professional services revenue is accounted for separately from subscription and perpetual license revenue when they have VSOE and, for subscriptions, stand-alone value to the customer. Professional services are generally provided on a time-and-materials basis. The services that are provided on a time-and-materials basis are recognized as services are provided. However, professional services that do not have stand-alone value to the customer are recognized ratably over the remaining subscription period.

        Deferred Revenue.    Our deferred revenue comprises unrecognized subscription and support, perpetual licenses, and prepaid professional services revenue. With the exception of perpetual licenses, these arrangements are initially recorded as deferred revenue upon the commencement of the subscription and maintenance period, and revenue is recognized in the consolidated statements of operations ratably over the term of the arrangement. Perpetual licenses are generally recognized upon delivery of the software product to the customer. Prepaid professional services arrangements are recorded initially as deferred revenue and are recognized when the services are performed.

Stock-Based Compensation

        We account for stock-based compensation in accordance with the authoritative guidance on stock compensation. Under the fair value recognition provisions of this guidance, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expenses, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

        Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the grant date fair value of options using an option-pricing model is affected by our estimated common stock fair value as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of our common stock, the expected term of the options, our expected stock price volatility, risk-free interest rates, and expected dividends, which are estimated as follows:

  •
  Fair value of our common stock.  Because our stock is not publicly traded, we must estimate the fair value of common stock, as discussed in "—Common Stock Valuations" below.

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  Expected term.  The expected term represents the period that our stock-based awards are expected to be outstanding. As we do not have sufficient historical experience for determining the expected term of the stock option awards granted, we have based our expected term on the simplified method, which represents the average period from vesting to the expiration of the award.

  •
  Expected volatility.  As we do not have a trading history for our common stock, the expected stock price volatility for our common stock was estimated by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. We did not rely on implied volatilities of traded options in our industry peers' common stock because the volume of activity was relatively low. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available.

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  Risk-free rate.  The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.

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  Dividend yield.  We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

        If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously.

        The following table presents the weighted-average assumptions used to estimate the fair value of options granted during the periods presented:

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Expected term (in years)	6.25	5.45 - 6.08	5.69 - 6.08	5.69 - 6.08	5.91 - 6.08
Expected volatility	75.0%	68.5% - 75.0%	58.3% - 59.2%	59.2%	57.9%
Risk-free rate	2.02% - 3.19%	1.55% - 2.84%	1.08% - 2.70%	2.56% - 2.70%	1.35% - 1.40%
Dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%

Common Stock Valuations

        The fair value of the common stock underlying our stock options was determined by our Board of Directors, which intended that all options granted have an exercise price that is not less than the estimated fair value of a share of our common stock underlying those options on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we used in the valuation model were based on future expectations combined with management judgment. In the absence of a public trading market, our Board of Directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

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  contemporaneous third-party valuations performed at periodic intervals by a valuation firm;

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  the prices, rights, preferences and privileges of our preferred stock relative to the common stock;

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  the purchases of shares of preferred stock by unaffiliated venture capital firms;

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  our operating and financial performance and forecast;

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  current business conditions;

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  significant new customer wins;

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  the hiring of key personnel;

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  our stage of development;

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  the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of our company, given prevailing market conditions;

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  any adjustment necessary to recognize a lack of marketability for our common stock;

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  the market performance of comparable publicly-traded technology companies; and

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  the U.S. and global capital market conditions.

        We have granted stock options with the following exercise prices since February 1, 2011:

Grant Date	Number of Options Granted	Common Stock Fair Value Per Share at Grant Date	Exercise Price
February 2011	184,045	$0.89	$0.89
August 2011	1,764,875	2.19	2.19
November 2011	358,065	2.37	2.37
March 2012	85,650	2.49	2.49
May 2012	150,500	3.53	3.53

        Based upon the assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, the aggregate intrinsic value of options outstanding as of April 30, 2012 was $             million, of which $             million related to vested options and $             million related to unvested options.

        In order to determine the fair value of our common stock underlying option grants, we considered contemporaneous valuations of our stock from an independent valuation firm that provided us with their estimation of our enterprise value and the allocation of that value to each element of our capital structure (preferred stock, common stock, warrants and options). For stock options granted in or prior to February 2011, our enterprise value was estimated using the market-based approach and, within the market-based approach, the comparable company method and the recent transaction method. The market-based approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of technology companies. The peer group of companies were selected based on their size, business model, industry, business description and developmental stage.

        For stock options granted in or after August 2011, our Board of Directors determined the best approach was to use a probability-weighted expected return model, or PWERM, to determine our enterprise value and related allocation. This approach models potential future liquidity events and applies probabilities to each scenario. These future liquidity events are then discounted to present value and, after applying the relevant probability for each potential event, result in a probability-weighted equity value of the company.

        Significant factors considered by our Board of Directors in determining the fair value of our common stock at these grant dates include:

        February 2011.    The United States economy and the financial markets continued to recover from the global financial crisis that began in 2008. Total revenue increased from $7.5 million for the three months ended October 31, 2010 to $8.8 million for the three months ended January 31, 2011. As our cash and cash equivalents were $4.6 million at January 31, 2011, our Board of Directors considered the improving economy and encouraged management to begin planning for a future round of financing. We performed a valuation of our common stock as of December 31, 2010 utilizing the option pricing method and determined the fair value to be $0.89 per share. The valuation utilized the following inputs: (i) time to expiration of 4.0 years; (ii) risk-free interest rate of 1.52%; (iii) volatility of 68.4%; and (iv) a discount for lack of marketability of 45%. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase common stock with an exercise price of $0.89 per share.

        August 2011.    The United States economy continued to grow in the second and third quarters of 2011; however, volatility in the financial markets increased significantly during the period reflecting global financial uncertainties. Total revenue increased slightly from $9.7 million for the three months ended April 30, 2011 to $10.0 million for the three months ended July 31, 2011. Subscription and support revenue increased sequentially by $0.9 million, while perpetual license revenue declined sequentially by $0.7 million. In May 2011, we raised $20.0 million through the sale of Series E preferred stock at a price of $5.15 per share. The financing was led by Meritech Capital Partners, which invested $10.0 million. Meritech Capital Partners did not previously hold an ownership interest in us. In addition, in June 2011, we signed an arrangement with a global enterprise customer for a large number of seats, which represented the second largest sale in our history. We performed a valuation of our common stock as of May 31, 2011 utilizing the PWERM methodology, which reflected various changes in our financial performance, the value of similar publicly-traded companies, the value of similar recently merged or sold companies, and other factors. The present values calculated for our common stock under the possible outcomes were weighted based on management's estimates of the probability of each outcome occurring. Management's estimates were 40% for an IPO, 35% for a strategic merger or sale, 20% for continuing as a private company, and 5% for dissolution. Future and present values for the common stock were calculated taking into consideration the preferred share liquidation and conversion rights. The present values were determined by discounting the future values by the common stock's liquidity discount rate and the likelihood of each scenario was probability weighted. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $2.19 per share. Our Board of Directors determined that there were no significant factors affecting the value of our common stock between May 31, 2011 and the grant date. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase common stock with an exercise price of $2.19 per share.

        November 2011.    The United States economy continued to stabilize through the fourth quarter of 2011. Although the broader financial markets continued to experience volatility and were negatively impacted by the European sovereign debt concerns, select technology companies were able to complete IPOs during this period. Total revenue increased from $10.0 million for the three months ended July 31, 2011 to $10.4 million for the three months ended October 31, 2011. Subscription and support revenue increased sequentially by $1.0 million, while professional services revenue decreased sequentially by $0.5 million. We performed the same PWERM methodology as in the previous quarter to value our common stock as of September 30, 2011. Management's estimates of the probability of each scenario remained unchanged from our prior valuation and were 40% for an IPO, 35% for a strategic merger or sale, 20% for continuing as a private company, and 5% for dissolution. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $2.37 per share. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase common stock with an exercise price of $2.37 per share.

        March 2012.    The United States economy and financial markets continued to strengthen during the first quarter of 2012. We also continued to see strength in our business during this period. Total revenue increased from $10.4 million for the three months ended October 31, 2011 to $11.3 million for the three months ended January 31, 2012, while subscription and support revenue increased sequentially by $0.6 million. Management's estimates of the probability of each scenario remained unchanged from our prior valuation and were 40% for an IPO, 35% for a strategic merger or sale, 20% for continuing as a private company, and 5% for dissolution. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $2.49 per share. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase common stock with an exercise price of $2.49 per share.

        May 2012.    The United States financial markets began to show some weakness in the second quarter of 2012 as concerns regarding global financial uncertainties grew; however, we continued to see strength in our business. Total revenue increased from $11.3 million for the three months ended January 31, 2012 to $13.0 million for the three months ended April 30, 2012, while subscription and support revenue increased sequentially by $0.6 million and perpetual license revenue increased sequentially by $0.8 million. We performed the same PWERM methodology as in the previous quarter to value our common stock as of March 31, 2012. Management's estimates of the probability of each scenario were 45% for an IPO, 35% for a strategic merger or sale, 15% for continuing as a private company, and 5% for dissolution. Based on these factors, the PWERM analysis resulted in an estimated fair value of our common stock of $3.53 per share. Based on this valuation and other factors described herein, our Board of Directors granted options to purchase common stock with an exercise price of $3.53 per share.

Capitalized Software Costs

        Our research and development efforts include both software created for our internal use as well as costs of software to be sold or marketed to customers. As such, we consider both ASC 350-40 and ASC 985-20 when accounting for our research and development costs.

        ASC 350-40, Internal-Use Software, contains the following provisions: (1) preliminary project costs are expensed as incurred; (2) all costs associated with the development of the application are to be capitalized; and (3) all costs associated with the post-implementation operation of the software shall be expensed as incurred. In addition, the costs for all upgrades and enhancements to the originally developed software may be capitalized if additional functionality is added. Accordingly, we capitalize certain software development costs, including the costs to develop new solutions or significant enhancements to existing solutions, which are developed or obtained for internal use. We capitalize software development costs when application development begins, it is probable that the project will be completed, and the software will be used as intended. Such capitalized costs are amortized on a straight-line basis over the estimated useful life of the related asset, which is generally three years. Costs associated with preliminary project stage activities, training, maintenance and all post-implementation stage activities are expensed as incurred. Through April 30, 2012, we have capitalized costs of approximately $0.1 million in aggregate under ASC 350-40. It is difficult to predict the amount of Internal-Use Software that will be capitalized in the future as it is project specific and as such each project will be reviewed on a case-by-case basis.

        ASC 985-20, Costs of Software to be Sold, Leased, or Marketed, contains the following provisions: (1) all costs to establish the technological feasibility shall be expensed when incurred; (2) costs of producing product masters incurred subsequent to establishing technological feasibility shall be capitalized; and (3) capitalization of computer software costs shall cease when the product is available for general release to customers. Accordingly, software development costs related to software services to be distributed and sold are capitalized once technological feasibility has been established and prior to the general availability of the solution, with amortization determined for each individual solution based on the solution's expected economic life. For all development projects subject to this accounting guidance, the costs to establish technological feasibility have been expensed as incurred. To date, all costs subsequent to technological feasibility but prior to general availability have not been material and as such we have not capitalized any costs associated with projects subject to ASC 985-20. All costs subsequent to general availability have been expensed as incurred.

Income Taxes

        Income taxes are accounted for under the asset and liability method in accordance with authoritative guidance for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying accounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        We adopted the provisions of ASC 740-10, Accounting for Uncertainty in Income Tax, on February 1, 2009. There was no impact upon adoption of ASC 740-10 as we have not identified any uncertain tax positions. We have adopted the accounting policy that interest expenses and penalties relating to income tax position are classified within the provision for income taxes.

Quantitative and Qualitative Disclosures about Market Risk

        We have operations both within the United States and internationally, and we are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate, foreign exchange and inflation risks, as well as risks relating to changes in the general economic conditions in the countries where we conduct business. To reduce certain of these risks, we monitor the financial condition of our large customers and also have the ability to restrict their access to our system, which generally encourages payment. The statement of operations impact is mitigated by having an offsetting liability in deferred revenue to partially or completely offset against the outstanding receivable if an account should become uncollectible. In addition, our investment strategy has been to invest in financial instruments that are highly liquid, FDIC insured and readily convertible into cash and that mature within three months from the date of purchase. To date, we have not used derivative instruments to mitigate the impact of our market risk exposures. We have also not used, nor do we intend to use, derivatives for trading or speculative purposes. We are exposed to financial market risks, primarily changes in interest rates.

Interest Rate Risk

        Our exposure to market risk for changes in interest rates primarily relates to our cash equivalents and any variable rate indebtedness.

        The primary objective of our investment activities is to preserve principal while maximizing yields without significantly increasing risk. This objective is accomplished currently by making diversified investments, consisting only of money market mutual funds and certificates of deposit. Subsequent to April 30, 2012, we placed $18.0 million in FDIC insured short-term certificates of deposit that represent cash equivalents.

        Any draws under our loan and security agreement bear interest at a variable rate tied to the prime rate. As of April 30, 2012, we had no outstanding debt under our loan and security agreement.

Foreign Currency Exchange Risk

        Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. All of our customers are currently invoiced in U.S. dollars. Our expenses are generally denominated in the currencies of the countries where our operations are located, which is primarily in the United States and to a lesser extent in the United Kingdom, Australia and Euro-zone countries within mainland Europe. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchanges rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Inflation

        We do not believe that inflation had a material effect on our business, financial condition or results of operations in the last three fiscal years or in the three months ended April 30, 2012. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Recent Accounting Pronouncements

        Under the Jumpstart Our Business Startups Act, or the JOBS Act, we meet the definition of an emerging growth company. We are irrevocably electing to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

        In June 2011, the Financial Accounting Standards Board, or the FASB, issued an amendment to the accounting guidance for presentation of comprehensive income. The amended guidance provides companies with two options for presenting comprehensive income. Companies can present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. In December 2011, the FASB further amended this guidance to defer the effective date for the reclassifications of items out of accumulated other comprehensive income. In response to stakeholder concerns regarding the operational ramifications of the presentation of these reclassifications for current and previous years, the FASB has deferred the implementation date of this provision to allow time for further consideration. The requirement for the presentation of a combined statement of comprehensive income or separate, but consecutive, statements of net income and other comprehensive income is still effective for fiscal years and interim periods beginning after December 15, 2011, and shall be applied retrospectively. We adopted this guidance effective February 1, 2012, and have presented a separate statement of comprehensive income. As the new guidance relates only to how comprehensive income is disclosed and does not change the items that must be reported as comprehensive income, the adoption of this standard did not have a material impact on our financial position or results of operations.

        In May 2011, the FASB amended the accounting guidance for fair value to develop common requirements between generally accepted accounting principles in the United States, or GAAP, and International Financial Reporting Standards. The amendments clarify the FASB's intent about the application of existing fair value measurement and disclosure requirements and in some instances change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. Notable changes under the amended guidance include: (i) application of the highest and best use and valuation premise concepts solely for non-financial assets and liabilities; (ii) measuring the fair value of an instrument classified in a reporting entity's stockholders' equity; and (iii) disclosing quantitative information about unobservable inputs used in the fair value measurement within Level 3 of the fair value hierarchy. For public entities, the amendment is effective for interim and annual periods beginning after December 15, 2011. We have adopted the guidance effective February 1, 2012. The adoption of this standard did not have a material impact on our financial position or results of operations.

 BUSINESS

Company Overview

        Rally Software is a leading global provider of cloud-based solutions for managing Agile software development. Our platform transforms the way organizations manage the software development lifecycle by enabling close alignment of software development and strategic business objectives, facilitating collaboration, increasing transparency, and automating manual processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. Our enterprise-class platform is extensible, cost-effective and designed to be easy to use. Agile is a software development methodology characterized by short, iterative and highly-adaptable development cycles. Since its introduction in 2001, organizations have increasingly adopted Agile. The Standish Group estimates that Agile techniques were used for 29% of new software development projects in 2011. As of April 30, 2012, we had 129,342 paid users and more than 1,000 customers, including 33 of the Fortune 100 companies.

        Software continues to rapidly proliferate, enabling product innovation and driving many of today's key technology trends, including cloud computing, mobility and social networking. According to Gartner, the total worldwide revenue for software (application, infrastructure and vertical-specific) was estimated to be approximately $372 billion in 2011. Software has traditionally been developed using manual processes or legacy techniques, such as the "waterfall" method, which are often characterized by rigid and lengthy development cycles and frequently fail to produce software that meets customer needs. Today, these legacy methodologies are being disrupted and replaced by Agile practices that improve time-to-market, reduce development costs and produce higher quality software that better meets customer expectations.

        We are a pioneer in management solutions for Agile software development. We provide a common platform on which organizations can collaborate across globally-distributed software development teams, solicit ideas and feedback from customers, and gain transparency into Agile software development projects. Our solutions automate and optimize activities such as project planning and scheduling, resource allocation, quality management and reporting on progress and cost, enabling users to manage the entire Agile software development lifecycle. Our Agile management solutions address the application lifecycle market, which IDC defines to include the software configuration management, IT project and portfolio management, and automated software quality markets. In aggregate, IDC estimates these sectors will reach $5.2 billion in 2012.

        A majority of our revenue comes from large, global enterprises across diverse industries, including manufacturing, communications, energy, financial services, healthcare, insurance, retail, technology and transportation. We employ a land-and-expand go-to-market strategy where we initially seek to land a new customer by helping establish Agile practices within an initial team, project or business unit. After demonstrating the value of our solutions to those first adopters, we work to expand the use of our solutions and sell additional subscriptions across the organization by targeting other development teams, departments and business units. We sell our solutions primarily through a direct sales force, both domestically and internationally.

        We have achieved significant growth since inception. From fiscal 2011 to fiscal 2012, our subscription and support revenue grew from $19.9 million to $31.1 million, representing a 56% year-over-year growth rate. For the three months ended April 30, 2011 and 2012, our subscription and support revenue grew from $6.5 million to $9.5 million, representing a 47% period-over-period growth rate. We primarily sell our solutions through one-year subscriptions. For fiscal 2012, our renewal rate among existing customers was 129%, taking into account paid seat nonrenewals, upgrades and downgrades.

        From fiscal 2011 to fiscal 2012, our revenue grew from $29.7 million to $41.3 million, representing a 39% year-over-year growth rate. For the three months ended April 30, 2011 and 2012, our revenue grew from $9.7 million to $13.0 million, representing a 34% period-over-period growth rate. We recorded net losses of $9.9 million, $11.6 million and $1.7 million in fiscal 2011, 2012 and the three months ended April 30, 2012, respectively.

Industry Background

        The strategic importance of software to organizations continues to grow and companies are increasingly looking to software as the core technology differentiating and enabling their businesses and products. Software is driving many of today's key technology trends, including cloud computing, mobility and social networking. Software embedded in products is also transforming numerous commercial sectors, including the communications, healthcare and manufacturing industries. Organizations are challenged to develop their business applications and software-driven products faster, better and in a more cost-effective way. To successfully innovate, compete and grow, organizations require expertise and solutions to adapt to rapidly-changing customer needs and competitive dynamics.

        Many enterprises utilize manual processes and unsophisticated tools, such as paper-based techniques and spreadsheets, to manage workflow throughout the software development lifecycle. These techniques are generally more appropriate for smaller development projects managed by a single team and cannot scale to meet the needs of enterprises and multi-team projects. In the 1970s, the waterfall method gained prominence as the preferred way to manage large software development projects. This approach, which can take many months or years to complete, relies on rigid sequential execution of the various phases of the software development lifecycle, including analysis, design, coding, integration and final testing. Enterprises employing the waterfall method often structure internal departments around each development stage and use different legacy software tools for each phase and department, leading to siloed and disparate information, limited transparency and collaboration between teams, and heightened risk of misalignment between software development and business initiatives. The following diagram illustrates the waterfall method:

        In 2001, Agile emerged as a new methodology for software creation and delivery designed to reduce costs and significantly improve time-to-market, quality and customer satisfaction. Agile projects build software incrementally, in small batches, using short iterations of one to four weeks that help keep development aligned with changing business needs. Agile is increasingly replacing waterfall processes across many industries because of the significantly improved results it can deliver. According to the Standish Group, software applications developed using Agile techniques have three times the success rate of applications developed using the traditional waterfall method. The Standish Group defines a successful project as one delivered on time, on budget, and with the required features and functions. The following diagram illustrates the Agile methodology:

Market Opportunity

        Agile techniques are being rapidly adopted, disrupting and replacing legacy software development methodologies. The Standish Group estimates Agile techniques were used for 29% of new software development projects in 2011. We believe the market for Agile management solutions is large, underpenetrated and rapidly growing. Our Agile management solutions address the application lifecycle market, which IDC defines to include the software configuration management, IT project and portfolio management, and automated software quality markets. In aggregate, IDC estimates these sectors will reach $5.2 billion in 2012.

        Additionally, cloud-based solutions have a relatively small, but rapidly growing share of the overall application development and deployment market, which includes Agile management solutions. IDC expects that this market will grow from $1.7 billion in 2010 to $12.6 billion in 2015, representing a five-year compound annual growth rate of approximately 49%.

Market Challenges

        Organizations that develop business applications and software-related products face a number of business challenges. These are often directly attributable to legacy software development techniques and the management tools that enable these approaches. These challenges include:

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  Shortening time-to-market and rising customer expectations.  Competition for the attention of customers continues to intensify and, as a result, the importance of being first to market has increased. In addition, with the proliferation of mobile devices and always-connected customers, product reviews can be instantaneous and continuous. As poor customer experiences can be easily shared, it becomes paramount that a product's quality, features and user experience match or exceed customer expectations at launch. Customers' demand for both speed and quality has put increased attention and pressure on how organizations manage the software development lifecycle.

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  Limited transparency into large development projects.  Comprehensively tracking the progress of multi-team development projects and actively steering their priorities are difficult challenges. These challenges are exacerbated when projects are large and teams are globally distributed. For projects with continuously-evolving requirements and priorities, the ability to maintain visibility into progress and quality is even more challenging. Organizations that use legacy software management offerings can have separate applications for each role and phase of the development lifecycle. These organizations frequently struggle with siloed, out-of-date status information and have limited transparency into all the work in progress. The ability to effectively adapt, optimize decisions and allocate resources requires a continuously updated view of the software development process across all globally-distributed teams.

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  Insufficient collaboration among developers, business leaders and customers.  For large-scale development projects, collaboration and feedback among developers, business leaders and customers can be difficult to coordinate. Collaboration must be continuous and the software development approach must allow for adaptation, as the understanding of customer desires or business needs evolve.

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  Challenging transition to alternative development approaches and solutions.  Approaches and tools used for managing the software development lifecycle often reflect decisions that were made years ago. As a result, there is a resistance to change, even if change can be demonstrated to improve time-to-market, productivity or software quality. In general, legacy software management tools built for waterfall processes do not adequately support the shorter, faster cycles typically used in Agile development. These applications are often inflexible, non-intuitive, costly and deployed on-premise, requiring time-intensive implementations, increasing the challenge to a development organization considering or attempting changes to its processes.

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  Inflexible, costly and difficult-to-use offerings.  Traditional offerings for and approaches to managing the software development lifecycle can be difficult to use or can lack the flexibility needed to accommodate varying or evolving organizational needs and objectives. In addition to this drawback, legacy offerings can often be expensive and may require significant time and resources to implement. Further, once these offerings have been installed, upgrading, extending or adding new functionality often requires bespoke development efforts that are also time consuming and expensive.

Our Solutions

        Our cloud-based platform is designed to facilitate adoption of Agile practices by enabling organizations to manage the shorter, faster cycles that characterize Agile software development processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. We believe our solutions benefit customers in the following ways:

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  Accelerate the pace of innovation and improve software quality.  Our solutions improve and enhance many aspects of the software development process, removing bottlenecks that can waste time. Organizations use our platform to optimize their software development activities and manage the greater frequency of software features and functions that are produced by using Agile techniques. Our platform also helps organizations identify errors earlier in the software development lifecycle and enables their prompt remediation, leading to higher-quality code and fewer process delays.

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  Provide greater transparency.  Users of our platform gain transparency into the Agile software development process across development teams, functional lines and business units. Our solutions provide real-time visibility into a project's progress and costs, work streams, resource allocation, capacity and other aspects of the software development process. Our platform collects data from disparate sources and integrates it into a single repository, enabling a holistic view of the Agile software development lifecycle. We also offer analytics and reporting capabilities that transform this data into actionable intelligence, enabling users to make better business decisions. The use of our platform enables our customers to more quickly and effectively adapt to changing market dynamics, customer preferences and their competitive environment.

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  Enhance collaboration and facilitate rapid feedback.  Our solutions enable development teams, business leaders and customers to collaborate and rapidly share ideas and content through an intuitive user interface. This allows development teams to obtain feedback earlier and more often so they can adapt to changing business and customer requirements. Users of our solutions can achieve increased productivity, closer alignment between software development and business initiatives, reduction in unused code and greater customer satisfaction.

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  Easy and cost-effective to try, use and adopt.  Customers can easily access our cloud-based solutions with an Internet browser and begin using our platform in minutes. The cloud-based version of our platform is cost effective to adopt compared to on-premise offerings as it avoids large up-front software expenditures and does not require significant infrastructure or IT support. In addition, we provide educational resources to help users learn and apply Agile practices. Organizations can also try a free version of our platform and purchase our solutions incrementally, starting with an initial team and adding seats as they expand their Agile adoption.

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  Configurable and extensible.  Our platform enables customers to easily configure our solutions to meet their unique and evolving needs. Our configuration functionality provides customers the ability to change the appearance and operation of the user interface and dashboards to meet the specific requirements of users, development teams, projects, departments and business leaders. In turn, custom coding projects are generally not required. We also offer pre-built applications, which we refer to as Apps, that extend our platform with added functionality. Customers can also develop custom Apps using our platform to meet their specific needs. This allows our customers to adapt our platform to their changing software management requirements while preserving their existing IT investments.

Our Competitive Strengths

        The following competitive strengths are keys to our success:

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  Broad enterprise-class solutions portfolio.  Our platform is designed to support organizations with thousands of distributed users and to easily scale to handle large and complex Agile software development projects. Our broad portfolio of enterprise-class solutions helps development organizations manage the entire software development lifecycle, from idea through quality testing. We believe this provides us with a significant advantage over competitors that focus on small and medium businesses or have discrete, point offerings.

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  Leader in Agile with deep domain expertise.  Since our inception, we have focused on the management of Agile software development and we possess deep capabilities and expertise on the subject. For example, we believe we were the first vendor to offer a cloud-based Agile project management solution and an Agile portfolio management solution. We are recognized by Forrester as a leader in the management of Agile software development. We also employ professionals and Agile coaches with extensive experience in the implementation and deployment of Agile software development techniques across an organization.

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  Large, diverse base of enterprise customers.  As of April 30, 2012, we had more than 1,000 customers, including 33 of the Fortune 100 companies. Our customer base is highly diverse and includes enterprises across many major industries around the world. We believe many of our enterprise customers view us as a key strategic solutions provider and we achieve high customer satisfaction. We believe this has allowed us to maintain a renewal rate among existing customers of 129% for fiscal 2012, taking into account paid seat nonrenewals, upgrades and downgrades, and also to expand our footprint within enterprises and support the ongoing adoption of Agile software development. In addition, this provides us with a highly referenceable customer base, that we leverage to acquire new customers.

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  Cloud-based platform and subscription business model.  Our cloud-based solutions are principally offered on a subscription basis over the Internet. Our multi-tenant architecture enables us to run a single instance of our software code, add subscribers with minimal incremental expense, and deploy new functionality and upgrades quickly and efficiently. Our cloud-based infrastructure is designed to provide our customers with high performance, security and availability.

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  Large direct sales organization with global reach.  Our global sales organization is focused on adding new customers and expanding relationships with existing customers. We believe our team is the world's largest sales organization selling cloud-based solutions for the management of Agile software development, with 94 sales professionals globally as of April 30, 2012. To enhance effectiveness and focus, our sales organization is segmented by size of customer and geography. Our sales teams focus on specific market segments, including enterprises and specific geographies. In addition, our sales teams partner with our technical account managers who are product specialists and provide technical and process expertise to facilitate the sales process.

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  Corporate culture committed to collaboration and performance.  We regard our culture as a key differentiator and performance driver. We believe our highly-collaborative culture gives us a competitive advantage in recruiting and retaining talent, driving innovation, enhancing productivity and improving customer satisfaction. Our management team is committed to maintaining and improving our culture even as we grow rapidly. As a testament to our focus on culture, we were recognized as a "Best Company to Work For in Colorado" from 2008-2011 by ColoradoBiz Magazine and a "Top Workplace" in the Denver metro area by The Denver Post in 2012, and ranked as a top ten "Best Place to Work in the Nation" by Outside Magazine in 2009 and 2010.

Our Growth Strategy

        Our objective is to be the world's leading provider of Agile management solutions. The key elements to our growth strategy include:

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  Increase sales to existing customers.  We employ a land-and-expand go-to-market strategy where we initially seek to land a new customer by helping establish Agile practices within an initial team, project or business unit. After demonstrating the value of our solutions to those first adopters, we work to expand the use of our solutions and sell additional subscriptions across the organization. For example, our top 15 customers in fiscal 2012 increased the aggregate number of seats they purchased from us by 53% relative to the prior year. As of April 30, 2012, we had over 1,000 customers in a wide variety of industries and we believe a significant opportunity exists to sell them additional subscriptions and solutions.

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  Acquire new customers.  We believe the market for Agile management solutions is large, growing and underpenetrated. We are recognized as a leader in Agile management solutions and we believe this market position and our brand helps support our new customer acquisition efforts. We offer several editions of our platform to encourage the trial and usage of our solutions and will continue to invest in other demand-generating activities, such as online marketing campaigns. We also plan to increase our global sales force and expand our partner ecosystem to accelerate new customer acquisition. Additionally, we intend to further utilize our web-based sales channel to attract new enterprise and mid-market customers.

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  Continue to innovate.  We utilize Agile software development practices to rapidly innovate and bring new solutions to market. Our cloud-based platform enables us to quickly and efficiently deliver new solutions, updates and upgrades to our customers. We will continue to invest in research and development to further extend and enhance the functionality of our Agile management solutions. We will also continue to develop close working relationships with our customers and collect real-time feedback, which we believe allows us to better meet their specific and rapidly-changing needs.

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  Expand our international presence.  For the three months ended April 30, 2012, approximately 14% of our revenue was derived from international customers. We have sales offices in London, England, Amsterdam, the Netherlands and Melbourne, Australia. We believe there is a significant opportunity to increase our revenue abroad, particularly in Europe and emerging markets in Asia and South America, and we plan to open new sales offices in these regions.

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  Increase market awareness and drive adoption of Agile practices and our solutions.  We offer a free version of our platform, which provides entry-level functionality and allows customers to evaluate the benefits of our solutions. We also provide Agile resources, such as analyst reports, webinars, blogs and videos that educate potential customers on Agile practices. In addition, we host our annual RallyON user conference and sponsor other regional and industry events. We believe these initiatives promote awareness of Agile practices, increase our potential customer base and encourage adoption of our solutions.

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  Pursue selective strategic acquisitions.  We intend to opportunistically pursue acquisitions of complementary businesses, technologies and capabilities that expand the functionality of our solutions, provide access to new customers and markets, and support our Agile leadership.

Solutions and Services

Our Agile Management Solutions

        We offer Agile management solutions that our customers use for planning, collaborating, tracking and reporting on the creation of new software products and applications. Our solutions support the full software development lifecycle with key capabilities that include Idea Management, Agile Portfolio Management, Time and Cost Management, Agile Project Management, Requirements Management and Quality Management.

        These capabilities operate on our programmable and extensible platform that incorporates analytics and reporting, security and administration, customizations and integrations. Our platform is built using a single code base and with a multi-tenant architecture that we host in third-party data centers.

        The following diagram illustrates the capabilities of our solutions:

        Idea Management.    Our Idea Management capability, Rally Idea Manager, is used by our customers to engage with their end users to solicit ideas for products and manage feedback on proposed features and enhancements. This capability establishes a communication channel between our customers and their end-users. Teams and organizations use this capability to:

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  engage directly with end-users in an online community;

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  collect information to assess customer needs; and

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  automatically communicate development status to end-users.

        Agile Portfolio Management.    Our Agile Portfolio Management capability, Rally Portfolio Manager, bridges the gap between business leaders and development teams. Business leaders are provided up-to-date and accurate information on the status of key projects while development teams are provided clear visibility into the priorities of the business in order to better align their feature backlogs. Teams and organizations use this capability to:

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  prioritize their work according to business value;

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  align development with investment plans;

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  see an overall business view of their Agile development status;

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  provide information to empower business leaders to make informed trade-off decisions; and

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  view realistic roadmaps of planned deliverables.

        Time and Cost Management.    Our Time and Cost Management capability, Rally Time Tracker, enables key financial functions related to software development, such as software capitalization, cost tracking, budget management and billing. This capability reduces double entry in other systems and ensures data is captured and aggregated into reports. Teams and organizations use this capability to:

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  reduce daily overhead of tracking time by integrating into the daily process;

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  design and generate aggregate timesheets to meet accounting, budgeting or billing requirements;

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  ensure that time entries meet audit and compliance requirements; and

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  integrate time tracking information into existing back office and time and attendance applications.

        Agile Project Management.    Our Agile project management capability allows cross-functional teams to efficiently plan and manage software releases. Teams and organizations use this capability to:

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  manage product and release backlogs that reflect the priorities of the business;

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  schedule all or parts of requirements from backlogs into releases based on capacity; and

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  gain real-time visibility into the status of features, quality, priorities, roadblocks and risks.

        Requirements Management.    Our Requirements Management capability enables business leaders and analysts to centrally manage and prioritize features for development. Users can elaborate requirements with needed details, break them up into smaller units and organize them to match the changing structures of their teams or technology components. Teams and organizations use this capability to:

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  centrally manage and prioritize requirement backlogs;

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  author requirements using rich media composers;

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  handle small single-team requirements and coordinate requirements for large, multi-team programs; and

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  trace requirement associations and dependencies to assess the impact of changes.

        Quality Management.    Our Quality Management capability, Rally Quality Manager, enables testing engineers to integrate quality testing into the development process from the beginning of a project. This capability provides a full enterprise solution to plan and track the execution of test activities. Teams and organizations use this capability to:

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  design test plans;

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  schedule a set of tests into iterations or releases to accurately track the status of projects; and

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  view reports and dashboards to visualize the status of test coverage, including test results.

Platform Capabilities

        Analytics and Reporting.    Our platform employs a proprietary analytics and reporting engine. In addition to over 25 pre-built standard reports, our platform includes a custom reporting engine that allows customers to create reports to meet their unique needs. Our platform also includes dashboard technology to present personalized content and then share that content for consistent use across a team or organization.

        Security and Administration.    Our platform provides enterprise-class security capabilities simplifying the administration of thousands of users. We can integrate our platform with our customers' existing security infrastructure to provide end-users with the ability to have single-sign-on (SSO) and provide advanced security measures to reduce risk and meet the needs of enterprises.

        Programmable Platform.    Our capabilities reside within a programmable cloud-based platform. This enables our solutions to be adapted to the needs of individual organizations. This adaptability also ensures our solutions can be configured to meet the changing needs of an organization. Our programmable platform includes the following functionalities:

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  Open Web Services API.  We offer an open web services application programming interface (WSAPI) providing full read-write access to all of the data within our platform. The WSAPI is versioned so that integrations or customizations are insulated from changes in the WSAPI, thereby preserving a customer's investment in custom functionality.

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  Customization via Apps.  Apps customize and extend our platform's capabilities. Customers can select from our online catalog of over 90 Apps pre-built by us and our customers, or choose to author their own custom App. We also provide customization services that produce Apps for specific customer needs. Examples of Apps that are available in our catalog include:

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  Dependency Status Dashboard enables organizations to view dependencies between teams and forecast potential impediments and stoppages in a project.

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  System Requirement Validation Document generates a document for signature and archival typically used by customers in regulated industries to validate that the requirements of a system or application have been met.

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  Agile Earned-Value Management provides a report based on traditional project management practices that provides what-if scenarios for planning scope, schedule and budget.

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  Packaged and Custom Integrations.  There are over 40 integrations available for our platform. We have 25 pre-built integrations with complementary products that synchronize their data with our platform. Additionally, there are over 20 integrations that third parties have created with our platform that they offer to their customers. We also integrate with popular open-source development tools, including Subversion, Jenkins and Eclipse, as well as commercial products, including Microsoft Excel, Microsoft Visual Studio and HP QualityCenter.

Editions

        We currently offer three editions of our Agile management solution. Each edition is built on the same software code base.

        Rally Community Edition is designed for an individual team that operates independently, even if it is part of a larger organization. Community Edition includes a basic version of Agile Project Management and Requirements Management capabilities and is available for free for 10 users and one project.

        Rally Enterprise Edition is targeted at medium to large organizations focused on coordinating projects across multiple teams. Enterprise Edition includes Agile Project Management, Requirements Management and basic Quality Management capabilities. Enterprise Edition supports unlimited users and projects.

        Rally Unlimited Edition is built for large organizations and offers our full set of capabilities for managing the entire software lifecycle, including Idea Management, Agile Portfolio Management, Time and Cost Management, Agile Project Management, Requirements Management and Quality Management. Unlimited Edition supports unlimited users and projects.

        The following table illustrates the capabilities included in each of our editions:

Capability	Community Edition	Enterprise Edition	Unlimited Edition
Agile Project Management	Basic	✓	✓
Requirements Management	Basic	✓	✓
Quality Management		Basic	✓
Idea Management			✓
Agile Portfolio Management			✓
Time and Cost Management			✓

On-Premise Deployment Option

        A small percentage of our customers deploy our solutions on-premise. When our software is installed at the customer site, we specify the hardware requirements and deliver our solutions on a virtual software appliance.

Professional Services

        We offer a broad array of professional services to our customers to assist them in the implementation of our platform and adoption of Agile techniques. We offer our services globally.

        Our professional services include:

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  Agile Practices Training.  We offer public and private courses educating customers on Agile practices. A number of our training courses are certified by the independent organization Scrum Alliance. Through our Agile University brand, we offer Agile-related education and coursework taught by our consultants and a network of instructors.

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  Agile Coaching Services.  We offer a broad set of services that help customers implement Agile practices across their organization. We aim to make organizations self-sufficient so they can continue expanding their usage of Agile after we conclude our services engagement.

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  Implementation Services.  Our implementation services combine workshops and training to help organizations incorporate our platform into their development process. These services include process training and product customization to help organizations take advantage of the full breadth of capabilities our platform offers.

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  Platform Extension Services.  Customers can elect to leverage our platform extension services to customize our platform to meet the specific needs of their organization. We create custom Apps and customized integrations to ensure that our solutions fit a customer's unique infrastructure and practices, and we offer data migration services to migrate data from a customer's legacy application into our platform.

Customers

        Our customers operate in a wide variety of industries including the manufacturing, communications, energy, financial services, healthcare, insurance, public, retail, technology and transportation sectors. As of April 30, 2012, we had over 1,000 customers. In fiscal 2012, no customer represented more than 5% of our revenue. Some of our largest customers during fiscal 2012 included:

ANSYS	Guidewire	Research in Motion
Autodesk	GXS	SAIC
Betfair	John Deere	Sony Network Entertainment
CCH (a Wolters Kluwer business)

Sales and Marketing

Sales

        We employ a land-and-expand go-to-market strategy where we initially seek to land a new customer by helping establish Agile practices within an initial team, project or business unit. After demonstrating the value of our solutions to those first adopters, we work to expand the use of our solutions and sell additional subscriptions across the organization by targeting other development teams, departments and business units.

        We sell our solutions and professional services primarily through our direct sales force. As of April 30, 2012, we had 113 employees in sales and marketing worldwide. We have a number of direct sales teams segmented by size of customer and geography, as follows:

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  Named Account Teams.  Our Global Account Managers focus on selling to enterprises with greater than 1,000 potential seats. These teams are composed primarily of experienced sales executives.

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  Geo Teams.  Our Major Account Managers (250 - 1,000 potential seats) and Territory Managers (75 - 250 potential seats) focus on selling to mid-market organizations within a specific geography.

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  Regional Teams.  Our Regional Account Managers focus on selling to organizations with fewer than 75 potential seats.

        All of our direct sales personnel sell our solutions and professional services across multiple industries. Our direct sales teams are supported by Technical Account Managers who are product specialists and provide technical and process expertise to facilitate the sales process. Our Field Operations staff provides operations support and ongoing enablement and professional development for our sales personnel. Our direct sales team is also responsible for maintenance and renewal sales.

Marketing

        We leverage our brand and thought leadership in Agile software development to create and deliver education-based marketing campaigns. Our campaigns target software executives, project management professionals, development teams and senior technology leaders through demand generation programs, community building, sales pipeline development and engagement with industry experts. Our principal marketing initiatives include:

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  Demand Management.  Our demand management activities include lead generation and nurturing, free trials of our platform, free online Agile resources and analyst reports, videos and case studies, webinars, email and sponsorship campaigns, regional field events, participation in industry and on-site customer events, and online and search marketing.

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  Customer Marketing.  We educate our customers on Agile topics through webinars and on-site events to generate additional sales opportunities. Additionally, we sponsor regional meetings, and host our annual RallyON user conference. We also co-market with our strategic collaborators on programs, including joint press announcements, field events and demand generation activities.

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  Market Development.  We devote marketing resources to blogging, social media engagement, analyst relations, press and media relations, event speaking opportunities and corporate communications activities.

Strategic Relationships

        We have established a network of relationships to help extend additional functionality to our customers, broaden our geographic presence and drive incremental revenue. These relationships include technology integrations with vendors, joint sales and implementation opportunities with global system integrators and reselling relationships with regional consulting and services organizations.

Technology

        Our cloud-based solutions utilize a multi-tenant architecture and our customers access our solutions through the Internet using a standard web browser. Our solutions use a single code base and are designed to be secure and easily scalable. All of our hosted customers run on the current version of our platform.

        We employ a modular architecture to balance customer workloads across multiple servers and to provide a flexible method for scaling customers without impacting other parts of the server environment. This architecture is designed to allow us to provide the high levels of uptime required by our customers. Our existing infrastructure has been designed with sufficient capacity to meet our current and anticipated future needs. We employ capacity planning techniques to ensure we have required capacity for our forecasted growth.

        We designed our solutions to meet rigorous industry security standards (ISO27001) and assure customers' sensitive data is protected across our platform. We offer high levels of security by segregating each customer's data from the data of other customers and by limiting access to our platform to only those individuals authorized by our customers. Periodic security audits are conducted by an external third party and include code reviews, firewall penetration testing and vulnerability scans. In addition, customer data is encrypted.

        We write the majority of our software in industry-standard software programming languages, such as Java. We extensively use industry-standard technologies, such as JavaScript Object Notation (JSON), to enhance the usability, performance, and overall user experience of our solutions. We use industry-standard products for our relationship database management system and data encryption.

Operations

        Our operations team monitors our production system 24 hours a day, seven days a week. We serve our customers from two secure, third-party, American National Standards Institute Tier 3 data center facilities, one located in Denver, Colorado and the other located in Seattle, Washington. These facilities provide 24 hours a day, seven days a week manned security, biometric access controls, systems security, redundant power and environmental controls. We received SSAE 16 attestation reports for both facilities for the twelve-month period ended September 30, 2011.

        Infrastructure maintained by us within these facilities includes firewalls, switches, routers, load balancers, IDS/IPS and application firewalls that provide networking infrastructure and security. We use rack-mounted servers to run our platform and a network of edge servers for content caching. We use storage area network (SAN) hardware at both data center locations. These SAN systems have been designed for high performance and data-loss prevention. We believe these systems have the capability and scalability to enable us to grow for the foreseeable future.

        Our cloud-based infrastructure is designed to provide our customers with high performance and availability with 99.9% uptime, excluding planned downtime, for the twelve months ended April 30, 2012.

Research and Development

        We work closely with our customers to continuously develop new functionality while enhancing and maintaining our existing solutions. We utilize Agile software development techniques, in combination with a cloud-based delivery model, which allows us to deliver enhanced software features across our customer base on a frequent basis.

        Our research and development organization is located primarily in our Boulder, Colorado headquarters. We also employ research and development staff in our Raleigh, North Carolina office. Our research and development expenses were $5.2 million in fiscal 2010, $8.0 million in fiscal 2011, $11.1 million in fiscal 2012 and $3.0 million for the three months ended April 30, 2012.

Competition

        The market for our solutions is extremely competitive, rapidly evolving and subject to changing technology. We face competition from in-house and open source offerings, large, diversified software and technology vendors and other companies with competitive offerings. Our competitors vary in size and in the breadth and scope of the products and services offered. Some of our competitors can bundle competing products and services with other software offerings, or offer them at a low price as part of a larger sale. Further, other companies not currently offering Agile management products may enter our market. We expect competition to persist and intensify in the future.

        Our primary sources of competition include:

  •
  large, diversified vendors, such as Hewlett-Packard, IBM and Microsoft;

  •
  other Agile management vendors, such as CollabNet and VersionOne; and

  •
  free and lower-cost development tools, such as Atlassian and open-source alternatives.

        We primarily target enterprises and believe the principal competitive factors on which we compete are total cost of ownership, functionality, performance, flexibility, scalability, security and reliability, extensibility and customizability, ease of adoption and customer support. We believe that we compete favorably with our competitors on each of these factors. However, some of our competitors and potential competitors have longer operating histories, larger customer bases, greater brand name recognition and greater financial, technical, marketing, intellectual property and other resources than we do.

Intellectual Property and Proprietary Rights

        We primarily rely on a combination of copyright, trade secret, trademark and other rights in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our intellectual property and proprietary rights. We have registered some of our trademarks, including RALLY and our Rally Software logo, in the United States and certain other jurisdictions. In addition, as of June 30, 2012, we owned one issued U.S. patent and one pending application for a U.S. patent.

        Though we rely in part on our registered intellectual property, we believe that the most important factor in protecting our technology, and the competitive advantage we believe it provides, is the skill and know-how embodied in the functionality and frequent enhancements we make to our solutions. Accordingly, in order to help prevent misuse and misappropriation of our technology, we include confidentiality and other protective provisions in our subscription agreements with customers and in our other agreements with employees, contractors, customers, and other third parties, which limit access to, use of and disclosure of our proprietary information and technology.

Employees

        As of April 30, 2012, we had 296 employees, including 113 in sales and marketing and 94 in research and development. None of our employees are covered by a collective bargaining agreement. We have never experienced a strike or similar work stoppage, and we consider our relations with our employees to be good.

Properties

        Our principal offices are located in Boulder, Colorado where we occupy approximately 65,000 square feet of space under a lease that expires in May 2022. We occupy an additional leased facility in Raleigh, North Carolina of approximately 8,600 square feet. We also occupy additional leased facilities of less than 5,000 square feet each in Denver, Colorado, London, England, Melbourne, Australia, and Amsterdam, the Netherlands. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate planned expansion of our operations.

Legal Proceedings

        From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows.

 MANAGEMENT

        The following table sets forth the name, age and position of each of our executive officers and directors as of June 30, 2012.

Name	Age	Position
Executive Officers
Timothy A. Miller	49	President, Chief Executive Officer and Chairman
James M. Lejeal	47	Chief Financial Officer and Treasurer
Ryan A. Martens	47	Chief Technology Officer
Don F. Hazell	54	Executive Vice President, Worldwide Sales & Field Operations
Richard D. Leavitt	51	Executive Vice President, Worldwide Marketing
Kenneth M. Mesikapp	48	Chief Accounting Officer, Vice President and Assistant Secretary
Non-Employee Directors
Thomas F. Bogan(1)(2)(3)	60	Director
Mark T. Carges(1)(2)	50	Director
Bradley A. Feld(3)	46	Director
Peter A. Roshko	53	Director
Bryan D. Stolle(2)	54	Director
Timothy V. Wolf(1)	59	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

Executive Officers

        Timothy A. Miller has served as our Chief Executive Officer since September 2003 and as our President since February 2011. Mr. Miller has served as a member of our Board of Directors since October 2002 and as the Chairman of the Board since July 2012. From 1995 to 1999, Mr. Miller was Chief Executive Officer of Avitek Inc., a custom software development company acquired by BEA Systems Inc., a software company, in 1999. From 1999 to 2001, Mr. Miller served as Vice President of BEA Systems' Accelerated Development Centers. He holds an M.S. in management science and information systems and a B.A. in economics from the University of Colorado at Boulder and an M.B.A. from Arizona State University.

        We believe that Mr. Miller possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as our President and Chief Executive Officer and his background in the technology industry, as well as his perspective as one of our significant stockholders.

        James M. Lejeal has served as our Chief Financial Officer since August 2008 and our Treasurer since February 2011. Mr. Lejeal was a member of our Board of Directors from September 2003 to October 2008. Mr. Lejeal is also a co-founder and, from January 2004 to August 2008, was Chief Executive Officer and Chairman of the board of directors of Oxlo Systems, Inc., a Software-as-a-Service company. From January 2001 to January 2004, Mr. Lejeal was a Partner of Lejeal Investments, an investment company. Mr. Lejeal also co-founded and, from April 1997 to December 2000, held a variety of positions, including Chief Operating Officer and Chief Financial Officer, with Raindance Communications, Inc., a publicly-traded telecommunications software company. Mr. Lejeal has served as a member of the board of directors of Oxlo Systems, Inc. since January 2004. He holds an M.B.A. from Loyola Marymount University and a B.S. in management from the U.S. Air Force Academy.

        Ryan A. Martens is our founder and has held a number of executive positions with us since December 2001. He has served as our Chief Technology Officer since February 2011 and previously served as our President from December 2001 to February 2011, our Chief Operating Officer and Secretary from July 2002 to February 2011 and our Chief Executive Officer from December 2001 to September 2003. Previously, Mr. Martens co-founded Avitek, Inc., a custom software development company, serving as Vice President of Marketing and Business Development from March 1996 until the company was acquired by BEA Systems Inc. in August 1999. From August 1999 to August 2001, Mr. Martens was Director of Product Management at BEA Systems. He holds an M.B.A. and a B.S. in civil engineering from the University of Colorado at Boulder.

        Don F. Hazell joined us in November 2004 as our Executive Vice President Sales, Marketing and Services and has served as our Executive Vice President, Worldwide Sales & Field Operations since February 2011. From February 1998 to November 2003, Mr. Hazell held several positions, including Senior Vice President and General Manager of Sales, at BEA Systems Inc. He holds an M.B.A. from California State University, Long Beach and a B.A. in accounting, finance and marketing from the University of Colorado at Boulder.

        Richard D. Leavitt joined us in November 2003 as a consultant and became our Vice President, Marketing and Sales in January 2004 and our Vice President, Product Marketing in November 2004. Mr. Leavitt has served as our Executive Vice President, Worldwide Marketing since February 2011. From October 2001 to July 2003, Mr. Leavitt was Vice President of Product Management at Insightful Corporation, a publicly-traded software company. Mr. Leavitt co-founded Mobilize Inc., a mobile software company, where he was Vice President of Marketing and Business Development from January 1996 to December 1999. He holds a B.S. in electrical engineering from the University of Colorado at Boulder.

        Kenneth M. Mesikapp has served as our Chief Accounting Officer and Vice President since June 2011. From February 2007 to May 2011, Mr. Mesikapp was Chief Financial Officer at Quintess, LLC/Club Holdings, LLC, a membership travel and real estate acquisition company. From December 1997 to October 2006, Mr. Mesikapp held several finance and accounting positions at Raindance Communications, Inc., a publicly-traded telecommunications software company, including, most recently Senior Vice President of Finance and Accounting and Treasurer. He holds a B.S. in accounting from the University of Illinois at Chicago and is a licensed Certified Public Accountant in the states of Colorado and Illinois.

Non-Employee Directors

        Thomas F. Bogan has served as a member of our Board of Directors since December 2009. Since January 2010, Mr. Bogan has been a professional director as well as a Venture Partner at Greylock Partners, a venture capital firm. From May 2004 to December 2009, Mr. Bogan was a Partner at Greylock Partners. Prior to serving at Greylock, Mr. Bogan was President of Rational Software Corporation, a publicly-traded enterprise software company, from 2000 until its sale to IBM in 2003. He previously served Rational Software as its Chief Operating Officer and as General Manager of its testing business from 1996 to 2000. Since January 2003, Mr. Bogan has been a member of the board of directors of Citrix Systems, Inc., a publicly-traded software company, and he has served as Chairperson of the board of directors of Citrix since May 2005. Since July 2011, Mr. Bogan has also served as a member of the board of directors of Parametric Technology Corporation, a publicly-traded company that develops, markets and supports product development software solutions. He is also a member of the board of directors of several private companies. Mr. Bogan holds a B.S.B.A. in accounting from Stonehill College.

        We believe that Mr. Bogan possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director of publicly-traded technology companies, his experience as an executive of technology companies, his background in the venture capital industry and his perspective as a representative of one of our significant stockholders.

        Mark T. Carges has served as a member of our Board of Directors since November 2011. Mr. Carges has been the Chief Technology Officer and Senior Vice President, Global Products, Marketplaces of eBay, Inc. a global commerce platform and payments company, since September 2009. From September 2008 to September 2009, Mr. Carges served as eBay's Senior Vice President, Technology. From January 2003 to May 2008, Mr. Carges held several positions with BEA Systems, Inc., a software company, including Chief Technology Officer and, most recently, Executive Vice President and General Manager of the Business Interaction Division of BEA Systems. He holds an M.S. in computer science from New York University and a B.A. in computer science from University of California, Berkeley.

        We believe that Mr. Carges possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as an executive of technology companies.

        Bradley A. Feld has served as a member of our Board of Directors since September 2003. Mr. Feld has been Managing Director of Foundry Group, a venture capital firm, since founding the firm in September 2007. Since January 1996, Mr. Feld has been Managing Director of Mobius Venture Capital, a venture capital firm he co-founded. Prior to Mobius, Mr. Feld founded Intensity Ventures, a company that helped launch and operate software companies. Mr. Feld serves on the board of directors of several private companies. He holds an M.S. and a B.S. in management science from the Massachusetts Institute of Technology.

        We believe that Mr. Feld possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director of technology companies, his background in the venture capital industry and his perspective as a representative of one of our significant stockholders.

        Peter A. Roshko has served as a member of our Board of Directors since September 2003. Mr. Roshko has been a General Partner of Boulder Ventures, a venture capital firm, since September 1998. From August 1995 to December 2000, Mr. Roshko was a General Partner of Granite Investments, an investment partnership. From August 1984 to December 1993, Mr. Roshko was a General Partner of Mohr, Davidow Ventures, a venture capital firm. Prior to Mohr, Davidow Ventures, Mr. Roshko was a Senior Consultant with Arthur Andersen & Co. Mr. Roshko serves on the board of directors of several private companies. He holds an M.B.A. from Harvard Business School and a B.S. in industrial engineering from Stanford University.

        We believe that Mr. Roshko possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director of technology companies, his background in the venture capital industry, and his perspective as a representative of one of our significant stockholders.

        Bryan D. Stolle has served as a member of our Board of Directors since May 2008. Mr. Stolle has been a General Partner of Mohr Davidow Ventures, a venture capital firm, since January 2008. From April 1995 to April 2006, Mr. Stolle was Chief Executive Officer of Agile Software Corporation, a publicly-traded software company he co-founded, and, from April 1995 to June 2007, he was Chairman and a member of the board of directors of Agile Software Corporation. Mr. Stolle currently serves on the board of directors of several private companies. He holds an M.B.A. and a B.A. in business administration from the University of Texas at Austin.

        We believe that Mr. Stolle possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director and executive of technology companies, his background in the venture capital industry and his perspective as a representative of one of our significant stockholders.

        Timothy V. Wolf has served as a member of our Board of Directors since November 2011. Mr. Wolf has served as the President of Wolf Interests, Inc., an investment company, since June 2010. From July 2008 to June 2010, Mr. Wolf served as Chief Integration Officer of MillerCoors Brewing Company LLC. From February 2005 to June 2008, Mr. Wolf was Vice President and Global Chief Financial Officer of Molson Coors Brewing Company, a publicly-traded beverage company. From 1995 until February 2005, he held comparable positions at Coors Brewing Company. Since January 2007, Mr. Wolf has been a member of the board of directors of Xcel Energy Inc., a publicly-traded utility company. From September 2009 to October 2011, Mr. Wolf was a member of the board of directors of Borders Group Inc., the formerly publicly-traded bookseller. He holds an M.B.A. in finance and marketing from the University of Chicago Booth School of Business and a B.S. in economics from Harvard College.

        We believe that Mr. Wolf possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience as a director of publicly-traded companies and his experience as a chief financial officer.

        Our executive officers are appointed by and serve at the discretion of our Board of Directors. There are no family relationships between our directors and executive officers.

Board Composition

        Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of seven members. Pursuant to a Fourth Amended and Restated Voting Agreement, or the Voting Agreement, among us and certain holders of our common and preferred stock, Messrs. Bogan, Feld, Roshko and Stolle were appointed to our Board of Directors by certain of our stockholders. The Voting Agreement will terminate upon the closing of this offering and there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or until their earlier resignation or removal.

        The number of directors will be fixed by our Board of Directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering. Upon the closing of this offering, our Board of Directors will consist of seven directors, six of whom will qualify as "independent" under the                 listing standards.

        In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, each of which will become effective upon the closing of this offering, our Board of Directors will be divided into three classes, the members of each of which will serve for staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

  •
  the class I directors will be Messrs. Bogan, Miller and Wolf, and their term will expire at the first annual meeting of stockholders held after the closing of this offering;

  •
  the class II directors will be Messrs. Feld and Stolle, and their term will expire at the second annual meeting of stockholders held after the closing of this offering; and

  •
  the class III directors will be Messrs. Carges and Roshko and their term will expire at the third annual meeting of stockholders held after the closing of this offering.

        We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in our control or management.

        Our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the closing of this offering, provide that our directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors. An election of our directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote generally at an election of directors.

Board Independence

        Our Board of Directors has reviewed the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our Board of Directors has determined that each of Messrs. Bogan, Carges, Feld, Roshko, Stolle and Wolf do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of                . In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and, in the case of Mr. Carges, our commercial relationship with eBay.

Lead Independent Director

        Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the Chairman of our Board of Directors, or if the Chairman is not otherwise independent. Because Mr. Miller is our Chairman and Chief Executive Officer, our Board of Directors has appointed Mr. Bogan to serve as our lead independent director. As lead independent director, Mr. Bogan presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs additional duties as our Board of Directors may otherwise determine or delegate from time to time.

Board Committees

        Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board of Directors may establish other committees to facilitate management of our business. The composition and primary responsibilities of each committee are described below. Members serve on these committees until their resignation, their otherwise ceasing to be a director or until otherwise determined by our Board of Directors.

Audit Committee

        The members of our Audit Committee are Messrs. Bogan, Carges and Wolf. Mr. Wolf serves as chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 of the Exchange Act and                 listing standards. Our Board of Directors has also determined that Mr. Wolf qualifies as an "audit committee financial expert" within the meaning of SEC regulations.

        The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:

  •
  evaluating the performance of our independent registered public accounting firm and determining whether to retain or terminate its services;

  •
  determining and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

  •
  reviewing and discussing with management and our independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm's assessment of our annual and quarterly financial statements and reports;

  •
  reviewing with management and our independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;

  •
  conferring with management and our independent registered public accounting firm regarding the scope, adequacy and effectiveness of our internal control over financial reporting; and

  •
  establishing procedures for the receipt, retention and treatment of any complaints we receive regarding accounting, internal accounting controls or auditing matters.

Compensation Committee

        The members of our Compensation Committee are Messrs. Bogan, Carges and Stolle. Mr. Carges serves as chairman of the Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is "independent" within the meaning of applicable            listing standards, is a "non-employee director" as defined in Rule 16b-3 under the Exchange Act and is an "outside director" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, or the Code. The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:

  •
  determining the compensation and other terms of employment of our executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

  •
  evaluating and approving the compensation plans and programs advisable for us, and evaluating and approving the modification or termination of existing plans and programs; and

  •
  reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate.

Nominating and Corporate Governance Committee

        The members of our Nominating and Corporate Governance Committee are Messrs. Bogan and Feld. Mr. Bogan serves as chairman of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is independent within the meaning of applicable            listing standards, is a non-employee director and is free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board of Directors in accordance with the applicable            listing standards. The specific responsibilities of our Nominating and Corporate Governance Committee include:

  •
  identifying, reviewing, evaluating and recommending for selection candidates for membership to our Board of Directors;

  •
  reviewing, evaluating and considering the recommendation for nomination of incumbent members of our Board of Directors for reelection to our Board of Directors and monitoring the size of our Board of Directors;

  •
  considering the recommendation for nomination of candidates for election to our Board of Directors and proposals submitted by our stockholders;

  •
  reviewing the performance of our Board of Directors, recommending areas of improvement to our Board of Directors and assessing the independence of members of our Board of Directors; and

  •
  reviewing and recommending to our Board of Directors the compensation of our directors.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2012, the Compensation Committee consisted of Messrs. Carges, Feld and Stolle. None of the members of the Compensation Committee is currently, or has ever been at any time since our formation, one of our executive officers or employees. None of our executive officers currently serve, nor have they served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

        We anticipate that our Board of Directors will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We intend to post the code of business conduct and ethics, any amendments that may be adopted from time to time and any waivers of the requirements of the code of business conduct and ethics on the "Investor Relations" page of our website, www.rallydev.com.

Non-Employee Director Compensation

        The following table shows certain information with respect to the compensation of our non-employee directors for fiscal 2012.

Name	Option Awards(1)	Total
Thomas F. Bogan	$—	$—
Mark T. Carges	145,811	145,811
Bradley A. Feld	—	—
Peter A. Roshko	—	—
Bryan D. Stolle	—	—
Timothy V. Wolf	145,554	145,554

(1)
The amounts reported in this column represent the grant date fair value of the stock options granted to the directors during fiscal 2012 as computed in accordance with FASB ASC 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 9 to our consolidated financial statements. The amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the non-employee directors from the options.

Cash Compensation

        No cash compensation was paid to our non-employee directors in fiscal 2012 or in the three months ended April 30, 2012. We reimburse and expect to continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

Equity Incentive Compensation

        In connection with the election of Messrs. Carges and Wolf to the Board of Directors in November 2011 and in consideration for their service as directors, we granted to each of them an option to acquire 115,300 shares of common stock with an exercise price of $2.37 per share. These options have a 10-year term and vest in 36 equal monthly installments beginning on the one month anniversary of the vesting commencement date, subject to the recipient's continued service with us through such vesting dates. The unvested options will accelerate in full immediately prior to a "change in control," as defined in our Amended and Restated 2002 Stock Option Plan, or the 2002 Plan. These options were granted pursuant to our 2002 Plan and individual stock option agreements. We have not issued stock options or other stock awards to any of our other directors in consideration for service on our Board of Directors.

Future Director Compensation

        Following the closing of this offering, we may implement a formal policy pursuant to which our non-employee directors will be eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.

 EXECUTIVE COMPENSATION

Fiscal 2012 Summary Compensation Table

        The following table sets forth information regarding compensation earned during fiscal 2012 by our principal executive officer and our two other most highly compensated executive officers serving as executive officers at January 31, 2012. We refer to these individuals as our named executive officers.

Name and Principal Position	Year	Salary	Bonus(1)		Option Awards(2)	Non-equity Incentive Plan Compensation(3)		All Other Compensation(4)	Total
Timothy A. Miller President, Chief Executive Officer and Chairman	2012	$313,750	$256,500		$1,074,958	$143,407		$519	$1,789,134
James M. Lejeal Chief Financial Officer and Treasurer	2012	238,750	91,921	(5)	238,879	—		388	569,938
Don F. Hazell Executive Vice President, Worldwide Sales & Field Operations	2012	201,667	30,595		268,739	180,245	(6)	656	681,902

(1)
The amounts reported include the excess of the amount paid by us to repurchase shares of our preferred stock from our named executive officers in August 2011, over the estimated fair value of such shares. See the section titled "Certain Relationships and Related Party Transactions—Stock Repurchases" for further discussion of this stock repurchase.

(2)
The amounts reported represent the grant date fair value of the stock options granted to the named executive officers during fiscal 2012 as computed in accordance with FASB ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported are set forth in Note 9 to our consolidated financial statements. The amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions, reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.

(3)
Except as otherwise noted, the amounts reported include performance bonuses paid under our fiscal 2012 management metric based bonus programs. See "—Non-Equity Incentive Plan Compensation" below for further discussion of these performance bonuses.

(4)
The amounts reported represent life insurance premiums we paid for the benefit of the named executive officer.

(5)
Includes $40,000 paid to Mr. Lejeal under his management by objective programs.

(6)
Includes $41,516 paid under our fiscal 2012 management metric based bonus programs and $138,729 paid under Mr. Hazell's fiscal 2012 sales compensation plans.

Non-Equity Incentive Plan Compensation

        We provide Messrs. Miller and Hazell with an opportunity to receive quarterly formula-based incentive bonus amounts.

        For fiscal 2012, the target incentive amounts and the aggregate annual payments (paid on a quarterly basis) earned by certain of our named executive officers under our quarterly management metric based bonus programs were as follows:

Named Executive Officer	Target Award	Actual Award
Timothy A. Miller	$177,500	$143,407
Don F. Hazell	51,250	41,516

        The amount of the incentive payments were determined based on the amount of our product bookings for the applicable quarter. This products bookings metric is calculated as the sum of the amounts of all new and renewal subscriptions purchased by customers in each quarter. A named executive officer's quarterly incentive payment was paid at 100% of target if the product bookings metric for the applicable quarter equaled a certain target threshold. For the first three quarters of fiscal 2012, the quarterly incentive amount scaled up to 125% of target if the target threshold was exceeded by a sufficient amount and for the fourth quarter of fiscal 2012, the quarterly incentive amount scaled up to 200% of target if the target threshold was exceeded by a sufficient amount. In each fiscal quarter, the quarterly incentive amount scaled down to 90% of target upon achievement of a minimum target threshold for new product bookings, and was zero if such minimum target threshold was not reached. To be eligible for a quarterly incentive payment under our management metric based bonus programs for fiscal 2012, an individual must have been employed as of the last day of the applicable quarter.

        For fiscal 2012, the target incentive amount and the aggregate annual payment (paid on a monthly basis) earned by Mr. Hazell under his quarterly sales compensation plans were the following:

Named Executive Officer	Target Award	Actual Award
Don F. Hazell	$101,250	$138,729

        The amount of the incentive payments from the quarterly fiscal 2012 sales compensation plans were determined based on our quarterly sales team objectives. The sales team objectives generally included product and service sales objectives. Product objectives included annualized subscriptions (new and renewal) and multi-year prepaid subscriptions, and, for the first two quarters of fiscal 2012, sales of perpetual licenses. Mr. Hazell received commissions at a base rate on products sold up to specified objectives. The base rate was determined as a percentage of an individual quarterly subscription variable divided by a quarterly team subscription objective. Above the specified objectives, Mr. Hazell was eligible to receive commissions at a higher fixed rate for products sold. Mr. Hazell was also eligible to receive additional commissions for qualified multi-year prepaid subscription sales and, as applicable, perpetual license sales. Mr. Hazell received commissions at a base rate on services sold up to satisfaction of specified objectives. The base rate for the first quarter of fiscal 2012 was determined as a percentage of an individual quarterly services commission divided by a quarterly team services objective. For the remaining quarters of fiscal 2012, the base rate was fixed. For each quarter of fiscal 2012, Mr. Hazell was eligible to receive commissions at one and one half times the applicable base rate for services sold above the specified objectives, up to 300% of the specified objectives. Above 300% of the specified objectives, Mr. Hazell was entitled to receive commissions at the base rate for services sold.

Bonus Compensation

        For fiscal 2012, the target bonus amount and the aggregate annual payment (paid on a quarterly basis) earned by Mr. Lejeal's under his quarterly management by objective programs were as follows:

Named Executive Officer	Target Award	Actual Award
James M. Lejeal	$40,000	$40,000

        The amount of the bonus payments were determined based on annual target amounts established by our Board of Directors and our Compensation Committee. On a quarterly basis, our Chief Executive Officer made a discretionary determination as to the amount of payment to be awarded to Mr. Lejeal under the management by objective program.

Executive Employment Arrangements

        We entered into offer letter agreements with each of our named executive officers in connection with their employment. The offer letter agreements have no specific term of employment and the relationships created thereby constitute at-will employment. A summary of our current employment arrangements with each of our named executive officers is set forth below.

Timothy A. Miller

        Mr. Miller's current annual base salary is $325,000 and he is eligible for target annual aggregate incentive payments in fiscal 2013 equal to $185,000 pursuant to our fiscal 2013 management metric based bonus programs. Following completion of our first fiscal quarter of 2013, Mr. Miller received $46,250 under our fiscal 2013 management metric based bonus programs.

        All unvested options to acquire shares of our common stock held by Mr. Miller provide that if his employment is terminated without "cause" (as defined in the applicable stock option agreement) or he resigns for "good reason" (as defined in the applicable stock option agreement) at any time at which the change in control provisions described below are not applicable, then, in each case, the vesting of the options will be accelerated with respect to the number of shares that would otherwise have vested in the six months following the termination of employment. These options also provide that if within twelve months following a "change in control" (as defined in our 2002 Plan), Mr. Miller's employment is terminated without "cause" or he resigns for "good reason," then, in each case, the vesting of the options will be 100% accelerated. In addition, as described further below under "—Employee Benefit Plans—Amended and Restated 2002 Stock Option Plan," upon a specified corporate transaction where the acquiring entity does not assume or substitute for Mr. Miller's outstanding stock options, his outstanding and unvested stock options fully accelerate subject to Mr. Miller's continuous employment through the closing of the applicable transaction.

James M. Lejeal

        Mr. Lejeal's current annual base salary is $250,000 and he is eligible for target annual aggregate bonus payments in fiscal 2013 equal to $40,000 pursuant to his fiscal 2013 quarterly management by objective programs. Following completion of our first fiscal quarter of 2013, Mr. Lejeal received $10,000 under his first quarter management by objective program. The amount of the bonus payments for that quarter were determined based on the discretion of our Chief Executive Officer. Similarly, the amount of the incentive payments for our remaining 2013 fiscal quarters will be determined based on the discretion of our Chief Executive Officer.

        All unvested options to acquire shares of our common stock held by Mr. Lejeal provide that if his employment is terminated without "cause" (as defined in the applicable stock option agreement) or he resigns for "good reason" (as defined in the applicable stock option agreement) at any time at which the change in control provisions described below are not applicable, then, in each case, the vesting of the options will be accelerated with respect to the number of shares that would otherwise have vested in the six months following the termination of employment. These options also provide that if within twelve months following a "change in control" (as defined in our 2002 Plan), Mr. Lejeal's employment is terminated without "cause" or he resigns for "good reason," then, in each case, the vesting of the options will be 100% accelerated. In addition, as described further below under "—Employee Benefit Plans—Amended and Restated 2002 Stock Option Plan," upon a specified corporate transaction where the acquiring entity does not assume or substitute for Mr. Lejeal's outstanding stock options, his outstanding and unvested stock options fully accelerate subject to Mr. Lejeal's continuous employment through the closing of the applicable transaction.

Don F. Hazell

        Mr. Hazell's current annual base salary is $210,000 and he is eligible for target annual aggregate incentive payments in fiscal 2013 equal to $55,000 pursuant to our fiscal 2013 management metric based bonus programs and $105,000 pursuant to his fiscal 2013 quarterly sales compensation plans. Following completion of our first fiscal quarter of 2013, Mr. Hazell received $13,750 under our fiscal 2013 management metric based bonus programs and $42,634 under his first quarter sales compensation plan.

        The amount of the incentive payments from Mr. Hazell's sales compensation plan for the first quarter of fiscal 2013 were, and we expect that the amount of the incentive payments for his sales compensation plan for the second quarter of fiscal 2013 will be, determined based on our sales team objective. The sales team objectives for those quarters include product and service sales objectives. Product objectives include annualized subscriptions (new and renewal) and multi-year prepaid subscriptions. For the first quarter of fiscal 2013 Mr. Hazell received, and for the second quarter of fiscal 2013 we expect that Mr. Hazell will receive, commissions at a base rate on products sold up to specified objectives. The base rate is determined as a percentage of an individual quarterly subscription variable divided by a quarterly team subscription objective. Above the specified objectives, Mr. Hazell is eligible to receive commissions at a higher fixed rate for product sales. Mr. Hazell is also eligible to receive additional commissions for qualified multi-year prepaid subscription sales. For the first quarter of fiscal 2013 Mr. Hazell received, and for the second quarter of fiscal 2013 we expect that Mr. Hazell will receive, commissions at a fixed base rate on services sold up to specified objectives. Mr. Hazell is also eligible to receive commissions at one and one half times the applicable base rate for services sold above the specified objectives, up to 300% of the specified objectives. Above 300% of the specified objectives, Mr. Hazell is entitled to receive commissions at the base rate for service sales. All unvested options to acquire shares of our common stock held by Mr. Hazell provide that if his employment is terminated without "cause" (as defined in the applicable stock option agreement) or he resigns for "good reason" (as defined in the applicable stock option agreement) at any time at which the change in control provisions described below are not applicable, then, in each case, the vesting of the options will be accelerated with respect to the number of shares that would otherwise have vested in the six months following the termination of employment. These options also provide that if within twelve months following a "change in control" (as defined in our 2002 Plan), Mr. Hazell's employment is terminated without "cause" or he resigns for "good reason," then, in each case, the vesting of the options will be 100% accelerated. In addition, as described further below under "—Employee Benefit Plans—Amended and Restated 2002 Stock Option Plan," upon a specified corporate transaction where the acquiring entity does not assume or substitute for Mr. Hazell's outstanding stock options, his outstanding and unvested stock options fully accelerate subject to Mr. Hazell's continuous employment through the closing of the applicable transaction.

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the JOBS Act. As an emerging growth company we will be exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information about outstanding stock options held by each of our named executive officers at January 31, 2012. All of these options were granted under our 2002 Plan.

					Stock Awards
	Number of Shares Underlying Unexercised Options(1)
					Number of Shares that have Not Vested		Market Value of Shares that have Not Vested(3)
			Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Timothy A. Miller	352,500	117,500	$0.31	02/23/2019	—		$—
	150,000	750,000	2.19	07/31/2021	—		—
James M. Lejeal	—	—	—	—	45,396	(2)
	698	—	0.26	11/14/2016	—		—
	33,333	166,667	2.19	07/31/2021	—		—
Don F. Hazell	112,500	37,500	0.31	02/23/2019	—		—
	37,500	187,500	2.19	07/31/2021	—		—

(1)
These options have a 10-year term and vest in 48 equal monthly installments beginning on the one month anniversary of the vesting commencement date, subject to the recipient's continued employment through such vesting dates. If the employment of the option holder is terminated without cause or he resigns for good reason at any time at which the following change in control provisions are not applicable, the vesting of the options will be accelerated with respect to the number of shares that would otherwise have vested in the six months following the termination of employment. 100% of the unvested options will accelerate if, within twelve months following a change in control, the option holder resigns from his employment for good reason or is terminated without cause.

(2)
Represents the number of shares that were subject to a repurchase option in our favor as of January 31, 2012, pursuant to the early exercise of options to purchase common stock that were not yet vested. The repurchase option lapses in its entirety on August 25, 2012.

(3)
The market price for our common stock is based on the assumed initial public offering price of $            per share, the midpoint of the estimated offering price range on the cover page of this prospectus.

Employee Benefit Plans

        We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors, and encourages them to devote their best efforts to our business and financial success. The material terms of our equity incentive plans and certain of our other employee benefit plans are described below.

2012 Equity Incentive Plan

        Prior to the closing of this offering, we expect our Board of Directors will adopt and our stockholders will approve our 2012 Equity Incentive Plan, or our 2012 Plan. Our 2012 Plan will provide for the grant of incentive stock options within the meaning of Section 422 of the Code to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards and other forms of stock compensation to our employees, including officers, directors and consultants. Our 2012 Plan will also provide for the grant of performance cash awards to our employees, directors and consultants.

        Authorized Shares.    The maximum number of shares of our common stock that may be issued under our 2012 Plan is                shares. The number of shares of our common stock reserved for issuance under our 2012 Plan will automatically increase on February 1 of each year, for a period of ten years, from February 1, 2013 continuing through February 1, 2022, by the lesser of                    % of the total number of shares of our common stock outstanding on the immediately preceding January 31, or a lesser number of shares determined by our Board of Directors.

        Shares issued under our 2012 Plan will be authorized but unissued or reacquired shares of our common stock. Shares subject to stock awards granted under our 2012 Plan that expire or terminate without all of the shares covered by the stock award having been issued, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2012 Plan. Additionally, shares issued pursuant to stock awards under our 2012 Plan that we repurchase or that are forfeited, as well as shares reacquired by us as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available for future grant under our 2012 Plan.

        Administration.    Our Board of Directors, or a duly authorized committee thereof, has the authority to administer our 2012 Plan and may be referred to below as the administrator of our 2012 Plan. Our Board of Directors intends to delegate its authority to administer our 2012 Plan to our Compensation Committee. Our Board of Directors may also delegate to one or more of our officers the authority to (i) designate employees other than officers to receive specified stock awards, and (ii) determine the number of shares of our common stock to be subject to such stock awards. Subject to the terms of our 2012 Plan, the administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the applicable fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under our 2012 Plan.

        The administrator has the power to modify outstanding awards under our 2012 Plan. Subject to the terms of our 2012 Plan, the administrator has the authority, with the consent of any adversely affected participant, to reduce the exercise, purchase or strike price of any outstanding stock award; cancel any outstanding stock award in exchange for new stock awards, cash or other consideration; or take any other action that is treated as a repricing under generally accepted accounting principles.

        Section 162(m) Limits.    No participant may be granted stock awards covering more than                shares of our common stock under our 2012 Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our common stock on the date of grant. Additionally, no participant may be granted in a calendar year a performance stock award covering more than                 shares of our common stock or a performance cash award having a maximum value in excess of $            under our 2012 Plan. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code.

        Performance Awards.    Our 2012 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our Compensation Committee can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of specified pre-established performance goals during a designated performance period.

        Our Compensation Committee may establish performance goals by selecting from one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder's equity; (10) return on assets, investment, or capital employed; (11) stock price; (12) profit (including gross profit) and/or margin (including gross margin); (13) income (before or after taxes); (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes; (29) employee retention; (30) stockholders' equity; (31) capital expenditures; (32) debt levels; (33) operating profit or net operating profit; (34) workforce diversity; (35) growth of net income or operating income; (36) billings; (37) bookings; and (38) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our Board of Directors.

        Our Compensation Committee may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the goals are established, our Compensation Committee will appropriately make adjustments in the method of calculating the attainment of the performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, our Compensation Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

        Corporate Transactions.    Our 2012 Plan provides that in the event of a specified corporate transaction, including without limitation a consolidation, merger, or similar transaction involving our company in which we are not the surviving corporation, the sale, lease or other disposition of all or substantially all of the assets of our company or the consolidated assets of our company and our subsidiaries, or a sale or disposition of at least 50% of the outstanding capital stock of our company, the administrator will determine how to treat each outstanding stock award. The administrator may:

  •
  arrange for the assumption, continuation or substitution of the stock award by a successor corporation;

  •
  arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

  •
  accelerate the vesting of the stock award and provide for its termination at or prior to the effective time of the corporate transaction;

  •
  arrange for the lapse, in whole or in part, of any reacquisition or repurchase right held by us;

  •
  cancel the stock award prior to the transaction in exchange for a cash payment, if any, as the administrator may consider appropriate; or

  •
  cancel the stock award prior to the transaction in exchange for a payment, in such form as determined by the administrator in its sole discretion, equal to the excess of the value of the property the participant would have received upon exercise of the stock award immediately prior to the effective time over any exercise price payable in connection with the stock award.

        The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner. The administrator may take different actions with respect to the vested and unvested portions of a stock award.

        In the absence of any affirmative determination by the administrator at the time of a corporate transaction, each outstanding stock award will be assumed or an equivalent stock award will be substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the successor corporation or parent or subsidiary of such successor corporation does not agree to assume the stock award or to substitute an equivalent stock award, in which case such stock award will terminate upon the consummation of the transaction.

        Change in Control.    The administrator may provide in an individual award agreement, or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no such acceleration of the stock award will occur.

        Plan Amendment or Termination.    Our Board of Directors has the authority to amend, suspend, or terminate our 2012 Plan, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. No incentive stock options may be granted after the tenth anniversary of the earlier of the date (i) that our Board of Directors adopts our 2012 Plan, or (ii) our stockholders approve our 2012 Plan.

Amended and Restated 2002 Stock Option Plan

        Our Board of Directors adopted, and our stockholders approved, our 2002 Plan, in April 2002. Our 2002 Plan was most recently amended by our Board of Directors in May 2012 and approved by our stockholders in June 2012. Our 2002 Plan provides for the grant of incentive stock options to our employees and to the employees of any parent or subsidiary corporation, and for the grant of nonstatutory stock options and restricted stock awards to our employees, directors and consultants.

        Authorized Shares.    There are 8,489,727 shares of our common stock reserved for issuance under our 2002 Plan. As of June 30, 2012, 3,495,616 shares of our common stock have been issued upon the exercise of options granted under our 2002 Plan, options to purchase 4,614,568 shares of our common stock were outstanding at a weighted average exercise price of $1.36 per share, and 379,543 shares remained available for future grant under our 2002 Plan.

        Administration.    Our Board of Directors, or a committee thereof appointed by our Board of Directors, administers our 2002 Plan and the stock awards granted under it. Our Board of Directors has delegated to our Compensation Committee the authority to grant options under our 2002 Plan to all employees other than our Chief Executive Officer. The administrator has the power to modify outstanding awards under our 2002 Plan. Subject to the terms of our 2002 Plan, the administrator has the authority to reduce the exercise price of any outstanding option under the 2002 Plan or cancel and re-grant any outstanding option in exchange for a new stock option covering the same or a different number of shares of our common stock, with the consent of any adversely affected participant.

        Corporate Transactions.    Our 2002 Plan provides that in the event of a specified corporate transaction, including without limitation a consolidation, merger, or similar transaction involving our company in which we are not the surviving corporation, the sale, lease or other disposition of all or substantially all of the assets of our company or the consolidated assets of our company and our subsidiaries, or a sale or disposition of at least 90% of the outstanding capital stock of our company, the following actions may be taken: (i) the surviving or acquiring corporation may assume or continue the stock award or substitute a stock award issued by the successor corporation and (ii) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation. If the successor corporation does not assume, continue or substitute any or all of such outstanding stock awards, (a) stock awards held by participants whose continuous service with us has not terminated will be accelerated in full prior to the effective time of such corporate transaction and such stock awards will terminate if not exercised prior to the effective time, contingent upon the effectiveness of the corporate transaction, and (b) reacquisition or repurchase rights held by us will lapse with respect to stock awards held by participants whose continuous service with us has not terminated prior to the effective time, contingent upon the effectiveness of the corporate transaction.

        Change in Control.    The administrator may provide in an individual award agreement, or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no such acceleration of the stock award will occur.

2012 Employee Stock Purchase Plan

        Prior to the closing of this offering, we expect our Board of Directors will adopt and our stockholders will approve our 2012 Employee Stock Purchase Plan, or our ESPP. The maximum aggregate number of shares of our common stock that may be issued under our ESPP is            shares. Additionally, the number of shares of our common stock reserved for issuance under our ESPP will increase automatically each year, for a period of ten years, beginning on February 1, 2013 and continuing through and including February 1, 2022, by the lesser of (i)         % of the total number of shares of our common stock outstanding on the immediately preceding January 31; (ii)                 shares of common stock; or (iii) such lesser number as determined by our Board of Directors. Shares subject to purchase rights granted under our ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our ESPP.

        Our Board of Directors, or a duly authorized committee thereof, will be the "administrator" of our ESPP. Our Board of Directors intends to delegate its authority to administer the ESPP to our Compensation Committee.

        Our employees, including executive officers, or any of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (i) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, and (ii) continuous employment with us or one of our affiliates for a minimum period of time, not to equal or exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our ESPP if such employee (a) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of our common stock, or (b) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

        Our ESPP includes both a component that is intended to qualify as an employee stock purchase plan under Section 423 of the Code and a component that is not intended to so qualify. The purposes of the non-423 component of our ESPP is to authorize the grant of purchase rights that do not meet the requirements of an employee stock purchase plan because of deviations necessary or desirable to permit participation in our ESPP by employees who are foreign nationals or employed outside of the United States, while complying with applicable foreign laws.

        The administrator may approve offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under our ESPP including determining which of our designated affiliates will be eligible to participate in the 423 component of our ESPP and which of our designated affiliates will be eligible to participate in the non-423 component of our ESPP. No offerings have been approved at this time.

        Our ESPP permits participants to purchase shares of our common stock through payroll deductions or other methods, if required by law, with up to        % of their earnings. The purchase price of the shares will be not less than        % of the lower of the fair market value of our common stock on the first day of an offering or on the date of purchase.

        A participant may not transfer purchase rights under our ESPP other than by will, the laws of descent and distribution or as otherwise provided under our ESPP.

        In the event of a specified corporate transaction, such as our merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set to a date within ten business days prior to the corporate transaction. The participants' purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.

        Our ESPP will remain in effect until terminated by the administrator in accordance with the terms of the ESPP. Our Board of Directors has the authority to amend, suspend or terminate or ESPP, at any time and for any reason. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated.

Management Metric Based Bonus Program

        We maintain a management metric based bonus program for the benefit of certain of our officers and other employees that are designated as participants in such program. Historically we have adopted a new program each fiscal quarter or for each six months within a fiscal year. For the first six months of fiscal 2013, we have adopted a program for the benefit of Messrs. Miller and Hazell, and certain of our other officers and employees. The program provides for quarterly formula-based incentive payments. The amount of the incentive payment for the first quarter of fiscal 2013 is determined based on the amount of our new and renewal product bookings for that quarter. No payment will be made if the new product bookings metric for that quarter does not equal a minimum amount. The amount of incentive payment for the second quarter of fiscal 2013 will be determined based on the aggregate amount of our new and renewal product bookings for the first six months of fiscal 2013. No payment will be made if the new product bookings metric for that six-month period does not equal a minimum amount. Total payment under the program will not exceed 125% of the target payout under the program. To be eligible for a quarterly payment under the program, a participant must be employed as of the last day of the applicable quarter.

Management By Objective Program

        We maintain a management by objective program for the benefit of Mr. Lejeal. Historically, our Board of Directors and our Compensation Committee have established annual target amounts to be paid to Mr. Lejeal pursuant to the program. On a quarterly basis, our Chief Executive Officer makes a discretionary determination as to the amount of payment to be awarded to Mr. Lejeal under the program. To be eligible for a quarterly payment under the program, Mr. Lejeal must be employed by us as of the last day of the applicable quarter.

401(k) Plan

        We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants' interests in their deferrals are 100% vested when contributed. In fiscal 2012 and for the three months ended April 30, 2012, we made no matching contributions into the 401(k) plan. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participant's directions. The 401(k) plan is intended to qualify under Sections 401(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Insurance Premiums

        We pay premiums for medical insurance and dental insurance for all full-time employees, including our named executive officers. We also pay premiums for life insurance and long-term disability insurance benefits for all full-time employees, including our named executive officers. These benefits are available to all full-time employees, subject to applicable laws.

Limitation of Liability and Indemnification

        Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

  •
  breach of their duty of loyalty to the corporation or its stockholders;

  •
  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  transaction from which the directors derived an improper personal benefit.

        Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws, which will become effective upon the closing of this offering, provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the extent not prohibited by law. Our amended and restated bylaws, which will become effective upon the closing of this offering, also provide that we will advance expenses incurred by a director or executive officer in advance of the final disposition of any proceeding for which indemnification is provided and also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with his or her services to us, to the fullest extent permitted by law. We have obtained a policy of directors' and officers' liability insurance.

        Prior to the closing of this offering, we will enter into indemnification agreements with each of our directors and officers that require us to indemnify such persons against any and all expenses, including judgments, fines or penalties, attorney's fees, witness fees or other professional fees and related disbursements and other out-of-pocket costs incurred, in connection with any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry or administrative hearing, whether threatened, pending or completed, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or agent of our company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers of our company.

        At present, there is no pending litigation or proceeding involving a director or officer of our company for which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted for directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of transactions since February 1, 2009 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers, beneficial owners of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements that are described under the section titled "Executive Compensation" in this prospectus or that were approved by our Compensation Committee. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

Sales of Securities

Series D Preferred Stock

        In December 2009, we issued an aggregate of 5,619,851 shares of our Series D preferred stock at a purchase price of $2.847 per share for aggregate consideration of $16.0 million to 15 accredited investors. Upon the closing of this offering, each share of preferred stock will convert into one share of our common stock. The following table sets forth the names of our directors, executive officers and holders of more than 5% of our capital stock who participated in the Series D preferred stock financing.

Name of Stockholder	Shares of Series D Preferred Stock
Entities affiliated with Greylock XIII Limited Partnership(1)	3,512,469
MDV IX, L.P(2)	904,460
Entities affiliated with Boulder Ventures IV (Annex), L.P.(3)	442,487
Entities affiliated with Mobius Technology Ventures VI, L.P.(4)	442,487
Vista Ventures Advantage, L.P.	168,767
Timothy A. Miller(5)	75,040
Ryan A. Martens(6)	52,687
Don F. Hazell	21,454

(1)
Includes: (a) 3,130,523 shares of Series D preferred stock issued to Greylock XIII Limited Partnership; (b) 281,841 shares of Series D preferred stock issued to Greylock XIII-A Limited Partnership; and (c) 100,105 shares of Series D preferred stock issued to Greylock XIII Principals LLC. Entities affiliated with Greylock XIII Limited Partnership collectively hold more than 5% of our capital stock and Thomas F. Bogan, one of our directors, is a Venture Partner with Greylock XIII GP LLC, the general partner of Greylock XIII Limited Partnership and Greylock XIII-A Limited Partnership.

(2)
MDV IX, L.P., itself and as nominee for MDV IX, L.P. and MDV ENF IX, L.P., holds more than 5% of our capital stock and Bryan D. Stolle, one of our directors, is a General Partner of Ninth MDV Partners, L.L.C., the general partner of MDV IX, L.P.

(3)
Includes 442,487 shares of Series D preferred stock issued to Boulder Ventures V, L.P. Entities affiliated with Boulder Ventures V, L.P. collectively hold more than 5% of our capital stock and Peter A. Roshko, one of our directors, is a Managing Member of BV Partners IV, L.L.C. and BV Partners V, L.L.C., general partners of such entities affiliated with Boulder Ventures V, L.P.

(4)
Includes: (a) 220,491 shares of Series D preferred stock issued to SOFTBANK U.S. Ventures VI L.P.; (b) 205,580 shares of Series D preferred stock issued to Mobius Technology Ventures VI, L.P.; (c) 8,407 shares of Series D preferred stock issued to Mobius Technology Ventures Side Fund VI L.P.; and (d) 8,009 shares of Series D preferred stock issued to Mobius Technology Ventures Advisors Fund VI L.P. Entities affiliated with Mobius Technology Ventures VI, L.P. collectively hold more than 5% of our capital stock and Bradley A. Feld, one of our directors, is a Managing Director of Mobius VI LLC, the general partner of such entities affiliated with Mobius Technology Ventures VI, L.P.

(5)
Includes: (a) 35,125 shares of Series D preferred stock issued to Timothy A. Miller and Jerri Miller, Tenants in Common; (b) 34,368 shares of Series D preferred stock issued to Equity Trust Company, d.b.a. Sterling Trust, Custodian for the benefit of Timothy A. Miller; and (c) 5,547 shares of Series D preferred stock issued to Equity Trust Company, d.b.a. Sterling Trust, Custodian for the benefit of Jerri L. Miller.

(6)
Includes 52,687 shares of Series D preferred stock issued to Ryan Martens and Wynn Martens, Tenants in Common.

Series E Preferred Stock

        In May 2011, we issued an aggregate of 3,883,496 shares of our Series E preferred stock at a purchase price of $5.15 per share for aggregate consideration of $20.0 million to 12 accredited investors. Upon the closing of this offering, each share of preferred stock will convert into one share of our common stock. The following table sets forth the names of our holders of more than 5% of our capital stock who participated in the Series E preferred stock financing. None of our directors or executive officers purchased shares of Series E preferred stock.

Name of Stockholder	Shares of Series E Preferred Stock
Entities affiliated with Boulder Ventures IV (Annex), L.P.(1)	516,149
Entities affiliated with Mobius Technology Ventures VI, L.P.(2)	516,149
MDV IX, L.P.(3)	485,950
Entities affiliated with Greylock XIII Limited Partnership(4)	226,637
Vista Ventures Advantage, L.P.	196,863

(1)
Includes 516,149 shares of Series E preferred stock issued to Boulder Ventures V, L.P. Entities affiliated with Boulder Ventures V, L.P. collectively hold more than 5% of our capital stock and Peter A. Roshko, one of our directors, is a Managing Member of BV Partners IV, L.L.C. and BV Partners V, L.L.C., general partners of such entities affiliated with Boulder Ventures V, L.P.

(2)
Includes: (a) 257,197 shares of Series E preferred stock issued to SOFTBANK U.S. Ventures VI L.P.; (b) 239,803 shares of Series E preferred stock issued to Mobius Technology Ventures VI, L.P.; (c) 9,807 shares of Series E preferred stock issued to Mobius Technology Ventures Side Fund VI L.P.; and (d) 9,342 shares of Series E preferred stock issued to Mobius Technology Ventures Advisors Fund VI L.P. Entities affiliated with Mobius Technology Ventures VI, L.P. collectively hold more than 5% of our capital stock and Bradley A. Feld, one of our directors, is a Managing Director of Mobius VI LLC, the general partner of such entities affiliated with Mobius Technology Ventures VI, L.P.

(3)
Includes 485,950 shares of Series E preferred stock issued to MDV IX, L.P., as nominee for MDV IX, L.P. and MDV ENF IX, L.P. MDV IX, L.P., itself and as nominee for

  MDV IX, L.P. and MDV ENF IX, L.P., holds more than 5% of our capital stock and Bryan D. Stolle, one of our directors, is a General Partner of Ninth MDV Partners, L.L.C., the general partner of MDV IX, L.P.

(4)
Includes: (a) 201,993 shares of Series E preferred stock issued to Greylock XIII Limited Partnership; (b) 18,185 shares of Series E preferred stock issued to Greylock XIII-A Limited Partnership; and (c) 6,459 shares of Series E preferred stock issued to Greylock XIII Principals LLC. Entities affiliated with Greylock XIII Limited Partnership collectively hold more than 5% of our capital stock and Thomas F. Bogan, one of our directors, is a Venture Partner with Greylock XIII GP LLC, the general partner of Greylock XIII Limited Partnership and Greylock XIII-A Limited Partnership.

Stock Repurchases

        In connection with our Series E preferred stock financing described above, we agreed to repurchase shares of our preferred stock from certain of our executive officers at a price of $4.8925 per share, which represented 95% of the price per share paid for our Series E preferred stock. The repurchase took place in August 2011. The following table sets forth the number of shares and series of preferred stock repurchased from each of our executive officers, and the applicable aggregate consideration received by such executive officers.

Executive Officer	Series A-1 Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Aggregate Proceeds
Timothy A. Miller(1)	—	—	200,000	—	$978,500
Ryan A. Martens(2)	—	—	66,269	52,687	581,992
James M. Lejeal	21,678	13,322	—	—	171,238
Don F. Hazell	—	—	23,856	—	116,715

(1)
All shares repurchased from Timothy A. Miller and Jerri L. Miller, Tenants in Common.

(2)
All shares repurchased from Ryan A. Martens and Wynn Martens, Tenants in Common.

Stockholder Agreements

        In May 2011, in connection with our Series E preferred stock financing, we entered into a Fourth Amended and Restated Investor Rights Agreement, or the Rights Agreement, a Third Amended and Restated Right of First Refusal and Co-Sale Agreement, or the ROFR Agreement, and the Voting Agreement, to collectively provide for, among other things, voting rights and obligations, information rights, rights of first refusal and registration rights with certain holders of our preferred stock and certain holders of our common stock. The ROFR Agreement, the Voting Agreement and portions of the Rights Agreement will terminate upon the closing of this offering or the effective date of the registration statement pertaining to this offering. See the section titled "Management—Board Composition" for information regarding the provisions related to the election of our directors that will terminate upon the closing of this offering. However, the registration rights provided for in the Rights Agreement to the holders of our outstanding preferred stock, including certain of our directors, executive officers, beneficial owners of more than 5% of our capital stock and immediate family members of these individuals, will continue following the closing of this offering. As of June 30, 2012, the holders of 35,839,731 shares of our common stock that are issuable upon the conversion of our preferred stock are entitled to rights with respect to the registration of these shares following the closing of this offering. In addition, holders of certain warrants to purchase shares of our capital stock are entitled to a limited subset of the registration rights provided by the Rights Agreement. For a more detailed description of these registration rights, see the section titled "Description of Capital Stock—Registration Rights."

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors, and prior to the closing of this offering we will enter into new indemnification agreements that replace any existing indemnification agreements, as applicable, with each of our directors and officers, as described in the section titled "Executive Compensation—Limitation of Liability and Indemnification."

Policies and Procedures for Related Party Transactions

        Following the closing of this offering, our Audit Committee will have the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or a greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and any immediate family member of or person sharing a household with any of these individuals. Our Audit Committee charter will provide that the Audit Committee shall review and approve or disapprove any related party transactions. As of the date of this prospectus, we have not adopted any formal standards, policies or procedures governing the review and approval of related party transactions, but we expect that our Audit Committee will do so in the future.

        All related party transactions described in this section were not subject to the approval and review procedures set forth in the policy.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth the beneficial ownership of our common stock as of June 30, 2012 by:

  •
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock, on an as-converted basis;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        The percentage of shares beneficially owned before the offering shown in the table is based upon 41,061,901 shares of common stock outstanding as of June 30, 2012, after giving effect to the conversion of all of our outstanding preferred stock into 35,839,731 shares of common stock, which will occur upon the closing of this offering. The information relating to numbers and percentages of shares beneficially owned after the offering assumes the sale by us of            shares of common stock in this offering. The percentage ownership information assumes no exercise of the underwriters' option to purchase additional shares.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before August 29, 2012, which is 60 days after June 30, 2012. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Except as otherwise noted below, the address for persons listed in the table is c/o Rally Software Development Corp., 3333 Walnut Street, Boulder, CO 80301.

		Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Shares Beneficially Owned	Before Offering	After Offering
5% Stockholders:
Entities affiliates with Boulder Ventures IV (Annex), L.P.(1)	8,515,561	20.7%
Entities affiliated with Mobius Technology Ventures VI, L.P.(2)	8,515,559	20.7%
MDV IX, L.P., itself and as nominee for MDV IX, L.P. and MDV ENF IX, L.P.(3)	8,017,314	19.5%
Entities affiliated with Greylock XIII Limited Partnership(4)	3,739,106	9.1%
Vista Ventures Advantage, L.P.(5)	3,247,891	7.9%
Timothy A. Miller and related entities(6)	2,487,913	6.0%
Named Executive Officers and Directors:
Timothy A. Miller(6)	2,487,913	6.0%
James M. Lejeal(7)	450,504	1.1%
Don F. Hazell(8)	676,831	1.6%
Thomas F. Bogan(9)	—	*
Mark T. Carges(10)	49,103	*
Bradley A. Feld(2)	8,515,559	20.7%
Peter A. Roshko(1)	8,515,561	20.7%
Bryan D. Stolle(3)	8,017,314	19.5%
Timothy V. Wolf(11)	28,825	*
All executive officers and directors as a group (12 persons)(12)	30,701,824	72.3%

*
Represents beneficial ownership of less than 1% of the outstanding common stock.

(1)
Includes 7,091,023 shares, which includes 30,517 shares issuable upon exercise of outstanding warrants, held by Boulder Ventures IV (Annex), L.P. ("Boulder Ventures IV (Annex)"), 465,902 shares, which includes 2,020 shares issuable upon exercise of outstanding warrants, held by Boulder Ventures IV, L.P. ("Boulder Ventures IV") and 958,636 shares held by Boulder Ventures V, L.P. ("Boulder Ventures V" and, collectively with Boulder Ventures IV (Annex) and Boulder Ventures IV, the "Boulder Ventures Funds"). BV Partners IV, L.L.C. ("BV IV") is the General Partner of Boulder Ventures IV (Annex) and Boulder Ventures IV. BV Partners V, L.L.C. ("BV V") is the General Partner of Boulder Ventures V. BV IV may be deemed to indirectly beneficially own the shares owned by Boulder Ventures IV (Annex) and Boulder Ventures IV and BV V may be deemed to indirectly beneficially own the shares owned by Boulder Ventures V. Josh E. Fidler, Kyle Lefkoff, Lawrence M. Macks and Peter A. Roshko, a member of our Board of Directors, are Managing Members of BV IV and Mr. Lefkoff, Mr. Roshko and Jonathan L. Perl are Managing Members of BV V, and each share voting and dispositive power over the shares held by the applicable Boulder Ventures Funds. Each of these individuals disclaims beneficial ownership of the shares held by the Boulder Ventures Funds, except to the extent of his respective pecuniary interests arising therein. The address for the Boulder Ventures Funds is 1941 Pearl Street, Suite 300, Boulder, CO 80302.

(2)
Includes 3,956,330 shares, which includes 15,117 shares issuable upon exercise of outstanding warrants, held by Mobius Technology Ventures VI, L.P., 4,243,304 shares, which includes 16,213 shares issuable upon exercise of outstanding warrants, held by SOFTBANK U.S. Ventures VI, L.P., 161,795 shares, which includes 618 shares issuable upon exercise of outstanding warrants, held by Mobius Technology Ventures Side Fund VI, L.P. and 154,130 shares, which includes 588 shares issuable upon exercise of outstanding warrants, held by Mobius Technology Ventures Advisors Fund VI, L.P. (collectively, the "Mobius Funds"). Mobius VI LLC ("Mobius VI") is the General Partner of the Mobius Funds. Mobius VI may be deemed to indirectly beneficially own the shares owned by the Mobius Funds. Bradley A. Feld, a member of our Board of Directors, and Jason Mendelson are Managing Directors of Mobius VI and share voting and dispositive power over the shares held by the Mobius Funds. Each of these individuals disclaim beneficial ownership of the shares held by the Mobius Funds, except to the extent of each of their pecuniary interests arising therein. The address for the Mobius Funds is 1050 Walnut Street, Suite 210, Boulder, CO 80302.

(3)
Includes 7,531,364 shares held by MDV IX, L.P. and 485,950 shares held by MDV IX, L.P., as nominee for MDV IX, L.P. and MDV ENF IX, L.P. (collectively, "MDV IX"). Ninth MDV Partners, L.L.C. ("Ninth MDV") is the General Partner of MDV IX. Ninth MDV may be deemed to indirectly beneficially own the shares owned by MDV IX. Bryan D. Stolle, a member of our Board of Directors, and Jon Feiber, Bill Ericson, Josh Greene, Jim Smith, Erik Strasser and Paul Cleveland are General Partners of Ninth MDV and share voting and dispositive power over the shares held by MDV IX. Each of these individuals disclaim beneficial ownership of the shares held by MDV IX, except to the extent of each of their pecuniary interests arising therein. The address for MDV IX is 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, CA 94025.

(4)
Includes 3,332,516 shares held by Greylock XIII Limited Partnership ("Greylock XIII"), 300,026 shares held by Greylock XIII-A Limited Partnership ("Greylock XIII-A") and 106,564 shares held by Greylock XIII Principals LLC ("Greylock XIII Principals" and, collectively with Greylock XIII and Greylock XIII-A, the "Greylock Funds"). Greylock XIII GP LLC ("Greylock XIII GP") is the General Partner of Greylock XIII and Greylock XIII-A. Greylock Management Corporation ("Greylock Management") is the sole member Greylock XIII Principals. Greylock XIII GP and Greylock Management may be deemed to indirectly beneficially own the shares owned by Greylock XIII and Greylock XIII-A, and Greylock XIII Principals, respectively. William W. Helman, Aneel Bhusri, Donald A. Sullivan and David Sze are Senior Managing Members of Greylock XIII GP and directors of Greylock Management and share voting and dispositive power over the shares held by Greylock XIII, Greylock XIII-A and Greylock XIII Principals. Each of these individuals disclaim beneficial ownership of the shares held by the Greylock Funds, except to the extent of each of their respective pecuniary interests arising therein. The address for the Greylock Funds is One Brattle Square, Fourth Floor, Cambridge, MA 02138.

(5)
Includes 13,253 shares issuable upon exercise of outstanding warrants held by Vista Ventures Advantage, L.P. ("Vista Ventures"). Pinyon Capital Management, LLC ("Pinyon") is the General Partner of Vista Ventures. Pinyon may be deemed to indirectly beneficially own the shares owned by Vista Ventures. Catharine M. Merigold, David E. Dwyer, Kirk J. Holland and Lisa Reeves are Managing Members of Pinyon and share voting and dispositive power over the shares held by Vista Ventures. Each of these individuals disclaim beneficial ownership of the shares held by Vista Ventures, except to the extent of each of their pecuniary interest arising therein. The address for the Vista Ventures is 2755 Juilliard Street, Boulder, CO 80305.

(6)
Includes 1,043,697 shares, which includes 702,291 shares Mr. Miller has the right to acquire through the exercise of options exercisable within 60 days of June 30, 2012, held by Timothy A. Miller, 841,711 shares, which includes 16,567 shares issuable upon exercise of an outstanding warrant, held jointly by Mr. Miller and his spouse, 249,166 shares held by the Elizabeth E. Miller Irrevocable Trust, 249,166 shares held by the Sydney J. Miller Irrevocable Trust, 64,258 shares held by the Timothy A. Miller 2011 Irrevocable Trust, 34,368 shares held by the Sterling Trust as Custodian for the benefit of Timothy A. Miller and 5,547 shares held by the Sterling Trust as Custodian for the benefit of Jerri L. Miller. Mr. Miller is a limited partner in certain Boulder Ventures funds that beneficially own an aggregate of 8,049,659 shares of our common stock, as disclosed in footnote (1) to this table. Mr. Miller disclaims beneficial ownership of these shares, except to the extent of his pecuniary interests therein.

(7)
Includes 63,198 shares Mr. Lejeal has the right to acquire through the exercise of options exercisable within 60 days of June 30, 2012, and 12,971 shares held by Mr. Lejeal pursuant to the early exercise of an option that are subject to a repurchase option in our favor as of June 30, 2012, which repurchase option lapses in its entirety on August 25, 2012. Mr. Lejeal is a limited partner in a Boulder Ventures fund that beneficially owns an aggregate of 958,636 shares of our common stock, as disclosed in footnote (1) to this table. Mr. Lejeal disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(8)
Includes 204,687 shares Mr. Hazell has the right to acquire through the exercise of options exercisable within 60 days of June 30, 2012 and 1,192 shares issuable upon exercise of an outstanding warrant held by Mr. Hazell.

(9)
Excludes 3,739,106 shares held by the Greylock Funds referenced in footnote (4) to this table. Mr. Bogan is a Venture Partner of Greylock XIII GP. Mr. Bogan does not have voting or dispositive power with respect to any of the shares held by the Greylock Funds, and disclaims beneficial ownership of any securities held by them, except to the extent of his respective pecuniary interests arising therein. Mr. Bogan is also a limited partner in a Greylock fund that beneficially owns an aggregate of 3,332,516 shares of our common stock, as disclosed in footnote (4) to this table. Mr. Bogan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(10)
Includes 28,825 shares Mr. Carges has the right to acquire through the exercise of options exercisable within 60 days of June 30, 2012 and 20,278 shares held jointly by Mr. Carges and his spouse.

(11)
Consists of 28,825 shares Mr. Wolf has the right to acquire through the exercise of options exercisable within 60 days of June 30, 2012.

(12)
In addition to the shares referenced in footnotes (1) through (3) and (6) through (11) to this table, includes (a) 173,437 shares Ryan A. Martens has the right to acquire through the exercise of options exercisable within 60 days of June 30, 2012, 1,555,028 shares, which includes 3,313 shares issuable upon exercise of an outstanding warrant, held jointly by Mr. Martens and his spouse and 28,000 shares held by Mr. Martens and his spouse as custodians for his son, (b) 191,250 shares, which includes 93,750 shares Richard D. Leavitt has the right to acquire through the exercise of options exercisable within 60 days of June 30, 2012, held by Mr. Leavitt and (c) 12,499 shares Kenneth M. Mesikapp has the right to acquire through the exercise of options exercisable within 60 days of June 30, 2012.

 DESCRIPTION OF CAPITAL STOCK

        Upon the closing of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. The following is a summary of the rights of our common and preferred stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, our outstanding warrants, the Rights Agreement and the Delaware General Corporation Law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, warrants and Rights Agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law.

Common Stock

        As of June 30, 2012, there were 5,222,170 shares of our common stock and 35,839,731 shares of our preferred stock outstanding. After giving effect to the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering, there would have been 41,061,901 shares of our common stock outstanding on that date held by 147 stockholders of record. As of June 30, 2012, there were outstanding options to purchase 4,614,568 shares of common stock, warrants to purchase 121,002 shares of common stock and warrants to purchase 344,127 shares of preferred stock, which warrants will convert into the right to purchase the same number of shares of common stock upon the closing of this offering.

        Voting Rights.    Each holder of common stock is entitled to one vote for each share of common stock on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, subject to the rights of holders of any then-outstanding shares of preferred stock.

        Dividends.    Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

        Liquidation.    In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

        Rights and Preferences.    Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

        Fully Paid and Nonassessable.    All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

        Upon the closing of this offering, our Board of Directors will have the authority under our amended and restated certificate of incorporation, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges and restrictions of the shares of each wholly unissued series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

        Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or otherwise adversely affecting the rights of holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control and may adversely affect the market price of our common stock. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no current plans to issue any shares of preferred stock.

Warrants

        As of June 30, 2012, there were outstanding warrants to purchase the number and type of shares of our capital stock set forth in the table below. Upon the closing of this offering, the outstanding warrants to purchase shares of our preferred stock will convert into warrants to purchase the same number of shares of our common stock, as set forth in the column "Number of Shares of Common Stock After this Offering" below.

Description	Number of Shares of Common Stock After this Offering		Weighted Average Exercise Price After this Offering
Common Stock	121,002	(1)	$0.140
Series A-1 preferred stock	81,875		1.000
Series B preferred stock	100,354		1.126
Series C preferred stock	161,898		1.509

(1)
These warrants will be automatically net exercised immediately prior to the closing of this offering if not exercised earlier.

        In June 2005, in connection with a loan and security agreement entered into with Silicon Valley Bank, or SVB, we issued to SVB a warrant to purchase 81,875 shares of our Series A-1 preferred stock at an exercise price of $1.00 per share. SVB assigned the warrant to Silicon Valley Bancshares (now SVB Financial Group). The warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions. The warrant will become exercisable for an aggregate of 81,875 shares of our common stock at an exercise price of $1.00 per share upon the closing of this offering and is exercisable until its expiration on June 30, 2015. The loan and security agreement terminated in 2007.

        In November 2006, we issued to the Entrepreneurs Foundation of Colorado LLC, a company that encourages local companies to give back to their community, a warrant to purchase 65,002 shares of our common stock at an exercise price of $0.26 per share. The warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions. The warrant will be automatically net exercised immediately prior to the closing of this offering if not exercised earlier.

        In May 2007, in connection with a loan and security agreement, or the Loan Agreement, with Square 1 Bank we issued to Square 1 Bank a warrant to purchase 53,286 shares of our Series B preferred stock, subject to increase based on the aggregate amount of all advances under the Loan Agreement, at an exercise price of $1.126 per share. In December 2009, we amended and restated this warrant to fix the number of shares of Series B preferred stock subject to purchase under this warrant at 100,354, and the exercise price remained $1.126 per share. The warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications and consolidations. The warrant will become exercisable for an aggregate of 100,354 shares of our common stock at an exercise price of $1.126 per share upon the closing of this offering and is exercisable until its expiration on the later of May 16, 2014 or, if this offering is completed prior to that date, three years after the closing of this offering.

        In May 2008, in connection with our Series C preferred stock financing, we issued warrants exercisable for an aggregate of 99,398 shares of our Series C preferred stock at an exercise price of $1.509 per share, or the bridge warrants, to holders of $2,500,000 in principal amount of convertible promissory notes that were converted into Series C preferred stock in the Series C preferred stock financing. The bridge warrants have a net exercise provision and contain provisions for the adjustment of the exercise price and the number of shares issuable upon exercise in the event of certain stock dividends, stock splits, recapitalizations, reclassifications and consolidations. The bridge warrants will become exercisable for an aggregate of 99,398 shares of our common stock at an exercise price of $1.509 per share upon the closing of this offering and are exercisable until the earlier of May 20, 2018 or five years after the closing of this offering.

        In September 2008, in connection with an amendment to the Loan Agreement, we issued to Square 1 Bank a warrant to purchase 62,500 shares of our Series C preferred stock at an exercise price of $1.509 per share. The warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon exercise in the event of certain stock dividends, stock splits, recapitalizations, reclassifications and consolidations. The warrant will become exercisable for an aggregate of 62,500 shares of our common stock at an exercise price of $1.509 per share upon the closing of this offering and is exercisable until the later of September 30, 2015 or, if this offering is completed after September 30, 2012 and prior to September 30, 2015, three years after the closing of this offering.

        In May 2011, we issued to The Community Foundation, a nonprofit charitable organization, a warrant to purchase 56,000 shares of our common stock at an exercise price of $0.001 per share. The warrant has a net exercise provision and contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications and consolidations. The warrant will be automatically net exercised immediately prior to the closing of this offering, if not exercised earlier.

        The holders of certain of these warrants are entitled to registration rights under the Rights Agreement, as described in "—Registration Rights" below.

Registration Rights

        Under the Rights Agreement, upon the closing of this offering, the holders of 35,839,731 shares of our common stock or certain of their transferees, and the holders of warrants to purchase 244,729 shares of our common stock, will be entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights will expire three years following the closing of this offering, or, with respect to any particular stockholder, when such stockholder holds less than 1% of our outstanding common stock and is able to sell all of its shares pursuant to Rule 144 of the Securities Act during any 90-day period. In an underwritten offering, the underwriter has the right, subject to specified conditions, to limit the number of shares such holders may include in an offering. In connection with this offering, each stockholder that has registration rights has agreed not to sell or otherwise dispose of any securities without the prior written consent of the underwriters for a period of 180 days after the date of this prospectus, subject to certain terms and conditions. For more information regarding such restrictions, see the section titled "Underwriting—Lock-Up Agreements."

Demand Registration Rights

        After the closing of this offering, the holders of 35,839,731 shares of our common stock or certain of their transferees will be entitled to certain demand registration rights. The holders of at least 50% of these shares, or alternatively, holders proposing to sell a portion of these shares with anticipated net proceeds of at least $5.0 million, can, on not more than two occasions that result in effective registrations, request that we register the offer and sale of all or a portion of their shares of our common stock covered by the Rights Agreement. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days; provided that during such 90 day period we may not register any securities on our own behalf or on behalf of others. Additionally, we will not be required to effect a demand registration during the period beginning with the date of filing of, and ending 180 days following the effectiveness of, the registration statement relating to this offering.

Piggyback Registration Rights

        After the closing of this offering, if we propose to register the offer and sale of any of our securities under the Securities Act, in connection with the public offering of such securities the holders of 35,839,731 shares of our common stock or certain of their transferees, and the holders of warrants to purchase 244,729 shares of our common stock, will be entitled to certain "piggyback" registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations that may be imposed by the underwriters, if any, in such a registration. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration related to a employee benefit plan or (2) a registration related to a corporate reorganizations or certain other transactions under Rule 145 of the Securities Act, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. The warrants described in "—Warrants" above that were issued to SVB and Square 1 Bank are also entitled to the foregoing "piggyback" registration rights set forth in the Rights Agreement with respect to the shares of our common stock that will be issuable upon exercise of such warrants following the closing of this offering.

S-3 Registration Rights

        After the closing of this offering, the holders of 35,839,731 shares of our common stock or certain of their transferees may make a written request that we register the offer and sale of these shares on Form S-3, provided we are eligible to file a registration statement on Form S-3 and the anticipated aggregate offering price of the shares to be sold is at least $1.0 million. These stockholders may make an unlimited number of requests for registration on Form S-3, which requests shall not be counted as "demand registrations." If we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days; provided that during such 90 day period we may not register any securities on our own behalf or on behalf of others, other than with respect to (1) a registration related to a employee benefit plan, (2) a registration related to a corporate reorganizations or certain other transactions under Rule 145 of the Securities Act, (3) a registration on any form that does not include substantially the same information as would be required to register the shares of the holders requesting a registration on Form S-3 or (4) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that we are also registering.

Expenses of Registration

        Generally, we are required to bear all registration and selling expenses, other than underwriting discounts and selling commissions, incurred in connection with the demand, piggyback and Form S-3 registrations described above.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

        Delaware Anti-Takeover Law.    We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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  at or subsequent to the time of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines a "business combination" to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an "interested stockholder" as a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock.

        Section 203 could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board of Directors and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

        Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.    Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, may delay or discourage transactions involving an actual or potential change of control or change in our Board of Directors or our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering will:

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  permit our Board of Directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

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  provide that the authorized number of directors may be changed only by resolution of our Board of Directors;

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  provide that our Board of Directors will be classified into three classes of directors;

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  provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

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  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

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  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder's notice;

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  provide that special meetings of our stockholders may be called only by the chairman of our Board of Directors, our chief executive officer or president or by our Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

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  not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

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  provide that, unless we consent otherwise, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Although our amended and restated certificate of incorporation will include the foregoing provision, in light of several pending lawsuits challenging the validity of choice of forum provisions in other companies' organizational documents, it is possible that a court could rule that such provision is inapplicable or unenforceable.

        The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is                    . The transfer agent and registrar's address is                         .

                    Listing

        We have applied to have our common stock listed on            under the symbol "            ."

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, no public market has existed for our common stock. Market sales of shares of our common stock after this offering and from time to time, and the availability of shares for future sale, may reduce the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after closing of this offering due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock and impair our ability to raise equity capital. Although we have applied to list our common stock on                , we cannot assure you that there will be an active market for our common stock.

        Based upon the number of shares outstanding as of June 30, 2012, upon the closing of this offering, we will have outstanding an aggregate of            shares of our common stock, assuming no exercise of the underwriters' option to purchase additional shares and no exercise of outstanding options or warrants, after giving effect to the conversion of all outstanding shares of our preferred stock into 35,839,731 shares of common stock immediately prior to the closing of this offering. All of the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless held by our affiliates, as that term is defined under Rule 144 under the Securities Act, or subject to lock-up agreements. The remaining shares of common stock outstanding upon the closing of this offering are restricted securities as defined in Rule 144. Restricted securities may be sold in the U.S. public market only if registered or if they qualify for an exemption from registration, including by reason of Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. These remaining shares will generally become available for sale in the public market as follows:

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  approximately              shares will be eligible for sale upon the closing of this offering;

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  approximately              shares will be eligible for sale in the public market upon expiration of lock-up agreements 181 days after the date of this prospectus, which date may be extended in specified circumstances, subject in certain circumstances to the volume, manner of sale and other limitations of Rule 144 and Rule 701; and

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  approximately              shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, but could be sold earlier if the holder exercises available registration rights.

        Additionally, of the 4,614,568 shares of common stock issuable upon exercise of options outstanding as of June 30, 2012, approximately                shares will be vested and eligible for sale 181 days after the date of this prospectus, which date may be extended in specified circumstances.

Rule 144

        In general, under Rule 144 under the Securities Act, as currently in effect, beginning 90 days after the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock to be sold for at least six months, would be entitled to sell an unlimited number of shares of our common stock, provided current public information about us is available. In addition, under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares of our common stock to be sold for at least one year, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

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  1% of the number of shares of our common stock then outstanding, which will equal approximately            shares upon completion this offering, assuming no exercise of the underwriters' option to purchase additional shares; and

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  the average weekly trading volume of our common stock on                  during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales of restricted shares under Rule 144 by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 701

        In general, under Rule 701 under the Securities Act, as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement) are entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our "affiliates," as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our "affiliates" may resell those shares without compliance with Rule 144's minimum holding period requirements (subject to the terms of the lock-up agreement referred to below, if applicable).

Lock-Up Agreements

        As described under the section titled "Underwriting—Lock-Up Agreements", we, all of our directors and executive officers and substantially all of our other stockholders, option holders and warrant holders, prior to this offering have agreed that, subject to certain exceptions, without the prior written consent of each of Barclays Capital Inc. and Deutsche Bank Securities Inc., we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus. In certain circumstances, such 180-day restricted period will be extended. Barclays Capital Inc. and Deutsche Bank Securities Inc., with our consent, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Registration Rights

        Upon the closing of this offering, the holders of 35,839,731 shares of our common stock, including the common stock issuable upon conversion of our preferred stock, will have the right to require us to register their shares for resale under the Securities Act, beginning 180 days after the date of this prospectus, subject to any extensions that may be imposed on stockholders that are subject to the lock-up agreements described above.

        Registration of these shares for resale under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Any sales of securities by these stockholders could adversely affect the trading price of our common stock. These registration rights are described in more detail under the section titled "Description of Capital Stock—Registration Rights."

Equity Incentive Plans

        Following the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of common stock issued or reserved for issuance under our equity incentive plans, including any equity incentive plans adopted in connection with this offering. Accordingly, shares registered under such registration statements will be available for sale in the open market, subject to vesting restrictions with us and the lock-up restrictions described above.

 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of material U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock acquired in this offering by a non-U.S. holder. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership or:

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  an individual who is a citizen or resident of the United States;

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

        An individual may be treated for U.S. federal income tax purposes as a resident instead of a nonresident of the United States in any calendar year if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, or the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus.

        We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances or the potential application of the provision of the Code known as the Medicare contribution tax nor does it address any aspects of state, local or non-U.S. taxes, or U.S. federal taxes other than income and estate taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

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  insurance companies;

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  tax-exempt organizations;

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  financial institutions;

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  brokers or dealers in securities;

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  pension plans;

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  controlled foreign corporations;

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  passive foreign investment companies;

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  owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

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  certain U.S. expatriates.

        In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities which are transparent for U.S. federal income tax purposes. A partner in a partnership or other transparent entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other transparent entity, as applicable.

        Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Dividends

        If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading "—Gain on Disposition of Common Stock."

        Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder's country of residence generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

        Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification requirements. To obtain this exemption, a non-U.S. holder must provide us with a properly executed original and unexpired IRS Form W-8ECI properly certifying such exemption. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

Gain on Disposition of Common Stock

        Subject to the discussion below regarding FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

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  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

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  the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition; or

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  we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter) a "U.S. real property holding corporation" unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than five percent of our outstanding common stock, directly, indirectly or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

        We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 28% through December 31, 2012, and thereafter set to increase to 31%, with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption.

        Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

        The recently enacted Foreign Account Tax Compliance Act, or FATCA, will impose a 30% withholding tax on any "withholdable payment" to (i) a "foreign financial institution" (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Under certain limited circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

        "Withholdable payments" will include U.S.-source payments otherwise subject to nonresident withholding tax, and also include the entire gross proceeds from the sale of any equity of U.S. issuers. The withholding tax will apply regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax (e.g., under the portfolio interest exemption or as capital gain). The IRS is authorized to provide rules for implementing the FATCA withholding regime with the existing nonresident withholding tax rules.

        Transitional IRS guidance indicates that, under future regulations, this withholding will apply to U.S.-source payments otherwise subject to nonresident withholding tax made on or after January 1, 2014 and to the payment of gross proceeds from the sale of any equity of U.S. issuers made on or after January 1, 2015.

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

        Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

 UNDERWRITING

        Barclays Capital Inc. and Deutsche Bank Securities Inc. are acting as representatives of the underwriters and joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Pacific Crest Securities LLC
Piper Jaffray & Co.
Needham & Company, LLC

Total

        The underwriting agreement provides that the underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $                per share. After the offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The expenses of the offering that are payable by us are estimated to be $                (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

        We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement to purchase, from time to time, in whole or in part, up to an aggregate of                    shares at the initial public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than                    shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

        We, all of our directors and executive officers and substantially all of our other stockholders, option holders and warrant holders have agreed that, subject to certain exceptions, without the prior written consent of each of the representatives, we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by each of the representatives, provided, however, that no such extension shall apply from and after the date that the Financial Industry Regulatory Authority shall have publicly announced, or otherwise provided written guidance, that Rule 2711(f)(4) is no longer applicable with respect to any public offering or any public offering with substantially the same characteristics as this offering.

        The representatives, in their sole discretion and only with our consent, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, the representatives will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives are expected to consider, among other things:

  •
  the history and prospects for the industry in which we compete;

  •
  our financial information;

  •
  the ability of our management and our business potential and earning prospects;

  •
  the prevailing securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly-traded shares of generally comparable companies.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on                    or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing of Common Stock

        We have applied to list our shares of common stock on the                        under the symbol "            ."

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

        Certain of the underwriters and/or their affiliates have engaged, and/or may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received, expect to receive, customary fees and expense reimbursement for these commercial and investment banking transactions.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive or, in each case, a Relevant Member State, an offer to the public of any shares of our common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ordinary shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Cayman Islands

        No offer or invitation to subscribe for shares of our common stock may be made to the public in the Cayman Islands.

Hong Kong

        The shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the

Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares of our common stock under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any shares of our common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

 LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, Broomfield, Colorado. As of the date of this prospectus, GC&H Investments, LLC, an entity that includes current and former partners and associates of Cooley LLP, beneficially owns 72,203 shares of our preferred stock, which will be converted into 72,203 shares of our common stock upon the closing of this offering and Cooley LLP beneficially owns 19,901 shares of our common stock. The underwriters are being represented by Davis Polk & Wardwell LLP, Menlo Park, California, in connection with the offering.

EXPERTS

        The consolidated financial statements of Rally Software Development Corp. as of January 31, 2011 and 2012, and for each of the years in the three-year period ended January 31, 2012, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.rallydev.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

RALLY SOFTWARE DEVELOPMENT CORP.

Index to Consolidated Financial Statements

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Rally Software Development Corp.:

        We have audited the accompanying consolidated balance sheets of Rally Software Development Corp. and subsidiaries (the Company) as of January 31, 2011 and 2012, and the related consolidated statements of operations, comprehensive loss, common stockholders' deficit, and cash flows for each of the years in the three-year period ended January 31, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rally Software Development Corp. and subsidiaries as of January 31, 2011 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boulder, Colorado
July 25, 2012

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	January 31, 2011	January 31, 2012	April 30, 2012	Pro forma April 30, 2012 (note 2)
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,566	$19,452	$20,521	$20,521
Accounts receivable, net	10,722	11,904	11,848	11,848
Other receivables	934	37	77	77
Prepaid expenses and other current assets	712	821	1,350	1,350

Total current assets	16,934	32,214	33,796	33,796
Property and equipment, net (note 4)	3,478	3,244	3,023	3,023
Other assets	46	14	44	44

Total assets	$20,458	$35,472	$36,863	$36,863

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' (Deficit) Equity
Current liabilities:
Accounts payable	$1,407	$1,589	$1,356	$1,356
Accrued liabilities (note 5)	1,881	1,943	2,017	2,017
Deferred revenue	17,616	24,175	26,282	26,282
Other current liabilities	286	630	298	298

Total current liabilities	21,190	28,337	29,953	29,953
Deferred revenue, net of current portion	722	934	1,432	1,432
Deferred rent expense, net of current portion	893	537	869	869
Other long-term liabilities	64	—	—	—
Warrants for redeemable convertible preferred stock, at estimated fair value (note 7)	591	925	1,362	—

Total liabilities	23,460	30,733	33,616	32,254

Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value per share:
Series E redeemable convertible preferred stock:
At January 31, 2012 and April 30, 2012 (unaudited), authorized, 4,000,000 shares; issued and outstanding, 3,883,496 shares (aggregate liquidation value of $20,000); pro forma: zero shares issued and outstanding at April 30, 2012.	—	19,882	19,882	—
Series D redeemable convertible preferred stock:
At January 31, 2011 and 2012 and April 30, 2012 (unaudited), authorized, 5,704,851, 5,619,851 and 5,619,851 shares, respectively; issued and outstanding, 5,619,851, 5,567,164 and 5,567,164 shares, respectively (aggregate liquidation value $16,000, $15,850 and $15,850, respectively); pro forma: zero shares issued and outstanding at April 30, 2012.	15,945	15,803	15,803	—
Series A-1 redeemable convertible preferred stock:
At January 31, 2011 and 2012 and April 30, 2012 (unaudited), authorized, 8,524,941 shares; issued and outstanding, 8,443,066, 8,421,388 and 8,421,388 shares, respectively (aggregate liquidation value of $8,443, $8,421 and $8,421, respectively); pro forma: zero shares issued and outstanding at April 30, 2012.	8,412	8,395	8,395	—
Series B redeemable convertible preferred stock:
At January 31, 2011 and 2012 and April 30, 2012 (unaudited), authorized, 7,205,155 shares; issued and outstanding 7,104,801, 7,091,479 and 7,091,479 shares, respectively (aggregate liquidation value of $8,000, $7,985 and $7,985, respectively); pro forma: zero shares issued and outstanding at April 30, 2012.	7,968	7,957	7,957	—
Series C redeemable convertible preferred stock:
At January 31, 2011 and 2012 and April 30, 2012 (unaudited), authorized, 11,328,227 shares; issued and outstanding 11,166,329, 10,876,204 and 10,876,204 shares, respectively (aggregate liquidation value of $16,850, $16,412 and $16,412, respectively); pro forma: zero shares issued and outstanding at April 30, 2012.	16,806	16,373	16,373	—

Total redeemable convertible preferred stock (note 8)	49,131	68,410	68,410	—

Stockholders' (deficit) equity:
Common stock, $0.0001 par value per share. At January 31, 2011 and 2012 and April 30, 2012 (unaudited), authorized, 42,500,000, 50,000,000 and 50,000,000 shares, respectively; issued and outstanding, 4,463,582, 4,939,159 and 5,026,805 shares, respectively; pro forma: 40,866,536 issued and outstanding at April 30, 2012	1	1	1	4
Additional paid-in capital	1,021	1,079	1,298	71,067
Accumulated deficit	(53,157)	(64,749)	(66,470)	(66,470)
Accumulated other comprehensive (loss) income	2	(2)	8	8

Total stockholders' (deficit) equity	(52,133)	(63,671)	(65,163)	4,609

Total liabilities, redeemable convertible preferred stock and stockholder's (deficit) equity	$20,458	$35,472	$36,863	$36,863

See accompanying notes to consolidated financial statements.

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Statements of Operations

(in thousands, except per share data)

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Revenue:
Subscription and support	$12,897	$19,902	$31,124	$6,462	$9,530
Perpetual license	1,334	4,260	3,546	1,440	1,611

Total product revenue	14,231	24,162	34,670	7,902	11,141
Professional services	4,142	5,548	6,655	1,806	1,837

Total revenue	18,373	29,710	41,325	9,708	12,978

Cost of revenue:
Product	1,990	3,033	4,096	923	1,153
Professional services	3,373	4,846	5,679	1,402	1,586

Total cost of revenue	5,363	7,879	9,775	2,325	2,739

Gross profit	13,010	21,831	31,550	7,383	10,239

Operating expenses:
Sales and marketing	13,407	18,526	23,552	5,656	7,005
Research and development	5,230	7,979	11,074	2,508	3,041
General and administrative	3,875	5,074	8,170	1,571	2,302
Sublease termination income (note 14)	—	—	—	—	(839)

Total operating expenses	22,512	31,579	42,796	9,735	11,509

Loss from operations	(9,502)	(9,748)	(11,246)	(2,352)	(1,270)
Other (expense) income:
Interest and other income	9	72	53	1	2
Interest expense	(233)	(251)	(349)	(236)	(438)
Loss on foreign currency transactions and other gain (loss)	(20)	(12)	(50)	(31)	(15)

Net loss	(9,746)	(9,939)	(11,592)	(2,618)	(1,721)
Accretion of redeemable convertible preferred stock	(67)	(81)	(22)	(17)	—
Preferred stock deemed dividend	—	—	(762)	—	—

Net loss attributable to common stockholders	$(9,813)	$(10,020)	$(12,376)	$(2,635)	$(1,721)

Net loss per common share:
Basic and diluted	$(3.18)	$(2.78)	$(2.65)	$(0.58)	$(0.35)

Weighted average common shares outstanding:
Basic and diluted	3,086	3,610	4,678	4,513	4,977

Pro forma net loss per share (unaudited):
Basic and diluted			$(0.29)		$(0.03)

Pro forma weighted average common shares outstanding (unaudited):
Basic and diluted			39,482		40,816

See accompanying notes to consolidated financial statements.

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Net loss	$(9,746)	$(9,939)	$(11,592)	$(2,618)	$(1,721)
Other comprehensive loss:
Foreign currency translation adjustments	—	2	(4)	8	10

Comprehensive loss	$(9,746)	$(9,937)	$(11,596)	$(2,610)	$(1,711)

See accompanying notes to consolidated financial statements.

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Statements of Common Stockholders' Deficit

(in thousands)

	Common stock			Accumulated other comprehensive (loss) income
			Additional paid-in capital		Accumulated deficit	Total stockholders' deficit
	Shares	Amount
Balance, February 1, 2009	2,876	$1	$346	$—	$(33,468)	$(33,121)
Common stock issued in connection with stock incentive plans	430	—	101	—	—	101
Share-based compensation	—	—	171	—	—	171
Preferred stock cost accretion	—	—	(67)	—	—	(67)
Net loss	—	—	—	—	(9,746)	(9,746)

Balance, January 31, 2010	3,306	1	551	—	(43,214)	(42,662)
Treasury shares purchased and retired	(9)	—	(2)	—	(4)	(6)
Common stock issued in connection with stock incentive plans	1,092	—	310	—	—	310
Estimated fair value of common stock issued as partial consideration for Enkari, Ltd. Assets	75	—	50	—	—	50
Share-based compensation	—	—	193	—	—	193
Preferred stock cost accretion	—	—	(81)	—	—	(81)
Net loss	—	—	—	—	(9,939)	(9,939)
Other comprehensive income	—	—	—	2	—	2

Balance, January 31, 2011	4,464	1	1,021	2	(53,157)	(52,133)
Deemed dividend in connection with purchase and cancellation of preferred stock	—	—	(762)	—	—	(762)
Common stock issued in connection with stock incentive plans	475	—	152	—	—	152
Estimated fair value of warrant issued as a charitable contribution	—	—	122	—	—	122
Share-based compensation	—	—	568	—	—	568
Preferred stock cost accretion	—	—	(22)	—	—	(22)
Net loss	—	—	—	—	(11,592)	(11,592)
Other comprehensive loss	—	—	—	(4)	—	(4)

Balance, January 31, 2012	4,939	1	1,079	(2)	(64,749)	(63,671)
Common stock issued in connection with stock incentive plans (unaudited)	88	—	30	—	—	30
Share-based compensation (unaudited)	—	—	189	—	—	189
Net loss (unaudited)	—	—	—	—	(1,721)	(1,721)
Other comprehensive income (unaudited)	—	—	—	10	—	10

Balance, April 30, 2012 (unaudited)	5,027	$1	$1,298	$8	$(66,470)	$(65,163)

See accompanying notes to consolidated financial statements.

RALLY SOFTWARE DEVELOPMENT CORP.

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Cash flow from operating activities:
Net loss	$(9,746)	$(9,939)	$(11,592)	$(2,618)	$(1,721)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	542	1,106	1,863	444	441
Noncash share-based compensation expense	171	193	568	52	189
Noncash interest expense	95	210	336	232	438
Noncash sublease termination income	—	—	—	—	(839)
Noncash charitable contribution	—	—	122	—	—
Loss on disposition of property and equipment	3	—	12	16	—
Changes in operating assets and liabilities:
Accounts receivable	(1,634)	(4,183)	(1,182)	971	56
Other receivables	(44)	(885)	898	850	(40)
Prepaid expenses and other current assets	(173)	(298)	(112)	(89)	(529)
Other assets	14	7	(37)	16	(30)
Accounts payable and accrued liabilities	427	1,175	592	201	(122)
Deferred revenue	4,739	5,899	6,771	1,898	2,606
Other current liabilities	185	224	476	82	(313)
Deferred rent expense, net of current portion	74	819	(356)	(37)	1,170
Other long-term liabilities	7	(71)	(63)	(23)	—

Net cash provided by (used in) operating activities	(5,340)	(5,743)	(1,704)	1,995	1,306

Cash flows from investing activities:
Purchase of property and equipment	(368)	(2,760)	(1,925)	(904)	(252)
Proceeds from sale of assets	—	—	—	—	5
Purchase of Enkari, Ltd. assets	—	(300)	—	—	—

Net cash used in investing activities	(368)	(3,060)	(1,925)	(904)	(247)

Cash flows from financing activities:
Proceeds from notes payable and revolving line of credit	3,090	—	—	—	—
Payments on notes payable and revolving line of credit	(400)	(2,690)	—	—	—
Purchase and cancelation of preferred stock	—	—	(1,388)	—	—
Purchase of treasury shares	—	(6)	—	—	—
Proceeds from issuance of common stock	87	310	122	23	21
Payments on capital lease obligations	(103)	(151)	(101)	(41)	(11)
Proceeds from issuance of preferred stock	16,000	—	20,000	—	—
Preferred stock offering costs	(77)	—	(118)	—	—

Net cash provided by (used in) financing activities	18,597	(2,537)	18,515	(18)	10

Increase (decrease) in cash and cash equivalents	12,889	(11,340)	14,886	1,073	1,069
Cash and cash equivalents-beginning of period	3,017	15,906	4,566	4,566	19,452

Cash and cash equivalents-end of period	$15,906	$4,566	$19,452	$5,639	$20,521

Supplementary information:
Cash paid for interest	$138	$42	$12	$4	$1
Noncash investing and financing activities:
Common stock issued as partial consideration to acquire Enkari, Ltd.	$—	$50	$—	$—	$—
Property and equipment purchases in accounts payable	19	451	99	39	72
Property and equipment acquired with capital leases	123	—	—	—	—

See accompanying notes to consolidated financial statements.

Rally Software Development Corp.

Notes to Consolidated Financial Statements

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(1) Nature of Business and Operations

        Rally Software Development Corp. (we, our or us) is a provider of cloud-based solutions for managing Agile software development. Our platform transforms the way organizations manage the software development lifecycle by enabling close alignment of software development and strategic business objectives, facilitating collaboration, increasing transparency, and automating manual processes. Organizations use our solutions to accelerate the pace of innovation, improve productivity and more effectively adapt to rapidly-changing customer needs and competitive dynamics. Our enterprise-class platform is extensible, cost-effective and designed to be easy to use. Agile is a software development methodology characterized by short, iterative and highly-adaptable development cycles. We also provide consulting services to help customers adopt and succeed with Agile software development practices as well as to learn to use our solutions.

        Our headquarters are located in Boulder, Colorado. We were incorporated in Delaware on July 12, 2001. At April 30, 2012, we had three subsidiaries: Rally Software Development International Corp. (RSDI); Rally Software Development Australia Pty Limited; and Rally Software Development Netherlands B.V.

(2) Summary of Significant Accounting Policies

  (a) Basis of Presentation and Consolidation

        The accompanying consolidated financial statements include the accounts of us and our wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (b) Fiscal Year Change

        On May 20, 2011, our Board of Directors approved a change in our year-end from December 31 to January 31 so that our financial reporting year-end better aligns with our sales cycle. These financial statements are presented as if our year-end had been January 31 for all periods presented.

  (c) Unaudited Interim Financial Information

        The accompanying consolidated balance sheet at April 30, 2012, the consolidated statements of operations, consolidated statements of comprehensive loss, and the consolidated statements of cash flows for the three months ended April 30, 2011 and 2012 and the consolidated statement of common stockholders' deficit for the three months ended April 30, 2012 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly our financial position at April 30, 2012 and results of operations and cash flows for the three months ended April 30, 2011 and 2012. The consolidated financial data and the other information disclosed in these notes to the consolidated financial statements related to these three-month periods are unaudited. The results of the three months ended April 30, 2012 are not necessarily indicative of the results to be expected for fiscal year-end January 31, 2013 or for any other interim period or other future year.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

  (d) Unaudited Pro Forma Consolidated Balance Sheet

        Immediately prior to the closing of a qualifying initial public offering (IPO), all of the outstanding shares of convertible preferred stock will automatically convert into shares of common stock. In addition, the outstanding warrants for preferred stock will automatically be converted into warrants to purchase common stock immediately prior to the closing of an IPO. The April 30, 2012 unaudited pro forma consolidated balance sheet has been prepared assuming the automatic conversion of all outstanding shares of our preferred stock into 35,839,731 shares of our common stock and the automatic conversion of the outstanding Series A-1, Series B and Series C preferred stock warrants into common stock warrants have occurred on that date.

  (e) Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. The more critical estimates and related assumptions that affect our consolidated financial condition and results of operations are in the areas of revenue recognition; measurement of the fair value of equity instruments; capitalization of software development costs; and income taxes. We have engaged, and may in the future engage, third-party valuation specialists to assist with estimates related to the valuation of our equity instruments. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates.

  (f) Segments

        Operating segments are defined as components of an enterprise about which discrete financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources and assess performance. Our chief operating decision makers are the Chief Executive Officer and Chief Financial Officer. Our Chief Executive and Chief Financial Officers review consolidated operating results to make decisions about allocating resources and assessing performance for the entire company. We view our operations and manage our business as one operating segment.

  (g) Cash and Cash Equivalents

        We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of investments in a money market account. Cash equivalents are carried at cost, which approximates fair value.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

  (h) Accounts Receivable

        Trade accounts receivable represent trade receivables from customers when we have invoiced for subscriptions, support, perpetual software licenses or professional services and have not received payment. Receivables are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash used in operating activities in the consolidated statements of cash flows. We maintain an allowance for doubtful accounts for estimated losses inherent in our accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and our customers' financial condition, the amount of receivables in dispute, and the current receivables' aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

        Allowance for doubtful accounts activity and balances are presented below (in thousands):

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Balance at beginning of period	$—	$65	$39	$39	$42
Charges for bad debts	106	90	11	6	2
Write-offs and adjustments	(41)	(116)	(8)	(1)	(2)

Balance at end of period	$65	$39	$42	$44	$42

  (i) Property and Equipment

        Property and equipment are recorded at cost. Property and equipment under capital leases are recorded at the present value of minimum lease payments. Property and equipment are depreciated using the straight-line method over the following estimated useful lives:

Asset class	Useful life
Computer equipment	36 months
Office equipment	60 months
Office furniture	60 months
Computer software	36 months
Leasehold improvements	The shorter of the estimated useful life or the term of the lease

        Upon retirement or sale, the costs of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in other gain (loss) in the consolidated statements of operations. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed in the period incurred.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

  (j) Impairment of Long-Lived Assets

        Long-lived assets consist primarily of property and equipment. Long-lived assets are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If this evaluation indicates the carrying value will not be recoverable, based on the undiscounted expected future cash flows estimated to be generated by these assets, we reduce the carrying amount to the estimated fair value. Fair value is determined through various valuation techniques including discounted cash flow modeling. To date, no such impairment has occurred.

  (k) Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to the extent it is more likely than not that a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Our net deferred tax asset has been completely reduced by a valuation allowance as management cannot conclude that realization of the deferred tax asset is assured, on a more-likely than-not basis, at each balance sheet date, due primarily to our history of operating losses.

        We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurred. All current tax positions are considered more likely than not of being sustained.

  (l) Deferred Revenue

        Deferred revenue comprises unrecognized subscription and support, hosting, maintenance, perpetual licenses, and prepaid professional services revenue. With the exception of perpetual licenses, these arrangements are initially recorded as deferred revenue upon the commencement of the subscription, hosting and maintenance period, and revenue is recognized in the consolidated statements of operations ratably over the term of the arrangement. Perpetual licenses are generally recognized upon delivery of the software product to the customer. Prepaid professional services arrangements are recorded initially as deferred revenue and are recognized as the services are performed.

  (m) Revenue Recognition

        We generate revenue primarily from three sources: (1) subscriptions and support; (2) perpetual licenses; and (3) professional services. Subscription and support revenue is primarily comprised of fees that give customers access to our suite of cloud-based solutions, as well as hosting and maintenance related to perpetual licenses. Professional services revenue largely encompasses fees related to the instruction of Agile software development methodologies and training related directly to the product.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

        Revenue is recognized when all of the following conditions have been met:

  •
  there is persuasive evidence of an arrangement;

  •
  the service has been provided or the product has been delivered;

  •
  the price is fixed or determinable; and

  •
  collection of the fees is sufficiently assured.

        Signed agreements, which may include purchase orders, are used as evidence of an arrangement. In cases where both a signed contract and a purchase order exist, we consider the signed contract to be the final persuasive evidence of the arrangement. Product delivery occurs when we provide the customer with access to the software via an electronic notification or license key. We assess whether a fee is fixed or determinable at the outset of the arrangement, primarily based on the payment terms associated with the transaction. We assess collectibility of the fee based on a number of factors such as collection history and creditworthiness of the customer. If we determine that collectibility is not sufficiently assured, revenue is deferred until collectibility becomes sufficiently assured, generally upon receipt of cash.

        Subscription and support revenue is recognized ratably over the contract term beginning on the commencement date of each contract.

        When vendor-specific objective evidence (VSOE) exists for all undelivered elements of the contract, perpetual license fee revenue is generally recognized upon delivery of the software product to the customer, provided the other conditions (above) are met. Maintenance revenue consists of fees for providing unspecified software updates on a when and if available basis and technical support for software products. Hosting revenue relates to fees for hosting at our third-party data centers for perpetual license software that the customer has purchased. Our perpetual license customers who purchase hosting have the right to take possession of the software at any time. We have established fair value for hosting and maintenance on perpetual licenses due to consistently priced standalone sales. Hosting and maintenance revenue is recognized ratably over the term of the agreement.

        Professional services revenue is accounted for separately from subscription and perpetual license revenue when they have VSOE and, for subscriptions, stand-alone value to the customer. Professional services are generally provided on a time-and-materials basis. The services that are provided on a time-and-materials basis are recognized as services are provided. However, professional services that do not have stand-alone value to the customer are recognized ratably over the remaining subscription period. We present reimbursements received for out of pocket expenses within professional services revenue. Reimbursements received were approximately $0.4 million, $0.5 million and $0.6 million for the fiscal years ended January 31, 2010, 2011 and 2012, respectively, and $0.2 million and $0.2 million for the three months ended April 30, 2011 and 2012, respectively.

  (n) Research and Development

        Research and development expenses consist primarily of personnel and related expenses for our research and development staff, including salaries, benefits, bonuses and stock-based compensation,

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

certain software licenses and allocated overhead, including depreciation. Research and development costs are expensed as incurred. We develop software, which is sold as a subscription or licensed for a stated term or in perpetuity. Qualifying software development costs are required to be capitalized once technological feasibility of the software has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when we have completed all planning, designing, coding, and testing activities that are necessary to determine that a product can be produced to meet its design specifications, including functions, features, and technical performance requirements. Capitalization of costs ceases when the product is available for general use.

        To date, the period between achieving technological feasibility and the general availability of such software has been short. Consequently, software development costs qualifying for capitalization have been insignificant, and therefore, we have not capitalized any software development costs to date.

  (o) Leases

        We lease our facilities under operating leases. For leases that contain rent escalation or rent concession provisions, we record the total rent expense during the lease term on a straight-line basis over the term of the lease. We record the difference between the rent paid and the straight-line rent expense as a current liability in other current liabilities and the noncurrent portion in deferred rent expense in the accompanying consolidated balance sheets. Rent expense was $1.3 million, $1.5 million and $0.4 million for the fiscal years ended January 31, 2010, 2011 and 2012, respectively, and $0.2 million and $0.2 million for the three months ended April 30, 2011 and 2012, respectively.

  (p) Advertising

        Advertising costs are expensed as incurred and include search engine fees, banner ads, digital marketing and events. Advertising expense was $1.2 million, $1.8 million and $1.4 million for the fiscal years ended January 31, 2010, 2011 and 2012, respectively, and $0.4 million and $0.4 million for the three months ended April 30, 2011 and 2012, respectively. Advertising costs are recorded in sales and marketing expense within the accompanying consolidated statements of operations.

  (q) Commissions

        Commissions are recorded as a component of sales and marketing expense and consist of the variable compensation paid to our sales force. Sales commissions are earned and recorded at the time that a customer has entered into a binding purchase agreement. Commissions paid to sales personnel are recoverable only in the case that we cannot collect the invoiced amounts associated with a sales order. Commission expense was $3.0 million, $4.7 million and $5.8 million for fiscal years ended January 31, 2010, 2011 and 2012, respectively, and $1.6 million and $1.7 million for the three months ended April 30, 2011 and 2012, respectively.

  (r) Share-Based Compensation

        Share-based compensation to employees and members of our Board of Directors is measured at the grant-date fair values of the respective options to purchase our common stock, and expensed on a straight-line basis over the period in which the holder is required to provide services, which is usually the vesting period. We determine the grant-date fair value of all stock options using the Black-Scholes option pricing model. An estimate of forfeitures is applied when calculating compensation expense.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

  (s) Preferred Stock Warrant Liability

        We account for warrants to purchase redeemable convertible preferred stock as a liability. The warrants are recorded at fair value, estimated using the Black-Scholes option pricing model and revalued at each balance sheet date. The change in the fair value of the warrants is recorded as a component of interest expense (note 7).

  (t) Foreign Currency Translation

        The functional currency of our foreign subsidiaries is the local currency. We conduct business in the United Kingdom (UK) through a branch of RSDI, in Australia through a subsidiary of RSDI and in the Netherlands through a subsidiary of RSDI. The functional currency of the branch and subsidiaries are the British pound, the Australian dollar and the Euro, respectively. All assets and liabilities for the branch and subsidiaries denominated in a foreign currency are translated into U.S. dollars based on the exchange rate on the balance sheet date, and revenue and expenses are translated at the average exchange rates during the period. The effects of foreign exchange gains and losses arising from the translation of assets and liabilities of foreign subsidiaries are included as a component of other comprehensive income (loss).

        We maintain a short-term intercompany payable denominated in British pounds with our UK branch, in Australian dollars with RSDI's Australian subsidiary and in Euros with RSDI's Dutch subsidiary. Gains and losses associated with remeasurement of these payables into U.S. dollars are presented within loss on foreign currency transactions included in the consolidated statements of operations.

  (u) Fair Value Measurements

        In general, asset and liability fair values are determined using the following inputs:

    Level 1 inputs utilize quoted prices in active markets for identical assets that we have the ability to access at period-end.

    Level 2 inputs include quoted prices for similar assets in active markets and inputs other than quoted prices that are observable for the asset, either directly or indirectly.

    Level 3 inputs are unobservable inputs and include situations where there is little, if any, market activity for the balance sheet items at period-end. Pricing inputs are unobservable for the terms and are based on our own assumptions about the assumptions that a market participant would use.

        We believe that the carrying amounts of our financial instruments, including cash equivalents, approximate their fair value due to the short-term maturities of these instruments. The carrying amount of cash equivalents, which consists of a money market investment account, was $2.4 million, $1.3 million and $1.3 million as of January 31, 2011 and 2012 and April 30, 2012, respectively, and approximates fair value based on quoted market prices, which are Level 1 inputs.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

        In conjunction with entering into term loans and revolving lines of credit, as disclosed in note 6, we issued warrants to purchase shares of our redeemable, convertible preferred stock. At January 31, 2011 and 2012 and April 30, 2012, the warrants are reported as liabilities at their estimated fair value as determined using the Black-Scholes pricing model (based on Level 3 inputs). Changes in fair value are reflected in the consolidated statements of operations as interest expense.

  (v) Concentration of Credit Risk and Significant Customers

        Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. All cash and cash equivalents are deposited into demand deposits or money market funds at one financial institution that we believe to be creditworthy. Although certain balances in interest-bearing accounts may be in excess of federally insured amounts, we have approximately $18.7 million in noninterest-bearing accounts as of April 30, 2012 that are fully insured by the Federal Deposit Insurance Corporation through at least December 31, 2012. We perform ongoing evaluations of our customers' financial condition and do not require any collateral to support receivables. At January 31, 2011 and 2012 and April 30, 2012, no customer accounted for more than 10% of accounts receivable. During the fiscal years ended January 31, 2010, 2011 and 2012 and the three months ended April 30, 2011 and 2012, no customer represented more than 10% of revenue.

  (w) Recent Accounting Pronouncements

        Under the Jumpstart Our Business Startups Act (JOBS Act), we believe we meet the definition of an emerging growth company. We have irrevocably elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

        In June 2011, the Financial Accounting Standards Board (FASB) issued an amendment to the accounting guidance for presentation of comprehensive income. The amended guidance provides companies with two options for presenting comprehensive income. Companies can present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. In December 2011, the FASB further amended this guidance to defer the effective date for the reclassifications of items out of accumulated other comprehensive income. In response to stakeholder concerns regarding the operational ramifications of the presentation of these reclassifications for current and previous years, the FASB has deferred the implementation date of this provision to allow time for further consideration. The requirement for the presentation of a combined statement of comprehensive income or separate, but consecutive, statements of net income and other comprehensive income is still effective for fiscal years and interim periods beginning after December 15, 2011, and shall be applied retrospectively. We adopted the guidance effective February 1, 2012, and have presented a separate statement of comprehensive income for all periods presented. As the new guidance relates only to how comprehensive income is disclosed and does not change the items that must be reported as comprehensive income, the adoption of this standard did not have a material impact on our financial position or results of operations.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(2) Summary of Significant Accounting Policies (Continued)

        In May 2011, the FASB amended the accounting guidance for fair value to develop common requirements between GAAP and International Financial Reporting Standards. The amendments clarify the FASB's intent about the application of existing fair value measurement and disclosure requirements and in some instances change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. Notable changes under the amended guidance include: (i) application of the highest and best use and valuation premise concepts solely for nonfinancial assets and liabilities; (ii) measuring the fair value of an instrument classified in a reporting entity's stockholders' equity; and (iii) disclosing quantitative information about unobservable inputs used in the fair value measurement within Level 3 of the fair value hierarchy. For public entities, the amendment is effective for interim and annual periods beginning after December 15, 2011. We adopted the guidance effective February 1, 2012. The adoption of this standard did not have a material impact on our financial position or results of operations.

(3) Acquisition of Enkari, Ltd.

        On March 31, 2010, we completed the acquisition of Enkari, Ltd. (Enkari) and the results of Enkari's operations have been included in the consolidated financial statements since that date. The total consideration paid by us was $350,000 consisting of $300,000 in cash and 75,000 shares of our common stock valued at $50,000.

        The acquisition of Enkari has been accounted for as a purchase of a business, and accordingly, the total purchase price has been allocated to the tangible and identifiable intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. As a result of the acquisition of Enkari, we recorded intangible assets of $365,000, which comprised $300,000 related to developed software technology and $65,000 related to the customer relationships and net liabilities of $15,000. The estimated useful life of the acquired customer relationships was 14 months and the estimated useful life of the acquired developed software technology was 36 months. These identified intangible assets are amortized on a straight-line basis over their estimated useful lives.

(4) Property and Equipment

        Property and equipment are stated at cost, net of accumulated depreciation and amortization. These assets are depreciated and amortized using the straight line method over their estimated useful lives with the exception of leasehold improvements which is depreciated over the shorter of the useful

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(4) Property and Equipment (Continued)

life of the asset or the related lease term. As of January 31, 2011 and 2012 and April 30, 2012, property and equipment consisted of the following (in thousands):

	January 31,		April 30,
	2011	2012	2012
			(unaudited)
Computers, peripherals, and software	$3,845	$4,760	$4,938
Office furniture and equipment	809	923	948
Leasehold improvements	1,073	1,050	1,052

	5,727	6,733	6,938
Less accumulated depreciation and amortization	(2,249)	(3,489)	(3,915)

	$3,478	$3,244	$3,023

        Depreciation and amortization expense related to property and equipment and other assets totaled $0.5 million, $1.1 million and $1.9 million for the fiscal years ended January 31, 2010, 2011 and 2012, respectively. For the three months ended April 30, 2011 and 2012, depreciation and amortization expense was $0.4 million and $0.4 million, respectively.

(5) Accrued Liabilities

        Accrued liabilities as of January 31, 2011 and 2012 and April 30, 2012 consisted of the following (in thousands):

	January 31,		April 30,
	2011	2012	2012
			(unaudited)
Accrued vacation and employee benefits	$569	$762	$876
Accrued bonuses	248	268	227
Accrued commissions	1,064	913	914

	$1,881	$1,943	$2,017

(6) Note Payable and Revolving Line of Credit

        In December 2010, we amended and restated our outstanding loan and security agreement (LSA) with Square 1 Bank in order to increase the amount available thereunder and to remove the term loan component, which component was repaid in full in February 2010. The maximum amount available pursuant to a revolving line of credit and corporate credit card services was $10.0 million. The corporate credit card services component was limited to $0.2 million. Advances bear interest at the greater of the prime rate then in effect plus 3.00% with a floor of 5.25%. This facility is subject to borrowing base calculations based on eligible accounts receivable. At January 31, 2012, availability under the LSA, considering the borrowing base calculation, was $9.4 million. At January 31, 2012, we had a letter of credit outstanding for $0.1 million that reduced the amount available pursuant to the

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(6) Note Payable and Revolving Line of Credit (Continued)

revolving line of credit to $9.3 million. The LSA was originally scheduled to mature in December 2011; however, during the year, we amended the LSA and the maturity was extended to February 2012.

        In February 2012, we amended the LSA to increase the availability to $12.0 million, to increase the amount available pursuant to the corporate credit card line and letters of credit to $3.0 million, and to extend the maturity to February 2013. At April 30, 2012, availability under the LSA, considering the borrowing base calculation, was $8.9 million. At April 30, 2012, we had a letter of credit outstanding for $2.5 million, which represented the security deposit on the new operating lease for our corporate headquarters, which reduced the amount available pursuant to the revolving line of credit to $6.4 million.

        No amounts were outstanding on the revolving line of credit as of January 31, 2012 and April 30, 2012.

        The loan is secured by substantially all our assets and includes a restriction on our ability to pledge our intellectual property. The LSA includes financial covenants and other customary affirmative and negative covenants. The primary financial covenant is an adjusted quick ratio. The adjusted quick ratio is defined as cash at the bank plus accounts receivable less than 90 days old from invoice date as compared to current liabilities excluding deferred revenue. We must maintain an adjusted quick ratio of at least 1.10 to 1.00. The agreement also contains customary events of default provisions. We believe we were in compliance with all covenants at January 31, 2012 and April 30, 2012.

(7) Warrants

        The following table summarizes information about preferred stock warrants outstanding at January 31, 2011 and 2012 and April 30, 2012:

	Preferred Stock Warrants
	A-1	B	C
Number of warrants outstanding	81,875	100,354	161,898
Exercise price	$1.000	$1.126	$1.509
Expiration	July 2015	May 2014 - June 2018	October 2015 - June 2018

        Warrants are reported as liabilities at their estimated fair value. Changes in fair value are reflected in the consolidated statements of operations as a component of interest expense. We compute the fair value of warrants using a Black-Scholes option pricing model. In order to calculate the fair value of the warrants, certain assumptions are made regarding components of the model, including volatility, risk-free interest rates, and the fair value of preferred stock underlying the warrant. The use of different assumptions could cause significant changes to fair value. Our estimated volatility utilizes an average of the stock volatility of peer, publicly traded companies. The risk-free interest rates are based on U.S. Treasury yields for treasury securities of similar maturity. During the fiscal year ended January 31, 2011, the fair value of preferred stock underlying the warrants was estimated using the option pricing method, which treats common stock and preferred stock as call options on the value of the enterprise, with exercise prices based on the liquidation preferences of the preferred stock.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(7) Warrants (Continued)

Effective February 1, 2011, the fair value of preferred stock underlying the warrants is estimated using the probability-weighted expected return method (PWERM). Under the PWERM, share value is based upon the probability-weighted present value of expected future net cash flows (distributions to stockholders), considering each of the possible future events and giving consideration for the rights and preferences of each class of stock. Accordingly, we computed the fair value of warrants to purchase preferred stock at January 31, 2011 and 2012 and April 30, 2012 based on Level 3 inputs. At January 31, 2011 and 2012 and April 30, 2012 the fair value of the warrant liability was calculated using the following underlying assumptions:

	January 31,		April 30,
	2011	2012	2012
			(unaudited)
Risk-free interest rate	1.95%	0.71%	0.82%
Expected term	Remaining contractual term	Remaining contractual term	Remaining contractual term
Expected dividend yield	—	—	—
Expected volatility	68.4%	50.3%	51.5%

        The following table presents our activity for preferred stock warrants for the fiscal years ended January 31, 2010, 2011 and 2012 and the three months ended April 30, 2012 (in thousands):

Warrant Liability
Balance at February 1, 2009	$396
Mark to estimated fair value through interest expense	40

Balance at January 31, 2010	436
Mark to estimated fair value through interest expense	155

Balance at January 31, 2011	591
Mark to estimated fair value through interest expense	334

Balance at January 31, 2012	925
Mark to estimated fair value through interest expense (unaudited)	437

Balance at April 30, 2012 (unaudited)	$1,362

        We also have two outstanding warrants for 65,002 and 56,000 shares of common stock exercisable at $0.26 and $0.001, which expire in November 2016 and May 2021, respectively. The warrant for 56,000 shares of common stock was issued on May 20, 2011 and was deemed to have a fair value of $2.19 per share. The estimated fair value of the warrant on the issuance date of $0.1 million was recorded as a general and administrative expense with a corresponding offset to additional paid-in capital.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(8) Redeemable Convertible Preferred Stock

        In May 2011, in anticipation of our Series E preferred stock financing, our Board of Directors and stockholders amended and restated our certificate of incorporation to increase the authorized shares of our common and preferred stock to 50,000,000 and 36,678,174 shares, respectively.

        We closed the Series E preferred stock financing in May 2011, issuing 3,883,496 shares of Series E preferred stock at a price of $5.15 per share for gross proceeds of $20.0 million. We incurred approximately $0.1 million in offering costs.

        In August 2011, the we repurchased and retired 377,812 shares of preferred stock at $4.8925 per share for a total repurchase price of $1.8 million. We repurchased 21,678, 13,322, 290,125, and 52,687 shares of Series A-1, Series B, Series C, and Series D preferred stock, respectively. The consideration in excess of the fair value was considered compensation expense and amounted to $0.5 million. The fair value aggregated to $1.4 million and the amount in excess of the carrying value of $0.6 million totaled $0.8 million and was considered a deemed preferred stock dividend and reduced additional paid-in capital.

        The following tables present our activity for redeemable convertible preferred stock for the fiscal years ended January 31, 2011 and 2012 (in thousands except shares):

	Redeemable Convertible Preferred Stock
	Series A-1		Series B		Series C
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, February 1, 2009	8,443,066	$8,354	7,104,801	$7,940	11,166,329	$16,767
Preferred stock cost accretion	—	33	—	14	—	20
Issuance of Series D preferred stock, net of issuance costs	—	—	—	—	—	—

Balance, January 31, 2010	8,443,066	8,387	7,104,801	7,954	11,166,329	16,787
Preferred stock cost accretion	—	25	—	14	—	19

Balance, January 31, 2011	8,443,066	8,412	7,104,801	7,968	11,166,329	16,806
Repurchase and cancellation of preferred stock	(21,678)	(21)	(13,322)	(15)	(290,125)	(439)
Issuance of Series E preferred stock, net of offering costs	—	—	—	—	—	—
Preferred stock cost accretion	—	4	—	4	—	6

Balance, January 31, 2012	8,421,388	$8,395	7,091,479	$7,957	10,876,204	$16,373

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(8) Redeemable Convertible Preferred Stock (Continued)

	Redeemable Convertible Preferred Stock
	Series D		Series E
	Shares	Amount	Shares	Amount	Total
Balance, February 1, 2009	—	$—	—	$—	$33,061
Preferred stock cost accretion	—	—	—	—	67
Issuance of Series D preferred stock, net of issuance costs	5,619,851	15,923	—	—	15,923

Balance, January 31, 2010	5,619,851	15,923	—	—	49,051
Preferred stock cost accretion	—	22	—	—	80

Balance, January 31, 2011	5,619,851	15,945	—	—	49,131
Repurchase and cancellation of preferred stock	(52,687)	(150)	—	—	(625)
Issuance of Series E preferred stock, net of offering costs	—	—	3,883,496	19,882	19,882
Preferred stock cost accretion	—	8	—	—	22

Balance, January 31, 2012	5,567,164	$15,803	3,883,496	$19,882	$68,410

        There was no change in preferred stock during the three months ended April 30, 2012.

        As of January 31, 2012 and April 30, 2012, the Series A-1, Series B, Series C, Series D, and Series E preferred stock (collectively, the preferred stock) had the following characteristics in accordance with our amended and restated certificate of incorporation. As of January 31, 2012, the preferred stock is no longer accreted to its aggregate liquidation value as redemption is not considered probable.

i) Conversion

  Optional Conversion

        Each share of preferred stock may, at the option of the holder, be converted at any time into the number of fully paid, nonassessable shares of common stock determined by the applicable conversion rate, as described more fully below.

  Automatic Conversion

        Each share of preferred stock automatically converts into common stock at the then effective and applicable conversion rate (1) at any time upon the affirmative election of the holders of at least 55% of the preferred stock; provided that if the automatic conversion is in connection with a Liquidation Event (as defined in our amended and restated certificate of incorporation to include certain asset transfers, acquisitions or mergers) in which the proceeds to the holders of Series E preferred stock as holders of common stock (after such an automatic conversion) would be less in the aggregate than the proceeds the holders of Series E preferred stock would receive in such Liquidation Event as holders of Series E preferred stock (and assuming no such automatic conversion), then the Series E preferred stockholders will receive in such an automatic conversion the applicable number of shares of Common Stock as would be distributable to the holders of Series E preferred stock in the Liquidation Event had the automatic conversion not occurred; or (2) immediately upon the closing of a firmly underwritten

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(8) Redeemable Convertible Preferred Stock (Continued)

public offering with aggregate gross proceeds of at least $40.0 million at a price per share of at least $6.59 (as adjusted for stock splits, stock dividends, recapitalizations, and the like).

        Each share of preferred stock is convertible, as described above, into the number of fully paid and nonassessable shares of common stock at a conversion rate determined by dividing the applicable original issue price per share by the applicable conversion price per share at the time of conversion. The per share conversion price is subject to certain antidilution and adjustment provisions. The original issue price per share of the Series A-1, Series B, Series C, Series D, and Series E preferred stock is $1.00, $1.126, $1.509, $2.847, and $5.15, respectively. As of January 31, 2012 and April 30, 2012, the original issue price was equal to the conversion price; therefore, the rate at which each share converted into common stock at such times was one-for-one.

ii) Voting Rights

        All shares of preferred stock generally have the same voting rights as common stock. The holders of preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for vote. Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is convertible immediately after the close of business on the record date, or the effective date of such written consent, as applicable.

        For so long as at least 250,000 shares of preferred stock (as adjusted for stock dividends, combinations, splits, recapitalizations, and the like) remain outstanding, the vote or consent of the holders of at least 55% of outstanding preferred stock voting as a single class on an as-converted basis shall be necessary for effecting or validating: (i) any change or waiver of the amended and restated certificate of incorporation or the bylaws that changes the voting or other rights of the holders of preferred stock; (ii) any action or event that alters or changes the voting or other powers, preferences, or other special rights, privileges, or restrictions of the preferred stock; (iii) any increase or decrease in the authorized number of shares of common or preferred stock; (iv) authorization of any new class of stock or securities ranking on parity with or senior to the then outstanding shares of preferred stock; (v) any redemption, repurchase, payment of dividends, or other purchase or distributions with respect to common stock, subject to certain limited exceptions; (vi) the consummation of any Liquidation Event; (vii) any declaration or payment of a dividend; (viii) the incurrence of any indebtedness in excess of $500,000; (ix) any issuance of securities of any subsidiary of us to anyone other than us; (x) any voluntary dissolution or liquidation of us; (xi) any increase or decrease in the authorized number of members of the Board of Directors; or (xii) permitting any of our subsidiaries to effect any of the foregoing actions.

        For so long as at least 250,000 shares of Series D preferred stock (as adjusted for stock dividends, combinations, splits, recapitalizations, and the like) remain outstanding, in addition to any other vote or consent required under the terms of the preferred stock or by law, the vote or written consent of the holders of at least 55% of the outstanding Series D preferred stock voting together as a single class shall be required for effecting or validating: (i) any change or waiver of the amended and restated certificate of incorporation or the bylaws that changes the voting or other rights of the holders of the Series D preferred stock; (ii) any action or event that alters or changes the voting or other powers,

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(8) Redeemable Convertible Preferred Stock (Continued)

preferences, or other special rights, privileges, or restrictions of the Series D preferred stock; or (iii) any increase or decrease in the authorized number of shares of Series D preferred stock.

        For so long as at least 250,000 shares of Series E preferred stock (as adjusted for stock dividends, combinations, splits, recapitalizations, and the like) remain outstanding, in addition to any other vote or consent required under the terms of the preferred stock or by law, the vote or written consent of the holders of at least 60% of the outstanding Series E preferred stock voting together as a single class shall be required for effecting or validating: (i) any change or waiver of the amended and restated certificate of incorporation or the bylaws that changes the voting or other rights of the holders of the Series E preferred stock; (ii) any action or event that alters or changes the voting or other powers, preferences, or other special rights, privileges, or restrictions of the Series E preferred stock; (iii) any increase or decrease in the authorized number of shares of Series E preferred stock; (iv) amending any of the foregoing rights held by the Series E preferred stock; or (v) permitting any of our subsidiaries to effect any of the foregoing actions.

        The holders of the preferred stock, voting as a separate class, are entitled to elect, and consequently remove, four of the seven members of the Board of Directors. The holders of common stock, voting as a separate class, are entitled to elect, and consequently remove, one member of the Board of Directors. The holders of common stock and preferred stock, voting together as a single class on an as-converted basis, are entitled to elect all remaining members of the Board of Directors.

iii) Dividends

        The holders of preferred stock are entitled to receive noncumulative dividends out of any funds legally available in preference to any common stock at a rate of 8% of the original issue price per annum on each outstanding share of preferred stock, when and if declared by the Board of Directors. In the event dividends are paid on common stock, we will pay an additional dividend equal to that paid on common stock on all outstanding shares of preferred stock on an as-converted basis. Through April 30, 2012, no dividends have been declared or paid on our preferred stock or common stock.

iv) Liquidation Preferences

        In the event of any liquidation, dissolution, or winding up of us, either voluntary or involuntary, or any Acquisition or Asset Transfer (as defined in our amended and restated certificate of incorporation), the holders of Series E preferred stock will be entitled to receive on a pari passu basis, prior to and in preference to any distribution of any assets of ours to the holders of Series A-1, Series B, Series C or Series D preferred stock, or common stock, an amount equal to the applicable original purchase price (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) plus all declared and unpaid dividends on such preferred stock, if any. If, upon the occurrence of such event, the assets and funds available for distribution among the holders of Series E preferred stock are insufficient to make the payment of these preferential amounts in full, the entire assets and funds legally available for distribution will be distributed ratably among the holders of the Series E preferred stock in proportion to the full amounts to which they would otherwise be respectively entitled for such Series E preferred stock. After completion of the distribution to the Series E preferred stockholders, the holders of Series D preferred stock will be entitled to receive on a pari passu basis, prior to and in

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(8) Redeemable Convertible Preferred Stock (Continued)

preference to any distribution of any assets of ours to the holders of Series A-1, Series B or Series C preferred stock, or common stock, an amount equal to the applicable original purchase price (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) plus all declared and unpaid dividends on such preferred stock, if any. If, upon the occurrence of such event, the assets and funds available for distribution among the holders of Series D preferred stock are insufficient to make the payment of these preferential amounts in full, the entire assets and funds legally available for distribution will be distributed ratably among the holders of the Series D preferred stock in proportion to the full amounts to which they would otherwise be respectively entitled for such Series D preferred stock. After completion of distribution to the Series E and D preferred stockholders, the remaining assets of ours will be distributed ratably to the holders of the Series C preferred stock, Series B preferred stock, and Series A-1 preferred stock on a pari passu basis, prior to and in preference to any distribution of any assets of ours to the holders of common stock, an amount equal to the applicable original purchase price (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) plus all declared and unpaid dividends on such preferred stock, if any. If, upon the occurrence of such event, the assets and funds available for distribution among the holders of Series A-1, Series B and Series C preferred stock are insufficient to make the payment of these preferential amounts in full, the entire assets and funds legally available for distribution will be distributed ratably among the holders of the Series A-1, Series B and Series C preferred stock in proportion to the full amounts to which they would otherwise be respectively entitled for such shares of preferred stock. After completion of the foregoing preferential distribution to the preferred stock, the remaining assets of ours will be distributed ratably to the holders of the common stock and preferred stock on an as-converted to common stock basis.

(9) Stockholders' Deficit

  Stock Option Plan

        In April 2002, we established the 2002 Stock Option Plan (the 2002 Plan). Pursuant to the 2002 Plan, we may grant incentive and nonstatutory stock options to purchase up to 8,089,727 shares of common stock to employees, officers, and consultants, of which 157,938 and 107,443 were available for grant as of January 31, 2012 and April 30, 2012, respectively. Under the 2002 Plan, incentive stock options may be granted at an exercise price not less than 100% of the fair value of common stock on the date of grant, as determined by our Board of Directors.

        Options granted generally vest over four years with 25% vesting on the first year anniversary and continuing monthly thereafter, and expire no more than 10 years from the date of grant. We recognize compensation cost on a straight-line basis over the requisite service period of the award.

        During the fiscal years ended January 31, 2011 and 2012 and the three months ended April 30, 2012, we granted options to employees and nonemployees to purchase 443,165, 2,306,985 and 85,650 shares of common stock at a weighted average exercise price of $0.72, $2.11 and $2.49 per share and a weighted average fair value on the date of grant of $0.47, $1.15 and $1.35, respectively. The intrinsic value of stock options exercised during the fiscal years ended January 31, 2011 and 2012 and the three months ended April 30, 2012 was $0.6 million, $0.6 million and $0.2 million, respectively, including options exercised or restricted common stock prior to completion of their vesting period.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(9) Stockholders' Deficit (Continued)

        The 2002 Plan allows certain holders to exercise their options prior to completion of the vesting period. In the event of termination of employment prior to completion of the vesting period, we reserve the right to repurchase the unvested shares at the original price paid by the holder. During fiscal 2007 and 2010, employees exercised 214,467 and 136,187 options, respectively, prior to completion of the vesting period. These options are presented in the table below as exercised. Cash received in exchange for the unvested shares is classified as other liabilities, the share options are not deemed exercised, and the related shares are not considered outstanding until they become vested. As of January 31, 2011 and 2012 and April 30, 2012, 116,732, 38,911 and 19,455 restricted shares associated with the early exercise provision are outstanding, respectively.

        The following table is a summary of stock option activity for the fiscal years ended January 31, 2011 and 2012 and three months ended April 30, 2012:

	Number of Options	Weighted Average Exercise Price
Outstanding at February 1, 2010	3,663,097	$0.30
Granted	443,165	0.72
Exercised	(1,166,998)	0.30
Forfeited	(76,669)	0.41

Outstanding at January 31, 2011	2,862,595	0.36
Granted	2,306,985	2.11
Exercised	(397,756)	0.31
Forfeited	(91,551)	1.04

Outstanding at January 31, 2012	4,680,273	1.22
Granted (unaudited)	85,650	2.49
Exercised (unaudited)	(68,190)	0.31
Forfeited (unaudited)	(35,155)	1.45

Outstanding at April 30, 2012 (unaudited)	4,662,578	1.25

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(9) Stockholders' Deficit (Continued)

        The following table summarizes information about stock options outstanding and exercisable as of January 31, 2012:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Shares Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price
$0.22 - 0.26	482,161	4.11	$0.24	482,161	$0.24
0.31 - 0.39	1,570,717	6.92	0.33	1,253,212	0.33
0.66 - 0.89	530,796	8.65	0.79	176,547	0.77
2.19	1,738,534	9.50	2.19	252,184	2.19
2.37	358,065	9.80	2.37	15,606	2.37

	4,680,273			2,179,710

        Options outstanding at January 31, 2012 have a weighted average remaining contractual life of 8.01 years and a weighted average exercise price of $1.22 per share and options exercisable have a weighted average exercise price of $0.57 per share. As of January 31, 2011 and 2012 and April 30, 2012, the aggregate intrinsic value of options outstanding was $1.5 million, $5.4 million and $10.6 million, respectively. As of January 31, 2011 and 2012 and April 30, 2012, the aggregate intrinsic value of options exercisable was $1.0 million, $3.9 million and $6.8 million, respectively. At April 30, 2012, we had 4,662,578 options outstanding with a weighted average remaining contractual life of 7.83 years and a weighted average exercise price of $1.25 per share and options exercisable have a weighted average exercise price of $0.67 per share.

        The following table summarizes restricted shares issued in connection with the 2002 Plan's early exercise provision:

	Number of Options	Weighted Average Exercise Price
Outstanding at February 1, 2010	41,660	$0.26
Issued	136,187	0.39
Vested	(61,115)	0.30

Outstanding at January 31, 2011	116,732	0.39
Vested	(77,821)	0.39

Outstanding at January 31, 2012	38,911	0.39
Vested (unaudited)	(19,456)	0.39

Outstanding at April 30, 2012 (unaudited)	19,455	0.39

        We have computed the fair value of all options granted during the years ended January 31, 2010, 2011 and 2012 and the three months ended April 30, 2011 and 2012 using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(9) Stockholders' Deficit (Continued)

regarding components of the model, including risk-free interest rates, volatility, expected dividend yield, and expected option life. The use of different assumptions could cause significant adjustments to fair value. We estimated a volatility factor based on the common stock of peer companies, and have estimated forfeiture rates based on past historical experience. We applied the simplified method (the average of the period from vesting to expiration) to determine the expected option life. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. Accordingly, we have computed the fair value of all options granted during the fiscal years ended January 31, 2010, 2011, and 2012 and the three months ended April 30, 2011 and 2012 using the following weighted average assumptions:

	Fiscal Year Ended			Three Months Ended
	January 31,			April 30,
	2010	2011	2012	2011	2012
(unaudited)
Risk-free interest rate	2.02% - 3.19%	1.55% - 2.84%	1.08% - 2.70%	2.56% - 2.70%	1.35% - 1.40%
Expected life	6.25 years	5.45 - 6.08 years	5.69 - 6.08 years	5.69 - 6.08 years	5.91 - 6.08 years
Expected dividend yield	—	—	—	—	—
Expected volatility	75.0%	68.5% - 75.0%	58.3% - 59.2%	59.2%	57.9%

        During the fiscal years ended January 31, 2010, 2011 and 2012 and the three months ended April 30, 2011 and 2012, we recognized stock-based compensation within the following line items in the consolidated statements of operations (in thousands):

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Cost of product revenue	$5	$6	$10	$2	$3
Cost of professional services revenue	6	9	17	4	4
Sales and marketing	46	57	124	16	37
Research and development	48	56	93	15	27
General and administrative	66	65	324	15	118

	$171	$193	$568	$52	$189

        No income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits realized from exercised stock options. As of January 31, 2012 and April 30, 2012, we had $1.9 million and $1.8 million of unrecognized compensation costs related to unvested stock options granted pursuant to the 2002 Plan, respectively, and the cost was expected to be recognized over a weighted average period of 3.15 and 2.96 years, respectively.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(10) Information by Geographic Areas

        Revenue by geography is based on the ship-to address of the customer, which is intended to approximate where the customer's seats are provisioned. The ship-to country is generally the same as the billing country. The following tables present our revenue by geographic region for the fiscal years ended January 31, 2010, 2011 and 2012 and the three months ended April 30, 2012 (in thousands):

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
United States	$16,613	$25,657	$35,660	$8,521	$11,200
International	1,760	4,053	5,665	1,187	1,778

	$18,373	$29,710	$41,325	$9,708	$12,978

        Other than the United States, no other individual country exceeded 6% of total revenue during any of the periods presented. Primarily all of our property and equipment is located in the United States.

(11) Income Taxes

        The domestic and foreign components of net loss, and the provision for income taxes for the years ended January 31, 2010, 2011, and 2012 consists of the following (in thousands):

Fiscal Year Ended January 31,
	2010	2011	2012
Net loss before income taxes:
Domestic	$(9,746)	$(9,939)	$(11,615)
Foreign	—	—	23

	$(9,746)	$(9,939)	$(11,592)

Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—

	—	—	—

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	—

	—	—	—

Income tax provision (benefit)	$—	$—	$—

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(11) Income Taxes (Continued)

        The difference in total provision for income taxes that would result from applying the 35% federal statutory rate to the net loss before provision for income taxes and the reported provision for income taxes are as follows:

	Fiscal Year Ended January 31,
	2010	2011	2012
Reconciliation of effective tax rate:
Federal taxes at statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	2.8	2.8	2.7
Permanent items	(3.6)	(3.4)	(4.7)
Valuation allowance	(38.4)	(40.1)	(39.7)
Research and development credits	4.1	5.7	6.5
Foreign rate differential	(0.2)	(0.3)	(0.3)
Other	0.3	0.3	0.5

Effective income tax rate	—%	—%	—%

        Components of the net deferred tax assets as of January 31, 2011 and 2012 are as follows (in thousands):

	January 31,
	2011	2012
Deferred tax assets:
Research and development carryforwards	$1,879	$2,625
Net operating loss carryforwards	17,947	21,443
Deferred compensation	196	292
Deferred revenue	137	246
Intangible assets	148	146
Deferred rent	418	349
Other	38	192

Gross deferred tax assets	20,763	25,293

Deferred tax liabilities:
Fixed assets	321	263
Other	—	—

Gross deferred tax liabilities	321	263

Net deferred tax assets before valuation allowance	20,442	25,030
Valuation allowance	(20,442)	(25,030)

Deferred tax assets (liabilities), net	$—	$—

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(11) Income Taxes (Continued)

        We have historically incurred operating losses and given the cumulative losses and limited history of profits, we have recorded a full valuation allowance against our deferred tax assets for all periods to date.

        Our ability to use the operating loss carryforwards to offset future taxable income is subject to restrictions enacted in the U.S. Internal Revenue Code of 1986, as amended. These restrictions limit the future use of the operating loss carryforwards if certain ownership changes described in the Internal Revenue Code occur.

        During the fiscal years ended January 31, 2011 and 2012, the valuation allowance increased by $4.3 million and $4.6 million, respectively, due to the increase in deferred tax assets, primarily the net operating loss and research and development tax credit loss carryforwards.

        As of January 31, 2012, we had federal and state net operating loss carryforwards of approximately $57.6 million and $36.6 million, respectively. At January 31, 2012, we also had federal research and development tax credit carryforwards of $2.6 million. The net operating loss carryforwards and tax credits expire at various dates through January 31, 2032.

        We believe that we have not taken an uncertain tax position on prior tax filings and therefore have not recorded a liability for unrecognized tax benefits.

        We file federal, state, and foreign income tax returns in jurisdictions with varying statutes of limitations. With few exceptions, tax years 2001 through 2011 remain subject to examination by federal and most state tax authorities due to our net operating loss carryforwards. In the foreign jurisdictions, the 2009, 2010, and 2011 tax years remain subject to examination.

(12) Net Loss Per Share Attributable to Common Stockholders

        We calculate basic and diluted net loss per common share by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. We have excluded all potentially dilutive shares, which include redeemable convertible preferred stock, warrants for redeemable convertible preferred stock and common stock, outstanding common stock options and restricted common stock, from the weighted average number of shares of common outstanding as their inclusion in the computation for all periods would be antidilutive due to net losses. Our redeemable, convertible preferred stock and unvested common stock issued pursuant to the "early exercise" of options are participating securities and are excluded from the earnings per share calculation as they do not have an obligation to share or fund in our net losses.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(12) Net Loss Per Share Attributable to Common Stockholders (Continued)

        The following common stock equivalents were excluded from consideration in diluted net loss per share attributable to common stockholders because they had an antidilutive impact:

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Options to purchase common stock	3,663,097	2,862,595	4,680,273	2,953,205	4,662,578
Warrants to purchase redeemable convertible preferred stock	344,127	344,127	344,127	344,127	344,127
Warrants to purchase common stock	65,002	65,002	121,002	65,002	121,002
Restricted common stock	41,660	116,732	38,911	97,277	19,455
Redeemable convertible preferred stock	32,334,047	32,334,047	35,839,731	32,334,047	35,839,731

	36,447,933	35,722,503	41,024,044	35,793,658	40,986,893

        Basic and diluted net loss per share is calculated as follows (in thousands, except per share data):

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2010	2011	2012	2011	2012
				(unaudited)
Numerator:
Net loss	$(9,746)	$(9,939)	$(11,592)	$(2,618)	$(1,721)
Accretion of redeemable convertible preferred stock	(67)	(81)	(22)	(17)	—
Preferred stock deemed dividend	—	—	(762)	—	—

Net loss attributable to common stockholders	$(9,813)	$(10,020)	$(12,376)	$(2,635)	$(1,721)

Denominator:
Weighted average common shares outstanding, basic and diluted	3,086	3,610	4,678	4,513	4,977

Net loss per common share, basic and diluted	$(3.18)	$(2.78)	$(2.65)	$(0.58)	$(0.35)

  Unaudited Pro Forma Net Loss Per Share

        The unaudited pro forma basic and diluted net loss per share has been computed to give effect to the conversion of our redeemable convertible preferred stock into common stock as if such conversion occurred on February 1, 2011, or in the case of the Series E preferred stock issued in May 2011 and the preferred stock repurchase that occurred in August 2011, on the date those transactions were consummated.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(12) Net Loss Per Share Attributable to Common Stockholders (Continued)

        Pro forma basic and diluted net loss per share is calculated as follows (in thousands, except per share data):

	Fiscal Year Ended January 31, 2012	Three Months Ended April 30, 2012
	(unaudited)
Pro forma basic and diluted net loss per share:
Numerator:
Net loss attributable to common stockholders	$(12,376)	$(1,721)
Add:
Accretion of preferred stock	22	—
Preferred stock deemed dividend	762	—
Change in estimated fair value of preferred stock warrant liability	334	437

Pro forma net loss attributable to common stockholders	$(11,258)	$(1,284)

Denominator:
Weighted average common shares outstanding, basic and diluted	4,678	4,977
Weighted average conversion of redeemable convertible preferred stock	34,804	35,839

Pro forma weighted average shares outstanding used in computing per share amounts	39,482	40,816

Pro forma basic and diluted net loss per share	$(0.29)	$(0.03)

(13) Employee Benefit Plan

        In 2004, we adopted the Rally Software Development Corp. 401(k) Plan (the 401(k) Plan). The 401(k) Plan is available to all full-time employees with eligibility commencing on the first day of employment following attainment of age 21. Employees may contribute up to 90% of their eligible compensation, not to exceed the amounts allowed by law. Currently, there is no employer contribution or matching provisions in the 401(k) Plan.

(14) Commitments and Contingencies

  (a) Leases

  Capital Leases

        We lease certain equipment under capital lease agreements that expire at various dates through December 2012. Included in property and equipment are asset values of $0.4 million and $0.1 million and the related accumulated depreciation of $0.3 million and $0.1 million as of January 31, 2011 and 2012, respectively. Amortization of assets under capital leases is included in depreciation and amortization expense. Capital leases are presented in other current liabilities.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(14) Commitments and Contingencies (Continued)

  Operating Leases

        We lease office space and certain equipment under operating leases having terms that expire at various dates through March 2022. We entered into a sub-lease agreement for our headquarters, which commenced on January 1, 2011 and was scheduled to expire on October 31, 2013. In connection with entering into this lease, we received a tenant improvement allowance of approximately $1.6 million. Approximately $1.0 million was reimbursed to us for costs incurred and approximately $0.6 million was being utilized to offset future monthly rent payments. The rent reflected in the lease, net of tenant improvement allowance, was being recorded on a straight-line basis over the life of the lease. In April 2012, our sub-lease was terminated in connection with the sale of the building to a new owner (see new lease commitment in the next paragraph). Given that the original lessee was relieved of its primary obligation under the original lease, the transaction was deemed a termination of the original lease agreement. As such, in April 2012 we derecognized the remaining deferred rent expense of approximately $0.8 million and reflected this as income in the consolidated statements of operations.

        In February 2012, we entered into a new 10-year lease on our current corporate headquarters in Boulder, Colorado, which was contingent on the lessor's acquisition of the building, which was completed in April 2012. The lease commitment, over the course of 10 years, is approximately $13.6 million in base rent plus operating expenses of the building. Partially offsetting this amount, we received a cash payment of approximately $0.8 million from the landlord in conjunction with entering into the new lease. The lease also required a security deposit in the form of a letter of credit for $2.5 million. The lease commencement was in April 2012.

        In March 2012, we entered into a new 64-month lease agreement for office space in Raleigh, North Carolina. The total commitment over the course of the 64 months is $0.8 million plus our pro rata share of the building's operating expenses. The lease commencement was in June 2012.

        Total rent expense for the fiscal years ended January 31, 2010, 2011 and 2012 was $1.3 million, $1.5 million and $0.4 million; respectively, and $0.2 million and $0.2 million for the three months ended April 30, 2011 and 2012, respectively.

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(14) Commitments and Contingencies (Continued)

  Future Minimum Lease Payments

        As of January 31, 2012, future minimum lease payments under capital and operating leases, gross of reimbursement of tenant improvement allowance, were as follows (in thousands):

	Capital leases	Operating leases
Fiscal year ended January 31:
2013	$33	$741
2014	—	745
2015	—	3

Total minimum lease payments	33	$1,489

Less imputed interest at 4.63%	2

Present value of minimum lease payments	31
Less obligations under capital leases, short-term	31

Obligations under capital leases, long-term	$—

        Our aggregate future operating lease obligations increased substantially during the three months ended April 30, 2012 to $15.0 million with the execution of the two leases referenced above. As of April 30, 2012, future minimum lease payments under capital and operating leases, gross of lease incentives, were as follows (in thousands):

	Capital leases	Operating leases
	(unaudited)
Fiscal year ended January 31:
2013	$20	$1,573
2014	—	2,132
2015	—	1,407
2016	—	1,410
2017	—	1,428
Thereafter	—	7,078

Total minimum lease payments	20	$15,028

Less imputed interest at 4.63%	1

Present value of minimum lease payments	19
Less obligations under capital leases, short-term	19

Obligations under capital leases, long-term	$—

Rally Software Development Corp.

Notes to Consolidated Financial Statements (Continued)

Information as of April 30, 2012 and for the
three months ended April 30, 2011 and 2012 is unaudited.

(14) Commitments and Contingencies (Continued)

  (b) Legal

        In the normal course of business, we may, from time to time, be subject to pending and threatened legal actions and proceedings. As of January 31, 2011 and 2012 and April 30, 2012, there were no pending or threatened legal actions or proceedings against us.

  (c) Product Indemnification

        Our arrangements with customers generally include an indemnification provision that we will indemnify and defend a customer in actions brought against the customer that claim our solutions and services infringe upon a valid patent, copyright, or trademark. Historically, we have not incurred any costs related to indemnification claims and do not expect to incur costs for solutions and services that have been provided. Accordingly, we do not maintain a reserve for such exposure.

(15) Subsequent Events

        We have evaluated subsequent events from the consolidated balance sheet date through July 25, 2012, the date at which the consolidated financial statements were issued, and determined that the following items meet the threshold for disclosure:

  (a) Increase in Shares Available for Grant in Stock Option Plan

        On May 30, 2012, our Board of Directors increased the shares authorized for grant pursuant to the 2002 Plan by 400,000. The shares authorized for grant after this increase were 8,489,727.

  (b) Operating Lease Commitments

        In May 2012, the we entered into a new 39 month lease agreement for office space in Denver, Colorado. The total commitment over the course of the 39 months is $0.3 million plus our pro rata share of the building's operating expenses. The lease commencement date is expected to be August 2012.

  (c) Acquisition of Agile Advantage, Inc.

        In July 2012, we acquired Agile Advantage, Inc. We expect the acquisition to provide technology that will enhance our service offerings. The total consideration paid was approximately $0.4 million. The acquisition will be accounted for as a purchase of a business. We expect to allocate the purchase price to property and equipment, developed software and technology and domain names. Purchase accounting is preliminary, subject to finalization of our estimate of the fair value of assets acquired and liabilities assumed.

Barclays	Deutsche Bank Securities

Pacific Crest Securities	Piper Jaffray	Needham & Company

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other expenses of issuance and distribution.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the initial listing fee for                    .

Amount Paid or to be Paid
SEC registration fee	$	*
FINRA filing fee		*
Initial listing fee		*
Blue sky fees and expenses		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*
To be provided by amendment.

Item 14.    Indemnification of directors and officers.

        Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws, which will become effective upon the closing of this offering, provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

        Prior to the closing of this offering, we will enter into indemnification agreements with our directors and officers, whereby we will agree to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of us, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

        The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us, our officers and directors against liabilities under the Securities Act.

        Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement*	1.1
Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of this offering	3.3
Form of Amended and Restated Bylaws to be effective upon the closing of this offering	3.5
Form of Indemnification Agreement	10.5

*
To be filed by amendment.

Item 15.    Recent sales of unregistered securities.

        The following list sets forth information regarding all unregistered securities sold by us from February 1, 2009 to June 30, 2012:

          (1)   We have granted to our directors, officers, employees and consultants options to purchase 4,432,717 shares of common stock under our Amended and Restated 2002 Stock Option Plan, as amended, or our 2002 Plan, with per share exercise prices ranging from $0.31 to $3.53, and issued 2,188,378 shares of common stock upon exercise of such options for aggregate consideration of $693,471, at exercise prices ranging from $0.22 to $2.37.

          (2)   On December 3, 2009, we amended and restated a previously issued warrant to purchase shares of our Series B preferred stock held by an accredited investor that contained a provision for adjustment to the number of shares underlying such warrant. Upon the amendment and restatement, the warrant became exercisable for a fixed 100,354 shares of our Series B preferred stock at an exercise price of $1.126 per share.

          (3)   On December 18, 2009, we issued an aggregate of 5,619,851 shares of our Series D preferred stock at a purchase price of $2.847 per share for aggregate consideration of $16.0 million to 15 accredited investors.

          (4)   On March 31, 2010, we issued 75,000 shares of our common stock to one investor as partial consideration pursuant to an Asset Purchase Agreement whereby we acquired certain assets of Enkari, Ltd., an Ohio limited liability company.

          (5)   On May 20, 2011, we issued one warrant to purchase 56,000 shares of our common stock at an exercise price of $0.001 per share to one accredited investor.

          (6)   On May 27, 2011, we issued an aggregate of 3,883,496 shares of our Series E preferred stock at a purchase price of $5.15 per share for aggregate consideration of $20.0 million to 12 accredited investors.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

        The offers, sales and issuances of the securities described in paragraphs (2)-(6) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions, other than with respect to (2) and (4), represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates or warrants issued in each of these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising. Each of the recipients of securities in these transactions, other than with respect to (2) and (4), represented that such recipient was an accredited investor under Rule 501 of Regulation D.

        The offers, sales and issuances of the securities described in paragraph (1) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 because the transactions were made under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our 2002 Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement.

3.1		Amended and Restated Certificate of Incorporation of Rally Software Development Corp., as currently in effect.

3.2	*	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation, to be filed by Rally Software Development Corp. prior to the closing of the offering.

3.3		Form of Amended and Restated Certificate of Incorporation of Rally Software Development Corp., to be in effect upon the closing of the offering.

3.4		Amended and Restated Bylaws of Rally Software Development Corp., as currently in effect.

3.5		Form of Amended and Restated Bylaws of Rally Software Development Corp., to be in effect upon the closing of the offering.

4.1	*	Form of Rally Software Development Corp.'s Common Stock Certificate.

5.1	*	Form of Opinion of Cooley LLP.

10.1		Fourth Amended and Restated Investor Rights Agreement, by and among Rally Software Development Corp. and the investors named therein, dated as of May 27, 2011.

10.2.1	+	Rally Software Development Corp. Amended and Restated 2002 Stock Option Plan.

10.2.2	+	Forms of Stock Option Agreement and Option Grant Notice under Amended and Restated 2002 Stock Option Plan.

10.3.1	*+	Rally Software Development Corp. 2012 Equity Incentive Plan.

Exhibit No.		Description of Exhibit
10.3.2	*+	Form of Stock Option Agreement and Option Grant Notice under 2012 Equity Incentive Plan.

10.3.3	*+	Form of Restricted Stock Unit Award Agreement and Notice of Grant Award under 2012 Equity Incentive Plan.

10.4.1	*+	Rally Software Development Corp. 2012 Employee Stock Purchase Plan.

10.5	+	Form of Indemnification Agreement made by and between Rally Software Development Corp. and each of its directors and officers.

10.6		Office Lease by and between Rally Software Development Corp. and 3333 Walnut, LLC, dated as of May 30, 2012.

10.7		Amended and Restated Loan and Security Agreement by and between Rally Software Development Corp. and Square 1 Bank, dated as of December 22, 2010, as amended on July 28, 2011, December 16, 2011, February 3, 2012 and April 24, 2012.

10.8		Warrant to purchase Common Stock dated November 15, 2006, issued to Entrepreneurs Foundation of Colorado LLC.

10.9		Warrant to purchase Common Stock dated May 20, 2011, issued to The Community Foundation.

10.10		Warrant to purchase Series A-1 Preferred Stock dated June 30, 2005, held by SVB Financial Group.

10.11		Amended and Restated Warrant to purchase Series B Preferred Stock dated December 3, 2009, issued to Square 1 Bank.

10.12		Form of Warrant to purchase Series C Preferred Stock, dated May 20, 2008, and a schedule of warrant holders.

10.13		Warrant to purchase Series C Preferred Stock, dated September 30, 2008 issued to Square 1 Bank.

10.14.1	+†	Management metric based bonus program for the first quarter of fiscal 2012.

10.14.2	+†	Management metric based bonus program for the second quarter of fiscal 2012.

10.14.3	+†	Written description of management metric based bonus program for the third quarter of fiscal 2012.

10.14.4	+†	Management metric based bonus program for the fourth quarter of fiscal 2012.

10.14.5	+	Management metric based bonus program for the first half of fiscal 2013.

10.15.1	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2012.

10.15.2	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2012.

10.15.3	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2012.

10.15.4	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the fourth quarter of fiscal 2012.

Exhibit No.		Description of Exhibit
10.15.5	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2013.

10.15.6	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2013.

21.1		List of subsidiaries.

23.1	*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	*	Consent of KPMG LLP, independent registered public accounting firm.

24.1		Power of Attorney (see page II-6).

*
To be filed by amendment. All other exhibits are submitted herewith.

+
Indicates management contract or compensatory plan.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the registration statement and submitted separately to the Securities and Exchange Commission.
(b)
Financial statement schedule.

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the              day of                        , 2012.

RALLY SOFTWARE DEVELOPMENT CORP.
By:	Timothy A. Miller President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy A. Miller and James M. Lejeal, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Timothy A. Miller	President, Chief Executive Officer and Chairman (Principal Executive Officer)	, 2012
James M. Lejeal	Chief Financial Officer and Treasurer (Principal Financial Officer)	, 2012
Kenneth M. Mesikapp	Chief Accounting Officer, Vice President and Assistant Secretary (Principal Accounting Officer)	, 2012
Thomas F. Bogan	Director	, 2012

Signature	Title	Date

Mark T. Carges	Director	, 2012
Bradley A. Feld	Director	, 2012
Peter A. Roshko	Director	, 2012
Bryan D. Stolle	Director	, 2012
Timothy V. Wolf	Director	, 2012

 EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement.

3.1		Amended and Restated Certificate of Incorporation of Rally Software Development Corp., as currently in effect.

3.2	*	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation, to be filed by Rally Software Development Corp. prior to the closing of the offering.

3.3		Form of Amended and Restated Certificate of Incorporation of Rally Software Development Corp., to be in effect upon the closing of the offering.

3.4		Amended and Restated Bylaws of Rally Software Development Corp., as currently in effect.

3.5		Form of Amended and Restated Bylaws of Rally Software Development Corp., to be in effect upon the closing of the offering.

4.1	*	Form of Rally Software Development Corp.'s Common Stock Certificate.

5.1	*	Form of Opinion of Cooley LLP.

10.1		Fourth Amended and Restated Investor Rights Agreement, by and among Rally Software Development Corp. and the investors named therein, dated as of May 27, 2011.

10.2.1	+	Rally Software Development Corp. Amended and Restated 2002 Stock Option Plan.

10.2.2	+	Forms of Stock Option Agreement and Option Grant Notice under Amended and Restated 2002 Stock Option Plan.

10.3.1	*+	Rally Software Development Corp. 2012 Equity Incentive Plan.

10.3.2	*+	Form of Stock Option Agreement and Option Grant Notice under 2012 Equity Incentive Plan.

10.3.3	*+	Form of Restricted Stock Unit Award Agreement and Notice of Grant Award under 2012 Equity Incentive Plan.

10.4.1	*+	Rally Software Development Corp. 2012 Employee Stock Purchase Plan.

10.5	+	Form of Indemnification Agreement made by and between Rally Software Development Corp. and each of its directors and officers.

10.6		Office Lease by and between Rally Software Development Corp. and 3333 Walnut, LLC, dated as of May 30, 2012.

10.7		Amended and Restated Loan and Security Agreement by and between Rally Software Development Corp. and Square 1 Bank, dated as of December 22, 2010, as amended on July 28, 2011, December 16, 2011, February 3, 2012 and April 24, 2012.

10.8		Warrant to purchase Common Stock dated November 15, 2006, issued to Entrepreneurs Foundation of Colorado LLC.

10.9		Warrant to purchase Common Stock dated May 20, 2011, issued to The Community Foundation.

10.10		Warrant to purchase Series A-1 Preferred Stock dated June 30, 2005, held by SVB Financial Group.

10.11		Amended and Restated Warrant to purchase Series B Preferred Stock dated December 3, 2009, issued to Square 1 Bank.

Exhibit No.		Description of Exhibit
10.12		Form of Warrant to purchase Series C Preferred Stock, dated May 20, 2008, and a schedule of warrant holders.

10.13		Warrant to purchase Series C Preferred Stock, dated September 30, 2008 issued to Square 1 Bank.

10.14.1	+†	Management metric based bonus program for the first quarter of fiscal 2012.

10.14.2	+†	Management metric based bonus program for the second quarter of fiscal 2012.

10.14.3	+†	Written description of management metric based bonus program for the third quarter of fiscal 2012.

10.14.4	+†	Management metric based bonus program for the fourth quarter of fiscal 2012.

10.14.5	+	Management metric based bonus program for the first half of fiscal 2013.

10.15.1	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2012.

10.15.2	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2012.

10.15.3	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the third quarter of fiscal 2012.

10.15.4	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the fourth quarter of fiscal 2012.

10.15.5	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the first quarter of fiscal 2013.

10.15.6	+	Sales Compensation Plan between Rally Software Development Corp. and Don F. Hazell for the second quarter of fiscal 2013.

21.1		List of subsidiaries.

23.1	*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	*	Consent of KPMG LLP, independent registered public accounting firm.

24.1		Power of Attorney (see page II-6).

*
To be filed by amendment. All other exhibits are submitted herewith.

+
Indicates management contract or compensatory plan.

†
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the registration statement and submitted separately to the Securities and Exchange Commission.

Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RALLY SOFTWARE DEVELOPMENT CORP.

RALLY SOFTWARE DEVELOPMENT CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

ONE:                                                                  The name of the Corporation is Rally Software Development Corp.

TWO:                                                             The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is July 12, 2001.  The Corporation was originally incorporated under the name F4 Technologies, Inc.

THREE:                                                    The Certificate of Incorporation of this company is hereby amended and restated in its entirety to read as follows:

I.

The name of this company is Rally Software Development Corp. (the “Company” or the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.                                    The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Company is authorized to issue is eighty six million six hundred seventy eight thousand one hundred seventy four (86,678,174) shares, fifty million (50,000,000) shares of which shall be Common Stock (the “Common Stock”) and thirty six million six hundred seventy eight thousand one hundred seventy four (36,678,174) shares of which shall be Preferred Stock (the “Preferred Stock”).  The Preferred Stock shall have a par value of one-hundredth of one cent ($0.0001) per share and the Common Stock shall have a par value of one-hundredth of one cent ($0.0001) per share.

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B.                                    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together on an as-if-converted basis) irrespective of the provisions of Section 242(b)(2) of the DGCL.

C.                                    Eight million five hundred twenty four thousand nine hundred forty one (8,524,941) of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”), seven million two hundred five thousand one hundred fifty five (7,205,155) of the of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), eleven million three hundred twenty eight thousand two hundred twenty seven (11,328,227) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), five million six hundred nineteen thousand eight hundred fifty one (5,619,851) of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”) and four million (4,000,000) of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”, and collectively with the Series A-1 Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred, the “Series Preferred”).

D.                                    The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.                                      DIVIDEND RIGHTS.

(a)                                  Holders of Series E Preferred, in preference to the holders of Series D Preferred, Junior Preferred Stock and Common Stock and any other class or series of Preferred Stock, shall be entitled to receive, when and as declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash or stock dividends at the rate of eight percent (8%) of the Series E Original Issue Price (as defined below) per annum on each outstanding share of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b)                                  After payment in full of the dividends set forth in Section 1(a), holders of Series D Preferred, in preference to the holders of Junior Preferred Stock and Common Stock and any other class or series of Preferred Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash or stock dividends at the rate of eight percent (8%) of the Series D Original Issue Price (as defined below) per annum on each outstanding share of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(c)                                  After payment in full of the dividends set forth in Sections 1(a) and 1(b), holders of Junior Preferred Stock and Common Stock and any other class or series of

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Preferred Stock, shall be entitled to receive, on a pari passu basis, when and as declared by the Board, but only out of funds that are legally available therefor, cash or stock dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Junior Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(d)                                  The “Series A-1 Original Issue Price” shall be $1.00, the “Series B Original Issue Price” shall be $1.126, the “Series C Original Issue Price” shall be $1.509, the “Series D Original Issue Price” shall be $2.847 and the “Series E Original Issue Price” shall be $5.15 (each an “Original Issue Price”).

(e)                                  So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Sections 1(a), 1(b) and 1(c) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i)                                    acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or

(ii)                                acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; provided that such repurchase has been approved by the Company’s Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) below.

(f)                                    In the event dividends are paid on any share of Common Stock, the Company shall, at the same time, pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(g)                                 The provisions of Sections 1(e) and 1(f) shall not apply to a dividend payable in Common Stock, or any repurchase of any outstanding securities of the Company that is approved by the Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) below.

2.                                      VOTING RIGHTS.

(a)                                  General Rights.  Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the

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right to vote.  Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b)                                  Separate Vote of Series Preferred.  For so long as at least 250,000 shares of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty-five percent (55%) of the outstanding Series Preferred voting together as a single class on an as-converted basis (the “Required Holders”) shall be necessary for effecting or validating the following actions (whether by way of a merger, consolidation or otherwise):

(i)                                    Any amendment, alteration, repeal or waiver of any provision of the Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series Preferred;

(ii)                                Any action or event, including, without limitation, those set forth in the immediately preceding subsection (i), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series Preferred;

(iii)                            Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

(iv)                               Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into, exchangeable for or exercisable for equity securities of the Company ranking on a parity with or senior to the Series Preferred in right of redemption, conversion, liquidation preference, voting or dividends, including by way of merger, consolidation or otherwise;

(v)                                   Any redemption, repurchase, payment of dividends or other distributions with respect to Common Stock (other than (a) acquisitions of Common Stock by the Company permitted by Section 1(e) hereof, or (b) purchases involving consideration under $100,000 that are approved by the Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) below);

(vi)                               The consummation of any Liquidation Event;

(vii)                           Any action that results in the payment, declaration or setting aside of a dividend on any shares of Common Stock or Preferred Stock;

(viii)                       Any action that results in the Company incurring debt in excess of $500,000 in the aggregate;

(ix)                              Any issuance of securities of any subsidiary of the Company other than to the Company;

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(x)                                  Any voluntary dissolution or liquidation of the Company;

(xi)                              Any increase or decrease in the authorized number of members of the Board; or

(xii)                          Permit any direct or indirect subsidiary of the Company to consummate or agree to consummate any of the actions contemplated by this Section 2(b).

(c)                                  Separate Vote of Series E Preferred.  For so long as at least 250,000 shares of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty percent (60%) of the outstanding Series E Preferred voting together as a single class on an as-converted basis shall be necessary for effecting or validating the following actions (whether by way of a merger, consolidation or otherwise):

(i)                                    Any amendment, alteration, repeal or waiver of any provision of the Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series E Preferred;

(ii)                                Any action or event, including, without limitation, those set forth in the immediately preceding subsection (i), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series E Preferred;

(iii)                            Any increase or decrease in the authorized number of shares of Series E Preferred;

(iv)                               Amend, terminate or waive (either (A) in whole or in part, or (B) retroactively or prospectively) Section 2(c) of this Article IV(D).

(v)                                   Permit any direct or indirect subsidiary of the Company to consummate or agree to consummate any of the actions contemplated by this Section 2(c).

(d)                                  Separate Vote of Series D Preferred.  For so long as at least 250,000 shares of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty-five percent (55%) of the outstanding Series D Preferred voting together as a single class on an as-converted basis shall be necessary for effecting or validating the following actions:

(i)                                    Any amendment, alteration, repeal or waiver of any provision of the Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series D Preferred (including by way of a merger, consolidation or otherwise);

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(ii)                                Any action or event, including, without limitation, those set forth in the immediately preceding subsection (i), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series D Preferred; or

(iii)                            Any increase or decrease in the authorized number of shares of Series D Preferred.

(e)                                  Election of Board of Directors.

(i)                                    The holders of Series Preferred, voting as a separate class, shall be entitled to elect four (4) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;

(ii)                                the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and

(iii)                            the holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3.                                      LIQUIDATION, ASSET TRANSFER OR ACQUISITION RIGHTS.

(a)                                  Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or any Acquisition or Asset Transfer (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the Series D Preferred or the Junior Preferred Stock (as defined below), the holders of Series E Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such Liquidation Event, for each share of Series E Preferred held by them, an amount per share of Series E Preferred equal to the Series E Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus all declared and unpaid dividends on the Series E Preferred.  If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series E Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series E Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(a).

(b)                                  After payment of the full liquidation preference of the Series E Preferred as set forth in Section 3(b) above and before any distribution or payment shall be made to the holders of any Common Stock or the Junior Preferred Stock, the holders of Series D

6

Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such Liquidation Event, for each share of Series D Preferred held by them, an amount per share of Series D Preferred equal to the Series D Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus all declared and unpaid dividends on the Series D Preferred.  If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series D Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series D Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(b).

(c)                                  After payment of the full liquidation preference of the Series E Preferred as set forth in Section 3(a) above and the Series D Preferred as set forth in Section 3(b) above, the assets of the Company legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Series C Preferred, the Series B Preferred and the Series A-1 Preferred (together, the “Junior Preferred Stock”), on a pari passu basis, for each share of Junior Preferred Stock held by them, (i) in the case of the Series C Preferred, an amount per share of Series C Preferred equal to the Series C Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus all declared and unpaid dividends on the Series C Preferred, (ii) in the case of the Series B Preferred, an amount per share of Series B Preferred equal to the Series B Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus all declared and unpaid dividends on the Series B Preferred, and (iii) in the case of the Series A-1 Preferred, an amount per share of Series A-1 Preferred equal to the Series A-1 Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus all declared and unpaid dividends on the Series A-1 Preferred.  If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Junior Preferred Stock of the liquidation preference set forth in this Section 3(c), then such assets (or consideration) shall be distributed among the holders of Junior Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(c).

(d)                                  After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a), 3(b) and 3(c) above, the assets of the Company legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis.

(e)                                  For the purposes of this Section 3: (i) “Acquisition” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity (or in the event stock or ownership interests of an affiliated

7

entity are issued in such transaction, less than 50% of the voting power of such affiliated entity) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(f)                                    In the event of any Liquidation Event, if any portion of the consideration payable to the stockholders of the Company is payable to the stockholders of the Company subject to the Company’s achievement of certain earn-outs, performance-based milestones or other contingent or conditional payments related to the future performance or operations of the Company, the definitive agreement with respect to such liquidation, dissolution or winding up of the Company shall provide that (i) the portion of such consideration that is not subject to achievement of any such conditions or milestones (the “Initial Consideration”) shall be allocated among the stockholders of the Company in accordance with Sections 3(a), 3(b), 3(c) and 3(d) as if the Initial Consideration were the only consideration payable in connection with such liquidation, dissolution or winding up of the Company and (ii) any additional consideration which becomes payable to the stockholders of the Company upon achievement of any such conditions or milestones shall be allocated among the stockholders of the Company in accordance with Sections 3(a), 3(b), 3(c) and 3(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(g)                                 In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(i)                                    Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)       If traded on a securities exchange or through the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(B)       If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

8

(C)       If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least fifty-five percent (55%) of the voting power of all then outstanding shares of Series Preferred.

(ii)                                The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least fifty-five percent (55%) of the voting power of all then outstanding shares of such Series Preferred.

(iii)                            The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, upon approval by the stockholders of the definitive agreements governing a Liquidation Event, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(h)                                 In the event the requirements of this Section 3 are not complied with, this corporation shall forthwith either:

(i)                                    cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 3 have been complied with; or

(ii)                                cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4(k) hereof.

(i)                                    Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock.  If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(j)                                    The Company shall give each holder of record of Preferred Stock written notice of any impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Company shall thereafter give such holders prompt notice of any material changes.  The Liquidation Event

9

shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

4.                                      CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a)                                  Optional Conversion.  Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder thereof, be converted at any time into fully-paid and nonassessable shares of Common Stock.  The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

(b)                                  Series Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of the Series A-1 Preferred (the “Series A-1 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series A-1 Original Issue Price by the “Series A-1 Preferred Conversion Price,” calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the “Series B Preferred Conversion Price,” calculated as provided in Section 4(c).  The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price by the “Series C Preferred Conversion Price,” calculated as provided in Section 4(c).  The conversion rate in effect at any time for conversion of the Series D Preferred (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series D Original Issue Price by the “Series D Preferred Conversion Price,” calculated as provided in Section 4(c).  The conversion rate in effect at any time for conversion of the Series E Preferred (the “Series E Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series E Original Issue Price by the “Series E Preferred Conversion Price,” calculated as provided in Section 4(c)

(c)                                  Series Preferred Conversion Price.  The conversion price for the Series A-1 Preferred shall initially be the Series A-1 Original Issue Price (the “Series A-1 Preferred Conversion Price”).  The conversion price for the Series B Preferred shall initially be the Series B Original Issue Price (the “Series B Preferred Conversion Price”).  The conversion price for the Series C Preferred shall initially be the Series C Original Issue Price (the “Series C Preferred Conversion Price”).  The conversion price for the Series D Preferred shall initially be the Series D Original Issue Price (the “Series D Preferred Conversion Price”).  The conversion price of the Series E Preferred shall initially be the Series E Original Issue Price (the “Series E

10

Preferred Conversion Price”, and, together with the Series A-1 Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Conversion Price and the Series D Conversion Price, the “Series Preferred Conversion Prices”).  Such initial Series Preferred Conversion Prices shall be adjusted from time to time in accordance with this Section 4.  All references to the Series Preferred Conversion Prices herein shall mean the Series Preferred Conversion Prices as so adjusted.

(d)                                  Mechanics of Conversion.  Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, or an affidavit of loss, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Series Preferred being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.  If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the conversion may, at the option of any holder tendering such Series Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities.

(e)                                  Adjustment for Stock Splits and Combinations.  If at any time or from time to time after the date that the first share of Series E Preferred Stock is issued (the “Series E Original Issue Date”) the Company effects a split or subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series Preferred Conversion Prices in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if at any time or from time to time after the Series E Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series Preferred Conversion Prices in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                                    Adjustment for Common Stock Dividends and Distributions.  If at any time or from time to time after the Series E Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock

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without a corresponding dividend or other distribution to holders of Preferred Stock on an as-if converted to Common Stock basis, the Series Preferred Conversion Prices that are then in effect shall be decreased as of the time of such issuance, as provided below:

(i)                                    Each Series Preferred Conversion Price shall be adjusted by multiplying such Series Preferred Conversion Price then in effect by a fraction:

(A)                               the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)                               the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issued or issuable (including shares of Common Stock issued or issuable upon exercise of any outstanding securities convertible into, or exchangeable for, shares of, Common Stock) in payment of such dividend or distribution.

(ii)                                If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Prices shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)                            If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Prices shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g)                                 Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  If at any time or from time to time after the Series E Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4 or in Section 3), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Prices then in effect and the number of shares issuable upon

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conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h)                                 Sale of Shares Below the Applicable Series Preferred Conversion Price.

(i)                                    If at any time or from time to time after the Series E Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(f) or 4(g) above, for an Effective Price (as defined below) less than the then effective Series A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price, as applicable (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series A-1 Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, the Series D Preferred Conversion Price and/or the Series E Preferred Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, the Series D Preferred Conversion Price and/or Series E Preferred Conversion Price, as applicable, in effect immediately prior to such issuance or sale by a fraction:

(A)                               the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price, as applicable, and

(B)                               the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)                                No adjustment shall be made to any Series Preferred Conversion Price in an amount less than one tenth of one cent per share. Any adjustment required by this Section 4(h) shall be rounded to the nearest one cent $0.001 per share. Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the

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preceding two sentences shall be included in any subsequent adjustment to the Series Preferred Conversion Price..

(iii)                            For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)                               For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into or exchangeable for, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price, as applicable, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)                               in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)                               in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)                               If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by

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reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)                               No further adjustment of the Series Preferred Conversion Prices, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price(s) as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price(s) which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v)                                   Notwithstanding any other provisions of this Section 4(h), except to the limited extent provided for in Section 4(h)(iv), no adjustment of the Series Preferred Conversion Prices pursuant to this Section 4(h) shall have the effect of increasing any such Series Preferred Conversion Price above the applicable Series Preferred Conversion Price in effect immediately prior to such adjustment.

(vi)                               For the purpose of making any adjustment to the Conversion Price of the Series Preferred required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)                               shares of Common Stock issued upon conversion of the Series Preferred;

(B)                               shares of Common Stock or Convertible Securities issued after the Series E Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary for the primary purpose of soliciting or retaining their services and pursuant to stock purchase or stock option plans or other arrangements that are

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approved by the Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) above;

(C)                               shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Series E Original Issue Date;

(D)                               shares of Common Stock or Convertible Securities issued for consideration other than primarily cash pursuant to a merger, consolidation, acquisition, strategic transaction (including joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements) or similar business combination approved by the Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) above;

(E)                                 shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution, provided such issuances are for other than primarily equity financing purposes and are approved by the Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) above;

(F)                                 shares of Common Stock issued in connection with any stock split, reverse stock split, stock dividend, reclassification or similar non-economic event by the Company;

(G)                               shares issued pursuant to an effective registration statement under the Securities Act connection with a Qualified Public Offering (as defined below); and

(H)                               shares with respect to which the holders of at least fifty-five percent (55%) of the outstanding shares of Series Preferred (including a majority of the Series C Preferred, at least fifty-five percent (55%) of the Series D Preferred and at least sixty percent (60%) of the Series E Preferred), voting together on an as-converted basis, have waived the anti-dilution rights provided for in this Section 4(h); and

(I)                                    any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided, however, that the issuance of shares therein has been approved by the Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) above.

References to Common Stock in the subsections of this clause (vi) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h).  The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(h), for such Additional Shares of Common Stock.

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(vii)                           In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance pursuant to the same instruments as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Series Preferred Conversion Price shall be reduced to the applicable Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i)                                    Other Distributions.  In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in this Section 4, then, in each such case for the purpose of this Section 4, the holders of Series Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

(j)                                    Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or the Series E Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable, if the Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable, is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable, at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable.

(k)                                Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) a Liquidation Event (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or

17

any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the Required Holders) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, recapitalization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, recapitalization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l)                                    Automatic Conversion.

(i)                                    Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least fifty-five percent (55%) of the Series Preferred; provided that if the conversion is in conjunction with a Liquidation Event and if the proceeds of such Liquidation Event to the holders of Series E Preferred as holders of Common Stock (i.e., after giving effect to such conversion pursuant to this subsection (i)) would be less in aggregate than the proceeds of such Liquidation Event to holders of Series E Preferred as holders of Series E Preferred (i.e., assuming no such conversion pursuant to this subsection (i)), then the Series E Preferred Conversion Price applicable to such conversion pursuant to this subsection (i) shall be automatically adjusted to the conversion price that causes holders of Series E Preferred being converted into Common Stock pursuant to this subsection (i) to receive in such conversion that number of shares of Common Stock in the applicable Liquidation Event that is equal to the number of shares that would have been distributed to the holders of Series E Preferred pursuant to Sections 3(a) and 3(d) with respect to such Liquidation Event had such conversion to Common Stock pursuant to this subsection (i) not occurred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $6.59 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $40,000,000 (a “Qualified Public Offering”).  Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii)                                Upon the occurrence of either of the events specified in Section 4(l)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or

18

the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(m)                              Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series Preferred.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

(n)                                 Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o)                                  Notices.  Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p)                                  Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

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(q)          No Dilution or Impairment.  Without the consent of the holders of then outstanding Series Preferred as required under Section 2(b), the Company shall not amend its Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

5.                                      NO REISSUANCE OF SERIES PREFERRED.  No shares or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A.                                    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.  To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) agents of the Company (and any other persons to which the DGCL permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable DGCL (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders, and others.

B.                                    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.                                    The management of the business and the conduct of the affairs of the Company shall be vested in its Board.  The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B.                                    Subject to the terms herein, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company.  The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided, however, that in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least fifty-five percent (55%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a

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single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C.                                    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

FOUR:  This Amended and Restated Certificate of Incorporation has been duly approved by the Board of the Company.

FIVE:  This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.  This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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IN WITNESS WHEREOF, Rally Software Development Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 27 day of May, 2011.

RALLY SOFTWARE DEVELOPMENT CORP.

Signature:	/s/Timothy A. Miller
Timothy A. Miller
President and Chief Executive Officer

SIGNATURE PAGE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Exhibit 3.3

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RALLY SOFTWARE DEVELOPMENT CORP.

Timothy A. Miller hereby certifies that:

ONE:               The original name of this corporation is F4 Technologies, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was July 12, 2001.

TWO:             He is the duly elected and acting President and Chief Executive Officer of Rally Software Development Corp., a Delaware corporation.

THREE:          The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this company is Rally Software Development Corp. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of this Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of this Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware  (the “DGCL”).

IV.

A.            This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that the Company is authorized to issue is two hundred and ten million (210,000,000) shares.  Two hundred million (200,000,000) shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001).  Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

B.            The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby expressly authorized to provide for the issue of all of any of the  shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers,

1

and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL.  The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C.            Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.            MANAGEMENT OF BUSINESS.  The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors.  The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B.            BOARD OF DIRECTORS.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and for so long as permitted by applicable law, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the filing of this Amended and Restated Certificate of

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Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.            REMOVAL OF DIRECTORS.

1.             Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

2.             Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

D.            VACANCIES.       Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E.             BYLAW AMENDMENTS.

1.             The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company.  Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors.  The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-

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outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

2.             The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

3.             No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

4.             Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

VI.

A.            The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B.            To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.  If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.            Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Company; (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (C) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws of the Company; or (D) any action asserting a claim against the Company governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.

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VIII.

A.            The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.            Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

* * * *

FOUR:           This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

FIVE:              This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.  This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the stockholders of this corporation.

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IN WITNESS WHEREOF, Rally Software Development Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this        day of           ,         .

RALLY SOFTWARE DEVELOPMENT CORP.

Signature:
Timothy A. Miller
President and Chief Executive Officer

Exhibit 3.4

AMENDED AND RESTATED BYLAWS

OF

RALLY SOFTWARE DEVELOPMENT CORP.

(f/k/a F4 Technologies, Inc.)

(A DELAWARE CORPORATION)

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

		PAGE

Section 46.	Right of First Refusal	22

ARTICLE XV Loans To Officers		24

(a)	Loans to Officers	24

BYLAWS

OF

RALLY SOFTWARE DEVELOPMENT CORP.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1.                                          Registered Office.  The registered office of the corporation in the State of Delaware shall be as set forth in the Certificate of Incorporation of the corporation or as otherwise designated by the Board of Directors of the corporation.

Section 2.                                          Other Offices.  The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3.                                          Corporate Seal.  The Board of Directors may adopt a corporate seal.  The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.”  Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4.                                          Place of Meetings.  Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors.  The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5.                                          Annual Meeting.

(a)                                  The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.

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Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders:  (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5.

(b)                                  At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under the DGCL, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in this Section 5(b)), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 5.  To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made if such announcement is made less than one hundred (100) days prior to the date of such meeting.  In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.  Such stockholder’s notice shall set forth:  (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business

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desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c)                                  Notwithstanding anything in the second sentence of Section 5(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(d)                                  Only such persons who are nominated in accordance with the procedures set forth in this Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5.  Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(e)                                  Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act.  Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(f)                                    For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

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Section 6.                                          Special Meetings.

(a)                                  Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

(b)                                  If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, or by telegraphic or other facsimile transmission to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation.  No business may be transacted at such special meeting otherwise than specified in such notice.  The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty-five (35) nor more than one hundred twenty (120) days after the date of the receipt of the request.  Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws.  Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

Section 7.                                          Notice of Meetings.  Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting.  If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.  Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8.                                          Quorum.  At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a

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majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.  In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting.  The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.  Except as otherwise provided by statute, or by the Certificate of Incorporation or these Bylaws, all action taken by the holders of the majority of the vote cast, excluding abstentions, at any meeting at which a quorum is present and shall be valid and binding upon the corporation provided, however, that directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors.  Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter.  Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares, excluding abstentions, of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9.                                          Adjournment and Notice of Adjourned Meetings.  Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy, excluding abstentions.  When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10.                                   Voting Rights.  For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders.  Every person entitled to vote or execute consents shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law.  An agent so appointed need not be a stockholder.  No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Section 11.                                   Joint Owners of Stock.  If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2)

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or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:  (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b).  If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) of Section 217 of the DGCL shall be a majority or even-split in interest.

Section 12.                                   List of Stockholders.  The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network, or otherwise; provided that the information required to gain access to such list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the corporation.  In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.  The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13.                                   Action Without Meeting.

(a)                                  Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, or by electronic transmission setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b)                                  Every written consent or electronic transmission shall bear the date of signature of each stockholder who signs the consent, and no written consent or electronic transmission shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation in the manner herein required, written consents or electronic transmissions signed by a sufficient number of stockholders to take action are delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(c)                                  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or by electronic transmission and who, if the action had been taken at a meeting,

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would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation as provided in Section 228(c) of the DGCL.  If the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

(d)                                  A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission.  The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.  No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the state of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.  Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors of the corporation.  Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 14.                                   Organization.

(a)                                  At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman.  The Secretary, or, in his absence, an Assistant Secretary directed to do so by the Chief Executive Officer, shall act as secretary of the meeting.

(b)                                  The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient.  Subject to such rules and regulations of the Board of Directors, if

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any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot.  The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.  Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15.                                   Number and Term of Office.  The authorized number of directors of the corporation shall be fixed by the Board of Directors from time to time.

Directors need not be stockholders unless so required by the Certificate of Incorporation.  If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient.

Section 16.                                   Powers.  The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17.                                   Term of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year, provided that, irrespective of the foregoing term, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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Section 18.                                   Vacancies.  Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director; provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by such stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.  A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 19.                                   Resignation.  Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors.  If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors.  When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 20.                                   Removal.  Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors or (ii) without cause by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of all then-outstanding shares of capital stock of the corporation, entitled to vote generally at an election of directors.

Section 21.                                   Meetings

(a)                                  Regular Meetings.  Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, including a voice-messaging system or other system designated to record and communicate messages, facsimile,

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telegraph or telex, or by electronic mail or other electronic means.  No further notice shall be required for a regular meeting of the Board of Directors.

(b)                                  Special Meetings.  Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board of Directors, the Chief Executive Officer or any director.

(c)                                  Meetings by Electronic Communications Equipment.  Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)                                  Notice of Special Meetings.  Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, postage prepaid at least three (3) days before the date of the meeting.  Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e)                                  Waiver of Notice.  The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission.  All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22.                                   Quorum and Voting.

(a)                                  Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting, whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)                                  At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the

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directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23.                                   Action Without Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24.                                   Fees and Compensation.  Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors.  Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25.                                   Committees.

(a)                                  Executive Committee.  The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors.  The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.

(b)                                  Other Committees.  The Board of Directors may, from time to time, appoint such other committees as may be permitted by law.  Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c)                                  Term.  The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Bylaw may at any time increase or decrease the number of members of a committee or terminate the existence of a committee.  The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors.  The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee.  The Board of Directors may

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designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d)                                  Meetings.  Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter.  Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors.  Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26.                                   Organization.  At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman of the Board of Directors has not been appointed or is absent, the Chief Executive Officer, or if the Chief Executive Officer is absent, the most senior Vice President, (if a director) or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting.  The Secretary, or in his absence, any Assistant Secretary directed to do so by the Chief Executive Officer, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 27.                                   Officers Designated.  The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller, all of whom shall be elected at the annual organizational meeting of the Board of Directors.  The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary.  The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate.  Any one

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person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law.  The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 28.                                   Tenure and Duties of Officers.

(a)                                  General.  All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed.  Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors.  If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b)                                  Duties of Chairman of the Board of Directors.  The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors.  If the Chairman is unable to preside at such a meeting, the Chairman may appoint another member of the Board of Directors as the Chairman pro tempore to preside at such meeting, and in the absence of such an appointment, the Board of Directors may appoint a member of the Board of Directors as the Chairman pro tempore.  The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.  If there is no Chief Executive Officer or President elected and serving, then the Chairman of the Board of Directors shall also serve as the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in paragraph (c) of this Section 28.

(c)                                  Duties of Chief Executive Officer.  The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, if a Chairman of the Board of Directors has not been appointed or is not present or such Chairman has appointed a Chairman pro tempore.  The Chief Executive Officer shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation.  The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d)                                  Duties of President. If no officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation and shall have all of the powers of the Chief Executive Officer set forth above.  The President shall perform such duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer (if a Chief Executive Officer has been appointed) shall designate from time to time.

(e)                                  Duties of Vice Presidents.  The Vice Presidents may assume and perform the duties of the President in the absence or disability of the Chief Executive Officer or President or whenever the office of Chief Executive Officer or President are vacant.  The Vice Presidents shall perform other duties commonly incident to their office and shall also perform

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such other duties and have such other powers as the Board of Directors or the Chief Executive Officer or President shall designate from time to time.

(f)                                    Duties of Secretary.  The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation.  The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice.  The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.  The Chief Executive Officer may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.

(g)                                 Duties of Chief Financial Officer.  The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer.  The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation.  The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.  The Chief Executive Officer may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time.

Section 29.                                   Delegation of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 30.                                   Resignations.  Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer or to the Secretary.  Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time.  Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective.  Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 31.                                   Removal.  Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or

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superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING
OF SECURITIES OWNED BY THE CORPORATION

Section 32.                                   Execution of Corporate Instruments.  The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 33.                                   Voting of Securities Owned by the Corporation.  All stock and other securities of other entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 34.                                   Form and Execution of Certificates.  Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law.  Every holder of stock in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation.  Any or all of the signatures on the certificate may be facsimiles.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.  Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares

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authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.  Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or otherwise required by law or with respect to this section a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 35.                                   Lost Certificates.  A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed.  The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 36.                                   Transfers.

(a)                                  Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)                                  The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 37.                                   Fixing Record Dates.

(a)                                  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to

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vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)                                  In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date.  The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date.  If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)                                  In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 38.                                   Registered Stockholders.  The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

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ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 39.                                   Execution of Other Securities.  All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 34), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons.  Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Chief Financial Officer or Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person.  In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 40.                                   Declaration of Dividends.  Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 41.                                   Dividend Reserve.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

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ARTICLE X

FISCAL YEAR

Section 42.                                   Fiscal Year.  The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 43.                                   Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a)                                  Directors and Officers.  The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 43.

(b)                                  Expenses.  The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding, provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 43 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation, in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors,

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even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(c)                                  Enforcement.  Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer.  Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor.  The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim.  In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed.  In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful.  Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.  In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

(d)                                  Non-Exclusivity of Rights.  The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office.  The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

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(e)                                  Survival of Rights.  The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(f)                                    Insurance.  To the fullest extent permitted by the DGCL, or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

(g)                                 Amendments.  Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(h)                                 Saving Clause.  If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.  If this Section 43 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under applicable law.

(i)                                    Certain Definitions.  For the purposes of this Bylaw, the following definitions shall apply:

(1)                                 The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)                                 The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3)                                 The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

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(4)                                 References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5)                                 References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Bylaw.

ARTICLE XII

NOTICES

Section 44.                                   Notices.

(a)                                  Notice to Stockholders.  Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein.  Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by United States mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b)                                  Notice to Directors.  Any notice required to be given to any director may be given by the method stated in subsection (a), or as provided for in Section 21 of these Bylaws. If such notice is not delivered personally, it shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)                                  Affidavit of Mailing.  An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)                                  Methods of Notice.  It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

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(e)                                  Notice to Person with Whom Communication Is Unlawful.  Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person.  Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.  In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

ARTICLE XIII

AMENDMENTS

Section 45.                                   Amendments.  The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the corporation.  The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

ARTICLE XIV

RIGHT OF FIRST REFUSAL

Section 46.                                   Right of First Refusal.  No stockholder shall sell, assign, pledge, or in any manner transfer any of the shares of common stock, of the corporation or any right or interest therein, other than shares of preferred stock or securities convertible into or exercisable for preferred stock, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the requirements hereinafter set forth in this bylaw:

(a)                                  If the stockholder desires to sell or otherwise transfer any of his shares of stock, then the stockholder shall first give written notice thereof to the corporation.  The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

(b)                                  The corporation may assign its rights hereunder.

(c)                                  In the event the corporation and/or its assignee(s) elect to acquire any of the shares of the transferring stockholder as specified in said transferring stockholder’s notice, the Secretary of the corporation shall so notify the transferring stockholder and settlement thereof shall be made in cash within thirty (30) days after the Secretary of the corporation receives said transferring stockholder’s notice; provided that if the terms of payment set forth in

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said transferring stockholder’s notice were other than cash against delivery, the corporation and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in said transferring stockholder’s notice.

(d)                                  In the event the corporation and/or its assignees(s) do not elect to acquire all of the shares specified in the transferring stockholder’s notice, said transferring stockholder may, within the sixty-day period following the expiration of the option rights granted to the corporation and/or its assignees(s) herein, transfer the shares specified in said transferring stockholder’s notice which were not acquired by the corporation and/or its assignees(s) as specified in said transferring stockholder’s notice.  All shares so sold by said transferring stockholder shall continue to be subject to the provisions of this bylaw in the same manner as before said transfer.

(e)                                  In addition to the restriction set forth in Section 46(a) above, no stockholder shall sell, assign, pledge, or in any manner transfer any of the shares of common stock of the corporation (excluding shares of common stock issued upon the conversion of preferred stock of the corporation) or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise without the prior consent of the corporation, upon duly authorized action of its Board of Directors.  Without in any way limiting the basis on which the corporation may elect not to consent to a sale, assignment, pledge or transfer, the corporation does not at any time intend to consent to any requested sale, assignment, pledge or transfer (i) to individuals, companies or any other form of entity identified by the Company as a potential competitor or considered by the corporation to be unfriendly, or to non-U.S. individuals, companies or other entities, or (ii) if such sale, assignment, pledge or transfer increases the risk of the corporation having a class of security held of record by five hundred or more persons, as described in Section 12(g) of the 1934 Act, and Rule 12g5-1 promulgated thereunder, or otherwise requiring the corporation to register any class of securities under the 1934 Act; or (iii) if such sale, assignment, pledge or transfer would result in the loss of any federal or state securities law exemption relied upon by the corporation in connection with the initial issuance of such shares or the issuance of any other securities; or (iv) if such sale, assignment, pledge or transfer is facilitated in any manner by any public posting, message board, trading portal, internet site, or similar method of communication, including without limitation any trading portal or internet site intended to facilitate secondary transfers of securities; or (v) if such sale, assignment, pledge or transfer is to be effected in a brokered transaction; or (vi) if such sale, assignment, pledge or transfer represents a sale, assignment, pledge or transfer of less than all of the shares then held by the stockholder and its affiliates or is to be made to more than a single transferee.  All shares sold, assigned, pledged or transferred with the corporation’s consent pursuant to this Section 46(e) shall continue to be subject to the provisions of this Section 46(e) in the same manner as before said sale, assignment, pledge or transfer.

(f)                                    Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this bylaw:

(1)                                 A stockholder’s transfer of any or all shares held either during such stockholder’s lifetime or on death by will or intestacy to such stockholder’s immediate family or to any custodian or trustee for the account of such stockholder or such stockholder’s immediate

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family or to any limited partnership of which the stockholder, members of such stockholder’s immediate family or any trust for the account of such stockholder or such stockholder’s immediate family will be the general of limited partner(s) of such partnership. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the stockholder making such transfer.

(2)                                 A stockholder’s bona fide pledge or mortgage of any shares with a commercial lending institution, provided that any subsequent transfer of said shares by said institution shall be conducted in the manner set forth in this bylaw.

(3)                                 A stockholder’s transfer of any or all of such stockholder’s shares to the corporation or to any other stockholder of the corporation.

(4)                                 A stockholder’s transfer of any or all of such stockholder’s shares to a person who, at the time of such transfer, is an officer or director of the corporation.

(5)                                 A corporate stockholder’s transfer of any or all of its shares pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the corporate stockholder, or pursuant to a sale of all or substantially all of the stock or assets of a corporate stockholder.

(6)                                 A corporate stockholder’s transfer of any or all of its shares to any or all of its stockholders.

(7)                                 A transfer by a stockholder which is a limited or general partnership to any or all of its partners or former partners.

In any such case, the transferee, assignee, or other recipient shall receive and hold such stock subject to the provisions of this bylaw, and there shall be no further transfer of such stock except in accord with this bylaw.

(g)                                 The provisions of this bylaw may be waived with respect to any transfer either by the corporation, upon duly authorized action of its Board of Directors, or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the corporation (excluding the votes represented by those shares to be transferred by the transferring stockholder).  This bylaw may be amended or repealed either by a duly authorized action of the Board of Directors or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the corporation.

(h)                                 Any sale or transfer, or purported sale or transfer, of securities of the corporation shall be null and void unless the terms, conditions, and provisions of this bylaw are strictly observed and followed.

(i)                                    The foregoing right of first refusal and restriction on transfer shall terminate upon the date securities of the corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

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(j)                                    The certificates representing shares of stock of the corporation shall bear on their face the following legend so long as the foregoing right of first refusal and restriction on transfer remains in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED WITHOUT THE CONSENT OF THE CORPORATION, AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

ARTICLE XV

LOANS TO OFFICERS

(a)                                  Loans to Officers.  The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation.  The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.  Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

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Exhibit 3.5

AMENDED AND RESTATED BYLAWS

OF

RALLY SOFTWARE DEVELOPMENT CORP.

(A DELAWARE CORPORATION)

i

(CONTINUED)

ii

(CONTINUED)

		PAGE

Section 47.	Amendments	25

ARTICLE XV Loans To Officers		25

Section 48	Loans to Officers	25

iii

AMENDED AND RESTATED BYLAWS

OF

RALLY SOFTWARE DEVELOPMENT CORP.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1.              Registered Office.  The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2.              Other Offices.  The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3.              Corporate Seal.  The Board of Directors may adopt a corporate seal.  The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.”  Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4.              Place of Meetings.  Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5.              Annual Meeting.

(a)           The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.  Nominations of persons for election to the Board of Directors of the corporation and the proposal

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of business to be considered by the stockholders may be made at an annual meeting of stockholders:  (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b)           At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with the procedures below.

(i)            For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth:  (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii)           Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14(a)-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual  meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c).  Such stockholder’s notice shall set forth:  (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such

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business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii)         To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.  In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(iv)          The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

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For purposes of Sections 5 and 6, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(w)          the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,

(x)            that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,

(y)           the effect or intent of which is to mitigate loss, manage risk or benefit of security value or  price changes, or

(z)            that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c)           A stockholder providing written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting.  In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting.  In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

(d)           Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered

4

timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.

(e)           A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) of Section 5(a), or in accordance with clause (iii) of Section 5(a).  Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(f)            Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws.

(g)           For purposes of Sections 5 and 6,

(i)            “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and

(ii)           “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 6.              Special Meetings.

(a)           Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer or President, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the authorized number of directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

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(b)           The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c)           Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  The stockholder shall also update and supplement such information as required under Section 5(c).  In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d)           Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.

Section 7.              Notice of Meetings.  Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting.  If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.  Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote

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communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8.              Quorum.  At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the shares of stock entitled to vote shall constitute a quorum for the transaction of business.  In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat, but no other business shall be transacted at such meeting.  The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.  Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders.  Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors.  Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9.              Adjournment and Notice of Adjourned Meetings.  Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of holder of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting.  When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

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Section 10.            Voting Rights.  For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders.  Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law.  An agent so appointed need not be a stockholder.  No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Section 11.            Joint Owners of Stock.  If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:  (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b).  If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12.            List of Stockholders.  The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation.  In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.  The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13.            Action Without Meeting.  No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 14.            Organization.

(a)           At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer, or if no Chief Executive Officer is then serving or is absent, the President, or, if the President is absent, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson.  The Chairperson of the Board

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may appoint the Chief Executive Officer as chairperson of the meeting.  The Secretary, or, in his or her absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b)           The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient.  Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot.  The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.  Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15.            Number and Term of Office.  The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation.  Directors need not be stockholders unless so required by the Certificate of Incorporation.  If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 16.            Powers.  The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17.            Classes of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and for so long as permitted by applicable law, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively.  The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective.  At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years.  At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years.  At the third annual

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meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years.  At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18.            Vacancies.  Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock or as otherwise provided by applicable law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.  A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 19.            Resignation.  Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time.  If no such specification is made, the Secretary, in his or her discretion, may either (a) require confirmation from the director prior to deeming the resignation effective, in which case the resignation will be deemed effective upon receipt of such confirmation, or (b) deem the resignation effective at the time of delivery of the resignation to the Secretary.  When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

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Section 20.            Removal.

(a)           Subject to the rights of any series of Preferred Stock to elect additional directors under specific circumstances, neither the Board of Directors nor any individual director may be removed without cause.

(b)           Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Section 21.            Meetings

(a)           Regular Meetings.  Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means.  No further notice shall be required for regular meetings of the Board of Directors.

(b)           Special Meetings.  Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or a majority of the total number of authorized directors.

(c)           Meetings by Electronic Communications Equipment.  Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)           Notice of Special Meetings.  Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting.  Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e)           Waiver of Notice.  The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if

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a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission.  All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22.            Quorum and Voting.

(a)           Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 45 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)           At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23.            Action Without Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24.            Fees and Compensation.  Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors.  Nothing herein contained shall be construed to preclude any director from serving the corporation as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25.            Committees.

(a)           Executive Committee.  The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors.  The Executive Committee, to the extent permitted by law and provided in a resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the

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stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b)           Other Committees.  The Board of Directors may, from time to time, appoint such other committees as may be permitted by law.  Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c)           Term.  The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee.  The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors.  The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d)           Meetings.  Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter.  Special meetings of any such committee may be held at any place that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors.  Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

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Section 26.            Lead Independent Director.  The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”).  The Lead Independent Director will: with the Chairperson of the Board of Directors, establish the agenda for regular Board meetings and serve as chairperson of Board of Directors meetings in the absence of the Chairperson of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 27.            Organization.  At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting.  The Secretary, or in his absence, any Assistant Secretary or other officer, director, or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

Section 28.            Duties of Chairperson of the Board of Directors.  The Chairperson of the Board of Directors, which position shall not be deemed to be an office of the corporation for the purposes of DGCL Section 142 (and such person shall not be deemed an officer solely by virtue of holding the office of Chairperson), when present, shall preside at all meetings of the Board of Directors.  The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.  The Chairperson shall be appointed by the Board of Directors and may be removed at any time by the Board of Directors.

ARTICLE V

OFFICERS

Section 29.            Officers Designated.  The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer.  The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary.  The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate.  Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law.  The salaries and other compensation of the

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officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or committee thereof to which the Board of Directors has delegated such responsibility.

Section 30.            Tenure and Duties of Officers.

(a)           General.  All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed.  Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors.  If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b)           Duties of Chief Executive Officer.  The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors or the Lead Independent Director has been appointed and is present.  Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation.  The Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer.  The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c)           Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present.  Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation.  The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)           Duties of Vice Presidents.  The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer).  The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e)           Duties of Secretary.  The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation.  The Secretary shall give notice in conformity with these

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Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice.  The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.  The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(f)            Duties of Chief Financial Officer.  The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President.  The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation.  The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, shall designate from time to time.  To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer.  The President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and the Chief Financial Officer (if not the Treasurer) shall designate from time to time.

(g)           Duties of Treasurer.  Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation .  The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and the Chief Financial Officer (if not the Treasurer) shall designate from time to time.

Section 31.            Delegation of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

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Section 32.            Resignations.  Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, or to the Secretary.  Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time.  Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective.  Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33.            Removal.  Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING
OF SECURITIES OWNED BY THE CORPORATION

Section 34.            Execution of Corporate Instruments.  The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35.            Voting of Securities Owned by the Corporation.  All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

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ARTICLE VII

SHARES OF STOCK

Section 36.            Form and Execution of Certificates.  The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors.  Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law.  Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation.  Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37.            Lost Certificates.  A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed.  The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38.            Transfers.

(a)           Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)           The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 39.            Fixing Record Dates.

(a)           In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for

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determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)           In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40.            Registered Stockholders.  The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 41.            Execution of Other Securities.  All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36), may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons.  Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person.  In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate

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security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 42.            Declaration of Dividends.  Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 43.            Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 44.            Fiscal Year.  The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 45.            Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a)           Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers

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vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b)           Other Officers, Employees and Other Agents.  The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law.  The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

(c)           Expenses.  The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this section, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d)           Enforcement.  Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer.  Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or

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(ii) no disposition of such claim is made within ninety (90) days of request therefor.  To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim.  In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed.  In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful.  Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.

(e)           Non-Exclusivity of Rights.  The rights conferred on any person by this Bylaw shall not be exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office.  The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f)            Survival of Rights.  The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)           Insurance.  To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h)           Amendments.  Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged

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occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i)            Saving Clause.  If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law.  If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j)            Certain Definitions.  For the purposes of this Bylaw, the following definitions shall apply:

(i)            The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii)           The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii)         The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv)          References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v)            References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and

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in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE XII

NOTICES

Section 46.            Notices.

(a)           Notice to Stockholders.  Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein.  Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b)           Notice to Directors.  Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one that is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)           Affidavit of Mailing.  An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)           Methods of Notice.  It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)           Notice to Person with Whom Communication Is Unlawful.  Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person.  Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.  In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if

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notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)            Notice to Stockholders Sharing an Address.  Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 47.            Amendments.  Subject to the limitations set forth in Section 45(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation.  Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors.  The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 48.            Loans to Officers.  Except as otherwise prohibited by applicable law, including, without limitation, Section 402 of the Sarbanes-Oxley Act of 2002, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation.  The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.  Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

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Exhibit 10.1

RALLY SOFTWARE DEVELOPMENT CORP.

FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

MAY 27, 2011

i

(CONTINUED)

ii

RALLY SOFTWARE DEVELOPMENT CORP.

FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of May 27, 2011, by and among RALLY SOFTWARE DEVELOPMENT CORP., a Delaware corporation (the “Company”) and the investors listed on Exhibit A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor.”

RECITALS

WHEREAS, certain of the Investors are purchasers of shares of the Company’s Series E Preferred Stock (the “Series E Stock”) pursuant to that certain Series E Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”).

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Series A-1 Preferred Stock (the “Series A-1 Stock”), Series B Preferred Stock (the “Stock B Stock”), Series C Preferred Stock (the “Series C Stock”) and Series D Preferred Stock (the “Series D Stock,” the Series A-1 Stock, Series B Stock, Series C Stock, Series D Stock and Series E Stock shall be referred to herein collectively as the “Preferred Stock”);

WHEREAS, the Prior Investors are parties to a Third Amended and Restated Investor Rights Agreement dated December 18, 2009 (the “Prior Agreement”);

WHEREAS, the parties to such Prior Agreement desire to amend and restate the Prior Agreement and to accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement; and

WHEREAS, in connection with the consummation of the Financing, the parties desire to enter into this Agreement in order to grant registration, information rights and other rights to the Investors as set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

1.                                      GENERAL.

1.1                               Amendment and Restatement of Prior Agreement.  The Prior Agreement is hereby amended in its entirety and restated herein.  Such amendment and restatement is effective upon the execution of this Agreement by the Company and the holders of at least fifty-five percent (55%) of the Registrable Securities held by the Prior Investors outstanding as of the date of this Agreement.  Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the

1

Purchase Agreement.  As of the date hereof, the Prior Agreement shall be of no further force or effect.

1.2                               Definitions.  As used in this Agreement the following terms shall have the following respective meanings:

(a)                                  “Affiliate” means, with respect to an Investor, an “affiliate,” as defined in Rule 405 of Regulation C of the Securities Act, of such Investor.

(b)                                  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c)                                  “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d)                                  “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

(e)                                  “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(f)                                    “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g)                                 “Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Shares and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned or (iii) held by a Holder (together with its affiliates) if, as reflected on the Company’s list of stockholders, such Holder (together with its affiliates) holds less than one percent (1%) of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis) and the Company has completed its Initial Offering and all shares of Common Stock of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period.

(h)                                 “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(i)                                    “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all

2

registration and filing fees, printing expenses, accounting fees, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed fifty thousand dollars ($50,000) of a single special counsel for the Holders (such special counsel to be selected by Holders of at least fifty five percent (55%) of the Registrable Securities proposed to be sold in the applicable registration), blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(j)                                    “SEC” means the United States Securities and Exchange Commission.

(k)                                “Securities Act” shall mean the Securities Act of 1933, as amended.

(l)                                    “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(m)                              “Shares” shall mean the Company’s Series A-1 Stock, Series B Stock, Series C Stock, Series D Stock and Series E Stock held from time to time by the Investors listed on Exhibit A hereto and their permitted assigns.

(n)                                 “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction.

2.                                      REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1                               Restrictions on Transfer.

(a)                                  Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i)                                    there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)                                (A) the transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.  It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.  After its Initial Offering, the Company will not require the transferee to be bound by the terms of this Agreement.

(b)                                  Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership or limited partnership transferring to

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its Affiliates, partners, former partners, limited partners or former limited partners in accordance with partnership or limited partnership interests, (B) a corporation transferring to its Affiliates or a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its Affiliates, members or former members in accordance with their interest in the limited liability company, or (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if such transferee were an original Holder hereunder.

(c)                                  Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d)                                  The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend.

(e)                                  Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2                               Demand Registration.

(a)                                  Subject to the conditions of this Section 2.2, if the Company shall receive a written request from Holders (i) holding more than fifty percent (50%) of the Registrable Securities, or (ii) proposing to sell Registrable Securities with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $5,000,000 (the “Initiating Holders”), that the Company file a registration statement under the Securities Act covering the

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registration of such Registrable Securities, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders and, subject to the limitations of this Section 2.2, use its best efforts to effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered within 20 days of the mailing of the Company’s notice pursuant to this Section 2.2(a).

(b)                                  If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable.  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by at least fifty-five percent (55%) in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company).  Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders).  In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded.  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)                                  The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i)                                    prior to the second anniversary of the date of this Agreement;

(ii)                                after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii)                            during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Company’s Initial Offering;

(iv)                               if, within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within ninety (90) days; provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;

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(v)                                   if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the Company’s President, Chief Executive Officer or Chairman of the Board stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, that, such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period;

(vi)                               if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(vii)                           in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.3                               Piggyback Registrations.  The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing.  Such notice shall state the intended method of disposition of the Registrable Securities by such Holder.    If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)                                  Underwriting.  If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten in order to avoid jeopardizing the success of the offering, the number of shares that

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may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders, if any, invoking a demand registration on a pro rata basis based on the total number of Registrable Securities held by such Holders; third, to the other Holders on a pro rata basis based on the total number of Registrable Securities held by such other Holders; and fourth, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause.  In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of at least fifty five percent (55%) of the Registrable Securities proposed to be sold in the offering.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder which is a venture capital fund, partnership or corporation, the partners, affiliated venture capital funds, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)                                  Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4                               Form S-3 Registration.  In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)                                  promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)                                  as soon as practicable, use its best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of written notice from the Company; provided, however,

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that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i)                                    if Form S-3 is not available for such offering by the Holders, or

(ii)                                if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000, or

(iii)                            if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), or

(iv)                               in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)                                  subject to the foregoing, file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders.  Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5                               Expenses of Registration.  Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company, irrespective of any exclusion, limitation or cut-back pursuant to Section 2.3(a) or otherwise, including the reasonable expenses of the special counsel to the selling Holders (such counsel to be selected by Holders of at least fifty five percent (55%) of the Registrable Securities proposed to be sold in the applicable registration), if applicable, not to exceed $50,000.  All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered.  The Company shall not, however, be required to pay for expenses of any

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registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of at least fifty-five percent (55%) of Registrable Securities agree to forfeit their right to one (1) requested registration pursuant to Section 2.2, in which event such right shall be forfeited by all Holders.  If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested.  If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 to a demand registration.

2.6                               Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                  prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of at least fifty-five percent (55%) of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed forty-five (45) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto.  In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period.  The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of at least fifty-five percent (55%) of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld.  If so directed by the Company, all Holders registering shares under such registration statement shall use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.  The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)                                  prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as

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may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c)                                  furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)                                  use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that, the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)                                    notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)                                 furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(h)                                 cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed.

(i)                                    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

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2.7                               Termination of Registration Rights.  All registration rights granted under this Section 2 shall terminate and be of no further force and effect three (3) years after the date of the Company’s first Qualified Public Offering (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time).

2.8                               Delay of Registration; Furnishing Information.

(a)                                  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)                                  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c)                                  The Company shall have no obligation with respect to any registration that would otherwise be effected pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.9                               Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)                                  To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in

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settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b)                                  To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, member, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, member, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and

12

expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)                                  If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that, in no event shall any contribution by a Holder hereunder, when combined with any amounts paid by such Holder pursuant to Section 2.9(b), exceed the net proceeds from the offering received by such Holder.

(e)                                  The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.10                        Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities under the following circumstances:  (A) a partnership or limited partnership transferring to its partners, limited partners, former partners or former limited partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual, (E) a Holder transferring to an acquirer at least five hundred thousand (500,000) shares of Registrable Securities (as adjusted for stock dividends, stock splits, combinations, recapitalization and the like), or (F) a Holder transferring to an entity affiliated by common control (or other related entity or fund) with such Holder;

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provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.11                        Amendment of Registration Rights.  Notwithstanding anything in Section 5.5 to the contrary, any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least fifty-five percent (55%) of the Registrable Securities then outstanding.  Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company.  By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12                        Limitation on Subsequent Registration Rights.  The Company shall not, without the prior written consent of the Holders of at least fifty-five percent (55%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights on a parity with or senior to those granted to the Holders hereunder, other than the right to a Special Registration Statement.

2.13                        “Market Stand-Off” Agreement.  Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period, not to exceed sixteen (16) days after the expiration of the 180 day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided, that:

(i)                                    such agreement shall apply only to the Company’s Initial Offering; and

(ii)                                all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar one hundred eighty (180) day market stand-off agreements.

Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of such Common Stock (or other securities) until the end of such period.  The underwriters of the Company’s stock are intended third party beneficiaries of this Section 2.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the

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underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

2.14                        Agreement to Furnish Information.  If requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such non-confidential information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act (other than a Special Registration Statement).  Each Holder agrees that any transferee of any shares of Registrable Securities shall agree to be bound by Sections 2.13 and 2.14.

2.15                        Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, or pursuant to a registration on Form S-3, the Company agrees to use its best efforts to:

(a)                                  Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)                                  File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)                                  So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request:  a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the SEC; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.                                      COVENANTS OF THE COMPANY.

3.1                               Basic Financial Information and Reporting.

(a)                                  The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b)                                  As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter (unless such period is extended by the Board of Directors of the Company, including at least three of the representatives designated by the Preferred Stock), the Company will furnish each Investor who is then a

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Holder: (i) an audited balance sheet of the Company, as at the end of such fiscal year, an audited statement of income and an audited statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, and accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors; and (ii) as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(c)                                  So long as an Investor (with its affiliates) shall own not less than one percent (1%) of the outstanding capital stock of the Company calculated on a fully diluted basis (assuming conversion of the Preferred Stock and the exercise of all outstanding options, warrants and other rights to acquire capital stock) (a “Fully Diluted Basis”) (a “Major Investor”), the Company will furnish each such Major Investor: (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within twenty (20) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

3.2                               Inspection Rights.  Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a direct competitor of the Company or with respect to information which the Board of Directors determines in good faith is highly confidential proprietary information or attorney-client privileged and should not, therefore, be disclosed provided further that under no circumstances shall any Major Investor be deemed a “competitor” as a result of such Major Investors’, or such Major Investors’ affiliates’, investment in any of such Major Investors’, or such Major Investors’ affiliates’, portfolio companies.

3.3                               Confidentiality of Records.  Each Investor agrees to use, and to use the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent

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of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3; (ii) at such time as it enters the public domain through no fault of such investor (iii) as required by any court or other governmental body, provided that such Investor provides the Company with prompt notice of such court order or requirement to the Company to enable the Company to seek a protective order or otherwise to prevent or restrict such disclosure; (iv) to legal counsel, accountants or other similar advisors of such Holder; (v) in connection with the enforcement of this Agreement or rights under this Agreement; (vi) to comply with applicable law; (vii) that is communicated to it free of any obligation of confidentiality; or (viii) that is developed by Investor or its agents independently of and without reference to any confidential information communicated by the Company.  Notwithstanding anything in this Section 3.3 to the contrary, Vista Ventures Advantage, LP (and its successors and assigns) shall be permitted to disclose information regarding the Company to the Small Business Administration to the extent required to permit it to be in compliance with applicable laws, rules and regulations with its status as a Small Business Investment Company or with compliance with the Small Business Act.  Notwithstanding the foregoing, nothing in this Section 3.3 shall restrict the ability of any Investor that is a venture capital investor or an investment fund to disclose the existence and nature of its relationship with the Company to its affiliates, members or partners, or to provide its affiliates, members, limited partners or partners with periodic reports and such other financial information about the Company prepared by such Investor in the ordinary course of its business.

3.4                               Reservation of Common Stock.  The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5                               Stock Vesting; Acceleration.  Unless otherwise approved by the Board of Directors (including at least three of the representatives designated by the Preferred Stock), all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants or other service providers shall (i) be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance and such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest monthly over the remaining three (3) years and (ii) a market stand-off agreement in all material respects in the form described in Section 2.13 hereof.  With respect to any shares of stock purchased by any such person, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws) shall have the option to purchase at the lower of cost or the then-current fair market value any unvested shares of stock held by such person.  No stock option grant, restricted stock grant or other security subject to vesting that the Company issues to any officer, employee or consultant shall contain vesting acceleration upon the occurrence or closing of an Acquisition or Asset Transfer (each as defined in the Company’s Certificate of Incorporation as in effect on the date hereof) or upon the occasion or occurrence of any other event without such acceleration terms being specifically approved by the Board of Directors (including at least three of the representatives designated by the Preferred Stock).

3.6                               Expenses; Compensation.  The Company shall reimburse the reasonable out-of-pocket travel expenses of each director, the observers appointed by any Investor pursuant to

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Section 3.12 below, and any other observer or advisor designated by a Major Investor with the written consent the Company, incurred in connection with attendance at meetings of the Board of Directors or any committee thereof.

3.7                               Proprietary Information and Inventions Agreement.  The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in all material respects in a form approved by the Company’s counsel.

3.8                               Directors’ Liability and Indemnification.  The Company’s Amended and Restated Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.  The Company shall obtain and maintain director and officer insurance in amounts typical for its industry as determined by its Board of Directors at all times unless otherwise directed by the Board.

3.9                               Auditors.  The Company shall engage an accounting firm of national recognition acceptable to the Board of Directors, including the affirmative vote of at least three of the representatives designated by the Preferred Stock, to perform an annual audit of the Company’s financial statements.

3.10                        Qualified Small Business.  For so long as any shares of Series A Stock are held by an Investor (or permitted transferee) in whose hands such shares are eligible to qualify as “qualified small business stock” as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall use its commercially reasonable efforts to cause its capital stock (collectively, the “Eligible Shares”), to constitute “qualified small business stock”; provided, however, that such requirement shall not be applicable if the Board of Directors of the Company determines, in its good faith business judgment, that such qualification is inconsistent with the best interests of the Company.  The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder.  In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

3.11                        Observer Rights.  For so long as Ryan Martens continues to hold capital stock of the Company, the Company shall allow Mr. Martens to attend all meetings of the Company’s Board of Directors in a nonvoting capacity.  For so long as Mobius Technology Ventures VI L.P. or its affiliated funds or entities (“MVC”) continues to hold not less than five percent (5%) of the capital stock of the Company calculated on a Fully Diluted Basis, the Company shall allow one representative designated by MVC to attend all meetings of the Company’s Board of Directors in a nonvoting capacity.  For so long as Boulder Ventures IV, L.P. or its affiliated funds or entities (“Boulder”) continues to hold not less than five percent (5%) of the capital stock of the Company calculated on a Fully Diluted Basis, the Company shall allow one representative

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designated by Boulder to attend all meetings of the Company’s Board of Directors in a nonvoting capacity.  For so long as Vista Ventures Advantage LP or its affiliated funds or entities (“Vista”) continues to hold not less than five percent (5%) of the capital stock of the Company calculated on a Fully Diluted Basis (assuming conversion of the Preferred Stock and the exercise of all outstanding options, warrants and other rights to acquire capital stock), the Company shall allow one representative designated by Vista to attend all meetings of the Company’s Board of Directors in a nonvoting capacity; provided, however, that such representative must be either Lisa Reeves or Kirk Holland.  For so long as Mohr, Davidow Ventures or its affiliated funds or entities (“MDV”) continues to hold not less than five percent (5%) of the capital stock of the Company calculated on a Fully Diluted Basis, the Company shall allow one representative designated by MDV to attend all meetings of the Company’s Board of Directors in a nonvoting capacity.  For so long as Greylock VIII Limited Partnership or its affiliated funds or entities (“Greylock”) continues to hold not less than five percent (5%) of the capital stock of the Company calculated on a Fully Diluted Basis, the Company shall allow one representative designated by Greylock to attend all meetings of the Company’s Board of Directors in a nonvoting capacity.  For so long as Meritech Capital Partners IV L.P. or its affiliated funds or entities (“Meritech”) continues to hold not less than fifty percent (50%) of the shares of Series E Stock purchased by Meritech pursuant to the Purchase Agreement, the Company shall allow one representative designated by Meritech to attend all meetings of the Company’s Board of Directors in a nonvoting capacity, including executive sessions and meetings of committees of the Board (the “Meritech Attendance Right”).  In connection therewith, the Company shall give each such representative copies of all notices, minutes, consents and other materials, financial or otherwise (including but not limited to full reports of independent third-party valuation firms for purposes of compliance with Section 409A of the Internal Revenue Code), which the Company provides to its Board of Directors (together with the Meritech Attendance Right, the “Meritech Observer Right”); provided, however, that the Company reserves the right to exclude any such representative from access to any material or meeting or portion thereof if the Company believes in good faith upon advice of outside legal counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or protect highly confidential proprietary information.  The decision of the Board with respect to the privileged or confidential nature of such information shall be final and binding.  The portion of this Section 3.11 related to the Meritech Observer Right may be amended, or any provision thereof waived, either prospectively or retrospectively, only with the prior written consent of Major Investors holding at least sixty percent (60%) of the shares of Series E Stock held by all Major Investors.

3.12                        Voting Agreement.  The recipient of all grants of stock options, restricted stock grants and similar equity grants, and all other issuances of the Company’s Equity Securities (as defined below), in each case following the date hereof, as a condition to the receipt of shares of capital stock of the Company, will be made subject to the provisions in the Fourth Amended and Restated Voting Agreement among the Company and the Investors, dated this date, as the same may be amended or replaced from time to time (the “Voting Agreement”).  The Investors are intended third-party beneficiaries of any such contract or agreement and shall have the right to cause the Company to enforce its rights under any contract or agreement with any third party with respect to the Voting Agreement, as a condition to the receipt of shares of capital stock of the Company.

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3.13                        Board Approval.  So long as at least fifteen percent (15%) of the shares of Series E Stock originally issued pursuant to the Purchase Agreement remain outstanding, the Company shall not without the approval of a majority of the Board of Directors, including the approval of at least three of the representatives designated by the Preferred Stock, (i) enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person except transactions resulting in payments to or by the Company in an amount less than $60,000 per year, or transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board, or (ii) materially change the principal business of the Company.

3.14                        Certain Covenants Relating to SBA Matters.

(a)                                  Use of Proceeds.  The proceeds from the issuance and sale of the Series E Stock pursuant to the Purchase Agreement (the “Proceeds”) shall be used by the Company for its growth, modernization or expansion.  The Company shall provide each Investor which is a licensed Small Business Investment Company (an “SBIC Investor”) and the Small Business Administration (the “SBA”) reasonable access to the Company’s books and records for the purpose of confirming the use of Proceeds.

(b)                                  Business Activity.  For a period of one year following the Closing under the Purchase Agreement the Company shall not change the nature of its business activity if such change would render the Company ineligible as provided in 13 C.F.R. Section 107.720.

(c)                                  Compliance.  So long as any SBIC Investor holds any securities of the Company, the Company will at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

(d)                                  Information for SBIC Investor.  Within forty five (45) days after the end of each fiscal year and at such other times as an SBIC Investor may reasonably request, the Company shall deliver to such SBIC Investor a written assessment, in form and substance satisfactory to such SBIC Investor, of the economic impact of such SBIC Investor’s financing specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of the financing on the Company’s business in terms of profits and on taxes paid by the Company and its employees.  Upon request, the Company agrees to promptly provide each SBIC Investor with sufficient information to permit such Investor to comply with their obligations under the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder and related thereto; provided, however, each SBIC Investor agrees that it will protect any information which the Company labels as confidential to the extent permitted by law.  Any submission of any financial information under this Section shall include a certificate of the Company’s president, chief executive officer, treasurer or chief financial officer.

(e)                                  Number of Holders of Voting Securities.  So long as any SBIC Investor holds any securities purchased pursuant to the Purchase Agreement or issued by the Company with respect thereto, the Company shall notify each SBIC Investor (i) at least fifteen (15) days prior to taking any action after which the number of record holders of the Company’s voting securities would be increased from fewer than fifty (50) to fifty (50) or more, and (ii) of any

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other action or occurrence after which the number of record holders of the Company’s voting securities was increased (or would increase) from fewer than fifty (50) to fifty (50) or more, as soon as practicable after the Company becomes aware that such other action or occurrence has occurred or is proposed to occur.

3.15                        Termination of Covenants.  All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Section 3.3) shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to the Initial Offering, which results in the Preferred Stock being converted into Common Stock pursuant to the Company’s Certificate of Incorporation, or (ii) the closing of an Acquisition or Asset Transfer (each as defined in the Company’s Amended and Restated Certificate of Incorporation as in effect on the date hereof).

4.                                      PREEMPTIVE RIGHTS.

4.1                               Subsequent Offerings.  Subject to applicable securities laws, each Major Investor shall have a the right to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof.  Each Major Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares) of which such Major Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities.  The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

4.2                               Exercise of Rights.  If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same.  Each Major Investor shall have twenty (20) business days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.  Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3                               Issuance of Equity Securities to Other Persons.  If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect (the “Participating Investors”) and shall offer such Major Investors the right to acquire its pro rata share of such unsubscribed

21

shares.  The Participating Investors shall have five (5) business days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of such unsubscribed shares.  Each Participating Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares) which such Participating Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares) which all such Participating Investors electing to purchase a portion of such unsubscribed shares are deemed to be holders immediately prior to the issuance of such Equity Securities.  If the Major Investors fail to exercise in full the preemptive rights set forth in this Section 4, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Major Investor’s rights were not exercised, at a price and upon general terms and conditions no more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof.  If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

4.4                               Termination and Waiver of Preemptive Rights.

(a)                                  The preemptive rights established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the Company’s first Qualified Public Offering (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation, as amended) and (ii) the closing of an Acquisition or Asset Transfer (each as defined in the Company’s Amended and Restated Certificate of Incorporation as in effect on the date hereof).  The preemptive rights established by this Section 4 may be amended, or any provision waived, either prospectively or retrospectively, only with the prior written consent of Major Investors holding at least fifty-five percent (55%) of the Registrable Securities held by all Major Investors; provided that Section 4.4(b) may be amended, or any provision thereof waived, either prospectively or retrospectively, only with the prior written consent of Major Investors holding at least sixty percent (60%) of the shares of Series E Stock held by all Major Investors.

(b)                                  In the event that the preemptive rights established by this Section 4 are waived pursuant to Section 4.4(a) hereof with respect to an issuance of Equity Securities by the Company, and any Major Investor that consented to such waiver pursuant to Section 4.4(a) (a “Waiving Major Investor”) is nevertheless permitted to purchase any such Equity Securities,  each Major Investor shall be entitled to purchase, within 30 days of receiving notice of the initial issuance of Equity Securities to any Waiving Major Investor(s), its Adjusted Pro Rata Share (as defined below) of such New Securities upon the terms and conditions set forth in this Section 4.  For purposes of this Section 4.4(b), a Major Investor’s “Adjusted Pro Rata Share” of the Equity Securities subject to the waiver described herein shall be equal to (i) such Major Investor’s pro rata share (as defined in Section 4.1(a)) of such New Securities multiplied by (ii) the highest percentage (up to 100%) of any Waiving Major Investor’s Pro Rata Share that such Waiving Major Investor is permitted to purchase.  For example, if only one Waiving Major Investor is permitted to purchase any Equity Securities and it is permitted to purchase 50% of its pro rata share of the Equity Securities, each Waiving Major Investor’s Adjusted Pro Rata Share shall be 50% of its pro rata share.  For another example, if one Waiving Major Investor is permitted to

22

purchase 60% of its pro rata share and another Waiving Major Investor is permitted to purchase 110% of its pro rata share, each Waiving Major Investor’s Adjusted Pro Rata Share shall be 100% of its pro rata share.

4.5                               Transfer of Preemptive Rights.  The preemptive rights of each Major Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.

4.6                               Excluded Securities.  The preemptive rights established by this Section 4 shall have no application to the issuance of any of the following Equity Securities:

(a)                                  shares of Common Stock issued upon conversion of shares of the Company’s Preferred Stock;

(b)                                  shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued or to be issued after the Series E Original Issue Date (as defined in the Company’s Certificate of Incorporation) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary for the primary purpose of soliciting or retaining their services and pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, including the affirmative vote of at least three of the representatives designated by the Preferred Stock;

(c)                                  stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the preemptive rights established by this Section 4 were complied with or were inapplicable pursuant to any provision of this Section 4.6 with respect to the initial sale or grant by the Company of such rights or agreements;

(d)                                  any Equity Securities issued for consideration other than primarily cash pursuant to a merger, consolidation, acquisition, strategic transaction (including joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements) or similar business combination provided that the issuance of shares in connection therewith has been approved by the Company’s Board of Directors, including the affirmative vote of at least three of the representatives designated by the Preferred Stock.

(e)                                  any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors, including the affirmative vote of at least three of the representatives designated by the Preferred Stock;

(f)                                    shares of Common Stock issued in connection with any stock split, stock dividend, reclassification or similar non-economic event by the Company;

(g)                                 any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act;

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(h)                                 any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares in connection therewith has been approved by the Company’s Board of Directors, including the affirmative vote of at least three of the representatives designated by the Preferred Stock.

5.                                      MISCELLANEOUS.

5.1                               Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

5.2                               Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.3                               Entire Agreement.  This Agreement, the exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.  Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

5.4                               Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.5                               Amendment and Waiver.

(a)                                  Except as otherwise expressly provided, and subject to Sections 3.11 and 4.4, this Agreement may be amended or modified, either prospectively or retrospectively and either in general or with respect to any particular matter, only upon the written consent of the Company and the holders of at least fifty-five percent (55%) of the Registrable Securities then outstanding.

(b)                                  Except as otherwise expressly provided, and subject to Sections 3.11 and 4.4, the obligations of the Company and the rights of the Holders under this Agreement may be waived, either prospectively or retrospectively and either in general or with respect to any

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particular matter, only with the written consent of the holders of at least fifty-five percent (55%) of the Registrable Securities then outstanding.

(c)                                  For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

(d)                                  In addition to the foregoing approval requirements, any amendment materially and adversely changing the rights or obligations of any Investor in a manner different from any other Investor shall require the written consent of such Investor.

5.6                               Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.7                               Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

5.8                               Attorneys’ Fees.  In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.9                               Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement..

5.10                        Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock pursuant to the Purchase Agreement, any purchaser of such shares of Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this

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Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder.  Notwithstanding anything to the contrary contained herein, if the Company shall issue Equity Securities that are shares of Series E Stock in accordance with Sections 4.6 (c), (f) or (h) of this Agreement, any purchaser of such Equity Securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder.

5.11                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.12                        Aggregation of Stock.  All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.13                        Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

RALLY SOFTWARE DEVELOPMENT CORP.

By:	/s/Timothy A. Miller
Timothy A. Miller
President and Chief Executive Officer

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

INVESTORS:

MERITECH CAPITAL PARTNERS IV L.P.

By: Meritech Capital Associates IV L.L.C.
its General Partner

By:	/s/Robert D. Ward
Robert D. Ward, a managing member

MERITECH CAPITAL AFFILIATES IV L.P.

By: Meritech Capital Associates IV L.L.C.
its General Partner

By:	/s/Robert D. Ward
Robert D. Ward, a managing member

Address:

245 Lytton Avenue, Suite 350
Palo Alto, CA 94301
Attn: Joel Backman
phone: (650) 475-2200
fax: (650) 475-2222

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

INVESTORS:

GREYLOCK XIII LIMITED PARTNERSHIP
GREYLOCK XIII-A LIMITED PARTNERSHIP

By:	Greylock XIII GP LLC, its General Partner

By:	/s/Donald A. Sullivan

Name:	Donald A. Sullivan

Title:	Administrative Partner

GREYLOCK XIII PRINCIPALS LLC

By:	Greylock Management Corporation, Sole Member

By:	/s/Donald A. Sullivan

Name:	Donald A. Sullivan

Title:	Vice President and Treasurer

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

MDV IX, L.P., AS NOMINEE FOR,
MDV IX, L.P. AND MDV ENF IX, L.P.

By:	Ninth MDV, L.L.C., as General Partner

By:	/s/Paul B. Cleveland

Name:	Paul B. Cleveland

Title:	Administrative Member

VISTA VENTURES ADVANTAGE, LP

By:	Pinyon Capital Management, LLC,
its General Partner

By:	/s/Catharine M. Merigold
Catharine M. Merigold, General Partner

MOBIUS TECHNOLOGY VENTURES VI, L.P.
SOFTBANK U.S. VENTURES VI L.P.
MOBIUS TECHNOLOGY VENTURES ADVISORS FUND VI L.P.
MOBIUS TECHNOLOGY VENTURES SIDE FUND VI L.P.

By:	Mobius VI LLC, their General Partner

By:	/s/Bradley Feld
Bradley Feld, Managing Director

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

BOULDER VENTURES V, L.P.

By:	BV Partners V, L.L.C.,
their General Partner

BOULDER VENTURES IV, L.P.
BOULDER VENTURES IV (ANNEX), L.P.

By:	BV Partners IV, L.L.C.,
their General Partner

By:	/s/Peter A. Roshko
Peter A. Roshko, Managing Member

RYAN MARTENS AND WYNN MARTENS, JWTROS

By:	/s/Ryan Martens
Ryan Martens

By:	/s/Wynn Martens
Wynn Martens

TIMOTHY A. MILLER AND JERRI L. MILLER, TC

By:	/s/Timothy A. Miller
Timothy A. Miller

By:	/s/Jerri L. Miller
Jerri L. Miller

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

STERLING TRUST, CUSTODIAN FBO: TIMOTHY A. MILLER, A/C # 402553

By:	/s/Timothy A. Miller
Name:	Timothy A. Miller
Title:

STERLING TRUST, CUSTODIAN FBO: JERRI L. MILLER, A/C # 402554

By:	/s/Jerri L. Miller
Name:	Jerri L. Miller
Title:

/s/Don Hazell
DON HAZELL

/s/James M. Lejeal
JAMES M. LEJEAL

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

EXHIBIT A

SCHEDULE OF INVESTORS

MERITECH CAPITAL PARTNERS IV L.P.
MERITECH CAPITAL AFFILIATES IV L.P.

GREYLOCK XIII LIMITED PARTNERSHIP
GREYLOCK XIII-A LIMITED PARTNERSHIP
GREYLOCK XIII PRINCIPALS LLC

MDV IX, L.P., AS NOMINEE FOR,
MDV IX L.P. AND MDV ENF IX, L.P.

VISTA VENTURES ADVANTAGE, L.P.

BOULDER VENTURES V, L.P.
BOULDER VENTURES IV, L.P.
BOULDER VENTURES (ANNEX) IV, L.P.

RYAN MARTENS AND WYNN MARTENS,
JTWROS

TED W. AND NANCY J. MARTENS,

TIMOTHY A. MILLER
TIMOTHY A. MILLER & JERRI MILLER, TC

STERLING TRUST, CUSTODIAN FBO:
TIMOTHY A. MILLER

STERLING TRUST, CUSTODIAN FBO:
JERRI L. MILLER

DEAN A. LEFFINGWELL

DON HAZELL

MOBIUS TECHNOLOGY VENTURES
SIDE FUND VI, L.P.

MOBIUS TECHNOLOGY VENTURES
ADVISORS FUND VI, L.P.

SOFTBANK U.S. VENTURES VI, L.P.

MOBIUS TECHNOLOGY VENTURES VI, L.P.

GC&H INVESTMENTS, LLC
JARED S. POLIS
JAMES M. LEJEAL
KIRK B. BEARDSLEY AND CAROL M. BEARDSLEY
MARK T. CARGES AND CAROL T. CARGES, JTWROS
STEVEN D. MILLER
JOHN C. LUNDEEN
CHAD VARRA
SCOTT MAXWELL

Exhibit 10.2.1

RALLY SOFTWARE DEVELOPMENT CORP.

AMENDED AND RESTATED

2002 STOCK OPTION PLAN

TERMINATION DATE:  MARCH 31, 2022

1.             GENERAL.

(a)           Eligible Stock Award Recipients.  The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(b)           Available Stock Awards.  The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options and (iii) Restricted Stock Awards.

(c)           Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.             ADMINISTRATION.

(a)           Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 2(c).

(b)           Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)            To determine from time to time (A) which of the persons eligible under the Plan shall be granted Stock Awards; (B) when and how each Stock Award shall be granted; (C) what type or combination of types of Stock Award shall be granted; (D) the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii)           To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Stock Award fully effective.

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(iii)         To settle all controversies regarding the Plan and Stock Awards granted under it.

(iv)          To accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(v)            To suspend or terminate the Plan at any time.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi)          To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Stock Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Stock Awards available for issuance under the Plan.  Except as provided above, rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii)         To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 422 of the Code regarding Incentive Stock Options.

(viii)        To approve forms of Stock Award Agreements for use under the Plan and to amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.  Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Stock Awards if necessary to maintain the qualified status of the Stock Award as an Incentive Stock Option or to bring the Stock Award into compliance with Section 409A of the Code and the related guidance thereunder.

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(ix)          Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.

(x)           To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(xi)          To effect, at any time and from time to time, with the consent of any adversely affected Optionholder, (1) the reduction of the exercise price of any outstanding Option under the Plan, (2) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (A) a new Option under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (B) a Restricted Stock Award, (C) a Stock Appreciation Right, (D) Restricted Stock Unit, (E) cash and/or (F) other valuable consideration (as determined by the Board, in its sole discretion), or (3) any other action that is treated as a repricing under generally accepted accounting principles; provided, however, that no such reduction or cancellation may be effected if it is determined, in the Company’s sole discretion, that such reduction or cancellation would result in any such outstanding Option becoming subject to the requirements of Section 409A of the Code.

(c)           Delegation to Committee.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(d)           Delegation to an Officer.  The Board may delegate to one or more Officers of the Company the authority to do one or both of the following: (i) designate Officers and Employees of the Company or any of its Subsidiaries to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself.  Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the Fair Market Value of the Common Stock pursuant to Section 13(t) below.

(e)           Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

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3.             SHARES SUBJECT TO THE PLAN.

(a)           Share Reserve.  Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock of the Company that may be issued pursuant to Stock Awards after the Effective Date shall not exceed eight million four hundred eighty nine thousand seven hundred twenty-seven (8,489,727) shares.  For clarity, the limitation in this Section 3(a) is a limitation in the number of shares of Common Stock that may be issued pursuant to the Plan.  Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a).

(b)           Reversion of Shares to the Share Reserve.  If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan.  Also, any shares reacquired by the Company pursuant to Section 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan.  Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be issued pursuant to the Plan.  Notwithstanding the provisions of this Section 3(b), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(c)           Incentive Stock Option Limit.  Notwithstanding anything to the contrary in this Section 3(c), subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be eight million four hundred eighty nine thousand seven hundred twenty-seven (8,489,727) shares of Common Stock.

(d)           Source of Shares.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.             ELIGIBILITY.

(a)           Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).  Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)           Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

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(c)           Consultants.  A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or the sale of the Company’s securities to such Consultant is not exempt under Rule 701 of the Securities Act (“Rule 701”) because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other provision of Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

5.             OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option.  If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a)           Term.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b)           Exercise Price.  Subject to the provisions of Section 4(b) regarding Incentive Stock Options granted to Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.  Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c)           Consideration.  The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below.  The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment.  The permitted methods of payment are as follows:

(i)            by cash, check, bank draft or money order payable to the Company;

(ii)           pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in

5

either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)         by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)          by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations;

(v)            according to a deferred payment or similar arrangement with the Optionholder; provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (A) the imputation of interest income to the Company and compensation income to the Optionholder under any applicable provisions of the Code, and (B) the classification of the Option as a liability for financial accounting purposes; or

(vi)          in any other form of legal consideration that may be acceptable to the Board.

(d)           Transferability of Options.  The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine.  In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i)            Restrictions on Transfer.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option to such extent as permitted by Rule 701 of the Securities Act at the time of the grant of the Option and in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii)           Domestic Relations Orders.  Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)         Beneficiary Designation.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of

6

the Optionholder, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the Common Stock or other consideration resulting from the Option exercise.

(e)           Vesting of Options Generally.  The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal.  The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Options may vary.  The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f)            Termination of Continuous Service.  Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than thirty (30) days unless such termination is for Cause), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g)           Extension of Termination Date.  Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h)           Disability of Optionholder.  Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination of Continuous Service,

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the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i)            Death of Optionholder.  Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated as the beneficiary of the Option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of such Option as set forth in the Option Agreement.  If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.  If the Optionholder designates a third party beneficiary of the Option in accordance with Section 5(d)(iii), then upon the death of the Optionholder such designated beneficiary shall have the sole right to exercise the Option and receive the Common Stock or other consideration resulting from the Option exercise.

(j)            Termination for Cause.  Except as explicitly provided otherwise in an Optionholder’s Option Agreement, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(k)           Non-Exempt Employees.  No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option.  The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(l)            Early Exercise.  The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option.  Subject to the “Repurchase Limitation” in Section 8(k), any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.  Provided that the “Repurchase Limitation” in Section 8(k) is not violated, the Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid classification of the Option as a liability for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option Agreement.

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(m)          Right of Repurchase.  Subject to the “Repurchase Limitation” in Section 8(k), the Option may include a provision whereby the Company may elect to repurchase all or any part of the vested shares of Common Stock acquired by the Optionholder pursuant to the exercise of the Option.

(n)           Right of First Refusal.  The Option may include a provision whereby the Company may elect to exercise a right of first refusal following receipt of notice from the Optionholder of the intent to transfer all or any part of the shares of Common Stock received upon the exercise of the Option.  Such right of first refusal shall be subject to the “Repurchase Limitation” in Section 8(k).  Except as expressly provided in this Section 5(n) or in the Stock Award Agreement for the Option, such right of first refusal shall otherwise comply with any applicable provisions of the Bylaws of the Company.

6.             PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a)           Restricted Stock Awards.  Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board.  The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)            Consideration. A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)           Vesting.  Subject to the “Repurchase Limitation” in Section 8(k), shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)         Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)          Transferability.  Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall

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determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b)           Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)            Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award.  The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)           Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)         Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)          Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)            Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.  At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board.  Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)          Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

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(vii)         Compliance with Section 409A of the Code.  Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code.  Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award.  For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c)           Stock Appreciation Rights.  Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards.  The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)            Term.  No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii)           Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents.  The strike price of each Stock Appreciation Right granted as a stand-alone or tandem Stock Award shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii)         Calculation of Appreciation.  The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board on the date of grant.

(iv)          Vesting.  At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v)            Exercise.  To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

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(vi)          Non-Exempt Employees.  No Stock Appreciation Right granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Stock Appreciation Right.  The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise of a Stock Appreciation Right will be exempt from his or her regular rate of pay.

(vii)         Payment.  The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(viii)        Termination of Continuous Service.  Except as otherwise provided in the applicable Stock Appreciation Right Agreement or other agreement between the Participant and the Company, in the event that a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement, which period shall not be less than thirty (30) days unless such termination is for Cause), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement.  If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(ix)          Disability of Participant.  Except as otherwise provided in the applicable Stock Appreciation Right Agreement or other agreement between the Participant and the Company, in the event that a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (A) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement, which period shall not be less than six (6) months), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement.  If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(x)           Death of Participant.  Except as otherwise provided in the applicable Stock Appreciation Right Agreement or other agreement between the Participant and the Company, in the event that (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock

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Appreciation Right Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Stock Appreciation Right may be exercised (to the extent the Participant was entitled to exercise such Stock Appreciation Right as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Stock Appreciation Right by bequest or inheritance or by a person designated as the beneficiary of the Stock Appreciation Right upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Stock Appreciation Right Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of such Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement.  If, after the Participant’s death, the Stock Appreciation Right is not exercised within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(xi)          Termination for Cause.  Except as explicitly provided otherwise in an Participant’s Stock Appreciation Right Agreement, in the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate upon the termination date of such Participant’s Continuous Service, and the Participant shall be prohibited from exercising his or her Stock Appreciation Right from and after the time of such termination of Continuous Service.

(xii)         Compliance with Section 409A of the Code.  Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code.  Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.  For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

7.             COVENANTS OF THE COMPANY.

(a)           Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b)           Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

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(c)           No Obligation to Notify.  The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award.  Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised.  The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.             MISCELLANEOUS.

(a)           Use of Proceeds from Sales of Common Stock.  Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b)           Corporate Action Constituting Grant of Stock Awards.  Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c)           Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d)           No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)           Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

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(f)            Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g)           Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding payment from any amounts otherwise payable to the Participant; (iv) withholding cash from a Stock Award settled in cash; or (v) by such other method as may be set forth in the Stock Award Agreement.

(h)           Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i)            Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants.  Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee.  The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other

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terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j)            Compliance with Section 409A.  To the extent that the Board determines that any Stock Award granted hereunder is subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code.  To the extent applicable, the Plan and Stock Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.  Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Stock Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Stock Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Stock Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Stock Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(k)           Repurchase Limitation.  The terms of any repurchase option shall be specified in the Stock Award Agreement.  The repurchase price for vested shares of Common Stock shall be the Fair Market Value of the shares of Common Stock on the date of repurchase.  The repurchase price for unvested shares of Common Stock shall be the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price.  However, the Company shall not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time necessary to avoid classification of the Stock Award as a liability for financial accounting purposes) have elapsed following delivery of shares of Common Stock subject to the Stock Award, unless otherwise specifically provided by the Board.

9.             ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)           Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board shall proportionately and appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards.  The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)           Dissolution or Liquidation.  Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock

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not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)           Corporate Transaction.  The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i)            Stock Awards May Be Assumed.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction.  A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award.  The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii)           Stock Awards Held by Current Participants.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

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(iii)         Stock Awards Held by Persons other than Current Participants.  Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)          Payment for Stock Awards in Lieu of Exercise.  Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d)           Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10.          TERMINATION OR SUSPENSION OF THE PLAN.

(a)           Plan Term.  The Board may suspend or terminate the Plan at any time.  Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on March 31, 2022.  No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)           No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.          EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date.

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12.          CHOICE OF LAW.

The law of the State of Colorado shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.          DEFINITIONS.  As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)           “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act.  The Board shall have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company).  Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without the receipt of consideration” by the Company.

(d)           except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company “Cause” means with respect to a Participant, the occurrence of any of the following events:  (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv)  such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion.  Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Stock Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(e)           “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting

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power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)           there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power same comment as above of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)         the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)          there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)            individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

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Notwithstanding the foregoing definition or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(f)            “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)           “Common Stock” means the common stock of the Company.

(i)            “Company” means Rally Software and Development Corp., a Delaware corporation.

(j)            “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services.  However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k)           “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director, or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate.  For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service.  To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.  Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l)            “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

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(i)            the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)           the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)         the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)          the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m)          “Director” means a member of the Board.

(n)           except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company “Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(o)           “Effective Date” means the effective date of this Plan, which is the earlier of (i) the date that this Plan is first approved by the Company’s stockholders, or (ii) the date this Plan is adopted by the Board.

(p)           “Employee” means any person employed by the Company or an Affiliate.  However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(q)           “Entity” means a corporation, partnership, limited liability company or other entity.

(r)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)           “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the

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same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(t)            “Fair Market Value” means, as of any date, the value of the Common Stock determined by the Board in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

(u)           “Incentive Stock Option” means an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v)            “Nonstatutory Stock Option” means an Option that does not qualify as an Incentive Stock Option.

(w)           “Officer” means any person designated by the Company as an officer.

(x)           “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(y)           “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant.  Each Option Agreement shall be subject to the terms and conditions of the Plan.

(z)           “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(aa)         “Own,” “Owned,” “Owner,” “Ownership”  A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(bb)         “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(cc)         “Plan” means this Rally Software Development Corp. Amended and Restated 2002 Stock Option Plan.

(dd)         “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(ee)         “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a

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Restricted Stock Award.  Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff)           “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(gg)         “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant.  Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(hh)         “Securities Act” means the Securities Act of 1933, as amended.

(ii)           “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(jj)           “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant.  Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(kk)        “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, or a Stock Appreciation Right.

(ll)           “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant.  Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(mm)       “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .

(nn)         “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

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Exhibit 10.2.2

RALLY SOFTWARE DEVELOPMENT CORP.

STOCK OPTION GRANT NOTICE

(2002 STOCK OPTION PLAN)

Rally Software Development Corp. (the “Company”), pursuant to its 2002 Stock Option Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below.  This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:	«Optionholder»
Date of Grant:	«GDate»
Vesting Commencement Date:	«VCdate»
Number of Shares Subject to Option:	«Shares»
Exercise Price (Per Share):	«Eprice»
Total Exercise Price:	«Total»
Expiration Date:	«Expire»

Type of Grant:                                          ☐  Incentive Stock Option(1)                                                             ☐  Nonstatutory Stock Option

Exercise Schedule:                 ☒  Same as Vesting Schedule                                                         ☐  Early Exercise Permitted

Vesting Schedule:                     [as determined by the Board]

Payment:                                                                     By one or a combination of the following items (described in the Stock Option Agreement):

☐            By cash or check

☐            Pursuant to a Regulation T Program if the Shares are publicly traded

☐            By delivery of already-owned shares if the Shares are publicly traded

☐            By deferred payment

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Stock Option Agreement and the Plan.  Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:

RALLY SOFTWARE DEVELOPMENT CORP.	«OPTIONHOLDER»:

By:
Signature	Signature
Title:	Date:
Date:

ATTACHMENTS:  Stock Option Agreement (#«Agreement»), 2002 Equity Incentive Plan and Notice of Exercise

(1) If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year.  Any excess over $100,000 is a Nonstatutory Stock Option.

Form A

RALLY SOFTWARE DEVELOPMENT CORP.
2002 STOCK OPTION PLAN

STOCK OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Rally Software Development Corp. (the “Company”) has granted you an option under its 2002 Stock Option Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.                                      VESTING.  Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.                                      EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”).  If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates that “Early Exercise” of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

(a)                                  a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b)                                  any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c)                                  you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d)                                  if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof

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that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

4.                                      METHOD OF PAYMENT.  Payment of the exercise price is due in full upon exercise of all or any part of your option.  You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)                                  In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)                                  Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)                                  Pursuant to the following deferred payment alternative:

(i)                                    Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, shall be due four (4) years from date of exercise or, at the Company’s election, upon termination of your Continuous Service.

(ii)                                Interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid (1) the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement and (2) the treatment of the Option as a variable award for financial accounting purposes.

(iii)                            At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall be made in cash and not by deferred payment.

(iv)                               In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a pledge

2

agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

5.                                      WHOLE SHARES.  You may exercise your option only for whole shares of Common Stock.

6.                                      SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7.                                      TERM.  You may not exercise your option before the commencement or after the expiration of its term.  The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)                                  three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in Section 6, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b)                                  twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)                                  eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d)                                  the Expiration Date indicated in your Grant Notice; or

(e)                                  the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability.  The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

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8.                                      EXERCISE.

(a)                                  You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)                                  By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

(c)                                  If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

(d)                                  By exercising your option you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act (the “Lock Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock Up Period.  You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period.  The underwriters of the Company’s stock are intended third party beneficiaries of this Section 8(d) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(e)                                  Upon exercise of your option, you shall become a party to, and execute a counterpart signature page to, the Amended and Restated Voting Agreement among the Company and the parties listed on Exhibits A, B and C thereto, dated May 31, 2006, as the same may be amended, supplemented or replaced from time to time (the “Voting Agreement”), and to become a “Common Holder” under the Voting Agreement.  A copy of the Voting Agreement is available at the offices of the Company upon request.

9.                                      TRANSFERABILITY.  Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company,

4

you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

10.                               RIGHT OF FIRST REFUSAL. Shares of Common Stock that you acquire upon exercise of your option are subject to any right of first refusal and restriction on transfer that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right; provided, however, that if your option is an Incentive Stock Option and the right of first refusal or restriction on transfer described in the Company’s bylaws in effect at the time the Company elects to exercise its right is more beneficial to you than the right of first refusal or restriction on transfer described in the Company’s bylaws on the Date of Grant, then the right of first refusal or restriction on transfer, as applicable, described in the Company’s bylaws on the Date of Grant shall apply.  The Company’s right of first refusal and restriction on transfer shall expire on the Listing Date.  For purposes of this Agreement, Listing Date shall mean the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or on the National Market System of the Nasdaq Stock Market (or any successor to that entity).

11.                               RIGHT OF REPURCHASE AND RESTRICTION ON TRANSFER. To the extent provided in the Company’s bylaws in effect at such time the Company elects to exercise its right, the Company shall have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your option, as well as any shares of Common Stock previously acquired by you or that may be acquired by you in the future.  The shares of Common Stock you acquire pursuant to the exercise of your option, as well as any shares of Common Stock previously acquired by you or that may be acquired by you in the future, shall be subject to any restrictions on transfer contained in the Company’s bylaws, as the same may be amended from time to time.

12.                               OPTION NOT A SERVICE CONTRACT.  Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

13.                               WITHHOLDING OBLIGATIONS.

(a)                                  At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)                                  Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company

5

may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting).  If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option.  Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise.  Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)                                  You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

14.                               NOTICES.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

15.                               GOVERNING PLAN DOCUMENT.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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Form B

RALLY SOFTWARE DEVELOPMENT CORP.
2002 STOCK OPTION PLAN

STOCK OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Rally Software Development Corp.(the “Company”) has granted you an option under its 2002 Stock Option Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.                                      VESTING.  Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.                                      EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”).  If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates that “Early Exercise” of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

(a)                                  a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b)                                  any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c)                                  you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d)                                  if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof

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that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

4.                                      METHOD OF PAYMENT.  Payment of the exercise price is due in full upon exercise of all or any part of your option.  You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)                                  In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)                                  Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)                                  Pursuant to the following deferred payment alternative:

(i)                                    Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, shall be due four (4) years from date of exercise or, at the Company’s election, upon termination of your Continuous Service.

(ii)                                Interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid (1) the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement and (2) the treatment of the Option as a variable award for financial accounting purposes.

(iii)                            At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall be made in cash and not by deferred payment.

(iv)                               In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a pledge

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agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

5.                                      WHOLE SHARES.  You may exercise your option only for whole shares of Common Stock.

6.                                      SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7.                                      TERM.  You may not exercise your option before the commencement or after the expiration of its term.  The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)                                  three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in Section 6, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b)                                  twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)                                  eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d)                                  the Expiration Date indicated in your Grant Notice; or

(e)                                  the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability.  The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

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8.                                      EXERCISE.

(a)                                  You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)                                  By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

(c)                                  If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

(d)                                  By exercising your option you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act (the “Lock Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock Up Period.  You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period.  The underwriters of the Company’s stock are intended third party beneficiaries of this Section 8(d) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(e)                                  Upon exercise of your option, you shall become a party to, and execute a counterpart signature page to, the Amended and Restated Voting Agreement among the Company and the parties listed on Exhibits A, B and C thereto, dated May 31, 2006, as the same may be amended, supplemented or replaced from time to time (the “Voting Agreement”), and to become a “Common Holder” under the Voting Agreement.  A copy of the Voting Agreement is available at the offices of the Company upon request.”

9.                                      TRANSFERABILITY.  Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company,

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you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

10.                               CHANGE IN CONTROL.

(a)                                  If a Change in Control occurs and as of, or within twelve (12) months after, the effective time of such Change in Control your Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination with Good Reason, then, as of the date of termination of Continuous Service, the vesting and exercisability of your option shall be accelerated with respect to the number of shares that would otherwise have vested in the twelve (12) months following the termination of Continuous Service.

(b)                                  “Cause” means the occurrence of any one or more of the following:  (i) your commission of any crime involving fraud, dishonesty or moral turpitude; (ii) your attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or any statutory duty you owe to the Company; or (iv) your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company; provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days to cure the same.

(c)                                  “Good Reason” means that one or more of the following are undertaken by the Company without your express written consent:  (i) the assignment to you of any duties or responsibilities that results in a material diminution in your function as in effect immediately prior to the effective date of the Change in Control; provided, however, that a change in your title or reporting relationships shall not provide the basis for a voluntary termination with Good Reason; (ii) a material reduction by the Company in your annual base salary, as in effect on the effective date of the Change in Control or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) any failure by the Company to continue in effect any benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which you were participating immediately prior to the effective date of the Change in Control (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company that would adversely affect your participation in or reduce your benefits under the Benefit Plans or deprive you of any fringe benefit that you enjoyed immediately prior to the effective date of the Change in Control; provided, however, that Good Reason shall not be deemed to have occurred if the Company provides for your participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; (iv) a relocation of your business office to a location more than fifty (50) miles from the location at which you performed your duties as of the effective date of the Change in Control, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel

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obligations prior to the effective date of the Change in Control; or (v) a material breach by the Company of any provision of the Plan or the Option Agreement or any other material agreement between you and the Company concerning the terms and conditions of your employment.

(d)                                  If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of Stock Awards; reduction of employee benefits.  In the event that acceleration of vesting of Stock Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your Stock Awards (i.e., earliest granted Stock Award cancelled last) unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

11.                               RIGHT OF FIRST REFUSAL. Shares of Common Stock that you acquire upon exercise of your option are subject to any right of first refusal and restriction on transfer that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right; provided, however, that if your option is an Incentive Stock Option and the right of first

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refusal or restriction on transfer described in the Company’s bylaws in effect at the time the Company elects to exercise its right is more beneficial to you than the right of first refusal or restriction on transfer described in the Company’s bylaws on the Date of Grant, then the right of first refusal or restriction on transfer, as applicable, described in the Company’s bylaws on the Date of Grant shall apply.  The Company’s right of first refusal and restriction on transfer shall expire on the Listing Date.  For purposes of this Agreement, Listing Date shall mean the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or on the National Market System of the Nasdaq Stock Market (or any successor to that entity).

12.                               RIGHT OF REPURCHASE AND RESTRICTION ON TRANSFER. To the extent provided in the Company’s bylaws in effect at such time the Company elects to exercise its right, the Company shall have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your option, as well as any shares of Common Stock previously acquired by you or that may be acquired by you in the future.  The shares of Common Stock you acquire pursuant to the exercise of your option, as well as any shares of Common Stock previously acquired by you or that may be acquired by you in the future, shall be subject to any restrictions on transfer contained in the Company’s bylaws, as the same may be amended from time to time.

13.                               OPTION NOT A SERVICE CONTRACT.  Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

14.                               WITHHOLDING OBLIGATIONS.

(a)                                  At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)                                  Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting).  If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b)

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of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option.  Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise.  Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)                                  You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

15.                               NOTICES.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

16.                               GOVERNING PLAN DOCUMENT.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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Form C

RALLY SOFTWARE DEVELOPMENT CORP.

2002 STOCK OPTION PLAN

STOCK OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Rally Software Development Corp. (the “Company”) has granted you an option under its 2002 Stock Option Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.                                      VESTING.  Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.                                      EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”).  If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates that “Early Exercise” of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

(a)                                  a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b)                                  any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c)                                  you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d)                                  if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof

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that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

4.                                      METHOD OF PAYMENT.  Payment of the exercise price is due in full upon exercise of all or any part of your option.  You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)                                  In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)                                  Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)                                  Pursuant to the following deferred payment alternative:

(i)                                    Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, shall be due four (4) years from date of exercise or, at the Company’s election, upon termination of your Continuous Service.

(ii)                                Interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid (1) the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement and (2) the treatment of the Option as a variable award for financial accounting purposes.

(iii)                            At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall be made in cash and not by deferred payment.

(iv)                               In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a pledge

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agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

5.                                      WHOLE SHARES.  You may exercise your option only for whole shares of Common Stock.

6.                                      SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7.                                      TERM.  You may not exercise your option before the commencement or after the expiration of its term.  The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)                                  three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in Section 6, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b)                                  twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)                                  eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d)                                  the Expiration Date indicated in your Grant Notice; or

(e)                                  the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability.  The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

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8.                                      EXERCISE.

(a)                                  You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)                                  By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

(c)                                  If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

(d)                                  By exercising your option you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act (the “Lock Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock Up Period.  You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period.  The underwriters of the Company’s stock are intended third party beneficiaries of this Section 8(d) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(e)                                  Upon exercise of your option, you shall become a party to, and execute a counterpart signature page to, the Amended and Restated Voting Agreement among the Company and the parties listed on Exhibits A, B and C thereto, dated May 31, 2006, as the same may be amended, supplemented or replaced from time to time (the “Voting Agreement”), and to become a “Common Holder” under the Voting Agreement.  A copy of the Voting Agreement is available at the offices of the Company upon request.”

9.                                      TRANSFERABILITY.  Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company,

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you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

10.                               ACCELERATION; CHANGE IN CONTROL.

(a)                                  If your Continuous Service terminates due to an involuntary termination (including death or Disability) without Cause or due to a voluntary termination with Good Reason at any time in which the terms of Section 10(b) below are not applicable, then, as of the date of termination of Continuous Service, the vesting and exercisability of your option shall be accelerated with respect to the number of shares that would otherwise have vested in the six (6) months following the termination of Continuous Service.

(b)                                  If a Change in Control occurs and as of, or within twelve (12) months after, the effective time of such Change in Control your Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination with Good Reason, then, as of the date of termination of Continuous Service, the vesting and exercisability of your option shall be accelerated in full immediately prior to such termination, such that you may exercise one hundred percent (100%) of your option.

(c)                                  “Cause” means the occurrence of any one or more of the following:  (i) your commission of any crime involving fraud, dishonesty or moral turpitude; (ii) your attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or any statutory duty you owe to the Company; or (iv) your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company; provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days to cure the same.

(d)                                  “Good Reason” means that one or more of the following are undertaken by the Company without your express written consent:  (i) the assignment to you of any duties or responsibilities that results in a material diminution in your function as in effect immediately prior to the effective date of the Change in Control; provided, however, that a change in your title or reporting relationships shall not provide the basis for a voluntary termination with Good Reason; (ii) a material reduction by the Company in your annual base salary, as in effect on the effective date of the Change in Control or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) any failure by the Company to continue in effect any benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which you were participating immediately prior to the effective date of the Change in Control (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company that would adversely affect your participation in or reduce your benefits under the Benefit Plans or deprive you of any fringe benefit that you enjoyed immediately prior to the

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effective date of the Change in Control; provided, however, that Good Reason shall not be deemed to have occurred if the Company provides for your participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; (iv) a relocation of your business office to a location more than fifty (50) miles from the location at which you performed your duties as of the effective date of the Change in Control, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations prior to the effective date of the Change in Control; or (v) a material breach by the Company of any provision of the Plan or the Option Agreement or any other material agreement between you and the Company concerning the terms and conditions of your employment.

(e)                                  If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of Stock Awards; reduction of employee benefits.  In the event that acceleration of vesting of Stock Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your Stock Awards (i.e., earliest granted Stock Award cancelled last) unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed

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with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

11.                               RIGHT OF FIRST REFUSAL.  Shares of Common Stock that you acquire upon exercise of your option are subject to any right of first refusal and restriction on transfer that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right; provided, however, that if your option is an Incentive Stock Option and the right of first refusal or restriction on transfer described in the Company’s bylaws in effect at the time the Company elects to exercise its right is more beneficial to you than the right of first refusal or restriction on transfer described in the Company’s bylaws on the Date of Grant, then the right of first refusal or restriction on transfer, as applicable, described in the Company’s bylaws on the Date of Grant shall apply.  The Company’s right of first refusal and restriction on transfer shall expire on the Listing Date.  For purposes of this Agreement, Listing Date shall mean the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or on the National Market System of the Nasdaq Stock Market (or any successor to that entity).

12.                               RIGHT OF REPURCHASE AND RESTRICTION ON TRANSFER. To the extent provided in the Company’s bylaws in effect at such time the Company elects to exercise its right, the Company shall have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your option, as well as any shares of Common Stock previously acquired by you or that may be acquired by you in the future.  The shares of Common Stock you acquire pursuant to the exercise of your option, as well as any shares of Common Stock previously acquired by you or that may be acquired by you in the future, shall be subject to any restrictions on transfer contained in the Company’s bylaws, as the same may be amended from time to time.

13.                               OPTION NOT A SERVICE CONTRACT.  Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

14.                               WITHHOLDING OBLIGATIONS.

(a)                                  At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)                                  Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company

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may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting).  If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option.  Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise.  Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)                                  You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

15.                               NOTICES.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

16.                               GOVERNING PLAN DOCUMENT.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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Form D

RALLY SOFTWARE DEVELOPMENT CORP.
2002 STOCK OPTION PLAN

STOCK OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Rally Software Development Corp. (the “Company”) has granted you an option under its 2002 Stock Option Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.  Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.                                      VESTING.  Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.                                      EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”).  If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates that “Early Exercise” of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

(a)                                  a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b)                                  any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c)                                  you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d)                                  if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof

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that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

4.                                      METHOD OF PAYMENT.  Payment of the exercise price is due in full upon exercise of all or any part of your option.  You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)                                  In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)                                  Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)                                  Pursuant to the following deferred payment alternative:

(i)                                    Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, shall be due four (4) years from date of exercise or, at the Company’s election, upon termination of your Continuous Service.

(ii)                                Interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid (1) the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement and (2) the treatment of the Option as a variable award for financial accounting purposes.

(iii)                            At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall be made in cash and not by deferred payment.

(iv)                               In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a pledge

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agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

5.                                      WHOLE SHARES.  You may exercise your option only for whole shares of Common Stock.

6.                                      SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7.                                      TERM.  You may not exercise your option before the commencement or after the expiration of its term.  The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)                                  three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in Section 6, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b)                                  twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)                                  eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d)                                  the Expiration Date indicated in your Grant Notice; or

(e)                                  the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability.  The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

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8.                                      EXERCISE.

(a)                                  You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)                                  By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

(c)                                  If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

(d)                                  By exercising your option you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act (the “Lock Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock Up Period.  You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period.  The underwriters of the Company’s stock are intended third party beneficiaries of this Section 8(d) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(e)                                  Upon exercise of your option, you shall become a party to, and execute a counterpart signature page to, the Amended and Restated Voting Agreement among the Company and the parties listed on Exhibits A, B and C thereto, dated May 31, 2006, as the same may be amended, supplemented or replaced from time to time (the “Voting Agreement”), and to become a “Common Holder” under the Voting Agreement.  A copy of the Voting Agreement is available at the offices of the Company upon request.”

9.                                      TRANSFERABILITY.  Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company,

4

you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

10.                               ACCELERATION; CHANGE IN CONTROL.  If a Change in Control occurs, then, as of the date of such Change in Control, the vesting and exercisability of your option shall be accelerated in full immediately prior to such Change in Control, such that you may exercise one hundred percent (100%) of your option.

11.                               RIGHT OF FIRST REFUSAL.  Shares of Common Stock that you acquire upon exercise of your option are subject to any right of first refusal and restriction on transfer that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right; provided, however, that if your option is an Incentive Stock Option and the right of first refusal or restriction on transfer described in the Company’s bylaws in effect at the time the Company elects to exercise its right is more beneficial to you than the right of first refusal or restriction on transfer described in the Company’s bylaws on the Date of Grant, then the right of first refusal or restriction on transfer, as applicable, described in the Company’s bylaws on the Date of Grant shall apply.  The Company’s right of first refusal and restriction on transfer shall expire on the Listing Date.  For purposes of this Agreement, Listing Date shall mean the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or on the National Market System of the Nasdaq Stock Market (or any successor to that entity).

12.                               RIGHT OF REPURCHASE AND RESTRICTION ON TRANSFER. To the extent provided in the Company’s bylaws in effect at such time the Company elects to exercise its right, the Company shall have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your option, as well as any shares of Common Stock previously acquired by you or that may be acquired by you in the future.  The shares of Common Stock you acquire pursuant to the exercise of your option, as well as any shares of Common Stock previously acquired by you or that may be acquired by you in the future, shall be subject to any restrictions on transfer contained in the Company’s bylaws, as the same may be amended from time to time.

13.                               OPTION NOT A SERVICE CONTRACT.  Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

14.                               WITHHOLDING OBLIGATIONS.

(a)                                  At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums

5

required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)                                  Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting).  If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option.  Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise.  Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)                                  You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

15.                               NOTICES.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

16.                               GOVERNING PLAN DOCUMENT.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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NOTICE OF EXERCISE

Rally Software Development Corp.

3333 Walnut Street

Boulder, CO 80301

Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐

Stock option dated:	___________________

Number of shares as
to which option is
exercised:	___________________

Certificates to be
issued in name of:	___________________

Total exercise price:	$

Cash payment delivered
herewith:	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2002 Stock Option Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an incentive stock option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such shares of Common Stock are issued upon exercise of this option.

I hereby make the following certifications and representations with respect to the number of shares of Common Stock of the Company listed above (the “Shares”), which are being acquired by me for my own account upon exercise of the Option as set forth above:

I acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are deemed to constitute “restricted securities” under Rule 701 and “control securities” under Rule 144 promulgated under the Securities Act.  I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act and any applicable state securities laws.

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I further acknowledge that I will not be able to resell the Shares for at least ninety days (90) after the stock of the Company becomes publicly traded (i.e., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934) under Rule 701 and that more restrictive conditions apply to affiliates of the Company under Rule 144.

I further acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company’s Certificate of Incorporation, Bylaws and/or applicable securities laws.

I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company held by me, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act.  I further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to my Shares until the end of such period.

Very truly yours,

Print Name:

Address:

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Exhibit 10.5

RALLY SOFTWARE DEVELOPMENT CORP.

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into this                          , 20     by and between RALLY SOFTWARE DEVELOPMENT CORP., a Delaware corporation (the “Corporation”), and                                (“Agent”).

RECITALS

A.                                                 Agent performs a valuable service to the Corporation in the capacity as a director, officer, employee or agent of the Corporation.

B.                                                 The stockholders of the Corporation have adopted bylaws (the “Bylaws”) and the Certificate of Incorporation of the Corporation (the “Certificate”) providing for the indemnification of the directors, officers, employees and other agents of the Corporation, including persons serving at the request of the Corporation in such capacities with other corporations or enterprises, as authorized by the Delaware General Corporation Law, as amended (the “Code”).

C.                                                 The Bylaws, the Certificate and the Code, by their non-exclusive nature, permit contracts between the Corporation and its directors, officers, employees and other agents with respect to indemnification of such persons.

D.                                                 The Corporation and Agent intend that this Agreement would replace any existing agreement between the Corporation and Agent with respect to the subject matter of this Agreement.

E.                                                   In order to induce Agent to serve or to continue to serve as a director, officer, or employee of the Corporation, the Corporation has determined and agreed to enter into this Agreement with Agent.

In consideration of Agent’s continued service as a director, officer, employee or agent of the Corporation, the parties hereto agree as follows:

AGREEMENT

1.                                                   DEFINITIONS.  For purposes of this Agreement the following terms shall have the following meanings:

(a)                                  “Expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, judgments, fines or penalties and all attorneys’, witness, or other professional fees and related disbursements, and other out-of-pocket costs of whatever nature), actually and reasonably incurred by Agent in connection with the investigation, defense or appeal of a Proceeding, participation in a Proceeding as a witness or establishing or enforcing a right to indemnification under this Agreement, the Code or otherwise, and amounts paid in settlement by or on behalf of Agent, but shall not include any judgments, fines or penalties actually levied against Agent for such individual’s violations of law.

(b)                                  “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned directly or indirectly by the stockholders of the Corporation in

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substantially the same proportions as their ownership of stock of the Corporation, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing more than 20% of the total voting power represented by the Corporation’s then outstanding Voting Securities; or (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Corporation if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Corporation immediately prior thereto do not own, directly or indirectly, either (A) outstanding Voting Securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction.

(c)                                  “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 5 hereof, who shall not have otherwise performed services for the Corporation (or for any entity that as of the time of selection of the attorney or firm of attorneys is controlled by, controlling or under common control with the Corporation) or Agent within the last three years (other than with respect to matters concerning the rights of Agent under this Agreement, or of other indemnitees under similar indemnification agreements).

(d)                                  “Proceeding” shall mean and shall include, without limitation, any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, whether brought in the right of or by the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, and whether formal or informal in any case, in which Agent was, is or will be involved as a party or otherwise by reason of the fact that:  (i) Agent is or was a director, officer, employee or agent of the Corporation; (ii) Agent took an action while acting as director, officer, employee or agent of the Corporation; or (iii) Agent is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any Expense is incurred for which indemnification, reimbursement, or advancement of Expenses may be provided under this Agreement.  For the avoidance of doubt, an action by Agent to enforce Agent’s rights to indemnification under this Agreement shall be a “Proceeding” for purposes of this Agreement.

(e)                                  “Voting Securities” shall mean any securities of the Corporation that vote generally in the election of directors.

2.                                                   SERVICES TO THE CORPORATION. Agent will serve, at the will of the Corporation or under separate contract, if any such contract exists, as a director, officer, or employee of the Corporation or as a director, officer or other fiduciary of an affiliate of the Corporation (including, but not limited to, any employee benefit plan of the Corporation) faithfully and to the best of Agent’s ability so long as Agent (a) if an officer or director of the Corporation or an affiliate of the Corporation, is duly elected and qualified in accordance with the provisions of the Bylaws or other applicable charter documents of the Corporation or such affiliate and (b) if an employee of the Corporation or an affiliate of the Corporation, remains employed by the Corporation or such affiliate, as applicable; provided, however, that Agent may at any time and for any reason resign from such position (subject to any contractual obligation that Agent may be subject to apart from this Agreement) and that the Corporation or any affiliate of the Corporation shall have no obligation under this Agreement to continue Agent in any such position.

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3.                                                   INDEMNITY OF AGENT.  The Corporation hereby agrees to hold harmless and indemnify Agent to the fullest extent authorized or permitted by the provisions of the Bylaws, the Certificate and the Code, as the same may be amended from time to time (but only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Bylaws, the Certificate or the Code permitted prior to adoption of such amendment).  These obligations and the other obligations of the Corporation in this Agreement apply regardless of whether the conduct giving rise to the obligations occurred before or occur after the date this Agreement is executed.

4.                                                   PARTIAL INDEMNIFICATION.  Agent shall be entitled under this Agreement to indemnification by the Corporation for a portion of the Expenses that Agent becomes legally obligated to pay in connection with any Proceeding even if not entitled hereunder to indemnification for the total amount thereof, and the Corporation shall indemnify Agent for the portion thereof to which Agent is entitled.

5.                                                   CHANGE IN CONTROL.  The Corporation agrees that if there is a Change in Control of the Corporation then, with respect to all matters thereafter arising concerning the rights of Agent to indemnification (including, but not limited to, any right to advancement of Expenses) under this Agreement, any other agreement with the Corporation providing for indemnification, the Certificate, Bylaws and applicable law (collectively, the “Indemnification Provisions”) as now or hereafter in effect, Independent Legal Counsel (as defined in Section 1 hereof) shall be selected by Agent and approved by the Corporation (which approval shall not be unreasonably withheld).  Such Independent Legal Counsel shall render its written opinion to the Corporation and Agent as to whether and to what extent Agent would be permitted to be indemnified under the Indemnification Provisions prior to and after the consummation of such Change in Control and such opinion shall be binding upon Agent and the Corporation.  The Corporation agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all Expenses arising out of or relating to this Agreement or its engagement pursuant hereto.

6.                                                   NOTIFICATION AND DEFENSE OF CLAIM.  Not later than thirty (30) days after receipt by Agent of notice of the commencement of any Proceeding, Agent will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof, provided that the failure so to notify the Corporation will not relieve the Corporation from any liability which it may have to Agent under this Agreement or otherwise. With respect to any such Proceeding as to which Agent notifies the Corporation of the commencement thereof:

(a)                                                the Corporation will be entitled to participate therein at its own expense;

(b)                                                except as otherwise provided below, the Corporation may, at its option and jointly with any other indemnifying party similarly notified and electing to assume such defense, assume the defense thereof, with counsel reasonably satisfactory to Agent. After notice from the Corporation to Agent of its election to assume the defense thereof, the Corporation will not be liable to Agent under this Agreement for any Expenses subsequently incurred by Agent in connection with the defense thereof except for reasonable costs of investigation or otherwise as provided below. Agent shall have the right to employ separate counsel in such Proceeding but the Expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Agent; provided, however, that the Expenses of Agent’s separate counsel shall be borne by the Corporation if (i) the employment of separate counsel by Agent has been authorized by the Corporation and the Corporation has agreed in writing to bear such Expenses, (ii) Agent reasonably shall have concluded that there may be a conflict of interest between the Corporation and Agent in the conduct of the defense of such Proceeding, or (iii) the Corporation in fact shall not have employed counsel to assume the defense of such Proceeding

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or shall at any time have ceased to actively pursue the defense thereof. The Corporation shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Corporation or as to which Agent shall have made the conclusion provided for in clause (ii) above; and

(c)                                                the Corporation shall not be liable to indemnify Agent under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent, which shall not be unreasonably withheld or delayed.  The Corporation shall be permitted to settle any Proceeding except that it shall not settle any Proceeding in any manner that would impose any penalty or limitation on Agent without Agent’s written consent, which may be given or withheld in Agent’s sole discretion.

7.                                                   EXPENSES.  Promptly following a request by Agent for the advancement of Expenses, the Corporation shall advance, prior to the final disposition of any Proceeding, all Expenses incurred by Agent in connection with such Proceeding (through the final disposition of any such Proceeding from which all rights of appeal have either been exhausted or have lapsed) upon receipt of an undertaking by or on behalf of Agent to repay such amounts if it shall ultimately be determined by a final judicial decision from which there is no further right of appeal that Agent is not entitled to be indemnified. Any advances and undertakings to repay pursuant to this Section 7 shall be unsecured and interest free.

8.                                                   ENFORCEMENT.  Any right to indemnification or advances granted by this Agreement to Agent shall be enforceable by or on behalf of Agent in any court of competent jurisdiction if (a) the claim for indemnification or advances is denied, in whole or in part, or (b) no disposition of such claim is made within ninety (90) days of request therefor.  Agent, in such enforcement action, if successful in whole or in part, also shall be entitled to be paid the Expense of prosecuting Agent’s claim. Neither the failure of the Corporation (including its Board of Directors or its stockholders) to have made a determination prior to the commencement of such enforcement action that indemnification of Agent is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors or its stockholders) that such indemnification is improper shall be a defense to the action or create a presumption that Agent is not entitled to indemnification under this Agreement or otherwise.

9.                                                   INSURANCE.

(a)                                  Unless otherwise approved by the Board of Directors prior to a Change in Control, the Corporation shall obtain and maintain during the term of this Agreement directors’ and officers’ liability insurance (“D&O Insurance”) with respect to which Agent shall be named as an insured.  Notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to indemnify the Agent for Expenses that have been previously paid directly to the Agent by D&O Insurance.  If the Corporation has D&O Insurance in effect at the time the Corporation receives from Agent any notice of the commencement of a Proceeding, the Corporation shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the policy.  The Corporation shall thereafter take all reasonably necessary action to cause such insurers to pay, on behalf of the Agent, all amounts payable as a result of such Proceeding in accordance with the terms of such policy.

(b)                                  In the event that (i) the D&O Insurance policy is renewed but the renewed policy does not provide for prior act’s coverage, (ii) the Corporation obtains a new D&O Insurance policy for any period following the termination of the prior D&O Insurance, and such new D&O Insurance policy does not provide for prior act’s coverage, or (iii) the Corporation does not renew the D&O Insurance policy or obtain a new D&O Insurance policy following the termination of a D&O Insurance policy, then

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unless otherwise determined by the Board of Directors, the Corporation shall add to the D&O Insurance policy or the applicable successor D&O Insurance policy a run-off endorsement (the “Endorsement”) on the existing D&O Insurance policy (and in the case of (iii) above, do so prior to the termination of the existing D&O Insurance policy if necessary) or the applicable successor D&O Insurance policy subject to the same terms and conditions in all material respects.  Unless otherwise approved by the Board of Directors prior to the date on which the Endorsement is obtained, the Endorsement shall be non-cancelable and shall provide for at least a six-year extended coverage period for any and all claims covered under the D&O Insurance policy.  The Corporation shall pay all premiums, commissions and other costs or charges incurred in obtaining the Endorsement and shall promptly deliver to Agent a Certificate of Confirmation of Insurance with respect to such Endorsement.

(c)                                  The Corporation hereby acknowledges that Agent has or may have in the future certain rights to indemnification, advancement of expenses and/or insurance provided by other entities and/or organizations (collectively, the “Fund Indemnitors”).  The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Agent are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Agent are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Agent and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Certificate or Bylaws of the Corporation (or any other agreement between the Corporation and Agent), without regard to any rights Agent may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of Agent with respect to any claim for which Agent has sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Agent against the Corporation.  The Corporation and Agent agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 9(c).

10.                                            SUBROGATION.  In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Agent, who shall execute all documents required and shall do all acts that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

11.                                            CONTRIBUTION.  To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Agent, the Corporation, in lieu of indemnifying Agent, shall contribute to the Agent’s Expenses in connection with any claim relating to any Proceeding, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such proceeding in order to reflect (a) the relative benefits received by the Corporation and Agent as a result of the events and transactions giving rise to such Proceeding; and (b) the relative fault of Agent and the Corporation (and its other directors, officers, employees and agents) in connection with the circumstances, events or transactions that gave rise to the Proceeding.

12.                                            NON-EXCLUSIVITY AND SURVIVAL OF RIGHTS.

(a)                                                All agreements and obligations of the Corporation contained herein shall continue during the period Agent is a director, officer, employee or other agent of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue

5

thereafter so long as Agent shall be subject to any possible Proceeding.  The benefits hereunder shall inure to the benefit of the heirs, executors and administrators and assigns of Agent. The rights conferred on Agent by this Agreement shall not be exclusive of any other right Agent may have or hereafter acquire under any statute, provision of the Certificate or Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in Agent’s official capacity and as to action in another capacity while holding office.

(b)                                                The obligations and duties of the Corporation to Agent under this Agreement shall be binding on the Corporation and its successors and assigns until terminated in accordance with its terms.  The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the Corporation or to all or substantially all of the business or assets of the Corporation, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(c)                                                No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Agent under this Agreement in respect of any action taken or omitted by such Agent prior to such amendment, alteration or repeal.  To the extent that a change in the Code, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate, Bylaws and this Agreement, it is the intent of the parties hereto that Agent shall enjoy by this Agreement the greater benefits so afforded by such change.  No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, by Agent shall not prevent the concurrent assertion or employment of any other right or remedy by Agent.

13.                                            SEVERABILITY. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid for any reason, such invalidity contained herein or unenforceability shall not affect the validity or enforceability of the other provisions hereof. Furthermore, if this Agreement shall be invalidated in its entirety on any ground, then the Corporation nevertheless shall indemnify Agent to the fullest extent provided by the Certificate, Bylaws, the Code or any other applicable law.

14.                                            GOVERNING LAW. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

15.                                            AMENDMENT, MODIFICATION, WAIVER AND TERMINATION. No amendment, modification, termination or cancellation of this Agreement shall be effective unless signed in writing by both parties hereto; provided, however, that the Corporation shall have the right to amend, modify, terminate or replace this Agreement if: (a) there is a change in the Code or any other applicable law; or (b) the Corporation amends, modifies, terminates or replaces its form of indemnification agreement for directors, officers, employees and other agents of the Corporation; provided, further, that such amended or modified agreement or such new agreement does not diminish in any material respect the rights of Agent hereunder.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

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16.                                            ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written and oral, between the parties with respect to the subject matter of this Agreement, including, without limitation, any Indemnification Agreement entered into between Agent and the Corporation prior to the date hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate, Bylaws, the Code and any other applicable law, and shall not be deemed a substitute therefore, nor to diminish or abrogate any rights of Agent thereunder.

17.                                            INTERPRETATION OF AGREEMENT.  It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Agent to the fullest extent now or hereafter permitted by law.

18.                                            IDENTICAL COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed for all purposes to be an original but all of which together shall constitute this Agreement.

19.                                            HEADINGS.  The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

20.                                            NOTICES.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered by hand to the party to whom such communication was directed or (ii) upon the third business day after the date on which such communication was mailed if mailed by certified or registered mail with postage prepaid:

(a)                                                If to Agent, at the address indicated on the signature page hereof; and

(b)                                                If to the Corporation, to

Attn: Chief Executive Officer

Rally Software Development Corp.

3333 Walnut Street

Boulder, CO 80301

or to such other address as may have been furnished to Agent by the Corporation, or to such other address as Agent may direct in writing the Corporation to use.

[Signature page follows]

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The parties hereto have executed this Agreement on and as of the day and year first above written.

RALLY SOFTWARE DEVELOPMENT CORP.

By:

Name:

Title:

AGENT

(Signature)

Print Name:

Address for Agent:
c/o Rally Software Development Corp.
3333 Walnut Street
Boulder, CO 80301

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Exhibit 10.6

OFFICE LEASE

CONTENTS

SUMMARY OF BASIC LEASE TERMS	PAGE 2
PREMISES	SECTION 1
TERMS	SECTION 2
RENT	SECTION 3
SECURITY DEPOSIT	SECTION 4
USE	SECTION 5
OPERATING EXPENSES	SECTION 6
UTILITIES AND SERVICES	SECTION 7
MAINTENANCE, REPAIRS AND ALTERATIONS	SECTION 8
ALTERATIONS AND ADDITIONS	SECTION 9
INSURANCE	SECTION 10
INDEMNITY	SECTION 11
SUBROGATION	SECTION 11.A
DAMAGE, DESTRUCTION AND BUSINESS INTERRUPTION	SECTION 12
TENANT TAXES	SECTION 13
COMMON AREAS	SECTION 14
SUBLETTING AND ASSIGNMENT	SECTION 15
TENANT’S DEFAULT	SECTION 16
LANDLORD’S DEFAULT	SECTION 17
CONDEMNATION	SECTION 18
SUBORDINATION AND ATTORNMENT	SECTION 19
QUIET ENJOYMENT	SECTION 20
DELAYS	SECTION 21
FUTURE EXPANSION	SECTION 22
RENEWAL OPTION	SECTION 23
GENERAL PROVISIONS	SECTION 24
OPTION TO PURCHASE	SECTION 25

EXHIBIT A	LEGAL DESCRIPTION
EXHIBIT B	PREMISES
EXHIBIT C	RULES AND REGULATIONS
EXHIBIT D	ACCEPTANCE LETTER
EXHIBIT E	PARKING AREAS
EXHIBIT F	INTENTIONALLY OMITTED
EXHIBIT G	OPTION TO PURCHASE
EXHIBIT H	ENTITLEMENT SCHEDULE

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OFFICE LEASE

THIS OFFICE LEASE (this “Lease”) is made and entered into this 30th day of May, 2012, by and between, 3333 WALNUT, LLC, a Colorado limited liability company (hereinafter referred to as “Landlord”) and RALLY SOFTWARE DEVELOPMENT CORP., a Delaware corporation (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

For and in consideration of the rental and of the covenants and agreements hereinafter set forth to be kept and performed by the Tenant, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises herein described for the Term herein set forth, at the rental and subject to and upon all of the terms, covenants and agreements hereinafter set forth.

SUMMARY OF BASIC LEASE TERMS

A.	LANDLORD:	3333 WALNUT, LLC,
a Colorado limited liability company

B.	TENANT:	RALLY SOFTWARE DEVELOPMENT CORP.,
a Delaware corporation, or its Permitted Assignee.

C.	BUILDING:

3333 Walnut Street, Boulder, Colorado, consisting of approximately 65,545 square feet of Rentable Area (after completion of the Additional Building(s) as defined in Section 22, the building known as 3333 Walnut shall be referred to as the “Original Building”).

D.	PREMISES:	The entire Building, containing approximately 65,545 square feet of Rentable Area.

E.	LEASE TERM:

One hundred twenty (120) months, commencing on May 30, 2012 (the “Commencement Date”) and ending ten (10) years after the Commencement Date (the “Term”). If the Commencement Date occurs on other than the first day of the month, Tenant shall pay proportionate rent at the same monthly rate set forth herein for the partial month at the beginning of the Term and the Term of the Lease shall be extended for a like period such that it shall expire on the last day of the month in which the term would otherwise have expired. Tenant agrees to complete the Acceptance Letter attached hereto as Exhibit D, upon full execution of this Lease, signifying the Commencement of the Lease and the Termination Date of the Lease. Landlord and Tenant acknowledge and agree, in the event of any conflict between this Lease and the Acceptance Letter, such fully executed Acceptance Letter shall control and prevail.

F.	SECURITY DEPOSIT:	$2,500,000.00, deliverable and held as set forth in Section 4 of this Lease.

G.	BASE RENT:	Months:
		1	Base Rent abated first full month
		2 — 24	$107,876.15 / Month ($19.75/RSF/ANNUM)
		25 — 48	$109,241.67 / Month ($20.00/RSF/ANNUM)
		49 — 60	$110,607.19 / Month ($20.25/RSF/ANNUM)
		61 — 72	$113,338.23 / Month ($20.75/RSF/ANNUM)
		73 — 84	$116,069.27 / Month ($21.25/RSF/ANNUM)
		85 — 96	$118,800.31 / Month ($21.75/RSF/ANNUM)
		97 — 108	$121,531.35 / Month ($22.25/RSF/ANNUM)
		109 — 120	$124,262.40 / Month ($22.75/RSF/ANNUM)

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If the Commencement Date occurs on other than the first day of the month, Tenant shall pay pro-rated rent in advance computed at the rate of $3,595.00 per day for the duration of such partial month, and the first full month of lease Term shall be considered to begin the first day of the next month.  Base Rent shall be abated for the first full calendar month after the Commencement Date.

Tenant shall keep in strict confidence and shall not divulge the specific contents or provisions of this Lease to anyone other than an officer, agent, employee, director, shareholder, lawyer, consultant, accountant or auditor of Tenant or its Permitted Assignee without the prior written consent of Landlord, unless ordered by a court of competent jurisdiction or required by applicable law.  Tenant may disclose this Lease to a Permitted Assignee (hereinafter defined) or any bona fide potential investor, underwriter or acquirer of Tenant with Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed. A breach of the foregoing covenant of confidentiality shall be deemed a material breach and event of default under this Lease, subjecting Tenant to any and all of Landlord’s rights and remedies available in the event of nonpayment of rent.  This covenant of confidentiality shall survive the expiration of the Lease and any amendment thereto.

H.	RENTABLE AREA OF THE PREMISES: 65,545 rentable square feet.

I.	RENTABLE AREA OF THE BUILDING: 65,545 rentable square feet.

J.

TENANT’S PERCENTAGE SHARE:  Determined from time to time by Landlord, by dividing the Rentable Area of the Premises by the Rentable Area of the Building and multiplying the resulting quotient, to the second decimal place, by one hundred: One Hundred and 00/100 percent (100.00%).

In the event Landlord elects to add Additional Building(s) as defined in Section 22, Tenants Percentage Share shall be recalculated by dividing the Rentable Area of the Premises by the sum of the Rentable Area of the Original Building and Rentable Area of Additional Building(s) and multiplying the resulting quotient, to the second decimal place, by one hundred. Such adjustment shall be effective upon occupancy of the Additional Building(s), and shall be set forth in an amendment to this Lease, which amendment shall be signed by Tenant within ten (10) days of Tenant’s receipt of such amendment.

K.	(INTENTIONALLY OMITTED).

L.	LIABILITY INSURANCE REQUIRED OF TENANT: Total coverage not less than Five Million and No/100 Dollars ($5,000,000.00) as provided in Section 10 hereof.

M.

ADDRESSES FOR NOTICES AND PAYMENT OF RENT AND CHARGES:
All notices under this Lease shall be sent by registered or certified, return receipt requested, or overnight mail or delivered in person with a written receipt provided.

TO LANDLORD:

3333 Walnut, LLC
c/o MAVDevelopment
2727 South State Street, Suite 100
Ann Arbor, Michigan 48104
Attn: Rob Aldrich

with a copy to:

3333 Walnut, LLC
c/o MAVDevelopment West

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1860 Blake Street, Suite 610
Denver, Colorado 80202
Attn: Property Manager

TO TENANT:

At the Premises
Contact Name: Nicholas Budor, Associate General Counsel
Contact Phone: 303-565-2859

N.	USE OF PREMISES: General office and administrative, including software development and other legal use incidental thereto.

O.	BROKER:	Acquire Real Estate, Boulder, CO is the sole real estate broker involved in this transaction. Landlord shall pay Broker’s commission pursuant to a separate agreement between Landlord and Broker.

P.	PARKING:

Tenant shall be allocated the use of Tenant’s Percentage Share of the Parking Areas (herein so called) as detailed in Exhibit E attached hereto and made a part hereof. Notwithstanding anything contained in the foregoing:

(a) if allowed under the City of Boulder entitlements for the Additional Building(s), and subject to Tenant’s rights under Exhibit G, if applicable, Landlord may convey 3625 Walnut Street to a third party; and/or;

(b) Landlord may lease all or a portion of the building or other areas comprising 1950 33rd Street, in which case the Parking Areas associated therewith and costs therefor shall be shared proportionate to the number of full time employees employed by Tenant and the 1950 33rd Street tenant (or, if 1950 33rd Street is leased for storage or another similar use that does not have regular employees, then based on number of regular visitors, square footage or other equitable arrangement as reasonably determined by Landlord).

1.                                      PREMISES

1.1                                 Grant of Premises.  Landlord hereby leases to Tenant and Tenant leases from Landlord those certain Premises situated in the City of Boulder, County of Boulder, State of Colorado, described in Paragraph D of the Summary of Basic Lease Terms.

1.2                                 Office Building.  The Premises, together with and including certain other property owned by Landlord, comprise a multi-story office building (hereinafter referred to as the “Building”) and the appurtenant land on which it is located.  Tenant’s use and occupancy of the Premises shall include the use, in common with others, of the Common Areas described in Section 14, but excepting therefrom and reserving unto Landlord the exterior faces of all exterior walls, the roof and the right to install, and maintain where necessary in the Building and Premises all pipes, ductwork, conduits and utility lines through hung ceiling space, partitions, beneath the floor or through other parts of the Building and Premises. In the event the Building is expanded with an Additional Building as detailed in Section 22, and not leased by Tenant, then Landlord reserves the right to effect such other tenancies in the Additional Building as Landlord may elect.

1.3                                 Construction by Landlord.  Tenant acknowledges that it is accepting the Premises in their as-is and current condition, and that as of the Commencement Date Landlord has no obligation to perform any work or to supply any materials to the Premises.  Tenant acknowledges and agrees that the Premises are fully complete as of the Commencement Date, including Tenant’s existing signage.

2.                                      TERM

2.1                                 Basic Term. The Term of this Lease shall be for the period of ten (10) years, commencing and ending on the dates set forth in Paragraph E of the Summary of Basic Lease Terms.

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3.                                      RENT

3.1                                 Base Rent.  Tenant agrees to pay to Landlord, promptly when due, without notice or demand, and without deduction or set off for any reason whatsoever, as rent for the Premises, the Base Rent set forth in Paragraph G of the Summary of Basic Lease Terms for each and every month during the Term hereof.

3.2                                 Operating Expenses.  In addition to Base Rent, Tenant agrees to pay additional rent equal to its Percentage Share of Operating Expenses as provided in Section 6 hereof.

The Base Rent and Tenant’s Percentage Share of estimated Operating Expenses shall be payable in advance on the first day of each calendar month during the Term.  The Base Rent, Tenant’s Percentage Share of Operating Expenses, and any other amounts that are payable by Tenant to Landlord or otherwise due under the terms of this Lease are sometimes referred to collectively herein as “rent.”

3.3                                 Place of Payment.  All rent payable hereunder shall be paid at the Ann Arbor, Michigan offices of Landlord set forth in Paragraph M of the Summary of Basic Lease Terms, or at such other place as Landlord may from time to time designate, in lawful money of the United States; provided, however, that certain of the Operating Expenses may be paid directly to the applicable vendors as outlined herein.  Landlord reserves the right to request that rent payments be made via electronic funds transfer (or “EFT”) payments, provided that any bank charge(s) for such EFT payments are commercially reasonable.

3.4                                 Interest on Unpaid Sums.  If rent, or any other monetary sum required to be paid hereunder by Tenant to Landlord, is not paid when due, such sum shall accrue interest at the rate of eighteen percent (18%) per annum.  Said interest shall be charged from the date the amount in question was due until received by Landlord.

4.                                      SECURITY DEPOSIT

4.1                                 Deposit Letter of Credit.  Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord an irrevocable, clean sight letter of credit (the “Deposit Letter of Credit”) in the sum set forth in Paragraph F of the Summary of Basic Lease Terms, to be held by Landlord as security for the faithful performance of every provision of this Lease, including but not limited to the provisions relating to the payment of rent (the “Security Deposit”), it being expressly understood that the Security Deposit is not an advance payment of rent or a measure of Landlord’s damages in case of default by Tenant.  The Deposit Letter of Credit shall be in form and from a bank acceptable to Landlord, in its reasonable discretion, provided that if at any time the financial condition of the issuer changes in any materially adverse way, as determined in the sole but reasonable discretion of the Landlord or its mortgagee, then Tenant shall within thirty (30) days of written notice from Landlord deliver to Landlord a replacement Deposit Letter of Credit and Tenant’s failure to do so constitutes an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto; provided, however, that if Tenant is diligently working toward obtaining the replacement Deposit Letter of Credit, and Tenant notifies Landlord thereof within the initial thirty (30) day period, which notification shall contain reasonable documentation evidencing Tenant’s efforts, Tenant shall have an additional period of time, not to exceed an additional thirty (30) days, in which to obtain such replacement Deposit Letter of Credit.  The Letter of Credit shall have a term no less than one (1) year, and shall be renewable for successive periods of one (1) year for the entire Term of this Lease.  If the Letter of Credit is not renewed within thirty (30) days prior to expiration, Landlord shall be allowed to draw thereon and hold the funds as the Security Deposit.  In addition, Landlord shall be entitled to draw on the Letter of Credit at any time during the Term of this Lease if, pursuant to the terms of this Lease, Landlord is entitled to utilize all or any part of the Security Deposit.  Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of rent or any other sum in default, or for the payment of amount authorized hereunder which Landlord may spend or become obligated to spend hereunder by reason of Tenant’s default, or to compensate Landlord for other loss or damage authorized hereunder which Landlord may suffer hereunder by reason of Tenant’s default.  If any portion of the Security Deposit is to be so used or applied, Tenant shall, within ten (10) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the amount set forth in Paragraph F of the Summary of Basic Lease Terms, and Tenant’s failure to do so shall be deemed a default by Tenant under this Lease.  Landlord shall properly account for the Security Deposit, but shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest

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on the Security Deposit.  If Tenant shall fully and faithfully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof, shall be returned to Tenant (or Tenant’s assignee including a Permitted Assignee) within sixty (60) days after the expiration of the Term and after Tenant has vacated the Premises; however, in no event shall Landlord be under any obligation to return the Security Deposit earlier than thirty (30) calendar days after the expiration of the Term.  Tenant hereby agrees that in the event any mortgagee of the Building succeeds to Landlord’s interest in the Building by reason of foreclosure or deed in lieu thereof, unless funds representing the Security Deposit are delivered by Landlord to such mortgagee, Tenant shall have no claim against such mortgagee for any deposit.  In addition, Tenant acknowledges and agrees that following a default by Tenant which remains uncured after the expiration of any applicable notice and cure periods, whether or not Tenant abandons the Premises, and notwithstanding anything to the contrary herein, Landlord shall be entitled to hold the Security Deposit and apply said Security Deposit in payment of rent owed by Tenant.

4.2                                 Replacement Guaranty.  Notwithstanding the foregoing, Landlord agrees that Tenant may substitute an Acceptable Guaranty, as hereafter defined, for the Security Deposit.  If Tenant provides an Acceptable Guaranty in accordance with the provisions of this paragraph, the Security Deposit shall be released and returned to Tenant, and shall not be required to be held under this Lease.  An “Acceptable Guaranty” is defined as an absolute guaranty of this Lease that (a) is from a guarantor that, at a minimum, is rated as a third party investment grade (i.e., a Standard and Poor’s rating of BBB) or better, and is acceptable to Landlord, in its reasonable discretion, and (b) is in a form acceptable to Landlord, in its sole discretion, and (c) is acceptable to Landlord’s mortgagee.  Without limiting the generality of the foregoing, if Tenant or its Permitted Assignee meets the foregoing criteria, Landlord will consider Tenant or its Permitted Assignee as a stand-alone entity for purposes of determining a substitute Acceptable Guaranty, without the necessity of a third-party giving the Acceptable Guaranty.

5.                                      USE

5.1                                 Permitted Use.  Tenant shall use the Premises solely for general office and administrative use including the related uses set forth in Paragraph N of the Summary of Basic Lease Terms, and shall not use or permit the Premises to be used for any other purpose.

5.2                                 Compliance with Laws.  Tenant shall, at its sole cost and expense, promptly comply with all applicable laws, statutes, ordinances, rules, regulations, orders and requirements in effect during the Term regulating the use or occupancy of the Premises, including the requirements of any board of fire underwriters or other similar body now or hereafter constituted.  Tenant will not use or permit the use of the Premises in any manner which may tend to create waste or a nuisance.  Tenant will at all times comply with all federal, state or local laws, ordinances and regulations (“Hazardous Materials Laws”) relating to the environment, health and safety, or to any materials constructed within the definition of hazardous substances, hazardous wastes, hazardous materials, toxic substances, or words of similar import under any applicable federal, state or local law, regulation, ordinance or policy (all, collectively, “Hazardous Materials”). The parties acknowledge that a pre-existing environmental condition exists in the groundwater table below 3333 Walnut Street, 1950 33rd Street and 3625 Walnut Street, and that Tenant has no liability whatsoever for such condition, unless during the Term Tenant, its affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, agents, contractors, invitees or licensees (each, a “Tenant Party” and collectively “Tenant Parties”) causes or permits to be caused any action that exacerbates the same.

5.3                                 Insurance Cancellation.  Tenant shall not do or permit anything to be done on or about the Premises which in any way causes cancellation or increases the existing rate of any insurance policy covering the Building or any of its contents.  If any such action shall increase the rate of any such policy, Tenant shall pay the amount of such increase as additional rent.

5.4                                 Landlord’s Rules and Regulations.  Tenant shall observe and comply with the Building rules and regulations attached hereto as Exhibit C or other rules and regulations which may be promulgated from time to time and such reasonable amendments and additions thereto as Landlord may from time to time promulgate on a non-discriminatory basis.  Landlord shall not be responsible to Tenant for the non-performance of said rules and regulations by any other tenants of the Building unless it interferes with Tenant’s quiet enjoyment of the Premises.

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6.                                      OPERATING EXPENSES

6.1                                 Tenant’s Obligations.  In addition to the Base Rent provided for herein above, Tenant shall pay to Landlord the Percentage Share (as set forth in Paragraph J of the Summary of Basic Lease Terms) of the Operating Expenses during the Term hereof.  If the Commencement Date of this Lease is other than the first day of a calendar year, during the first and last year of the Term Tenant will pay a proportion of Tenant’s Percentage Share of Operating Expenses based upon the number of days of the respective calendar year in which the Lease was in effect.  If during any calendar year the Building is not at least ninety-five percent (95%) occupied, the Operating Expenses for such calendar year that vary by occupancy shall be adjusted to reflect ninety-five percent (95%) occupancy.

6.2                                 Definition.  Operating Expenses are intended to be inclusive of all costs of operating and maintaining the Building and the real property on which it is situated, except franchise, estate, inheritance, net income and excess profits taxes of Landlord, depreciation on the Building, interest on and principal retirement of Landlord’s mortgage loans, leasing commissions, costs chargeable by Landlord directly to specific tenants, and except any insurance, tax, maintenance or utility cost attributable to the building at 1950 33rd Street and/or the land at 3625 Walnut Street.  Landlord agrees to make reasonable efforts to minimize Operating Expenses insofar as such efforts are not inconsistent with Landlord’s intent to operate and maintain the Building in a first class manner.  Operating Expenses include but shall not be limited to Tenant’s Percentage Share of the following:

6.2.1                        All ad valorem real property taxes, assessments, water and sewer rents, and other governmental impositions and charges whatsoever which may create a statutory lien upon the Building, the real property on which it is located or the Parking Areas (including those Parking Areas related to 1950 building which is located on the same parcel as the Building but exclusive of the 1950 33rd Street Building and the 3625 Walnut Street land), as detailed in Exhibit E, which are assessed, levied or imposed during the Term of this Lease, surcharges levied upon or assessed against parking spaces or Common Areas, and any tax levy or license fee measured by the rent payable by Tenant under this Lease which may be in lieu of or in addition to current taxes (except Landlord’s net income taxes) or any obligation to any governmental entity assessed upon Landlord as a result of its ownership, operation or use of the Building and all reasonable costs and expenses incurred by Landlord in contesting or negotiating the same with the applicable governmental authority if Landlord, in its reasonable discretion, shall in good faith successfully contest or negotiate the same.

6.2.2                        All insurance costs and expenses incurred by Landlord for policies of insurance, insurance brokerage fee, reasonable loss control costs and self insured retentions covering the insurance described in Section 10.2 hereof.

6.2.3                        All costs and expenses of repairing, operating and maintaining the heating, ventilating and air conditioning system for the Building, including maintenance contracts therefor and the cost of all utilities required in the operation of such systems, except those required to be paid directly by Tenant.

6.2.4                        All costs and expenses to Landlord in providing standard services and utilities to tenants of the Building, including office janitorial services, window washing and utilities not separately metered; together with the cost of replacement of electric light bulbs and fluorescent tubes and ballasts and lighting fixtures.

6.2.5                        The reasonable cost incurred by Landlord’s accountants, and the reasonable costs of experts or other consultants necessary to assist the accountants, in making the computations as required hereunder.

6.2.6                        All costs and expenses incurred by Landlord in operating, managing, maintaining and repairing the Building, including but not limited to all sums expended in connection with the Common Areas for general maintenance and repairs, resurfacing, painting, re-striping, cleaning, sweeping and janitorial services, window washing, maintenance and repair of elevators, stairways, curbs and Building signs, sprinkler systems, planting and landscaping, Common Area lighting and other utilities, maintenance and repair of any fire protection systems, automatic sprinkler systems, lighting systems, storm drainage systems and other utility systems serving the Building and Common Areas, costs of supplies, personnel to implement such services and to police the Common Areas, rental and/or depreciation of machinery and

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equipment used in such maintenance and services, security and fire protection services, trash removal services, all costs and expenses pertaining to snow and ice removal, security systems, utilities, insurance premiums, and Landlord’s direct costs, if any, for workmen’s compensation insurance, wages, employment withholding and social security taxes, personal property taxes, fees for required licenses and permits, supplies, and reasonable and customary charges for professional management of the Building and Common Areas.  Costs and expenses incurred by Landlord in operating, managing and maintaining the Building which are incurred exclusively for the benefit of specific tenants of the Building will be billed accordingly and will not be included within the Operating Expenses.  Landlord, however, may cause any or all of said services to be provided by an independent contractor or contractors.

6.2.7                        Cost of capital improvements, structural repairs or replacements made to the Building in order to conform to or comply with applicable laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Building or any such capital improvements, structural repairs or replacements designed primarily to reduce Operating Expenses.  Expenditures for the foregoing shall be amortized at a reasonable market rate of return over the useful life of such capital improvement or structural repair or replacement, as determined by Landlord’s accountants using generally accepted accounting principles; provided that the amortized amount of any cost-saving improvement shall be limited in any year to the corresponding reduction in Operating Expenses as a result thereof.

6.3                                 Time of Payment.  Tenant shall pay to Landlord in advance, on the first day of each calendar month during the Term and any extensions hereof, one-twelfth (l/12) of Tenant’s Percentage Share of the estimated annual Operating Expenses.  If the Term of this Lease commences on a day other than the first day of the month, Tenant shall pay to Landlord on the first day of the Term a sum determined by multiplying one three hundred sixty-fifth (1/365) of the Tenant’s Percentage Share of the estimated annual Operating Expenses by the number of days remaining in the first calendar month of the Term.  Any change in the Tenant’s Percentage Share resulting from changes in any particular floor area during the Term shall be effective as of the first day of the month following the change.

6.4                                 Re-Estimation.  At any time and from time to time during the Term hereof, Landlord may furnish Tenant with written notice of a re-estimation of Annual Operating Expenses to reflect more accurately, in Landlord’s reasonable opinion, the current Operating Expenses.  Commencing on the first day of the calendar month next succeeding delivery of such notice to Tenant, and continuing on the first day of each subsequent calendar month during the Term (until subsequently re-estimated), Tenant shall pay to Landlord one-twelfth (1/12th) of the Tenant’s Percentage Share of the estimated Annual Operating Expenses, as re-estimated.

6.5                                 Annual Adjustments; Reconciliation Statement.  Within ninety (90) calendar days after the commencement of each calendar year during the Term hereof or as soon as reasonably practicable thereafter Landlord shall furnish to Tenant an itemized statement (the “Reconciliation Statement”), setting forth the total Operating Expenses for the preceding calendar year, the amount of Tenant’s Percentage Share of Operating Expenses and the amount of estimated Operating Expenses paid by Tenant with respect to such calendar year.  If the amount of Tenant’s Percentage Share of the Operating Expenses for such year exceeds the amount of estimated Operating Expenses paid by Tenant for such year, Tenant shall pay Landlord the deficiency within twenty (20) business days after receipt of the Reconciliation Statement.  If the amount of estimated Operating Expenses paid by Tenant with respect to such calendar year exceeds the amount of Tenant’s Percentage Share of Operating Expenses, Tenant shall be entitled to a credit in the amount of such excess against the next payment(s) due to Landlord on account of Operating Expenses.  Until Tenant receives a Reconciliation Statement pursuant to this Section 6.5 setting forth a new amount of Tenant’s Percentage Share of estimated Operating Expenses for the new calendar year, Tenant shall continue to pay such Tenant’s Percentage Share of estimated Operating Expenses at the rate being paid for the year just completed.  Moreover, Tenant shall pay to Landlord, or deduct from the rent, as the case may be, on the date required for payment of its Percentage Share of estimated Operating Expenses as adjusted, the difference, if any, between the monthly installments of estimated Operating Expenses so adjusted for the new calendar year and the monthly installments of estimated Operating Expenses actually paid during each year since January 1.

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6.6                                 Tenant’s Audit Rights.  Within forty-five (45) days after Landlord furnishes its Reconciliation Statement to Tenant for any applicable calendar year (the “Audit Election Period”), Tenant may, at its expense, elect to audit Landlord’s Operating Expenses for such calendar year only, subject to the following conditions:  (a) there is no uncured event of default under this Lease; (b) the audit shall be prepared by an independent certified public accounting firm of recognized local, regional or national standing; (c) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (d) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 60 days after commencement; (e) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; (f) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute a mutually agreeable, commercially reasonable confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (g) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final audit report is delivered to Tenant and Landlord, and Landlord shall have the right to point out claimed discrepancies or make suggestions with respect to such audit report, and any appropriate comments by Landlord which are accepted by Tenant’s auditor shall be incorporated into the final audit report, it being the intention of the parties that Landlord’s right to review is intended to prevent errors and not to unduly influence Tenant’s auditor in the preparation of the final audit report.  Landlord shall credit any overpayment determined by the final approved audit report against the next rent due and owing by Tenant or, if no further rent is due, refund such overpayment directly to Tenant within thirty (30) days of determination.  Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within thirty (30) days of determination.  The foregoing obligations shall survive the expiration or termination of this Lease.

6.6.1.                     If Tenant does not give written notice of its election to audit Operating Expenses during the Audit Election Period, Tenant acknowledges and agrees that the information contained on the Reconciliation Statement shall be deemed correct, and, Tenant waives the right to any further contest of the Operating Expenses for that year or prior years.  In the event Tenant timely exercises the aforementioned right to question or contest Landlord’s Reconciliation Statement, and Landlord and Tenant agree upon any such adjustment to the Reconciliation Statement, said adjustment shall be deemed the final settlement for the Operating Expense year in question and Tenant waives the right to any further contest of the Operating Expenses for that year or any prior years.

6.6.2                        This paragraph 6.6 shall not be construed to limit, suspend, or abate Tenant’s obligation to pay rent when due, including Operating Expenses.

7.                                      UTILITIES AND SERVICES

7.1                                 Tenant shall be responsible for arranging and paying for all utilities that will be used in the Building.  Landlord shall have no responsibility for any costs of utilities, except for Common Areas of the Premises, and Tenant hereby agrees to indemnify Landlord from and against any and all claims for such utilities.  If any electric, gas, water or other utility service becomes unavailable to the Building for any period of time, such unavailability shall not affect Tenant’s obligations under this Lease to pay Rent or otherwise.  Notwithstanding the foregoing, if such utility interruption or unavailability is caused by Landlord, then Landlord will use reasonable efforts to restore the interruption as soon as is reasonably practicable.

8.                                      MAINTENANCE, REPAIRS AND ALTERATIONS

8.1                                 Landlord’s Obligations.  Landlord, as an Operating Expense (unless excluded from Operating Expenses as provided in Article 6), shall maintain the structural integrity of the foundations, exterior roof and exterior walls (excluding the interior surface of exterior walls and all windows, doors and plate glass) of the Building, except that Tenant shall bear the cost of all repairs to the Building (including the Premises and the apparatus contained therein) which become necessary by reason of negligence or misuse by any Tenant Party and cost thereof shall be paid to Landlord on demand as additional rent.  Except for Tenant’s obligations or as agreed between Tenant and Landlord as provided in the following section, Landlord shall make all other repairs, provide general maintenance as Landlord deems reasonably necessary, and the cost thereof shall be included in the Operating Expenses.  Landlord shall have no obligation to commence any repair until a reasonable time after the

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receipt by Landlord of written notice of the need for repairs or Landlord’s actual knowledge that such repair is required.

8.2                                 Tenant’s Obligations.  Throughout the Term of this Lease, Tenant shall exercise due care in the use and occupancy of the Premises and the Building and shall, at its expense, repair all damage thereto caused by Tenant’s use thereof, as well as other maintenance and repair items that Landlord and Tenant agree in good faith shall be directly contracted, supervised and paid for by Tenant, including, but not limited to recycling programs, janitorial service, changing light-bulbs and light fixtures, interior window washing, carpet cleaning, etc.  Tenant, at Tenant’s expense, shall provide for all special or additional maintenance services required by Tenant’s special uses of the Premises, if any.  If Tenant fails to perform Tenant’s obligations under this section, Landlord may, without terminating this Lease, enter upon the Premises after three (3) calendar days prior written notice to Tenant (except in the event of an emergency, in which case Landlord shall not be required to give any prior notice), and put the same in good order, condition and repair, and the cost thereof shall be immediately due and payable upon demand as additional rent to Landlord.  Landlord shall have no liability to Tenant for any damage, inconvenience or interference with the use of the Premises by Tenant as a result of performing any such repair and maintenance, except for damage caused by the gross negligence or willful misconduct of Landlord.  Tenant will not bring into the Premises or permit the placing within the Premises of equipment or property exceeding the floor loads of the Building.

8.3                                 Notification to Landlord.  Tenant agrees to promptly notify the Landlord or its representative of any accidents or defects in the Building of which Tenant becomes aware, including defects in pipes, electric wiring and heating, ventilation and air conditioning equipment or any other known condition which may cause injury or damage to the Building or any person therein.

8.4                                 Surrender of Premises.  Upon the expiration or sooner termination of the Term, Tenant agrees to quit and surrender the Premises, broom-clean, in good condition and repair, ordinary wear and tear excepted, together with all keys and combinations to locks, safes and vaults and all improvements, alterations, additions, lighting fixtures and equipment at any time made or installed in, upon or to the interior or exterior of the Premises (except personal property, signs and trade fixtures put in at Tenant’s expense) all of which shall thereupon become the property of Landlord without any claim by Tenant therefor, but the surrender of such property to Landlord shall not be deemed to be a payment of rent or in lieu of any rent reserved hereunder.  Before surrendering the Premises, Tenant shall remove all of Tenant’s personal property, signs, trade fixtures, any computer, telecommunications or other cabling (collectively, “Cabling”) installed by or for the benefit of Tenant in the Premises or elsewhere in the Building, any above-building-standard leasehold improvements the removal of which would require in excess of standard demolition costs (e.g., raised flooring, interior stairwells) (collectively, “Special Removable Leasehold Improvements”) and, at Landlord’s option, Tenant shall also remove any alterations, additions, fixtures, equipment and decorations at any time made or installed by Tenant in, upon or to the interior or exterior of the Premises, and Tenant further agrees to repair any damage caused thereby.  Notwithstanding the foregoing, Landlord may, by notice to Tenant given at least sixty (60) days prior to the expiration of this Lease (or in the case of earlier termination, within ten (10) business days after such earlier termination) require Tenant to leave any Cabling and/or Special Removable Leasehold Improvements at the Premises.  If Tenant shall fail to remove any of Tenant’s personal property and trade fixtures, then at the option of Landlord, either the same shall be deemed abandoned and become the exclusive property of Landlord, or Landlord shall have the right to remove and store said property, at the expense of Tenant, without further notice to or demand upon Tenant and hold Tenant responsible for any and all reasonable charges and expenses incurred by Landlord therefor.  If the Premises are not surrendered upon termination of this Lease, Tenant shall indemnify Landlord against all loss or liability resulting from the delay by Tenant in so surrendering the same, including, without limitation, any claims made by any succeeding occupant disclosed to Tenant and founded on such delay. Tenant’s obligations under this section shall survive the expiration or sooner termination of the Term.

8.5                                 Condition as of Commencement Date.  Tenant accepts the Premises in their present, “as is” condition as of the Commencement Date, and acknowledges and agrees that Landlord has no obligation to repair or otherwise improve the same.  Landlord acknowledges that there are no Special Removable Leasehold Improvements existing in the Premises as of the Commencement Date.

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8.6                                 Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that as of the date of this Lease, Tenant has in-house maintenance personnel (the “In-House Maintenance Personnel”) who currently attend to all ordinary maintenance and repair obligations in and around the Building, including certain maintenance and repair obligations that would ordinarily be Landlord’s responsibility hereunder, consisting of all non-capital maintenance, repair and replacement to the interior and exterior of the Building, with the exception of snow removal and landscaping (collectively, the “Tenant-Managed Maintenance/Repairs”).  Landlord agrees that, so long as: (a) Tenant is the sole tenant in the Building; (b) the In-House Maintenance Personnel continue to conduct the Tenant-Managed Maintenance/Repairs in a good and workmanlike manner, in compliance with all laws, and otherwise in a manner so as to maintain the Building consistent with the manner in which it is being maintained as of the date of this Lease; (c) the Tenant-Managed Maintenance/Repairs are conducted at Tenant’s sole cost, and Tenant timely pays any amounts owing to any outside vendors or others retained by Tenant so that at no time will the Building or any portion of the Purchase Option Property (as defined in Exhibit G) be subject to any claim for a lien; (d) Tenant provides Landlord with reasonable records or other documentation regarding Tenant-Managed Maintenance/Repairs from time-to-time as may be requested by Landlord; (e) Tenant continues to conduct the Tenant-Managed Maintenance/Repairs using In-House Personnel, and does not outsource the same to one or more third-party contractors; and (f) Tenant provides Landlord with notice of any Major Repair (hereinafter defined) and permits Landlord to supervise any Major Repair as provided below (the “Tenant-Managed Maintenance/Repairs Conditions”), then Tenant will be permitted to continue to use its In-House Maintenance Personnel for the Tenant-Managed Maintenance/Repairs and Landlord will not include the costs of such Tenant-Managed Maintenance/Repairs as Operating Expenses hereunder.

Prior to conducting any repair or replacement that (a) is estimated to cost more than $5,000.00; and (b) affects the structure of the Building, the elevators of the Building or the Building mechanical systems (HVAC, electrical, plumbing, life safety or other similar systems) (a “Major Repair”), Tenant shall notify Landlord in writing of the proposed Major Repair, and Landlord shall have the right, at its option, to either manage such Major Repair using its own personnel and pass the costs through to Tenant as an Operating Expense, or permit Tenant to continue with such Major Repair, but with supervision by Landlord as Landlord deems reasonably appropriate in the circumstances, in which case any reasonable and necessary costs associated with such supervision by Landlord, not to exceed five percent (5%) of the cost of the Major Repair, shall be passed through to Tenant as an Operating Expense.

If at any time Tenant fails to satisfy any of the Tenant-Managed Maintenance/Repairs Conditions, or if Landlord elects to construct any Additional Buildings (regardless as to whether or not Tenant continues to be the sole tenant in the Building), Landlord shall have the right, upon thirty (30) days’ prior written notice to Tenant, to elect to have Landlord take over the Tenant-Managed Maintenance/Repairs for the Building (or any portion thereof), in which case the reasonable costs of such Tenant-Managed Maintenance/Repairs shall become Operating Expenses hereunder (unless excluded from Operating Expenses as provided in Article 6).

9.                                      ALTERATIONS AND ADDITIONS

9.1                                 Landlord’s Consent Required.  Except for alterations which are cosmetic in nature and do not require the issuance of a building permit (e.g., painting), Tenant shall not make any alterations or additions to the Premises without first obtaining Landlord’s written consent.  Tenant shall cause any such repair or alteration approved by Landlord to be done promptly and in a good and workmanlike manner in accordance with the plans and specifications submitted to Landlord and such rules and regulations as may be established by Landlord.  With respect to cosmetic alterations which do not require Landlord’s approval, Tenant shall give Landlord at least ten (10) business days’ prior written notice of its intent to perform such alterations.  All work, whether or not Landlord’s consent is required, shall be performed in a good and workmanlike manner and in accordance with applicable building codes and governmental regulations.  Except for minor alterations that do not require Landlord’s consent hereunder, all work done and material supplied shall be done or supplied only by contractors approved by Landlord, and Landlord shall have the right to grant such approval conditionally or to withdraw the same at any time; provided that Landlord’s election does not increase the cost to Tenant.  Tenant shall, at Tenant’s sole cost and expense, be responsible for any and all maintenance, repair, malfunction and/or replacement of any and all additions, alterations, and modifications made to, and/or installed in the Premises during the performance of any tenant improvement work, whether or not Landlord’s consent is required.  Prior to commencement of any and/or all tenant improvement work, whether or not Landlord’s consent is required, Tenant shall provide Landlord with all Proof of Insurance

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certificates.  Landlord shall not be responsible for any equipment loss due to problems beyond the Landlord’s control (i.e. power outages).

9.2                                 Payment for Work.  All costs of any work performed by or at the instance of Tenant shall be paid promptly by Tenant so as to avoid the assertion of any mechanic’s and/or materialmen’s liens. Within thirty (30) calendar days after receipt of notice thereof, Tenant shall discharge, by bonding, payment or other means acceptable to Landlord, any mechanic’s lien filed against the Premises or the Building resulting from material or labor furnished or performed at the instance or request of Tenant.  If the lien is not discharged within said thirty (30) day period, Landlord shall have the right, but not the obligation, to discharge said lien by payment, bonding or otherwise, and the costs and expenses to Landlord of obtaining such discharge shall be paid to Landlord by Tenant on demand as additional rent.  Landlord shall have the right at any time and from time to time to post and maintain on the Premises and Building such notices as Landlord deems necessary to protect the Premises against mechanic’s liens. Tenant shall provide Landlord with copies of all lien releases and all such lien releases shall be notarized.

10.                               INSURANCE

10.1                           Tenant’s Insurance.  Tenant shall, at all times during the Term hereof and at its own cost and expense, procure and maintain in force worker’s compensation insurance and bodily injury liability and property damage and contractual liability insurance naming Landlord, and any interested persons, related firms or corporations expressly designated by Landlord, and any mortgagee of the Building of whose identity Tenant is notified, as additional insureds, against liability for injury or death of any person in connection with the use, operation or condition of the Premises.  Liability insurance shall at all times be in an amount not less than the amount set forth in Paragraph L of the Summary of Basic Lease Terms for bodily injury and property damage, and may be provided by one or more policies of insurance.  The limits of any such insurance shall not limit any excess liability of Tenant.  Tenant shall, at all times during the Term hereof, at its cost and expense, maintain in effect policies of insurance covering its fixtures, equipment, and leasehold improvements installed by Tenant (in excess of any cost thereof paid by Landlord) located on the Premises, in the amount of their full replacement value, providing protection against any peril included in the classification of all risk coverage, including vandalism and malicious mischief.

10.2                           Landlord’s Insurance.  Landlord shall procure and maintain (as an Operating Expense reimbursed by Tenant), during the Term of this Lease, the following types of insurance covering the following:

(a) the real property of which the Premises is a part, in an amount not less than one hundred percent (100%) of the replacement value of the Building and other improvements located within such real property, as such replacement value may change from time to time, providing protection against any peril generally included within the designation “all risk” (which may include earthquake and flood insurance among other things) and coverage for vandalism and malicious mischief;

(b) the rents payable under this Lease; and

(c) any general liability coverage, premises liability coverage or other type of insurance in commercially reasonable amounts relating to claims arising under negligence, intentional tort, or strict liability theories brought by any party in connection with the Premises or any condition or use thereof.

Tenant shall pay its Percentage Share of the cost of such insurance as part of the Operating Expenses.  The Landlord will also, throughout the Term hereof carry public liability and property damage insurance with respect to the use and operation of the Building.  Tenant shall have no right to any portion of the proceeds of any insurance carried by Landlord.

10.3                           Form or Policies.  All insurance required to be carried by Tenant hereunder shall be with companies licensed to underwrite insurance within Colorado, naming Landlord, its management company, the holder of any mortgage on the Premises, any ground lessor, and any other interested persons, related firms or corporations expressly designated by Landlord, as an additional insured with respect to the operations and activities

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of Tenant in, or in connection with Tenant’s occupancy of, the Premises.  Copies of all such policies or certificates issued by the insurance company evidencing the existence and amounts of such policies shall be delivered to Landlord upon written request.  No such policy shall be cancelable or subject to modification except after thirty (30) calendar days prior written notice to Landlord and any mortgagee required to be named thereunder.  Tenant shall, within thirty (30) calendar days prior to the expiration of such policies furnish Landlord with renewals thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant upon demand as additional rent.  All policies of insurance required to be obtained by Tenant and by Landlord shall contain a waiver by the insurer of any rights of subrogation.

11.                               INDEMNITY

11.1                           Indemnification of Landlord.  Tenant shall indemnify and hold Landlord and its designated trustees, affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, mortgagee(s) and agents (including the manager of the Building) (collectively, “Landlord Parties”) harmless from and against any and all losses, claims and damages arising from Tenant’s use of the Premises or the conduct of its business or from any act or omission to act, activity, work or thing done, permitted or suffered by Tenant in or about the Premises.  Tenant shall further indemnify and hold the Landlord Parties harmless from and against any and all claims arising from any breach or default in the performance of any obligation of Tenant to be performed under the terms of this Lease, or arising from any act or negligence of Tenant or any other Tenant Parties, and from and against all costs, reasonable attorney’s fees, expenses and liabilities incurred in connection therewith.  In case any action or proceeding is brought against Landlord, Tenant shall defend the same at Tenant’s expense by counsel satisfactory to Landlord.  Tenant, as a material part of the consideration to Landlord, hereby assumes all risks of damages to property or injury to person in, upon or about the Premises during the Term caused by Tenant or a Tenant Party including their guests or invitees.  The indemnity shall also apply during Tenant’s occupancy of the Premises prior to the commencement of the Term.  The indemnities of this Section 11 shall not apply, however, in respect of any notice, claim, demand, loss, damage or other proceeding arising from or related to the pre-existing environmental condition mentioned in Section 5.2 hereof unless a Tenant Party causes or permits to be caused any action that exacerbates the same.

11.2                           Indemnification of Other Tenants.  Tenant shall indemnify and hold harmless all other tenants of the Building, if any, from any loss or damage caused to the Building owing to the leakage or escape of water, gas or other substances from any pipes, machinery or equipment installed by Tenant or any other Tenant Parties within the Building.  Landlord shall secure similar indemnities from any tenants other than Tenant.

11.3                           Landlord’s Liability.  Landlord, except in the case of its gross negligence or willful misconduct, or that of its agents, shall not be liable for injury or damage which may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees or customers, or any other person in or about the Premises caused by or resulting from theft, or fire, or from steam, electricity, gas or water, which may leak, or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures of the same.  All of Tenant’s property shall be kept stored and maintained at the sole risk of Tenant.  Landlord shall not be liable for any damages arising from any act or neglect of any tenant of the Building except those acts for which the Landlord was grossly negligent or participated in willful misconduct.

11.A                      SUBROGATION

Landlord and Tenant hereby waive any and all rights of recovery against the other, their officers, agents, and employees (whether or not such rights are caused by negligence of the other party, and notwithstanding any provisions contained in this Lease to the contrary) occurring out of the use and occupancy of the Premises for loss or damage to their respective real and/or personal property arising as a result of a casualty or condemnation contemplated by Sections 12 or 18.  Each of the parties shall, upon obtaining the policies of insurance required by this Lease, notify the insurance carrier that the foregoing waiver is contained in this Lease and shall require such carrier to include an appropriate waiver of subrogation provision in the policies.

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12.                               DAMAGE, DESTRUCTION AND BUSINESS INTERRUPTION

12.1 Repair of Damage to Premises.  In the event the Premises or the Building are damaged by fire or other insured casualty and insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust encumbering the Building, the damage shall be repaired by and at the expense of Landlord to the extent of such insurance proceeds available therefor (except that Landlord shall have no obligation to rebuild, replace or repair any leasehold improvements installed by Tenant in excess of any cost thereof paid by Landlord), provided such repairs can, in Landlord’s sole opinion, be completed within one hundred twenty (120) calendar days after the occurrence of such damage without the payment of overtime or other premiums.  Until such repairs are completed, rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one day or less).  If the damage is due to the fault or neglect of any Tenant Party, there shall be no abatement of rent.  If Landlord determines that such repairs cannot, in Landlord’s sole opinion, be completed within such one hundred twenty (120) calendar days, Landlord shall notify Tenant of the same, and Landlord may at its option make such repairs within a reasonable time and in such event, this Lease shall continue in effect and rent shall be abated in the manner provided above; however, if Landlord elects not to make such repairs, then either party may, by written notice to the other within thirty (30) calendar days after such election, terminate this Lease as of the date of the occurrence of such damage, and both parties hereto shall be freed and discharged of all further obligations hereunder.

12.2                           Building Damage.  If the Building throughout shall be injured or damaged, whether by fire or otherwise (though the Premises may not be affected, or if affected, can be repaired within one hundred fifty (150) calendar days) to the extent of more than thirty-three and a third percent (33 1/3%) of the replacement value, and within sixty (60) calendar days after the happening of such injury Landlord shall decide not to reconstruct or rebuild said Building, then, notwithstanding anything contained herein to the contrary, upon notice in writing to that effect given by Landlord to Tenant within said sixty (60) calendar days, Tenant shall pay the rent, properly apportioned up to the date of such damage, this Lease shall terminate as of such date, and both parties hereto shall be freed and discharged of all further obligations hereunder, except for any obligations that expressly survive the termination of this Lease.

13.                               TENANT TAXES

13.1                           Personal Property.  Tenant shall pay, prior to delinquency, all taxes, assessments, license fees and public charges levied, assessed or imposed upon or measured by the value of its business operation, including but not limited to the furniture, fixtures, leasehold improvements, equipment and other property of Tenant at any time situated upon or installed in the Premises by Tenant.  Tenant shall cause all such personal property to be assessed and billed separately from the real property of Landlord.

13.2                           Increase in Taxes.  If at any time during the Term of this Lease any of Tenant’s property is assessed as a part of the Premises, or if the assessed value of the Landlord’s property is increased by the inclusion therein of a value placed on Tenant’s property, Tenant shall pay to Landlord upon demand, as additional rent, the amount of any such additional taxes as may be levied against the Building by reason thereof.

14.                               COMMON AREAS

14.1                           Definition.  The term “Common Areas” means all areas and facilities in and/or around the Building and Premises that are provided and designated for the common use and convenience of Tenant and any other tenants of the Building or any Additional Building(s), as detailed in Section 22, their respective officers, agents, employees, customers and invitees.  Common Areas include, but are not limited to, corridors, lobbies, pedestrian sidewalks, stairways, landscaped areas, drinking fountains and rest rooms on multi-tenant floors, elevators and shipping and receiving areas of the Building, Parking Areas (as defined in Exhibit E), private streets and lighting or utilities.

14.2                           Maintenance.  Landlord will maintain, operate and repair (or cause others to do so) all of the Common Areas and keep the same in clean and sightly condition during the Term of this Lease; the cost for which is included within Operating Expenses.  Landlord shall have the right to adopt and promulgate reasonable rules and regulations from time to time concerning the Common Areas generally applicable to tenants and occupants of parking areas, if any, designated exclusively for customers of the Building.  For the purpose of maintenance and

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repair, or to avoid an involuntary taking or to prevent the public from obtaining prescriptive rights, Landlord may temporarily close portions of the Common Areas, and such actions shall not be deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises.

14.3                           Tenant’s Rights and Obligations.  Landlord grants to Tenant, during the Term of this Lease, the non-exclusive right and license to use, for the benefit of Tenant and its officers, agents, employees, customers and invitees, in common with others entitled to such use, the Common Areas as they from time to time exist, subject to the rights and privileges of Landlord reserved herein.  Tenant shall not at any time interfere with the rights of Landlord and others entitled to use any part of the Common Areas, and shall not store, permanently or temporarily, any materials, supplies or equipment in the Common Areas.

14.4                           Changes to Common Areas.  Landlord shall have the right at any time during the Term to change the location of entrances to the Building and change, alter, remodel, reduce or improve the Common Areas, elevators, drains, pipes, heating and air conditioning apparatus or any other part of the Building except the Premises without compensation to Tenant.  For such purposes, Landlord may, if necessary, enter, pass through and work upon the Premises; provided that Landlord shall carry out such work diligently and reasonably, without unreasonable noise, interference or disruption, and in such a manner as shall not unreasonably interfere with Tenant’s access, use or occupancy of the Premises for its business.

15.                               SUBLETTING AND ASSIGNMENT

15.1                           No Subletting or Assignment.  Except as provided in the following sentence, Tenant shall not sublet all or any part of the Premises, nor assign this Lease or any interest herein, nor mortgage, pledge, encumber or otherwise transfer this Lease or any part hereof, without the prior written consent of Landlord which consent, if required, shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Tenant shall be allowed to freely assign this Lease, in whole or in part, to any entity which controls, is controlled by or is under common control with Tenant, or which acquires a controlling interest in the assets, business, and/or capital stock of Tenant, including any successor entity that results from merger, acquisition, or Tenant becoming a publicly-traded company (a “Permitted Assignee”), without the consent of Landlord.  No assignment or subletting by Tenant shall relieve Tenant of its obligations under this Lease unless the parties expressly agree otherwise.

In the event Tenant should desire to assign this Lease or sublet the Premises or any part thereof, to any party other than its Permitted Assignee, Tenant shall give Landlord written notice that shall specify (a) the name and business of the proposed assignee or sublessee, (b) the amount and location of the space affected, (c) the proposed effective date and duration of the subletting or assignment, and (d) the proposed rental to be paid to Tenant by such sublessee or assignee.

If the proposed assignment or sublease is not to a Permitted Assignee, the provisions of this paragraph shall apply, and Landlord shall then have a period of thirty (30) calendar days following receipt of such notice within which to notify Tenant in writing that Landlord elects either (1) to terminate this Lease as to the space so affected as of the date so specified by Tenant and reclaim that portion of the Premises, in which event Tenant shall be released from any further Lease obligations associated with such reclaimed portion arising on or after the date of such termination (except for such obligations that expressly survive the termination of this Lease), (2) to permit Tenant to assign or sublet such space, in which event Tenant may accept rent up to the amount that will equal, but not exceed the current rent contracted-for with Landlord.  Tenant is hereby prohibited from making a profit in any way on the specified Premises, or (3) to not consent to such assignment or sublease, in which case Landlord shall provide Tenant with reasonably detailed documentation as to why it is withholding consent and why it believes that such withholding of consent is reasonable in the circumstances.  By way of example, Landlord would be deemed to be reasonably withholding consent if (a) any portion of the Building or Premises would likely become subject to additional or different laws as a consequence of the proposed transfer; (b) the proposed transferee’s use of the Premises conflicts with the permitted use allowable hereunder; (c) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s reasonable and uniformly enforced standards for Building tenants (such as, by way of example, but not limitation, collection agencies, governmental agencies, massage parlors, medical marijuana dispensaries); or (d) the proposed transferee is or has been involved in litigation with Landlord or any of its affiliates within the past two (2) years.  If the proposed rental rate between Tenant and any sublessee is greater than the rental rate of this Lease, then

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such excess rental is to be deemed additional rent owed by Tenant to Landlord under this Lease, and the amount of such excess, including any subsequent increases due to escalation or otherwise, shall be paid by Tenant to Landlord in the same manner that Tenant pays the rental hereunder and in addition thereto.

15.2                           Documentation.  All documents utilized by Tenant to evidence any subletting or assignment to which Landlord has consented shall be subject to prior written approval by Landlord or its counsel.  Tenant shall submit all financial statements and relevant information for the proposed subtenant or assignee as is reasonably requested by Landlord.  Tenant shall pay, as additional rent, a reasonable fee not to exceed One Thousand Five Hundred Dollars ($1,500.00) for all Landlord’s costs and expenses, including reasonable attorneys’ fees, incurred in determining whether or not to consent to any requested subletting or assignment and in reviewing and approving such documentation.

15.3                           Subletting Rents.  Acceptance of Rent by Landlord from anyone other than Tenant shall not be construed as a waiver by Landlord of any provision of this Lease, nor as a release of Tenant, but the same shall be taken to be a payment on account of Tenant.

16.                               TENANT’S DEFAULT

16.1                           Default.  If (a) Tenant shall fail to make the payment of any sum required to be paid by Tenant under this Lease within five (5) calendar days after the same is due; or (b) Tenant shall fail to perform any of the other covenants or conditions which Tenant is required to observe and to perform, and such default shall continue for twenty (20) calendar days after written notice thereof form Landlord to Tenant (or, if such default is not capable of being cured within 20 days, if Tenant does not commence to cure such default within such 20 day period, or thereafter does not diligently prosecute such cure to completion), or (c) the interest of Tenant under this Lease shall be levied upon under execution or other legal process, or (d) any petition shall be filed by or against Tenant to declare Tenant a debtor under the Federal Bankruptcy Code, for the reorganization or rehabilitation of Tenant or to delay, reduce or modify Tenant’s debts or obligations (and, if such petition is an involuntary petition, such petition is not dismissed within 90 days after the same is filed), or (e) other than by merger, acquisition or initial public offering, any petition shall be filed or other action taken to otherwise reorganize or modify Tenant’s capital structure if Tenant is a corporation or other entity; or (f) Tenant is declared insolvent according to law by a court having jurisdiction; or (g) any assignment of Tenant’s property shall be made for the benefit of creditors; or (h) if a receiver or trustee is appointed by a court for Tenant or Tenant’s property as part of foreclosure or insolvency proceedings; or (i) Tenant fails to take possession of the Premises on the Commencement Date of the Term of this Lease or thereafter fails to occupy and conduct its business on the Premises on a substantially continuous basis, then Landlord may treat the occurrence of any one or more of the foregoing events as a default under this Lease.

16.2                           Remedies.  In the event of a default under this Lease by Tenant, Landlord shall have all of the following remedies, which remedies shall be cumulative, and which remedies shall be in addition to all rights and remedies provided at law or in equity:

16.2.1                  Landlord may terminate this Lease and forthwith repossess the Premises and be entitled to recover as damages a sum of money equal to the total of (i) the cost of recovering the Premises, including Landlord’s reasonable attorneys’ fees; (ii) any unpaid Base Rent and additional rent earned at the time of termination, plus interest thereon at the rate of eighteen percent (18%) per annum from the due date; (iii) the balance of the Base Rent for the remainder of the Term less the reasonable rental value received by Landlord if the Premises are subleased for all or any remaining part of such Term; (iv) all Operating Expenses accruing during the remainder of the Term (which may either be the actual Operating Expenses, or a reasonable estimation thereof based on past use and custom), less the value received by Landlord if the Premises are subleased for all or any remaining part of such Term; (v) damages for any wrongful withholding of the Premises by Tenant; and (vi) any other sum of money owed by Tenant to Landlord hereunder.

16.2.2                  Landlord may retake possession of the Premises and in that event shall have the obligation to the extent required by applicable law, but without being deemed to have accepted a surrender thereof and without terminating this Lease, to undertake commercially reasonable efforts to re-let the Premises for the remainder of the Term provided for herein, upon commercially reasonable terms and

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conditions satisfactory to Landlord; and if the rent received through such re-letting does not at least equal the Base Rent and additional rent provided for herein, Tenant shall pay and satisfy any deficiency between the amount of the rent contracted-for herein and that received through re-letting; and, in addition, Tenant shall pay all reasonable expenses incurred in connection with such re-letting, including, but not limited to, the reasonable cost of necessary repairs, renovations or alterations for an occupant, leasing commissions paid to any real estate broker or agent, and reasonable attorneys’ fees incurred.

16.3                           Late Charges.  Tenant hereby acknowledges that the timely payment of rent is of the essence and that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises.  Accordingly, if any rent or other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after the said amount is due, Tenant shall pay to Landlord a late charge, equal to five percent (5%) of such overdue amount.  The parties hereby agree that such late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

16.4                           Cumulative Remedies.  Suit or suits for the recovery of the rents and other amounts and damages set forth herein above may be brought by Landlord, from time to time, at Landlord’s election and nothing herein shall be deemed to require Landlord to await the date on which this Lease or the Term hereof would have expired by limitation had there been no such default by Tenant, or no such termination, as the case may be.  Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or hereafter existing at law or in equity or by statute or otherwise including, but not limited to, suits for injunctive relief and specific performance.  The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.  All such rights and remedies shall be considered cumulative and nonexclusive.  All costs incurred by Landlord in connection with collecting any rent or other amounts owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date such matter is turned over to any attorney, whether or not one or more actions are commenced by Landlord, shall also be recoverable as damages by Landlord from Tenant.

16.5                           No Waiver.  No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such agreement, term, covenant or condition.  No agreement, term, covenant or condition hereof to be performed or complied with by Tenant, and no breach thereof, shall be waived, altered or modified except by written instrument executed by Landlord.  No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. Notwithstanding any termination of this Lease, the same shall continue in force and effect as to any provisions which require observance or performance by Landlord or Tenant subsequent to such termination.

16.6                           Bankruptcy.  Nothing contained in this Section 16 shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal to or less than the amounts recoverable, either as damages or rent, referred to in any of the preceding provisions of this section.

16.7                           Landlord’s acceptance of such partial payment of rent after Landlord files a written complaint pursuant to Section 16.2, in no event constitutes a waiver of any rights, remedies or defense granted to Landlord hereunder. Landlord shall be entitled to amend the complaint to reflect said partial payment without creating the

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necessity for the filing of an additional answer or other responsive pleading by the Tenant, and without prior leave of the court unless required by law, and such an amendment shall not delay the matter from proceeding.

16.8                           If a Tenant’s check for payment of any kind is returned for any reason, all future payments including late fees, attorney fees, monthly rent, and any other unpaid balances that are outstanding, must be made by EFT according to Section 3.3 above and/or with certified funds.

17.                               LANDLORD’S DEFAULT

17.1                           Notice of Landlord.  Landlord shall in no event be charged with default in the performance of any of its obligations hereunder unless and until Landlord shall have failed to perform such obligation within thirty (30) days (or within such additional time as is reasonably required to correct any such default if, within such thirty (30) day period Landlord begins to perform and diligently prosecutes its performance continuously thereafter) after receipt of written notice to Landlord by Tenant properly specifying wherein Landlord has failed to perform any such obligations.

17.2                           Notice to Mortgagee.  If the holder of record of any mortgage covering the Premises shall have given prior notice to Tenant that it is the holder of a mortgage and such notice includes the address at which notices to such mortgagee are to be sent, then Tenant shall give notice to the holder of record of such mortgages simultaneously with any notice given to Landlord to correct any default of Landlord as herein above provided.  The holder of record of any such mortgage shall have the right, within thirty (30) calendar days after the expiration of Landlord’s cure period in which to correct or remedy such default before Tenant may take any additional action under this Lease by reason of such default.  Any notice of default given Landlord shall be null and void unless such notice has also been given to all mortgagees whose addresses have theretofore been given to Tenant.

17.3                           Landlord’s Liability.  Anything in this Lease to the contrary notwithstanding, Tenant agrees that it will look solely to the estate and property of Landlord in the Building and underlying land, including applicable insurance policies, for the collection of any judgment requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to the terms of this Lease; and no other assets of Landlord or any partner of Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant’s remedies.

18.                               CONDEMNATION

18.1                           Effect of Taking.  If the Premises or any portion thereof are taken under the power of eminent domain, or sold by Landlord under the threat of the exercise of said power (all of which is herein referred to as “Condemnation”), Landlord shall promptly notify Tenant upon receiving written notification from a condemning authority, and this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever occurs first.  If more than twenty-five percent (25%) of the floor area of the Premises is taken by Condemnation, either party may, at its option, terminate this Lease as of the date the condemning authority takes possession, by providing notice, in writing, of its intent to terminate not later than twenty (20) calendar days after Landlord shall have notified Tenant of the taking.  If all of the Premises or so much of the Building is taken by Condemnation (even though no part or only a small part of the Premises be taken) that Landlord elects not to repair or reconstruct the remaining portion, the provisions of Section 12.2 shall apply.  Failure of Landlord or Tenant to notify the other party of its election to terminate the Lease shall constitute agreement of said party to continue the Lease in full force and effect as to the balance of the Premises.

18.2                           Rent Reduction.  If the Lease is not fully terminated after any taking, then it shall remain in full force and effect as to the portion of the Premises remaining; provided the rent payable hereunder shall be reduced in proportion to the area taken.

18.3                           Awards.  All awards for the taking of any part of the Premises under the power of eminent domain shall be the property of Landlord, whether made as compensation for diminution of value of the leasehold or for the taking of the fee; except that Tenant to the extend provided by applicable law, may bring its own claim against the condemning authority, at its sole cost and expense, for loss of Tenant’s personal property and reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

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19.                               SUBORDINATION AND ATTORNMENT

19.1                            Subordination.  Landlord and Tenant agree that this Lease be and the same hereby is made subject and subordinate at all times to any mortgage constituting a lien against the Property or any other method of financing or refinancing in any amounts, and all advances thereon, which may now or hereafter be placed against or affect any or all of the land and/or the Premises and/or any or all of the buildings and improvements now or at any time hereafter constituting a part of or adjoining the Building, and to all renewals, modifications, consolidations, participations, replacements and extensions thereof.  The term “mortgages” as used herein shall mean and refer to any mortgage or deed of trust constituting a lien on the Property.  The aforesaid provisions shall be self-operative and no further instrument or subordination shall be necessary unless required by any such mortgagee.  Should Landlord or any mortgagee desire confirmation of such subordination, the Tenant, within ten (10) business days following Landlord’s written request therefor, agrees to execute and deliver, without any charge, any and all documents (in form reasonably acceptable to such mortgagee)  reasonably acknowledging such priority.

19.2                           Attornment.  Tenant agrees that in the event of a sale, transfer, or assignment of the Landlord’s interest in the Building or any part thereof, including the Premises, Tenant shall attorn to and to recognize such sale, transfer or assignment, or underlying lessor or mortgagee, as Landlord under the Lease; provided that in connection with such transfer, Landlord shall also have transferred the Security Deposit and all rent to such successor or assignee.

20.                               QUIET ENJOYMENT

20.1                           Covenant of Quiet Enjoyment.  Landlord agrees that Tenant, upon paying rent and any other monetary sums due under this Lease, may quietly have, hold and enjoy the Premises during the Term hereof without hindrance from Landlord or any person claiming through Landlord, subject, however, to the terms of this Lease, all mortgages, insurance requirements and applicable laws.  This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

21.                               DELAYS

21.1                           Extended Time Due to Delay.  Whenever Landlord shall be delayed or restricted in the performance of any obligation of Landlord herein with respect to the performance of work or repairs by reason of Landlord’s inability to obtain materials, services or labor required for such performance or by reason of any statute, law or regulation of a government entity, or by reason of any other cause beyond Landlord’s control, Landlord shall be entitled to extend the time for such performance by a time equal to the extent of the delay or restriction, and Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby, except for rent abatement where expressly provided by this Lease.

22.                               FUTURE EXPANSION

22.1                           Future Expansion.  The parties acknowledge that Landlord shall pursue the entitlement of 1950 33rd Street and 3625 Walnut Street (the “Vacant Land”) to construct an approximately 72,000 square foot building at 1950 33rd Street and an approximately 16,000 to 24,000 square foot building at 3625 Walnut Street (or such other configurations and sizes as Landlord deems advisable) (each, an “Additional Building”).  Landlord agrees (a) to keep Tenant meaningfully informed, on at least a monthly basis, as to the status of additional development of the Vacant Land, and (b) to use reasonable and diligent efforts to follow the time schedule for applying for and obtaining such entitlements attached as Exhibit H (the “Proposed Schedule”). If due to circumstances beyond Landlord’s reasonable control, including delays not caused by Landlord’s failure to exercise reasonable diligence, the Proposed Schedule must necessarily be modified and extended in any material way, Landlord will promptly notify Tenant of any such material modifications to the Proposed Schedule and the reasons therefor.  However, if the Proposed Schedule is extended beyond the Outside Entitlement Condition Date stated in Exhibit G, such extension shall not cause a postponement of the Outside Entitlement Condition Date unless Tenant consents to such postponement in writing.

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If after obtaining entitlements Landlord elects to commence development of the Vacant Land then, subject to the foregoing:

22.1.1.               Tenant acknowledges that the future construction and/or development of the Additional Buildings may require joint access or other arrangements with the Premises, and Tenant agrees to cooperate in all reasonable ways to accommodate the development of the Vacant Land, including but not limited to:

(a)                                  Revising as needed other sections of the Lease to reflect accurately the development and integration into the office complex of Additional Buildings.

(b)                                 Accommodating as reasonably required the physical construction of the Additional Buildings, including attendant noise, dirt and dust, and staging needs normally present in construction projects of similar type and scope, subject to the reasonable applications of the provisions of Sections 14 and 20 hereof and this Lease.

22.2                           Right of First Offer for Space in Additional Building.

(a)                                  Upon and subject to the terms and conditions set forth in this Section 22, Landlord hereby grants to Tenant the exclusive right of first offer (the “ROFO”), as described below, to negotiate for the lease of all or a portion of an Additional Building, but only if Landlord determines to build an Additional Building.  For purposes hereof, the “Offered Premises” shall mean all space within an Additional Building that Landlord, in its discretion, constructs.

(b)                                 The procedure for exercising the ROFO is as set forth in this paragraph.  Before entering into any agreement to lease any of the Offered Premises, Landlord shall give notice (the “Offering Notice”) to Tenant that Landlord intends to attempt to lease the Offered Premises, describing the Offered Premises, and the buildings in which the Offered Premises are contained, and the rental rates and other material economic terms upon which Landlord would lease the Offered Premises (the “Offering Terms”).  The date upon which an Offering Notice is sent is referred to herein as the “Offering Date.”  Upon the condition that Tenant is not in default under this Lease on the Offering Date, Tenant shall have fifteen (15) business days to notify Landlord in writing that Tenant desires to negotiate for the lease of the Offered Premises.  If Tenant provides a timely notice, Landlord and Tenant shall meet at a location determined by Tenant, at one or more times as reasonably requested by Tenant, to negotiate in good faith a binding lease agreement on any terms the parties may agree, including the terms of this Lease.  If Tenant provides a timely notice and the parties do not in good faith agree to the terms of a lease for the Offered Premises within sixty (60) days after Tenant provides such notice, then subject to the terms of the following sentence, Landlord shall be free to negotiate with other parties and enter into a lease for the Offered Premises on such terms and conditions as Landlord may determine in its sole, absolute discretion, as long as such terms are not materially more favorable to such other party than the Offering Terms or any terms discussed between Landlord and Tenant.  Notwithstanding the foregoing, if the sole disputed item is the amount of Base Rent payable for the Offered Premises, then the Base Rent shall be determined as provided in Article 23 below.  Tenant’s failure to give such notice within such 15-day period shall be deemed to be an irrevocable election by Tenant to waive its ROFO, and, thereafter, Landlord shall have the right to lease the Offered Premises to any other party on any terms that are acceptable to Landlord.  In addition, if the Vacant Land is not subject to Tenant’s rights under Exhibit G and Landlord elects to sell any of the Vacant Land to a third party, then the purchaser of the Vacant Land shall not be subject to the provisions of this Section 22, and such purchaser may develop, lease or sell the Vacant Land without the necessity of making any offers or notices to Tenant; likewise, Tenant shall not be bound by the provisions of this Section 22.  Tenant acknowledges and agrees that Landlord will not be restricted in any way from hiring a broker or otherwise preparing the Offered Premises for market so long as Landlord complies with all preceding provisions of this subsection (b), and provided that Landlord shall not actually list (for sale or lease) any Vacant Land or Additional Building(s) until the parties have faithfully completed the provisions of this subsection.

22.3                           It is understood and agreed that the provisions of this Section 22 are personal to the Tenant named in this Lease and are not transferable (except to a Permitted Assignee); in the event of any assignment or subleasing of any or all of the Premises (except to a Permitted Assignee) said Section 22 provisions shall be null and void.

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22.4                           Other than as set forth in Section 22.1 above, nothing contained in this Lease shall obligate Landlord to actually construct any Additional Buildings or to further pursue the development of the Vacant Land beyond the entitlement stage, or upon and after the Tenant’s exercise of its rights under Exhibit G.  Furthermore:

(a)                                  Subject to Tenant’s rights under Exhibit G, Landlord shall have the right without affecting the validity of this Lease to transfer the real property parcels comprising the Vacant Land, reserving appropriate access for the Premises, to a party that is not the owner of the Premises, in which case the provisions of this Section 22 shall not be binding on the owner of the Vacant Land, and Tenant shall have no further rights or obligations under this Section 22; and.

(b)                                 Landlord shall have the right without affecting the validity of this Lease to lease the existing building at 1950 33rd Street, in which case the Parking Areas described on Exhibit E and costs therefor, including the Common Area expenses and Operating Expenses attributable to such Parking Areas, shall be shared proportionate to the number of full time employees employed by Tenant and the 1950 33rd Street tenant (or, if 1950 33rd Street is leased for storage or another similar use that does not have regular employees, then based on number of regular visitors, square footage or other equitable arrangement as reasonably determined by Landlord); and

(c)                                  Landlord shall have the right to combine real property tax parcels, provided that Tenant’s Percentage Share shall be adjusted to calculate an equitable allocation to Tenant of the tax expense only for Parking Areas and Building(s) actually occupied and used by Tenant, as detailed in 6.2.1.

23.                               RENEWAL OPTION

23.1  Provided Tenant is not in default hereunder and has performed all of its covenants and obligations hereunder, Tenant shall have the option to extend the Term of this Lease, including the provisions of Section 22 hereof (hereinafter, the “Option”) for two periods of five years each (the “Option Periods”), upon the same terms and conditions, at the then current market rate (as determined as set forth below), but not less than the previous year’s rent, and upon the following further terms and conditions.

23.2  Tenant shall exercise said Option only by giving written notice to Landlord no earlier than three hundred thirty (330) calendar days nor later than two hundred seventy (270) calendar days before the expiration of the Lease or the applicable Option Period (the “Notice Period”).  As soon as reasonably practicable after receipt of Tenant’s notice, Landlord shall advise Tenant of the Base Rent for the applicable Option Period (“Landlord’s Notice”).  For a period not to exceed thirty (30) calendar days after the date of Landlord’s Notice (the “Negotiation Period”), both parties shall negotiate on a diligent, good-faith basis to arrive at an agreement concerning the Base Rent for the Option Period.  If at the end of the Negotiation Period Landlord and Tenant are unable to agree on the Base Rent for the Option Period, Landlord shall deliver to Tenant Landlord’s proposal for such terms (“Landlord’s Proposal”) and Tenant shall deliver to Landlord Tenant’s proposal for such terms (“Tenant’s Proposal”).  Tenant shall have a period of fifteen (15) business days after the end of the Negotiation Period (“Tenant’s Decision Period”) to elect to (i) accept Landlord’s Proposal by written notice (the “Acceptance Notice”) to Landlord, (ii) withdraw its renewal request by written notice (“Withdrawal Notice”) to Landlord, or (iii) notify Landlord that it has elected to renew the term of this lease and elected to proceed to arbitration in accordance with the provisions set forth below (“Arbitration Notice”).  If Tenant timely delivers its Acceptance Notice, Landlord and Tenant shall, within ten (10) business days after receipt thereof from Landlord, execute a lease amendment extending the Term for the applicable Option Period on the terms set forth in Landlord’s Proposal.  If Tenant delivers a Withdrawal Notice, then Tenant’s option to extend shall automatically expire and be of no further force or effect.  If Tenant fails timely to deliver its Acceptance Notice or its Arbitration Notice (as applicable), then Tenant shall be deemed to have elected to accept Landlord’s Proposal.  If the Option is not exercised within the Notice Period, or if thereafter Tenant either timely revokes the Option or fails to timely accept the terms set forth in Landlord’s Notice, or if Tenant timely accepts the terms of Landlord’s Notice or Landlord’s Proposal, as applicable, but thereafter fails to timely execute and return the lease amendment, the Option shall be considered null and void.

If Tenant delivers an Arbitration Notice to Landlord prior to the expiration of Tenant’s Decision Period, then the term of this Lease shall be renewed and Landlord and Tenant shall proceed to arbitration in accordance with the procedure set forth below.  Landlord and Tenant shall commence arbitration proceedings in accordance with the Commercial Arbitration Rules of the American Arbitration Association and, at least 6 months prior to the expiration of the initial term or the preceding Renewal Period, as applicable, Landlord shall submit Landlord’s Proposal in

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writing and Tenant shall submit Tenant’s Proposal in writing, together with the supporting data that was used to calculate such proposals, to a qualified independent licensed commercial real estate broker or real estate appraiser who (i) is licensed under the laws of the State of Colorado, (ii) has been active over the ten (10) year period ending on the date of appointment in the leasing or appraising of similarly situated office buildings in the Boulder, Colorado area, (iii) is recognized as a market expert in office leasing or appraisal of office buildings, (iv) has not represented either Landlord, Tenant or their respective lenders during the preceding five (5) years or in connection with this Lease or Landlord’s acquisition of the property described in Exhibit G-1, and (v) has general experience and competence in determining market rates for office space in Boulder, Colorado comparable to the Premises, and being familiar with the Commercial Arbitration Rules of the American Arbitration Association (a “Qualified Arbitrator”).  The Qualified Arbitrator shall be selected as follows:  AAA shall provide a list of Qualified Arbitrators and the parties shall first attempt to jointly select one Qualified Arbitrator.  If the parties cannot agree on one Qualified Arbitrator, then Tenant shall select one (1) candidate from the AAA list and Landlord shall select one (1) candidate from the AAA list, and the two (2) individuals so selected shall select a third candidate from the AAA list within thirty (30) days after Tenant delivers the Arbitration Notice, and the third shall serve as the Qualified Arbitrator.  If either Landlord or Tenant fails to select its panel member within such thirty (30) day period, then the panel member selected by the other party shall select the Qualified Arbitrator.  Within twenty (20) days after the proposals are submitted, the Qualified Arbitrator shall hold a hearing during which Landlord and Tenant may present evidence in support of their respective proposals.  Within 3 days after the date of the hearing, the Qualified Arbitrator will determine the Base Rent provided the Qualified Arbitrator may select only Landlord’s Proposal or Tenant’s Proposal (and no other amount) as the Base Rent, which proposal so selected shall be the Base Rent for the applicable Option Period.  The Qualified Arbitrator’s determination shall be binding on Landlord and Tenant and may be enforced by a court of competent jurisdiction.  The cost of such arbitration shall be split equally by the parties.  Within thirty (30) days after the Qualified Arbitrator’s determination of the Market Rental Rate, Landlord and Tenant shall execute a mutually acceptable amendment to this Lease specifying that this Lease has been extended at a rate equal to the determined Base Rent.  If the foregoing arbitration process is not completed prior to the commencement of the applicable Option Period, Tenant shall continue to pay Base Rent at the rates in effect prior to such Option Period until such time as the arbitration process is complete, at which time Tenant will pay Landlord, the amounts necessary to adjust the payments made prior to such date to be equal to the Base Rent determined by such arbitration process.

23.3  It is understood and agreed that this Option is personal to the Tenant named in this Lease and is not transferable (except to a Permitted Assignee); in the event of any assignment or subleasing of any or all of the Premises (except to a Permitted Assignee) said Option shall be null and void.

24.                               GENERAL PROVISIONS

24.1                 Estoppel Certificates.  Tenant shall at any time, upon reasonable advance notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or if modified, stating the nature of the modifications) and the dates to which the rent and other charges are paid in advance, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder or specifying such defaults if any exist, (c) acknowledging to any mortgagee expressly designated by Landlord that Tenant will not modify or amend this Lease without the consent of such mortgagee and (d) certifying to other relevant matters about which Landlord may reasonably request information.  Tenant shall have ten (10) calendar days to execute and return to Landlord such Estoppel Certificate.  If after reasonable advance notice from Landlord the Tenant fails to execute and return to Landlord the Estoppel Certificate within ten (10) calendar days after its delivery, then Landlord shall be appointed attorney in fact to accurately execute the Estoppel on Tenant’s behalf. Tenant’s failure to provide this statement within the time period specified shall, without further notice by Landlord, constitute a default under this Lease.

24.2                           Transfer of Landlord’s Interest.  In the event of a sale or conveyance by Landlord of Landlord’s interest in the Premises, then Landlord, on consummation of the transfer, shall be released and discharged from any liability thereafter accruing under this Lease with respect to the interest so transferred, provided that the funds or deposits in the hands of Landlord at the time of transfer in which Tenant has an interest shall be delivered to the successor of Landlord.  This Lease shall not be affected by any such sale.

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24.3                           Captions.  Sections and paragraph captions are for convenience only and are not a part of this lease and shall not be used for interpretation or construction of this Lease.

24.4                           Time of Essence.  Time is of the essence with respect to the parties’ performance of obligations hereunder.

24.5                           Severability.  The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

24.6                           Modifications for Mortgage.  In the event any lending institution with whom Landlord has negotiated or shall hereafter negotiate for interim, standby or permanent financing for the Building shall require a modification of this Lease as a condition to providing such financing, Landlord shall provide written notice of the requirement to Tenant and Tenant agrees within fifteen (15) calendar days to make any such modification so long as it is commercially reasonable and does not materially alter any of Tenant’s rights, or its monetary or performance obligations hereunder.  If Tenant fails or refuses to make such reasonable modification within said fifteen (15) day period this Lease may, at Landlord’s sole option, be terminated by Landlord as of the date set forth in a written notice from Landlord to Tenant, which date shall in no event be less than thirty (30) calendar days following such notice.

24.7                           Entire Agreement.  This Lease, along with any exhibits or attachments hereto, constitutes the entire agreement between the parties relative to the Premises and there are no oral agreements or representations between the parties with respect to the subject matter hereof.  This Lease supersedes and cancels all prior agreements and understandings with respect to the subject matter hereof.  This Lease may be modified only in writing, signed by the parties in interest at the time of modification.

24.8                           Recording. This Lease shall not be recorded by Tenant and any recordation by Tenant shall be a breach under this Lease.  Tenant may record a memorandum evidencing the Option as provided in Exhibit G.

24.9                           Binding Effect; Choice of Law.  Subject to any provisions hereof restricting assigning or subletting by Tenant and subject to the provisions for the transfer of Landlord’s interest, this Lease shall bind the parties, their successors and assigns.  This Lease shall be governed by the laws of the State of Colorado.

24.10                     Holding Over:  Payments After Termination.  If Tenant remains in possession of all or any part of the Premises after the expiration of the Term hereof, without the execution of a new Lease, such tenancy shall be deemed to have created and be construed to be a month to month tenancy only terminable on thirty (30) calendar days written notice by either party to the other on the same terms and conditions as provided herein, except not only as to the Term of this Lease, but also except the Base Rent to be paid by Tenant shall be equal to one hundred twenty five percent (125%) of the sum of:  (i) Adjusted Base Rent paid by Tenant immediately prior to the beginning of the holdover period, (ii) one-twelfth (1/12) of the then-applicable Operating Expenses, and (iii) one-twelfth (1/12) of any annual additional rent due.  No payments of money by Tenant to Landlord after the termination of this Lease, in any manner, or after giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the Term of this Lease or affect any notice given to Tenant prior to the payment of such money.  It is agreed that after the service of notice or the commencement of a suit or after final judgment granting Landlord possession of the Premises, or after any other exercise of Landlord’s rights and remedies hereunder, then the payment of such sums of money, whether as rent or otherwise, shall not waive said notice, or in any manner affect any pending suit or judgment, except to the extent that such payment satisfies any judgment in whole or in part.

24.11                     Entry by Landlord.  Subject to the provisions of Sections 14 and 20 hereof and this Lease, Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable times (and, in the event of an emergency, at any time) to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants or insurers, or to clean, provide routine maintenance or provide any other service to be provided by Landlord or Tenant hereunder or make repairs, alterations, or additions thereto, including, but not limited to, any work that Landlord deems necessary for the safety, protection or preservation of the Building or any occupants thereof, or to facilitate repairs, alterations or additions to the Building or any other tenant’s premises.  Except for any entry by Landlord in an emergency situation or to provide normal maintenance, cleaning and

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janitorial service, Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises, which notice may be given verbally.  Landlord may use its master key for entry into the Premises.  Landlord shall have the right to temporarily close the Premises or the Building to perform repairs, alterations or additions in the Premises or the Building, provided that Landlord shall use reasonable efforts to perform all such work on weekends and after normal business hours.  Entry by Landlord hereunder shall not, in and of itself, constitute a constructive eviction or entitle Tenant to any abatement or reduction of rent by reason thereof.

24.12                     Authority.  If Tenant is a corporation, each individual executing this Lease on behalf of the corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the corporation in accordance with a duly adopted resolution of the Board of Directors of the corporation or in accordance with the Bylaws of said corporation and that this Lease is binding upon the corporation in accordance with its terms.

24.13                     Notices.  All notice or demands of every kind required or desired to be given by Landlord or Tenant hereunder shall be in writing and shall be deemed delivered forty-eight (48) hours after depositing the notice or demand in the United States mail, certified or registered, postage prepaid, addressed to the Landlord or Tenant at the addresses set forth in Paragraph M of the Summary of Basic Lease Terms.

24.14                     Brokerage Clause.  Landlord and Tenant hereby warrant and represent that neither has dealt with any real estate broker or finder in connection with the transaction evidenced hereby except for the broker named in Paragraph O of the Summary of Basic Lease Terms, for whose commission Landlord shall be responsible, and each party hereby agrees to indemnify, defend, and hold the other harmless, as the case may be, from and against any and all claims which may be made by any other broker or finder in connection with the transaction evidenced hereby.

24.15    Bankruptcy.  Landlord and Tenant understand that notwithstanding certain provisions to the contrary contained herein, a trustee or debtor in possession under the Bankruptcy Code of the United States may have certain rights to assume or assign this Lease.  Landlord and Tenant further understand that in any event Landlord is entitled under the Bankruptcy Code to adequate assurances of future performance of the terms and provisions of this Lease.  For purpose of any such assumption or assignment, and subject to the Bankruptcy Code, the parties hereto agree that the term “adequate assurance” shall include at least the following:

24.15.1            In order to assure Landlord that the proposed assignee will have the resources with which to pay the rent called for herein, any proposed assignee must have demonstrated to Landlord’s satisfaction a net worth reasonably acceptable to Landlord.  The financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

24.15.2            Any proposed assignee of this Lease must assume and agree to be personally bound by the terms, provisions and covenants of this Lease.

24.15.3            Notwithstanding anything to the contrary contained in this Lease, if a Trustee in Bankruptcy assumes control over Tenant’s rights under this Lease, the Trustee shall provide the Landlord with adequate assurance of future performance under this Lease, cure or give adequate assurance that he will cure the default and shall compensate Landlord for actual loss resulting from the Tenant’s bankruptcy.  If the Trustee elects to assign such rights to any third party, “adequate assurance of future performance” shall be deemed to be the Base Rent paid hereunder increased to the then current Base Rate which Landlord would charge for comparable space in the Building as of the date of the Tenant filing its petition for Bankruptcy.

24.16                     Tenant shall be entitled to the use of the Parking Areas set forth in Paragraph P of the Summary of Basic Lease Terms without payment of additional Base Rent under this Lease, it being understood that all costs associated with the parking, including but not limited to repairing and maintaining such parking lot and paying ad valorem real property taxes for the parcels on which the Parking Areas are located shall be considered a part of the Operating Expenses.  Landlord shall not be liable for and Tenant hereby releases and covenants not to bring any action against Landlord for any loss or damage to any vehicle of Tenant, its guests, employees or agent for damage to or theft of or from a motor vehicle while in the parking areas.

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24.17                     Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

24.18                     Document Review.  In the event Tenant makes any request upon Landlord causing or requiring Landlord to process, review, negotiate and/or prepare (or cause to be processed, reviewed, negotiated and/or prepared) any document or documents in connection with or arising out of or as a result of this Lease, except as may be expressly stated elsewhere herein, Tenant agrees to reimburse Landlord or its designee promptly upon demand the fee of $1,500.00 referenced in Section 15.2 hereof, inclusive of reasonable attorneys fees, in conjunction with each such request.

24.19                     Attorney’s Fees.  In the event a suit, action, arbitration, or other proceeding of any nature what-so-ever, including without limitation any proceeding under the US Bankruptcy Code, is instituted, or the services of an attorney are retained to interpret or enforce any provision of this Lease or with respect to any dispute relating to this Lease, the prevailing or non-defaulting party shall be entitled to recover from the losing or defaulting party its reasonable attorneys’, paralegals’, accountants’, and other experts’ fees and all other reasonable fees, costs, and expenses actually incurred and reasonably necessary in connection therewith.  In the event of suit, action, arbitration or other proceeding, the amount thereof shall be determined by the judge or arbitrator, shall include fees and expenses incurred on any appeal or review, and shall be in addition to all other amounts provided by law.

24.20           No Accord and Satisfaction.  Landlord’s acceptance of full or partial payment of Base Rent following Tenant’s failure to pay Base Rent when due, regardless of whether Landlord notifies Tenant in writing of Tenant’s failure to pay Base Rent when due, shall in no event constitute a waiver of any rights, remedies or defense granted to Landlord hereunder, including, but not limited to, Landlord’s right to pursue an action for unlawful detainer. Tenant hereby agrees that Landlord shall be entitled to amend its complaint or other filing in any legal proceeding to reflect said partial payment without creating the necessity for the filing of an additional answer or other responsive pleading by the Tenant, and without prior leave of the court unless required by the court, and such an amendment shall not delay the matter from proceeding.

24.21                      Joint and Several Liability.  If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities.  Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

24.22                      Hazardous Materials.  No Hazardous Material, except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with all laws, including without limitation, all Hazardous Materials Laws, shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion.  Without limiting the generality of Tenant’s indemnities set forth in Article 11 hereof, Tenant shall indemnify, defend and hold the Landlord Parties harmless from (a) any violation by Tenant of this subsection during the Term; and/or (b) any contamination caused by any Hazardous Materials brought onto the Premises, Building or property by Tenant or any other Tenant Parties during the Term.  Neither this Section 24.22 nor the indemnities in Article 11 shall apply to the pre-existing environmental condition mentioned in Section 5.2 hereof unless a Tenant Party causes or permits to be caused any action that exacerbates the same.

25.                               OPTION TO PURCHASE

25.1                           Option To Purchase  Tenant shall have a Purchase Option to purchase the Building and the property on which it sits, and all of the land and improvements comprising 1950 33rd Street and 3625 Walnut Street, including the access-drive parcel, on the terms and conditions contained in Exhibit G attached hereto and incorporated by this reference.

SIGNATURES ON FOLLOWING PAGE

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the dates set forth below.

LANDLORD:

3333 WALNUT, LLC, a Colorado limited liability company

By:	MAVDevelopment Company, a Michigan corporation, its Manager

	By:	/s/ Robert A. Aldrich
	Name:	Robert A. Aldrich
	Title:	President

Dated this day of , 2012

TENANT:

RALLY SOFTWARE DEVELOPMENT CORP., a Delaware corporation

By:	/s/Nicholas Budor

Its:	Nicholas Budor

Signature:	VP & Associate General Counsel

Dated this 29 day of February, 2012

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exhibit a

LegaL Description

3333 Walnut/1950 33rd Street
Boulder, CO

Lot 1,

Russell Brown Minor Subdivision Replat “A”,

County of Boulder,
State of Colorado;

Also:

The West 1/2 of a 40.00 foot wide strip of land in Section 29, Township 1 North, Range 70 West of the 6th P.M., described as follows:

Commencing at the East 1/4 corner of said Section 29; thence South 89 46’10” West, a distance of 75 feet to a point on the West right-of-way line of Pleasant View Road as recorded in Book 1122 at Page 64 of the Boulder County Records; thence South 00 02’20” West along said Pleasant View Road, a distance of 909.40 feet to a point on the North right-of-way line of Walnut Street as described in Book 1122 at Page 61 of the Boulder County Records; thence Northwesterly along said Walnut Street, a distance of 977.62 feet to a point on the Southwest corner of that Parcel of Ground described in Book 1214 at Page 215 of the Boulder County Records, the True Point of Beginning; thence North 00 04’40” West, a distance of 482.45 feet along the West property line of said parcel to a point on the Southerly right-of-way line of the Colorado and Southern Railway; thence Northwesterly along said railroad right-of-way, a distance of 41.50 feet, more or less, to the Northeast corner of that Parcel of Ground as described in Book 1179 at Page 132 of the Boulder County Records; thence Southerly along the West line of said tract, a distance of 195.00 feet to the Northeast corner of that Parcel of Ground described in Book 1161 at Page 176 of Boulder County Records; thence continuing Southerly, a distance of 300.00 feet along the East border of said Parcel of Ground to a point on the Northerly right-of-way line of Walnut Street; thence South 75 45’40” East, a distance of 41.28 feet to the True Point of Beginning,

County of Boulder,

State of Colorado.

A-1

3625 Walnut Street
Boulder, CO

PARCEL B:

The East 1/2 of a 40.00 foot wide strip of land in Section 29, Township 1 North, Range 70 West of the 6th P.M., County of Boulder, State of Colorado, described as follows:

Commencing at the East 1/4 corner of said Section 29; thence South 89°46’10” West, a distance of 75.00 feet to a point on the West right-of-way line of Pleasant View Road as recorded in Book 1122 at Page 64 of the Boulder County Records; thence South 00°02’20” West, along said Pleasant View Road, a distance of 909.40 feet to a point on the North right-of-way line of Walnut Street as described in Book 1122 at Page 61 of the Boulder County Records; thence Northwesterly along said Walnut Street, a distance of 977.62 feet to a point on the Southwest corner of that parcel of ground recorded in Book 1214 at Page 215 of the Boulder County Records, the True Point of Beginning; thence North 00°04’40” West, a distance of 482.45 feet along the West property line of said parcel to a point on the Southerly right-of-way line of the Colorado and Southern Railway; thence Northwesterly along said railroad right-of-way, a distance of 41.50 feet, more or less, to the Northeast corner of that parcel of ground as described in Book 1179 at Page 132 of the Boulder County Records; thence Southerly along the West line of said tract, a distance of 195.00 feet to the Northeast corner of that Parcel of Ground described in Book 1161 at Page 176 of the Boulder County Records; thence continuing Southerly, a distance of 300.00 feet along the East border of said Parcel of Ground to a point on the Northerly right-of-way line of Walnut Street; thence South 75°45’40” East, a distance of 41.28 feet to the True Point of Beginning.

A-2

EXHIBIT B

PREMISES

3333 Walnut Street, Boulder, Colorado

B-1

EXHIBIT C

BUILDING RULES AND REGULATIONS

Landlord and Tenant agree that the following rules and Regulations shall be and hereby are made a part of this Lease, and Tenant agrees that Tenant’s employees, agents, contractors and invitees or any others permitted by Tenant to occupy or enter the Premises, will at all times abide by said Rules and Regulations:

1.                                       The sidewalks, entries, passages, corridors, stairways, and elevators of the Building shall not be obstructed by Tenant, or Tenant’s agents, employees, contractors or invitees or used for any purpose other than ingress to and egress from the Premises.

A.                                   (1)                                  Furniture, equipment or supplies will be moved in or out of the Building only upon the elevator designated by Landlord and then only during such hours and in such manner as may be prescribed by Landlord.  Tenant’s movers must provide Landlord with proof of insurance coverage naming Landlord, its manager, and any other parties so designated by Landlord as additional insureds.  Tenant shall cause its movers to use only the loading facilities and elevator designated by Landlord.  In the event Tenant’s movers damage the elevator or any part of the building, Tenant shall forthwith pay to Landlord the amount required to repair said damage.

(2)                                  No safe or articles, the weight of which may in the opinion of Landlord constitute a hazard or damage to the Building or Building’s equipment shall be moved into the Premises.

(3)                                  Safes and other equipment, the weight of which is not excessive, shall be moved into, from and about the Building only during such hours and in such manner as shall be prescribed by Landlord; and Landlord shall have the right to designate the location of such articles in the Premises.

B.                                     During the entire Term of the Lease, Tenant shall at Tenant’s expense install and maintain under each and every caster chair a chair pad to protect the carpeting.

2.                                       No new or additional sign, advertisement or notice shall be inscribed, painted or affixed on any part of the inside or outside of the Building unless of such color, size and style and in such place upon or in the Building as shall be first designated by Landlord; but there shall be no obligation or duty on the part of Landlord to allow any sign, advertisement or notice to be inscribed, painted or affixed on any part of the inside or outside of the Building.  A Directory in a conspicuous place, with the name(s) of Tenant(s), not to exceed one name, will be provided by Landlord; any necessary revision to this Directory will be made by Landlord at Tenant’s expense, within a reasonable time after notice for Tenant of the change making the revisions necessary.  No furniture shall be placed in front of the Building or in any lobby or corridor, without the prior written consent of Landlord.  Landlord shall have the right to remove all non-permitted signs and furniture, except Tenant’s existing signage, at the expense of Tenant.

3.                                       Tenant shall not do or permit anything to be done in the Premises or bring or keep anything therein which would in any way increase the rate of fire insurance on the Building or on property kept therein, constitute a nuisance or waste, or obstruct or interfere with the rights of other tenants or in any way injure or annoy them, or conflict with the laws relating to fire or with any regulations of the fire department or with any insurance policy upon the Building or any part thereof or conflict with any of the rules or ordinances of the Department of Health of the City and County where the Building is located.

4.                                       Tenant shall not employ any new or additional persons, other than the janitor or cleaning contractor of Landlord, for the purpose of cleaning or taking care of the Premises, without the prior written consent of Landlord.  Landlord shall be in no way responsible to Tenant for any loss of property from the Premises, however occurring, or for any damage done to Tenant’s furniture or equipment by the janitor or any of the janitor’s staff, or by any other person or person whomsoever.  The janitor of the Building may at all times keep a pass key, and other agents of Landlord shall at all times be allowed admittance to the Premises.

5.                                       Water closets and other water fixtures shall not be used for any purpose other than that for which the same are intended; and any damage resulting to the same from misuse on the part of Tenant or Tenant’s agents or employees shall be paid for by Tenant.  No person shall waste water by tying back or wedging the faucets or in any other manner.

6.                                       Except for seeing eye dogs for the blind and hearing ear dogs for the deaf, no animals shall be allowed in the offices, halls, corridors and elevators of the Building.  No persons shall disturb the occupants of this or adjoining buildings or premises by the use of any radio sound equipment or musical instrument or by the making of loud or improper noises.

7.                                       Intentionally omitted.

8.                                       Tenant shall not allow anything to be placed on the outside of the Building, nor shall anything be thrown by Tenant or Tenant’s agents, employees, contractors, or invitees out of the windows or doors, or down the corridors, elevator shafts, or ventilating ducts or shafts of the Building.  Tenant, except in case of fire or other emergency, shall not open any outside window that is not designed to be opened.

9.                                       No additional lock or locks shall be placed by Tenant on any door in the Building unless written consent of Landlord shall first have been obtained.  A reasonable number of keys to the Premises and the toilet rooms, if locked by Landlord, will be furnished by Landlord; and neither Tenant nor Tenant’s agents or employees shall have any duplicate keys made.  At the termination of this tenancy, Tenant shall promptly return to Landlord all keys to offices, toilet rooms or vaults.

10.                                 No window shades, blinds, screens, draperies or other window coverings will be attached or detached by Tenant without Landlord’s prior written consent.  Tenant agrees to abide by Landlord’s rules with respect to maintaining uniform curtains, draperies and linings at all windows and hallways.

11.                                 No awnings shall be placed over any window.

12.                                 If any Tenant desires any new or additional telegraphic, telephonic or other electric connections, Landlord or Landlord’s agents will direct the electricians as to where and how the wire may be introduced; and without such directions, no boring or cutting for wire will be permitted.  Any such installation and connection shall be made at Tenant’s expense.

13.                                 Tenant shall not install or operate any steam or gas engine or boiler in the Premises.  The use of oil, gas or inflammable liquids for eating, lighting or any other purpose is expressly prohibited.  Explosive or other articles deemed extra hazardous shall not be brought into the Building or the property.

14.                                 Any painting or decorating, as may be agreed to be done by and at the expense of Landlord, shall be done during regular working hours.  Should Tenant desire such work on Saturdays, Sundays, holidays or outside of regular working hours, Tenant shall pay for the extra cost thereof.

15.                                 Except as permitted by Landlord, Tenant shall not mark upon, paint signs upon, cut, drill into, drive nails or screws into, or in any way deface the walls, ceilings, partitions or floors of the Premises or of the Building; and any defacement, damage or injury caused by Tenant or Tenant’s agents or employees shall be paid for by the Tenant.

16.                                 Subject to the Lease provisions, Landlord shall at all times have the right, by and through Landlord’s officers or agents, to enter the Premises and show the same to persons wishing to lease them and may, at any time within sixty (60) days preceding the termination of the Term of Tenant’s Lease, place upon the doors and windows of the Premises the notice “For Rent” which notice shall not be removed by Tenant.

17.                                 Personal Use of Premises.  The Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes, or for the storage of personal effects or property not required for business purposes.

18.                                 Storage of vehicles in the parking lot is not permitted.  Any vehicles appearing to be stored or abandoned will be ticketed and towed at the vehicle owner’s expense.

19.                                 All areas in the Building have been designated as “No Smoking” areas and Tenant, and its employees agents and invitees agree to abide by this designation.

20.                                 Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may in Landlord’s sole judgment appear unsightly from outside the Building.

21.                                 The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purposes other than that for which they were constructed, and no foreign substances of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

22.                                 Tenant shall cause all doors to the Premises to be closed and securely locked before leaving the Building at the end of the day.

23.                                 Without the prior written consent of Landlord, not to be unreasonably withheld, Tenant shall not use the name of the Building or any depiction of the Building in connection with, or in promoting or advertising the business of Tenant, except Tenant may use the address of the Building as the address of its business.

24.                                 Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises’ or the Building’s heating and air conditioning, and shall refrain from attempting to adjust any controls.  Tenant shall keep corridor doors closed.

25.                                 Tenant agrees that Landlord may reasonably amend, modify, delete or add new and additional rules and regulations for the use and care of the Premises and the Building of which the Premises are a part.  Tenant agrees to comply with all such rules and regulations upon notice to Tenant from Landlord.  In the event of any breach of the rules and regulations herein set forth, or any reasonable amendments, modifications or additions thereto, Tenant shall promptly cure such breach upon notice from Landlord.  If Tenant fails to promptly cure the same then Landlord shall have all remedies set forth in this Lease in the event of default by Tenant.

26.                                 Tenant recognizes and agrees to enforce with all employees and guests, a policy of no smoking in the Premises and common areas of the building Complex, except in areas specified by the Landlord or its management personnel.

EXHIBIT D

ACCEPTANCE LETTER

Landlord:	3333 WALNUT, LLC
c/o MAVDevelopment
2727 South State Street, Suite 100
Ann Arbor, Michigan 48104
Attn: Rob Aldrich

Tenant:	RALLY SOFTWARE DEVELOPMENT CORP.,
Attn: Nicholas Budor, Associate General Counsel

Premises:	3333 Walnut, Boulder, Colorado

Re:	Lease, dated for reference purposes only as , 2012, by and between Landlord and Tenant on the Premises.

This is to advise that the undersigned, as Tenant, has inspected the improvements at the above-referenced Premises and hereby confirms the following:

1.               Provided that Tenant has delivered to Landlord a certificate of insurance evidencing that Tenant has obtained the coverage required pursuant to Paragraph L and 10.1 of the Lease and that Landlord, its property manager and such other parties as Landlord may require and have identified are each named as an additional insured (“Certificate of Insurance”), Tenant has accepted possession of the Premises pursuant to the terms of the Lease.  If Tenant has not delivered to Landlord a Certificate of Insurance prior to the date of this Letter, the Commencement Date of the Lease and the Rent Commencement Date of the Lease shall remain as set forth herein and Landlord will deliver possession of the Premises to Tenant within three (3) business days of Landlord’s receipt of Tenant’s Certificate of Insurance, unless otherwise agreed by Tenant.

2.               That the improvements and space required to be furnished according to the aforesaid Lease have been completed and supplied by Landlord in all respects and in compliance with all applicable codes, and there are no Special Removable Leasehold Improvements contained therein.

3.              That the Landlord has fulfilled all of its obligations under the Lease.

4.               That no Rent has been prepaid except as provided by the Lease.

5.               That there are no existing defenses or offsets which the undersigned Tenant has against the enforcement of said Lease by the Landlord.

6.               That the aforesaid Lease has not been modified or altered, except as set forth herein.

7.               The Commencement Date of the Lease is the         day of                           , 20    .

8.               The Termination Date of the Lease is the          day of                           , 20    .

9.               That the Lease is now in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

D-1

LANDLORD:	TENANT:

3333 WALNUT, LLC,	RALLY SOFTWARE DEVELOPMENT CORP.,
a Colorado limited liability company	a Delaware corporation

By: MAVDevelopment Company, a Michigan corporation, its Manager	By:

Name:
By:
Name: Robert A. Aldrich	Title:
Title: President
Dated:	Dated:

D-2

EXHIBIT E

PARKING AREAS

The shaded area below is the Parking Areas as used in this Lease.

E-1

EXHIBIT F

INTENTIONALLY OMITTED

F-1

EXHIBIT G

OPTION TO PURCHASE

Provided Tenant is not in default (after notice and expiration of any applicable cure period) of its obligations under this Lease either at the time of his exercise of the Purchase Option (as defined below) or at the time of the Purchase Option Closing (as defined below), Tenant shall have a right and option to purchase the real property located in the County of Boulder, State of Colorado, commonly known as 3333 Walnut Street, 3625 Walnut Street, and 1950 33rd Street, Boulder, Colorado, as more fully described on Exhibit G-1 attached hereto and incorporated herein by this reference (such property, the “Property” and such option, the “Purchase Option”), subject to the following terms and conditions:

(a)                                             The Purchase Option shall include the Property together with all improvements and fixtures located therein and all appurtenances thereto, including any development entitlements, plans, designs, entitlement application materials, and such other items as the parties may agree in the Purchase Contract (collectively the “Purchase Option Property”).

(b)                                            The terms of the Purchase Option shall be as follows:

(i)                                               Tenant shall have the Purchase Option only if Landlord has not obtained the right to build one or more additional buildings on the Property (such rights, the “Entitlements” and such conditions, the “Entitlement Conditions”) within fifteen (15) months after the Effective Date of the Lease, subject to reasonable extensions not to exceed an additional six (6) months (for a total of 21 months) as provided herein (such period, the “Entitlement Conditions Period” and such outside date, the “Outside Entitlement Condition Date”).

(ii)                                            The Landlord shall at all times during the Entitlement Conditions Period exercise good faith and commercially reasonable diligence in applying for and pursuing the Entitlements and shall keep Tenant meaningfully informed of the status of obtaining the Entitlements by providing Tenant with periodic status updates, either orally or in writing (the “Status Updates”).  If Landlord shall have used all commercially reasonable efforts to satisfy the Entitlement Conditions within fifteen (15) months after the Effective Date, but for reasons beyond Landlord’s reasonable control, the Entitlement process is unreasonably delayed (e.g., by the City of Boulder or by any other circumstance or event beyond Landlord’s reasonable control), then the Landlord shall so notify Tenant as part of its Status Updates and the Outside Entitlement Condition Date shall be automatically extended for such period of time as is necessary to obtain the Entitlements and satisfy the Entitlement Conditions, not to exceed the final extended Outside Entitlement Condition Date of twenty-one (21)  months after the Effective Date as set forth above.  If at any time, based on the Status Updates being provided by Landlord, or if Landlord fails to provide Status Updates to Tenant, and as a result thereof Tenant does not believe that Landlord is not using reasonable efforts to procure the Entitlements, Tenant shall notify Landlord in writing setting forth in reasonable detail Tenant’s concerns, and if Landlord thereafter fails to diligently pursue the Entitlements there shall be no automatic extension of the Outside Entitlement Condition Date.

(iii)                                         If Landlord satisfies the Entitlement Conditions on or before the Outside Entitlement Condition Date, then Tenant shall have no Purchase Option, and this Purchase Option shall be considered null, void and of no effect as if the same had never been entered into.  Without limiting the generality of the foregoing, the parties agree that the Entitlement Conditions shall be deemed to have been satisfied if Landlord has successfully obtained the right to build one or more buildings on the Adjacent Property, whether or not building permits have been issued or construction has commenced.

(iv)                                        If the Entitlement Conditions have not been satisfied by the Outside Entitlement Conditions Date, Tenant may exercise the Purchase Option by giving Landlord written notice (“Purchase Option Notice”) at any time within thirty (30) days after the Outside Entitlement Condition Date (the “Purchase Option Exercise Deadline”).  If Tenant fails to exercise the Purchase Option by delivering a Purchase Option Notice to Landlord on or before the Purchase Option Exercise Deadline, then the Tenant’s rights to purchase the Purchase Option Property shall thereafter be null and void, Tenant shall have no further rights to purchase the Purchase Option Property pursuant to this Exhibit G, and the terms and conditions of this Lease shall continue to govern the relationship between Landlord and Tenant with respect to the Property.

(v)                                           The purchase price for the Purchase Option Property (the “Purchase Option Price”) shall be equal to the Fair Market Value (hereinafter defined) of the Purchase Option Property, but in no event less than Eighteen Million Nine Hundred Seventy-Five Thousand and No/100ths Dollars ($18,975,000.00).  The “Fair Market Value” shall mean the value of the Purchase Option Property as reflected in a written appraisal prepared by an independent MAI appraiser retained by Landlord and Tenant, which appraiser shall have at least ten (10) years experience in appraising properties similar to the Purchase Option Property, and which appraisal shall be prepared in compliance with all applicable regulatory requirements.  The parties shall split the costs of the appraisal and the Purchase Option Price shall be established no later than thirty (30) days after Tenant gives Landlord its Purchase Option Notice.

(vi)                                        Landlord, as seller, and Tenant, as purchaser, agree to mutually execute and deliver to the other a Contract to Buy and Sell Real Estate (using Landlord’s commercially reasonable form) (the “Purchase Contract”), within five (5) days after the Purchase Option Price is established, in a form and content which incorporates the terms set forth herein and otherwise in a form and content reasonably acceptable to Landlord and Tenant.  The terms of this Lease shall continue to govern the relationship between Landlord and Tenant with respect to the occupancy of the Purchase Option Property from the date the Purchase Option Notice is delivered to Landlord until the Purchase Option Closing (hereinafter defined).

(vii)                           The closing (the “Purchase Option Closing”) of the purchase and sale contemplated by the Purchase Contract shall take place within ninety (90) days after the Purchase Option Notice is given to Landlord at a time and place mutually agreed to by Landlord and Tenant.  Upon the consummation of the Purchase Option Closing, this Lease shall automatically terminate and thereafter be of no further force or effect, except for those provisions which expressly survive the termination hereof.

(viii)                        Landlord shall receive a credit for any Base Rent, or other amounts due hereunder, and accrued but not paid by Tenant as of the date of the Purchase Option Closing.

(ix)                                Landlord shall be entitled to retain the then remaining balance of any cash Security Deposit (if any), and Tenant shall receive a credit against the Purchase Option Price equal to the amount of any such cash Security Deposit which has not previously been applied by Landlord.

(x)                                   At the Purchase Option Closing, Landlord shall convey the Purchase Option Property to Tenant by special warranty deed, subject to the terms of the Purchase Contract, which may include the following: (A) any matters that would be shown on an accurate survey of the Property; (B) taxes and assessments for the year of the Purchase Option Closing and subsequent years; (C) any matters caused by Tenant; (D) all zoning and other governmental rules and regulations; and (E) any other title exceptions disclosed to Tenant by means of a title insurance commitment or other disclosure by Landlord prior to closing and not objected to by Tenant within the time periods described in the Purchase Contract (collectively the “Permitted Exceptions”).

(xi)                                The Purchase Option Price shall be payable by Tenant to Landlord in good funds, as good funds are defined by Colorado law, at the Purchase Option Closing.

(xii)                             Landlord shall provide Tenant with a commitment of title insurance from Chicago Title Insurance Company of Colorado or another reputable title insurance company, if deemed prudent by Landlord and reasonably approved by Tenant, in an amount equal to the Purchase Option Price committing to insure Tenant as the owner of the Purchase Option Property, subject to any Permitted Exceptions, within ten (10) days after mutual execution of the Purchase Contract.  Landlord shall deliver to Tenant the policy of title insurance consistent with the title commitment at or within a reasonable period after the Purchase Option Closing.  Landlord shall be responsible for the cost of the title insurance referred to in this subparagraph.

(c)                                  Should Tenant not exercise the Purchase Option on or before the Purchase Option Exercise Deadline, or should Tenant exercise the Purchase Option but thereafter fail to close on its purchase of the Purchase Option Property, then, in either event, Tenant shall execute and deliver to Landlord such commercially reasonable documents as Landlord shall request to evidence the termination of the Purchase Option and the continued applicability of this Lease to the relationship between Landlord and Tenant with respect to Tenant’s use and occupancy of the Property.

(d)                                 Upon Tenant’s written request, Landlord shall execute a Memorandum of this Purchase Option in a form reasonably acceptable to Landlord, in recordable form, which may Memorandum be recorded by Tenant at its expense.

LANDLORD:		TENANT:

3333 WALNUT, LLC,		RALLY SOFTWARE DEVELOPMENT CORP.,
a Colorado limited liability company		a Delaware corporation

By: MAVDevelopment Company, a Michigan corporation, its Manager		By:	/s/Nicholas Budor

		Name:	Nicholas Budor
By:	/s/Robert A. Aldrich
Name:	Robert A. Aldrich	Title:	VP & Associate General Counsel
Title:	President
Dated:	2/29/12	Dated:	2/29/12

Exhibit G-1

LEGAL DESCRIPTION OF THE PROPERTY

3333 Walnut/1950 33rd Street
Boulder, CO

Lot 1,

Russell Brown Minor Subdivision Replat “A”,

County of Boulder,
State of Colorado;

Also:

The West 1/2 of a 40.00 foot wide strip of land in Section 29, Township 1 North, Range 70 West of the 6th P.M., described as follows:

Commencing at the East 1/4 corner of said Section 29; thence South 89 46’10” West, a distance of 75 feet to a point on the West right-of-way line of Pleasant View Road as recorded in Book 1122 at Page 64 of the Boulder County Records; thence South 00 02’20” West along said Pleasant View Road, a distance of 909.40 feet to a point on the North right-of-way line of Walnut Street as described in Book 1122 at Page 61 of The Boulder County Records; thence Northwesterly along said Walnut Street, a distance of 977.62 feet to a point on the Southwest corner of that Parcel of Ground described in Book 1214 at Page 215 of the Boulder County Records, the True Point of Beginning; thence North 00 04’40” West, a distance of 482.45 feet along the West property line of said parcel to a point on the Southerly right-of-way line of the Colorado and Southern Railway; thence Northwesterly along said railroad right-of-way, a distance of 41.50 feet, more or less, to the Northeast corner of that Parcel of Ground as described in Book 1179 at Page 132 of the Boulder County Records; thence Southerly along the West line of said tract, a distance of 195.00 feet to the Northeast corner of that Parcel of Ground described in Book 1161 at Page 176 of Boulder County Records; thence continuing Southerly, a distance of 300.00 feet along the East border of said Parcel of Ground to a point on the Northerly right-of-way line of Walnut Street; thence South 75 45’40” East, a distance of 41.28 feet to the True Point of Beginning,

County of Boulder,
State of Colorado.

G-1-1

3625 Walnut Street
Boulder, CO

A tract of land in the Northeast 1/4 of the Southeast 1/4 of Section 29, Township 1 North, Range 70 West of the 6th P.M., County of Boulder, State of Colorado, described as follows:

Commencing at the East 1/4 corner of Section 29, Township 1 North, Range 70 West of the 6th P.M.; thence South 00 02’20” West, a distance of 949.40 feet along the East line of said Section 29; thence North 89°57’40” West, a distance of 485.00 feet at right angles to the East line of said Section 29, along the centerline of Walnut Street to a point of curve to the right; thence Northwesterly, a distance of 249.62 feet along the arc of said curve to the right to a point tangent, said arc having a radius of 1,006.00 feet and a delta angle of 14°13’ right; thence North 75°44’40” West a distance of 358.99 feet; thence North 00°04’40” West, a distance of 41.29 feet parallel with the West line of the East 1/2 of the Northwest 1/4 of the Southeast 1/4 of said Section 29, to the Northerly line of Walnut Street which point is the Southeast corner of that tract of land described in deed recorded in Book 1161 at Page 176 of the Boulder County Records said point being the True Point of Beginning; thence South 75°44’40” East, a distance of 247.71 feet along the Northerly line of Walnut Street; thence North 00°04’40” West, a distance of 440.00 feet, more or less, and parallel with the West line of the East 1/2 of the Northwest 1/4 of the Southeast 1/4 of said Section 29 to a point on the Southerly line of the Colorado and Southern Railway Company right-of-way; thence Northwesterly, a distance of 267.00 feet, more or less, along said Southerly line of said Colorado and Southern Railway Company right-of-way to the Northeast corner of that tract of land described in deed recorded in Book 1179 at Page 132 of said Boulder County Records; thence South 00°04’40” East, a distance of 495.00 feet parallel with the West line of the East 1/2 of the Northwest 1/4 of the Southeast 1/4 of said Section 29 to the Southeast corner of said tract of land described in Book 1161 at Page 176, the True Point of Beginning.

Except a strip of land, a distance of 40 feet in width off the West side of the above described parcel.

PARCEL B:

The East 1/2 of a 40.00 foot wide strip of land in Section 29, Township 1 North, Range 70 West of the 6th P.M., County of Boulder, State of Colorado, described as follows:

Commencing at the East 1/4 corner of said Section 29; thence South 89°46’10” West, a distance of 75.00 feet to a point on the West right-of-way line of Pleasant View Road as recorded in Book 1122 at Page 64 of the Boulder County Records; thence South 00°02’20” West, along said Pleasant View Road, a distance of 909.40 feet to a point on the North right-of-way line of Walnut Street as described in Book 1122 at Page 61 of the Boulder County Records; thence Northwesterly along said Walnut Street, a distance of 977.62 feet to a point on the Southwest corner of that parcel of ground recorded in Book 1214 at Page 215 of the Boulder County Records, the True Point of Beginning; thence North 00°04’40” West, a distance of 482.45 feet along the West property line of said parcel to a point on the Southerly right-of-way line of the Colorado and Southern Railway; thence Northwesterly along said railroad right-of-way, a distance of 41.50 feet, more or less, to the Northeast corner of that parcel of ground as described in Book 1179 at Page 132 of the Boulder County Records; thence Southerly along the West line of said tract, a distance of 195.00 feet to the Northeast corner of that Parcel of Ground described in Book 1161 at Page 176 of the Boulder County Records; thence continuing Southerly, a distance of 300.00 feet along the East border of said Parcel of Ground to a point on the Northerly right-of-way line of Walnut Street; thence South 75°45’40” East, a distance of 41.28 feet to the True Point of Beginning.

G-1-2

Exhibit H

ENTITLEMENT SCHEDULE

3333 Walnut Entitlement Schedule

01.05.12

Assumptions:

1 Consultants are signed up and work begins February 1st. Basically it is a 4 month, aggressive schedule, so whenever we start the best case scenario is 4 months

2 Staff starts review on Submittal Date in order to meet 3 week comment schedule. Can get pushed a month if they have lots of plans to review. Has not been an issue recently.

3 Only one round of staff comments. If they determine another round of staff comments are necessary, the Staff review of 3 weeks starts again. Add 6-8 weeks. Not likely because of the history of the site.

4 Planning Board Takes ‘Approval’ Action at first meeting. They could also ‘Approve with Conditions’, ‘Deny’ or ‘Table’. All of these would add time.

5 8 Week time frame to get on agenda starts when staff determines the application is ready to go to planning board. Usually occurs at end of Staff Review

6 City Council does not ‘Call Up’ the Planning Board decision. They have 30 days after PB decision to do so. Call ups are rare, and generally occur on controversial projects with public opposition.

7 No other curveballs come up. For instance, working with transportation to get the proposed future road access to the east removed has to be dealt with. Also dispute with neighbor gets resolved.

H-1

Exhibit 10.7

RALLY SOFTWARE DEVELOPMENT CORP.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of December 22, 2010 (“Closing Date”), by and between Square 1 Bank (“Bank”) and RALLY SOFTWARE DEVELOPMENT CORP.  (“Borrower”).

RECITALS

Bank and Borrower have entered into that certain Loan and Security Agreement dated as of May 16, 2007 (the “Original Closing Date”), as amended from time to time (the “Original Agreement”).  Borrower and Bank wish to amend and restate the terms of the Original Agreement in accordance with the terms hereof.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions.  As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A.  Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2                               Accounting Terms.  Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for certain periodic non-cash adjustments).  The term “financial statements” shall include any notes and schedules that accompany any financial statements delivered in connection with this Agreement.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                               Credit Extensions.

(a)                                  Promise to Pay.  Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)                                  Advances Under Revolving Line.

(i)                                    Amount.  Subject to and upon the terms and conditions of this Agreement, including without limitation the Aggregate Borrowing Limit set forth in Section 2.2, (1) Borrower may request Advances in an aggregate outstanding principal amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable.  Borrower may prepay any Advances without penalty or premium.

(ii)                                Form of Request.  Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission, telephone or email no later than 5:30 p.m. Eastern time (4:30 p.m. Eastern time for wire transfers), on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C.  Bank is authorized to make Advances under this Agreement, based upon instructions received from an Authorized Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic or email notice given by a person whom Bank reasonably believes to be an Authorized Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss, costs and expenses suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

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(c)                                  Non-Formula Line.

(i)                                    Ancillary Services.  Subject to and upon the terms and conditions of this Agreement, including without limitation the Aggregate Borrowing Limit set forth in Section 2.2, at any time from the Closing Date through the Non-Formula Maturity Date, Borrower may request Ancillary Services under the Non-Formula Line.  Notwithstanding the foregoing, the aggregate limit of corporate credit card services provided to Borrower shall not exceed $150,000.  In addition, Bank may, in its sole discretion, charge as Advances any amounts for which Bank becomes liable to third parties in connection with the provision of the Ancillary Services.  The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the applicable Ancillary Services, which Borrower hereby agrees to execute.

(ii)                                Collateralization of Obligations Extending Beyond Maturity.  If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Ancillary Services by the Non-Formula Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services.  Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.

2.2                               Aggregate Borrowing Limit; Overadvances.  The aggregate amount of the outstanding Credit Extensions shall at no time exceed the Aggregate Borrowing Limit.  If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3                               Interest Rates, Payments, and Calculations.

(a)                                  Interest Rates.

(i)                                    Advances.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of (A) 3.00% above the Prime Rate then in effect, or (B) 5.25%.

(b)                                  Late Fee; Default Rate.  If any payment is not made within 10 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 5 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)                                  Payments.  Interest under the Revolving Line shall be due and payable on the 16th calendar day of each month during the term hereof.  Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)                                  Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.4                               Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies,

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except that to the extent Borrower uses the Term Loans to purchase Collateral, Borrower’s repayment of the Term Loans shall apply on a “first-in-first-out” basis so that the portion of the Term Loans used to purchase a particular item of Collateral shall be paid in the chronological order the Borrower purchased the Collateral.  After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 5:30 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5                               Fees.  Borrower shall pay to Bank the following:

(a)                                  Facility Fee.  On the Closing Date, a facility fee of $1,000, which may be debited from any of Borrower’s accounts; and

(b)                                  Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date (provided however that legal fees (excluding the costs of the UCC and good standing searches) shall not exceed $3,000 on the Closing Date), and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6                               Term.  This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.                                      CONDITIONS OF LOANS.

3.1                               Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                  this Agreement;

(b)                                  an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)                                  a financing statement (Form UCC-1), which was prepared by Bank on or about the Original Closing Date;

(d)                                  payment of the fees and Bank Expenses then due specified in Section 2.5, which may be debited from any of Borrower’s accounts with Bank;

(e)                                  current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(f)                                    current financial statements, including company prepared statements for Borrower’s most recently ended fiscal year, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

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(g)                                 current Compliance Certificate in accordance with Section 6.2;

(h)                                 the Warrant, which was delivered to Bank on the Original Closing Date;

(i)                                    a Borrower Information Certificate, which was delivered to Bank on or about the Original Closing Date;

(j)                                    an Affirmation of Guaranty, in form satisfactory to Bank, duly executed by Guarantor; and

(k)                                such other documents or certificates, and completion of such other matters, as Bank may reasonably request.

3.2                               Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)                                  timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1; and

(b)                                  the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.                                      CREATION OF SECURITY INTEREST.

4.1                               Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral.  Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, except for licenses granted by Borrower to its customers in the ordinary course of business.  Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.

4.2                               Perfection of Security Interest.  Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable.  Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement.  Where Collateral in excess of $100,000 in the aggregate is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) subject to Section 7.10 below, obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance

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satisfactory to Bank.  Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper.  Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.  Borrower shall take such other actions as Bank requests to perfect its security interests granted under this Agreement.

4.3                               Pledge of Collateral.  Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  The certificate or certificates for the Shares shall be delivered to Bank, accompanied by an instrument of assignment duly governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares.  Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee.  Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.                                      REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1                               Due Organization and Qualification.  Borrower and each Subsidiary is a corporation duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2                               Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3                               Collateral.  Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.  All Collateral (other than movable items of personal property such as laptop computers having an aggregate book value not in excess of $100,000) is located solely in the Collateral States.  The Eligible Accounts are bona fide existing obligations.  The property or services (as applicable) giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment (if applicable) to and unconditional acceptance by the account debtor.  Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account.  All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.  Except as set forth in the Schedule, none of the Borrower’s Cash is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4                               Intellectual Property.  Borrower is the sole owner or licensee in good standing of the Intellectual Property created or purchased by Borrower, except for licenses granted by Borrower to its customers in the ordinary course of business.  To the best of Borrower’s knowledge, each of the copyrights, trademarks and patents created or purchased by Borrower is valid and enforceable, and no part of the intellectual property created or

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purchased by Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the intellectual property created or purchased by Borrower violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.  Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than 5% of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.5                               Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement.  The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

5.6                               Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7                               No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended.  There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8                               Solvency, Payment of Debts.  Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9                               Compliance with Laws and Regulations.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10                        Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11                        Government Consents.  Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12                        Inbound Licenses.  Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any material license or other agreement important for the conduct of Borrower’s business that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business, other than this Agreement or the other Loan Documents.

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5.13                        Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.14                        Shares.  Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligations exist that would prohibit Borrower from pledging the Shares pursuant to this Agreement, To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares.  The Shares have been and remain duly authorized and validly issued, and are fully paid and non-assessable.  To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

6.                                      AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1                               Good Standing and Government Compliance.  Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable.  Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2                               Financial Statements, Reports, Certificates.  Borrower shall deliver to Bank: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 210 days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is either unqualified, qualified only for going concern so long as Borrower’s investors provide additional equity as needed or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $250,000 or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; and (vi) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time, including without limitation Borrower’s annual budget approved by Borrower’s Board of Directors.

(a)                                  Within 30 days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable.

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(b)                                  Within 30 days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements described in Section 6.2 above a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto.

(c)                                  As soon as possible and in any event within 3 Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(d)                                  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Borrower’s expense (not to exceed $2,500.00 USD) per audit unless an Event of Default has occurred and is continuing) in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.  Borrower shall include a submission date on any certificates and reports to be delivered electronically.

6.3                               Inventory and Equipment; Returns.  Borrower shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects (ordinary wear and tear excepted) except for Inventory and Equipment (i) sold in the ordinary course of business, and (ii) for which adequate reserves have been made, in all cases in the United States and such other locations as to which Borrower gives prior written notice.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date.  Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than $100,000.

6.4                               Taxes.   Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or such Subsidiary.

6.5                               Insurance.

(a)                                  Borrower, at its expense, shall (i) keep the Collateral insured against loss or damage, and (ii) maintain liability and other insurance, in each case in as ordinarily insured against by other owners in businesses similar to Borrower’s.

(b)                                  All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank.  All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments.  Proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest, provided that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

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6.6                               Primary Depository.  Borrower and its Subsidiaries shall maintain all its depository, operating and investment accounts with Bank, other than the Permitted Account.

6.7                               Liquidity Ratio.  Borrower shall at all times maintain a Liquidity Ratio of at least 1.10 to 1.00; provided that during one consecutive 30-day period per fiscal year (the “Liquidity Reduction Period”), Borrower’s Liquidity Ratio may fall as low as 0.90 to 1.00.  Following the expiration of the Liquidity Reduction Period, Borrower shall at all times maintain a Liquidity Ratio of at least 1.10 to 1.00 for the remainder of the applicable fiscal year.

6.8                               Consent of Inbound Licensors.  Prior to entering into or becoming bound by any material inbound license or agreement, Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.9                               Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.                                      NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1                               Dispositions.  Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2                               Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  Change its name or the state of Borrower’s formation or relocate its chief executive office without 30 days prior written notification to Bank; replace or terminate its chief executive officer or chief financial officer without written notification to Bank within 2 Business Days thereafter; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3                               Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $250,000 during any fiscal year, (ii) no Event of Default has occurred and is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity; or (b) the Obligations are repaid in full concurrently with the closing of any merger or consolidation of Borrower in which Borrower is not the surviving entity, provided however, that Borrower shall not, without Bank’s prior written consent, enter into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of Borrower; provided however, Borrower may enter into any such agreement without Bank’s prior written consent so long as (i) no Event of Default exists when such agreement is entered into by Borrower, (ii) such agreement does not give such Person the right to claim any fee, payment or damages from any parties, other than from Borrower or Borrower’s investors, in connection with a sale of Borrower’s stock or assets pursuant to or resulting from an assignment for the benefit of

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creditors, an asset turnover to Borrower’s creditors (including, without limitation, Bank), foreclosure, bankruptcy or similar liquidation, and (iii) Borrower notifies Bank in advance of entering into such an agreement (provided, the failure to give such notification shall not be deemed a material breach of this Agreement).

7.4                               Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5                               Encumbrances.  Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (i) the licensors of in-licensed property with respect to such property or (ii) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6                               Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.

7.7                               Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its Investment Property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8                               Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9                               Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10                        Inventory and Equipment.  Store the Inventory or the Equipment of a book value in excess of $100,000 with a bailee, warehouseman, collocation facility or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment.  Notwithstanding the above, Borrower shall be permitted to store Inventory and Equipment with a book value in excess of $100,000 with Qwest prior to receiving an acknowledgment from Qwest that it is holding the Inventory and Equipment for Bank’s benefit, provided that Bank shall have received such an acknowledgment from Qwest on or before February 22, 2011.  Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank is able to take such actions as may be necessary needed to perfect its security interest or to obtain a bailee’s acknowledgment of Bank’s rights in the Collateral.

7.11                        No Investment Company; Margin Regulation.  Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged

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in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1                               Payment Default.  If Borrower fails to pay any of the Obligations when due;

8.2                               Covenant Default.

(a)                                  If Borrower fails to perform any obligation under Sections 6.2, 6.4, 6.5 6.6 or 6.7, or violates any of the covenants contained in Article 7 of this Agreement; or

(b)                                  If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 10 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by Borrower be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3                               Material Adverse Change.  If there occurs any circumstance or circumstances which would reasonably be expected to have a Material Adverse Effect;

8.4                               Attachment.  If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5                               Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by or against Borrower and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6                               Other Agreements.  If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000 or that would reasonably be expected to have a Material Adverse Effect;

8.7                               Judgments.  If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

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8.8                               Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.9                               Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or Guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or Guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 though 8.8 occur with respect to Guarantor.

9.                                      BANK’S RIGHTS AND REMEDIES.

9.1                               Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)                                  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)                                  Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c)                                  Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d)                                  Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e)                                  Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)                                    Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g)                                 Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and

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selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h)                                 Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate.  Bank may sell the Collateral without giving any warranties as to the Collateral.  Bank may specifically disclaim any warranties of title or the like.  This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser.  If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i)                                    Bank may credit bid and purchase at any public sale;

(j)                                    Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k)                                Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2                               Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3                               Accounts Collection.  At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account.  Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4                               Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate

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hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5                               Bank’s Liability for Collateral.  Bank has no obligation to clean up or otherwise prepare the Collateral for sale.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, all risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6                               No Obligation to Pursue Others.  Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower.  Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7                               Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.  Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8                               Demand; Protest.  Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	RALLY SOFTWARE DEVELOPMENT CORP.
4001 Discovery Drive
Boulder, CO 80303
Attn: Chief Executive Officer
FAX: (303) 226-1179

with a copy to:	Cooley Godward Kronish LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021
Attn: Michael Platt
FAX: (720) 566-4012

If to Bank:	Square 1 Bank
406 Blackwell Street, Suite 240
Durham, North Carolina 27701
Attn: Loan Operations Manager
FAX: (919) 314-3080

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with a copy to:	Square 1 Bank
1801 13th Street, Suite 204
Boulder, CO 80302
Attn: Ken Fugate
FAX: (303) 938-3099

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to principles of conflicts of law.  Jurisdiction shall lie in the State of North Carolina.  BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.  If the jury waiver set forth in this Section 11 is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules.  The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration.  Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section.  The expenses of the arbitration, including the arbitrator’s fees and expert witness fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator.  Unless and until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

12.                               GENERAL PROVISIONS.

12.1                        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrower to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2                        Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3                        Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

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12.4                        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5                        Amendments in Writing, Integration.  All amendments to or terminations of this Agreement or the other Loan Documents must be in writing.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment,

12.7                        Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding (other than inchoate indemnity obligations) or Bank has any obligation to make any Credit Extension to Borrower.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8                        Confidentiality.  In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank or Borrower in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

RALLY SOFTWARE DEVELOPMENT CORP.

By:	/s/ Nicholas Budor
Nicholas Budor
Title:	VP & Associate General Counsel

SQUARE 1 BANK

By:	/s/Ben Rudnick

Title:	VP

[Signature Page to Amended and Restated Loan and Security Agreement]

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Aggregate Borrowing Limit” means $10,000,000.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Ancillary Services” means any of the following products or services requested by Borrower and approved by Bank under the Non-Formula Line, including, without limitation, Automated Clearing House transactions, corporate credit card services, FX Contracts, Letters of Credit, or other treasury management services.

“Authorized Officer” means someone designated as such in the corporate resolution provided by Borrower to Bank in which this Agreement and the transactions contemplated hereunder are authorized by Borrower’s board of directors.  If Borrower provides subsequent corporate resolutions to Bank after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to 85% of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower; provided, that Bank may change the Borrowing Base by giving Borrower 30 days prior written notice.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction (other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to bank) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

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“Closing Date” means the date of this Agreement.

“Code” means the North Carolina Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, or (iv) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

“Collateral State” means the state or states where the Collateral is located, which is Colorado.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance, use of Ancillary Services, or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving Borrower 30 days prior written notice.  Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)                                  Account balances that the account debtor has failed to pay in full within 120 days of invoice date;

(b)                                  Account credit balances greater than 120 days from invoice date;

(c)                                  Accounts with respect to an account debtor, 25% of whose Accounts the account debtor has failed to pay within 120 days of invoice date;

(d)                                  Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed 25% (the “Concentration Limit”) of all Accounts, but only to the extent such

2

obligations exceed the Concentration Limit, except as approved in writing by Bank, and provided that the Concentration Limit for Accounts of Cisco, AOL, Northrop Grumman, Avaya, BMC, Intell, Dell, eBay/PayPal, Comcast/TV Works, RIM, United Healthcare/Ingenix, Intuit and GE shall be 35%;

(e)                                  Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(f)                                    Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(g)                                 Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(h)                                 Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of Borrower;

(i)                                    Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional; provided however that Accounts billed to new customers that are backed by a signed contract and contain 60-day money back terms shall not be excluded pursuant to this subsection (i);

(j)                                    “Advanced Billings,” i.e., accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered; provided however that pre-billed subscription services shall not be subject to this exclusion);

(k)                                Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)                                    Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful;

(m)                              Retentions and hold-backs; and

(n)                                 “Project Billings,” i.e., accounts that are billed based on project milestones and not on actual time and materials bases (subject to review and pre-approval for inclusion).

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by¬case basis.  Notwithstanding the foregoing, Accounts billed to customers in the United Kingdom, Australia and Canada shall be considered Eligible Foreign Accounts, provided such Accounts do not otherwise fall within sections (a) through (n) of the definition of Eligible Accounts.  All Eligible Foreign Accounts must be calculated in U.S. Dollars.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to

3

any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Foreign Exchange Reserve Percentage” means a percentage of reserves for FX Contracts as determined by Bank, in its sole discretion from time to time.

“FX Contracts” means contracts between Borrower and Bank for foreign exchange transactions.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Guarantor” means Rally Software Development International Corp., a Delaware corporation and wholly owned subsidiary of Borrower.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, including but not limited to any sublimit contained herein and (e) all obligations arising under the Credit Card Line.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)                                  Copyrights, Trademarks and Patents;

(b)                                  Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)                                  Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)                                  Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)                                  All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)                                    All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)                                 All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which Borrower has any interest.

4

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity” means Cash at Bank, plus Borrower’s total accounts receivable as determined with reference to Borrower’s most recently submitted Borrowing Base Certificate.

“Liquidity Ratio” means the ratio of Liquidity to all Indebtedness to Bank.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, any guaranty or security agreement executed by Guarantor and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the operations, business or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Non-Formula Line” means Credit Extensions of up to $500,000 in the aggregate, exclusively for the use of Ancillary Services.

“Non-Formula Maturity Date” means December 21, 2011.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Account” means an account held by Guarantor at a financial institution (or third party service provider for the purposes of facilitating payroll and paying various operating expenses) in the United Kingdom with a balance not to exceed 300,000 British Pounds at any time.

“Permitted Indebtedness” means:

(a)           Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

5

(b)           Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)           Indebtedness not to exceed $750,000 in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;

(d)           Subordinated Debt;

(e)           Indebtedness to trade creditors incurred in the ordinary course of business; and

(f)            Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)           Investments existing on the Closing Date disclosed in the Schedule;

(b)           (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts; (v) Investments in regular deposit or checking accounts held with Bank or subject to a control agreement in favor of Bank; and (vi) Investments consistent with any investment policy adopted by the Borrower’s board of directors;

(c)           Investments accepted in connection with Permitted Transfers;

(d)           Investments of Borrower in Guarantor in an amount not to exceed 300,000 British Pounds per month, subject to the limitations of Section 6.6 hereof provided that Bank acknowledges that such Investments may be made in the form of wire or other cash transfers to Borrower’s third-party service provider client account(s) to facilitate payroll and various operating expenses.  Prior to the date hereof Borrower was permitted Investments in Guarantor in an amount not to exceed 60,000 British Pounds per month.  Bank hereby waives any violations of this Agreement existing on or before the date hereof resulting from Borrower making Investments in Guarantor in an amount in excess of 60,000 British Pounds per month;

(e)           Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(f)            Investments in unfinanced Capital Expenditures in any fiscal year, not to exceed $250,000;

(g)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

6

(i)            Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year; and

(j)            Investments permitted under Section 7.3.

“Permitted Liens” means the following:

(a)           Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;

(c)           Liens not to exceed $750,000 in the aggregate (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(e)           Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.7 (judgments).

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)           Inventory in the ordinary course of business;

(b)           licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)           worn-out, surplus or obsolete Equipment not financed with the proceeds of Credit Extensions;

(d)           grants of security interests and other Liens that constitute Permitted Liens; and

(e)           other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $250,000 during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Vice President of Finance (or the equivalent position) and the Controller of Borrower, or any additional officers or employees designated by Borrower with written notice to the Bank.

7

“Revolving Line” means Credit Extensions of up to $10,000,000 in the aggregate, less any amounts outstanding under the Non-Formula Line.

“Revolving Maturity Date” means December 21, 2011.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units, or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is not an entity organized under the laws of the United States or territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is an entity organized under the laws of the United States or any territory thereof.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, the state where Borrower’s chief executive office is located, the state of Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event, to the extent not already included, all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Warrant” means that certain warrant to purchase preferred stock of the Borrower and issued to the Bank on the Closing Date.

8

DEBTOR                                               RALLY SOFTWARE DEVELOPMENT CORP.

SECURED PARTY:                             SQUARE 1 BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of May 16, 2007, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUEST FORM

[Please refer to New Borrower Kit]

EXHIBIT D

BORROWING BASE CERTIFICATE

[Please refer to New Borrower Kit]

EXHIBIT E

COMPLIANCE CERTIFICATE

[Please refer to New Borrower Kit]

FIRST AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This First Amendment to Amended and Restated Loan and Security Agreement (the “Amendment”), is entered into as of July 28, 2011, by and between SQUARE 1 BANK (the “Bank”) and RALLY SOFTWARE DEVELOPMENT CORP. (the “Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 22, 2010 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)              Borrower’s address for notices in Section 10 of the Agreement is hereby deleted in its entirety and replaced with the following new address:

If to Borrower:	RALLY SOFTWARE DEVELOPMENT CORP.
3333Walnut Street
Boulder, CO 80301
Attn: Chief Executive Officer
Fax: (303) 957-2695

2)              Subsection (d) of the definition of “Permitted Investment” in Exhibit A to the Agreement is hereby amended and restated, as follows:

(d) Investments of Borrower in Guarantor or subsidiaries of Guarantor in an amount not to exceed (i) 300,000 British Pounds per month and (ii) $300,000 Australian dollars per month, subject to the limitations of Section 6.6 hereof provided that Bank acknowledges that such Investments (A) in (d)(i) hereof may be made in the form of wire or other cash transfers to Borrower’s third-party service provider client account, or Borrower or Guarantor’s account at Lloyd’s TSB Commercial, and (B) in (d)(ii) hereof may be made in the form of wire or other cash transfers to Borrower’s third-party service provider client account, or Borrower or Guarantor’s account at ANZ Bank in Australia, in each case to facilitate payroll and various operating expenses;

3)              The following definitions in Exhibit A to the Agreement are hereby amended and restated, as follows:

“Collateral State” means the state or states where the Collateral is located, which are Colorado and North Carolina.

“Permitted Account” means accounts held by Borrower or Guarantor at (i) a financial institution (or third party service provider) in the United Kingdom with a balance not to exceed 300,000 British Pounds at any time, and (ii) ANZ Bank (or third party service provider) in Australia with a balance not to exceed $300,000 Australian dollars at any time, in each case for the purpose of facilitating payroll and paying various operating expenses.

4)              Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

5)              Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

6)              This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

7)              As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)              this Amendment, duly executed by Borrower;

b)             payment for Bank Expenses not to exceed $800 incurred through the date of this Amendment, including Bank’s expenses in the documentation of this Amendment, which may be debited from any of Borrower’s accounts; and

c)              such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

RALLY SOFTWARE DEVELOPMENT CORP.

By:	/s/Nicholas Budor
Name:	Nicholas Budor
Title:	VP & Associate General Counsel

SQUARE 1 BANK

By:	/s/Ken Fugate
Name:	Ken Fugate
Title:	SVP

[Signature Page to First Amendment to Amended and Restated Loan and Security Agreement]

SECOND AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Second Amendment to Amended and Restated Loan and Security Agreement (the “Amendment”), is entered into as of December 16, 2011, by and between SQUARE 1 BANK (“Bank”) and RALLY SOFTWARE DEVELOPMENT CORP. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 22, 2010 (as amended from time to time, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)                                      The following definitions in Exhibit A to the Agreement are hereby amended and restated, as follows:

“Non-Formula Maturity Date” means February 1, 2012.

“Revolving Maturity Date” means February 1, 2012.

2)                                      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

3)                                      Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

4)                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

5)                                      As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)             this Amendment, duly executed by Borrower;

b)                                     payment of a $500 facility fee, which shall be debited from any of Borrower’s accounts;

Rally Software Development Corp. – 2nd Amendment to A&R LSA

c)                                      payment for Bank Expenses incurred through the date of this Amendment, including Bank’s expenses in the documentation of this Amendment, which may be debited from any of Borrower’s accounts; and

d)                                     such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

RALLY SOFTWARE DEVELOPMENT CORP.		SQUARE 1 BANK

By:	/s/Nicholas Budor	By:	/s/Evan Travis
Name:	Nicholas Budor	Name:	Evan Travis
Title:	VP & Associate General Counsel	Title:	VBO

[Signature Page to Second Amendment to

Amended and Restated Loan and Security Agreement]

THIRD AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Third Amendment to Amended and Restated Loan and Security Agreement (the “Amendment”), is entered into as of February 3, 2012, by and between SQUARE 1 BANK (“Bank”) and RALLY SOFTWARE DEVELOPMENT CORP. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 22, 2010 (as amended from time to time, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)                                      Section 2.1 of the Agreement is hereby amended and restated, in its entirety, as follows:

2.1                               Credit Extensions.

(a)                                  Promise to Pay.  Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)                                 Advances Under Revolving Line.

(i)                                    Amount.  Subject to and upon the terms and conditions of this Agreement, (1) Borrower may request Advances in an aggregate outstanding principal amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base, less any amounts outstanding under the Ancillary Services Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable.  Borrower may prepay any Advances without penalty or premium.

(ii)                                Form of Request.  Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission, telephone or email no later than 5:30 p.m. Eastern time (4:30 p.m. Eastern time for wire transfers), on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C.  Bank is authorized to make Advances under this Agreement, based upon instructions received from an Authorized Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic or email notice given by a person whom Bank reasonably believes to be an Authorized Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss, costs and expenses suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

Rally Software – 3rd Amendment to A&R LSA – Execution Version

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(iii)                            Ancillary Services Sublimit.  Subject to the availability under the Revolving Line, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Borrower may request the provision of Ancillary Services from Bank.  The aggregate limit of the Ancillary Services shall not exceed the Ancillary Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of (i) any outstanding and undrawn amounts under all Letters of Credit issued hereunder, (ii) corporate credit card services provided to Borrower, (iii) the total amount of any Automated Clearing House processing reserves, (iv) the applicable Foreign Exchange Reserve Percentage, and (v) any other reserves taken by Bank in connection with other treasury management services requested by Borrower and approved by Bank.  In addition, Bank may, in its sole discretion, charge as Advances any amounts for which Bank becomes liable to third parties in connection with the provision of the Ancillary Services.  The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the applicable Ancillary Services, which Borrower hereby agrees to execute.

(iv)                               Collateralization of Obligations Extending Beyond Maturity.  If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Ancillary Services by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services.  Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.

2)                                      Section 2.2 of the Agreement is hereby amended and restated, in its entirety, as follows:

2.2                               Overadvances.  If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in Cash, the amount of such excess.

3)                                      Section 6.7 of the Agreement is hereby amended and restated, in its entirety, as follows:

6.7                               Adjusted Quick Ratio.  Borrower shall at all times maintain an Adjusted Quick Ratio of at least 1.10 to 1.00; provided that during one consecutive 30-day period per fiscal year (the “AQR Reduction Period”), Borrower’s Adjusted Quick Ratio may fall as low as 0.90 to 1.00.  Following the expiration of the AQR Reduction Period, Borrower shall at all times maintain an Adjusted Quick Ratio of at least 1.10 to 1.00 for the remainder of the applicable fiscal year.

4)                                      The following definitions in Exhibit A to the Agreement are hereby added, or amended and restated, as follows:

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“Adjusted Quick Ratio” means (i) Cash at Bank plus net Accounts less than 90 days from invoice date to (ii) Current Liabilities less deferred Revenue.

“Ancillary Services” means any of the following products or services requested by Borrower and approved by Bank under the Revolving Line, including, without limitation, Automated Clearing House transactions, corporate credit card services, FX Contracts, Letters of Credit, or other treasury management services.

“Ancillary Services Sublimit” means a sublimit for Ancillary Services under the Revolving Line not to exceed $3,000,000.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, undrawn Letters of Credit and Borrower’s maximum potential obligations under the Ancillary Services Sublimit, if any, but specifically excluding any cash-secured Obligations.

“Revenue” means revenue recognized in accordance with GAAP.

“Revolving Line” means Credit Extensions of up to $12,000,000 in the aggregate, less any amounts outstanding under the Ancillary Services Sublimit.

“Revolving Maturity Date” means February 1, 2013.

5)                                      The following definitions in Exhibit A to the Agreement are hereby deleted in their entirety:

“Aggregate Borrowing Limit”

“Liquidity”

“Liquidity Ratio”

“Non-Formula Line”

“Non-Formula Maturity Date”

6)                                      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

7)                                      Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

8)                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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9)                                      As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)                                      this Amendment, duly executed by Borrower;

b)                                     an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

c)                                      an Affirmation of Guaranty, in form satisfactory to Bank, duly executed by Rally Software Development International Corp.;

d)                                     payment of a $6,500 facility fee, which shall be debited from any of Borrower’s accounts (and which shall be inclusive of any legal expenses associated with the drafting of this amendment, provided that UCC searches, corporate good standing, and other diligence related costs shall not be included in the $6,500 facility fee set forth above);

e)                                      payment for Bank Expenses (which shall not include legal expenses associated with the drafting of this Amendment, but which shall include UCC searches, corporate good standing, and other diligence related costs) incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

f)                                        such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

RALLY SOFTWARE DEVELOPMENT CORP.		SQUARE 1 BANK

By:	/s/Nicholas Budor	By:	/s/Zack Robbins
Name:	Nicholas Budor	Name:	Zack Robbins
Title:	VP & Associate General Counsel	Title:	AVP

[Signature Page to Third Amendment to

Amended and Restated Loan and Security Agreement]

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FOURTH AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Amended and Restated Loan and Security Agreement (the “Amendment”), is entered into as of April 24, 2012, by and between SQUARE 1 BANK (“Bank”) and RALLY SOFTWARE DEVELOPMENT CORP. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 22, 2010 (as amended from time to time, the “Agreement’).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)                                      Section 6.6 of the Agreement is hereby amended and restated, as follows:

6.6                               Primary Depository.  Borrower and its Subsidiaries shall maintain all its depository, operating and investment accounts with Bank.  Notwithstanding the foregoing, Borrower, Guarantor and Guarantor’s subsidiaries shall be permitted to maintain up to an aggregate of $2,000,000 in accounts outside of Bank for the purposes of funding all existing and future foreign operations.

2)                                      Subsection (d) of the definition of “Permitted Investment” in Exhibit A to the Agreement is hereby amended and restated, as follows:

(d)                                 Investments of Borrower in Guarantor or subsidiaries of Guarantor in an aggregate amount not to exceed $2,000,000 per month, subject to the limitations of Section 6.6 hereof, for the purposes of funding all existing and future foreign operations;

3)                                      The defined term “Permitted Account” and its definition in Exhibit A to the Agreement are hereby deleted.

4)                                      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

5)                                      Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

6)                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

Rally Software – 4th Amendment to A&R LSA

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7)                                      As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)                                      this Amendment, duly executed by Borrower;

b)                                     payment for Bank Expenses incurred through the date of this Amendment, including Bank’s expenses in the documentation of this Amendment, which may be debited from any of Borrower’s accounts; and

c)                                      such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

RALLY SOFTWARE DEVELOPMENT CORP.		SQUARE 1 BANK

By:	/s/Nicholas Budor	By:	/s/Zack Robbins
Name:	Nicholas Budor	Name:	Zack Robbins
Title:	VP & Associate General Counsel	Title:	AVP

[Signature Page to Fourth Amendment to
Amended and Restated Loan and Security Agreement]

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Exhibit 10.8

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO AN EXEMPTION TO SUCH ACT.

RALLY SOFTWARE DEVELOPMENT CORP.

WARRANT TO PURCHASE

COMMON STOCK

Void after November 15, 2016

THIS CERTIFIES THAT, for value received, ENTREPRENEURS FOUNDATION OF COLORADO LLC (the “Holder”) is entitled to purchase, on the terms and subject to the conditions hereof, the number of shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Rally Software Development Corp., a Delaware corporation (the “Company”), set forth below, at a per share purchase price of $0.26 (the “Exercise Price”), subject to adjustment as provided herein.

The following terms shall apply to this Warrant:

1.                                       Exercise of Warrant.  The terms and conditions upon which this Warrant may be exercised, and the Common Stock covered hereby (the “Warrant Shares”) may be purchased, are as follows:

1.1                                 Number of Shares.  This Warrant shall be exercisable for 65,002 Warrant Shares, which number shall be subject to adjustment in accordance with Section 2 of this Warrant.

1.2                                 Exercise.  This Warrant may be exercised in whole or in part:

(a)                                  on November 15, 2016 (the “Termination Date”),

(b)                                 on the closing date of a “Sale of the Company” (as defined in Section 1.3 below),

(c)                                  on the closing date of the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act of 1933, as amended (the “Initial Offering”); or

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(d)                                 at any time prior to the Termination Date, but only with the prior written consent of the Company.

If not exercised on or prior to the Termination Date, a Sale of the Company, or an Initial Offering, this Warrant shall be void thereafter.  The exercise of the purchase rights hereunder, in whole or in part, shall be effected by (a) the surrender of this Warrant, together with a duly executed copy of the form of the subscription attached as Exhibit A hereto, to the Company at its principal executive offices, (b) the delivery of the Exercise Price by (i) cashier’s or certified check or bank draft payable to the Company’s order, (ii) by wire transfer to the Company’s account, or (iii) pursuant to Section 1.4 of this Warrant for the number of Warrant Shares for which the purchase rights hereunder are being exercised, and (c) if this Warrant is not registered in the name of the Holder, an Assignment or Assignments in the form set forth in Exhibit C hereto evidencing the assignment of this Warrant to the Holder, in which case the Holder shall have complied with the provisions set forth in Section 8 of this Warrant.

1.3                                 Automatic Exercise.  Notwithstanding any provision herein to the contrary, this Warrant shall automatically be deemed to be exercised in full in the manner set forth in Section 1.4 of this Warrant, without any further action on behalf of Holder (other than the payment of the exercise price in the manner set forth in Section 1.4 of this Warrant) on the earliest date immediately prior to (a) the time this Warrant would otherwise expire, (b) immediately prior to a Sale of the Company, or (c) immediately prior to the closing of an Initial Offering.  A “Sale of the Company” shall mean either of the following (i) the acquisition of all or substantially all of the capital stock of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company); or (ii) a sale of all or substantially all of the assets of the Company; unless the Company’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.  In connection with the exercise of this Warrant pursuant to clause (b) above, such exercise shall be conditioned upon the closing of such Sale of the Company, and the Warrant shall not be deemed to have been exercised until the closing of such Sale of the Company.

1.4                                 Net Issue Election.

(a)                                  Notwithstanding any provision herein to the contrary, upon automatic exercise of this Warrant as provided in Section 1.3 of this Warrant or at any time or from time to time as Holder may elect, Holder shall be entitled to receive, without the payment by Holder of any additional consideration, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice attached hereto as Exhibit B duly executed (other than exercise pursuant to Section 1.3), at the Company’s executive principal offices.  Thereupon, the Company shall issue to Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

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X = Y (A-B)

A

where:                                                             X =                             the number of shares of Common Stock to be issued to Holder

Y =                              the number of shares of Common Stock purchasable under this Warrant in respect of which the net issue election is made

A =                            the fair market value of one share of Common Stock, as determined pursuant to Section 1.4(b) of this Warrant, as at the time the net issue election is made

B =                              the Exercise Price in effect under this Warrant at the time the net issue election is made

(b)                                 For purposes of this Section 1.4, fair market value of one share of Common Stock as of a particular date shall mean:

(i)                                     In the case of an initial public offering of the Company’s Common Stock, the initial “price to public” of one share of such Common Stock specified in the final prospectus with respect to such offering;

(ii)                                  If the Company’s Common Stock is listed on a security exchange or the NASDAQ National Market, the average closing price of the Company’s Common Stock on such exchange or the NASDAQ National Market for the five trading days prior to the day notice of exercise is provided to the Company;

(iii)                               In the case of a Sale of the Company, the effective per share consideration to be received by the holders of the Common Stock; or

(iv)                              If Sections 1.4(b)(i), (ii) or (iii) of this Warrant do not apply, then as determined by the Company’s board of directors in good faith.

1.5                                 Issuance of Shares.  In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, (i) certificates for the shares of Common Stock so purchased shall be dated the date of issuance and, together with any other securities issuable upon such exercise and any other property to which the Holder may be entitled upon such exercise, shall be delivered to the Holder hereof within a reasonable time, not exceeding three business days after receipt of an Exercise Notice by the Company, with the certificates for the shares of Common Stock so purchased being in such denominations as may be specified in the applicable Exercise Notice, and registered in the name of the Holder or such other name or names as shall be specified in the applicable Exercise Notice, and the Holder hereof (or such

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other person(s)) shall be deemed for all purposes to be the holder of record of the shares of Common Stock so purchased as of the date of such exercise, and (ii) unless this Warrant has expired, a new Warrant representing the number of shares of Common Stock, if any, with respect to which this Warrant shall not then have been exercised (less any amount thereof which shall have been cancelled in payment or partial payment of the Warrant Price as hereinafter provided) shall also be issued to the Holder hereof within such time.  The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock.

2.                                       Certain Adjustments.

2.1                                 Merger, Sale of Assets, Etc.  If at any time while this Warrant, or any portion hereof, is outstanding and unexpired there shall be (a) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (b) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (c) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that Holder shall thereafter be entitled to receive upon exercise of this Warrant in accordance with the terms hereof, during the period and upon the events specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, consolidation, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 2.  The foregoing provisions of this Section 2.1 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant.  If the per-share consideration payable to Holder for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s board of directors.  In all events, appropriate adjustment, as determined in good faith by the Company’s board of directors, shall be made in the application of the provisions of this Warrant with respect to the rights and interests of Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

2.2                                 Reclassification, etc.  If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the

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right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 2.

2.3                                 Split, Subdivision or Combination of Shares.  If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

2.4                                 Adjustments for Dividends in Stock or Other Securities or Property.  If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property, other than cash, of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property, other than cash, of the Company that Holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such event, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 2.

2.5                                 Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request, at any time, of Holder, furnish or cause to be furnished to Holder a like certificate setting forth: (a) such adjustments and readjustments; (b) the Exercise Price at the time in effect; and (c) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant.

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3.                                       Representations and Warranties of Holder.

3.1                                 Holder hereby warrants and represents that Holder is (i) acquiring this Warrant, and any Warrant Shares issued upon exercise of this Warrant, for Holder’s own account and not with a view to their resale or distribution and (ii) Holder is an “accredited investor” as such term is defined under rule 501 promulgated under the Securities Act of 1933, as amended (the “1933 Act”).

3.2                                 Holder acknowledges that this Warrant has not been registered under the 1933 Act, on the ground that the issuance of this Warrant is exempt from registration pursuant to Section 4(2) of the 1933 Act, and that the Company’s reliance on such exemption is predicated on the representations of Holder set forth herein.

3.3                                 In connection with the investment representations made herein, Holder represents that it is able to fend for itself in the transactions contemplated by this Warrant, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment, has the ability to bear the economic risks of its investment and has been furnished with and has had access to such information as it has requested and deemed appropriate to its investment decision.

3.4                                 Holder hereby confirms that Holder has been informed that this Warrant, and the Warrant Shares issued upon exercise of this Warrant, are restricted securities under the 1933 Act and may not be resold or transferred unless this Warrant, or the Warrant Shares issued upon exercise of this Warrant, as the case may be, are first registered under the federal securities laws or unless an exemption from such registration is available.  Holder acknowledges that the Company has no obligation to register the Warrant Shares.  Accordingly, Holder hereby acknowledges that Holder is prepared to hold this Warrant, and the Warrant Shares issued upon exercise of this Warrant, for an indefinite period and that Holder is aware that Rule 144 of the Securities and Exchange Commission issued under the 1933 Act is not presently available to exempt the issuance of this Warrant from the registration requirements of the 1933 Act.

3.5                                 Holder hereby agrees that Holder shall make no disposition of this Warrant or the Warrant Shares issued upon exercise of this Warrant unless and until Holder shall have provided the Company with assurances that (a) the proposed disposition does not require registration of the Warrant Shares under the 1933 Act, or (b) all appropriate action necessary for compliance with the registration requirements of the 1933 Act or of any exemption from registration available under the 1933 Act has been taken.

3.6                                 In order to reflect the restrictions on disposition of the Warrant Shares, the stock certificates for the Warrant Shares will be endorsed with restrictive legends to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,

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OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, AND AS MAY BE AMENDED FROM TIME TO TIME, AND SAID SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT.  SUCH AGREEMENT MAY BE EXAMINED AT THE PRINCIPAL PLACE OF BUSINESS OF THE COMPANY AND A COPY THEREOF WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF THIS CERTIFICATE UPON RECEIPT BY THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE OF A WRITTEN REQUEST FROM THE STOCKHOLDER.”

4.                                       Representations, Warranties and Covenants of the Company.  This Warrant is issued and delivered by the Company and accepted by Holder on the basis of the following representations, warranties and covenants made by the Company:

4.1                                 The Company covenants that it will at all times from and after the date hereof reserve and keep available, free and clear of all preemptive or similar rights, such number of its authorized shares of Common Stock as will be sufficient to permit, respectively, the exercise of this Warrant in full.  The Company covenants further that such shares as may be issued pursuant to such exercise will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

4.2                                 The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder.  This Warrant has been duly authorized, issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

4.3                                 The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Common Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (a) violate or contravene the Company’s Certificate of Incorporation or Bylaws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (b) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (c) require the consent or approval of or the filing of any notice or registration with any person or entity.

4.4                                 If any shares of the Common Stock required to be reserved for issuance upon exercise of this Warrant or as otherwise provided hereunder require registration or qualification with

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any governmental authority or other governmental approval or filing under any federal or state law before such shares may be so issued, the Company will in good faith use its best efforts to, as promptly as practicable at its expense, cause such shares to be duly registered or qualified or such approval to be obtained or filing made.  If the Company shall list any shares of Common Stock on any securities exchange it will, at its expense, list thereon, maintain and increase when necessary such listing of, all shares of Common Stock from time to time issued upon exercise of this Warrant or as otherwise provided hereunder, and, to the extent permissible under the applicable securities exchange rules, all unissued shares of Common Stock which are at any time issuable hereunder, so long as any shares of Common Stock shall be so listed.

4.5                                 The Company shall not by any action (including, without limitation, amending the Certificate of Incorporation or bylaws of the Company or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action) avoid or seek to avoid (directly or indirectly) the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary, appropriate or desirable to protect the rights of the Holder hereof against impairment.

5.                                       Fractional Shares.  No fractional shares shall be issued in connection with any exercise of this Warrant.  In lieu of the issuance of such fractional shares, the Company shall make a cash payment equal to the then fair market value of such fractional share as determined in good faith by the Company’s board of directors.

6.                                       No Privilege of Stock Ownership.  Prior to the exercise of this Warrant, Holder shall not be entitled, by virtue of holding this Warrant, to any rights of a stockholder of the Company, including, without limitation, the right to vote, receive dividends or other distributions, or exercise preemptive rights, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.  Nothing in this Section 6 shall limit the right of Holder to be provided the notices required herein or to participate in distributions described in Section 2 of this Warrant if Holder ultimately exercises this Warrant.

7.                                       “Market Stand-Off” Agreement.  Holder hereby agrees that is shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration or purchased in the registration or aftermarket) for the 180-day period following the effective date of the Initial Offering (or such longer period not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711); provided, that, with respect to (i) above, all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements.  Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under this Section 7 or that are necessary to give further effect thereto.  The obligations described in this Section 7 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or

8

Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.

8.                                       Transfers or Exchanges.  Subject to compliance with all applicable federal and state securities laws, which the Holder shall establish to the satisfaction of the Company, this Warrant and all rights hereunder are transferable in whole or in part by Holder to any person.  Holder will provide prior written notice of such transfer to the Company.  The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal executive offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.  In the event of a partial transfer, the Company shall issue to Holder and its transferees one or more appropriate new warrants.

9.                                       Successors and Assigns.  The terms and provisions of this Warrant shall be binding upon the Company, Holder, and their respective successors and assigns, subject at all times to the restrictions set forth in this Warrant.

10.                                 Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt of notice by the Company of the loss, theft, destruction, or mutilation of this Warrant, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and, if mutilated upon surrender and cancellation of this Warrant, the Company will make and deliver a new warrant, in identical form, and dated as of such cancellation, in lieu of this Warrant.

11.                                 Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action, or the expiration of any right required or granted herein shall be a Saturday, or Sunday, or shall be a legal holiday, then such action may be taken or such right may be exercised, except as to the purchase price, on the next succeeding day not a legal holiday.

12.                                 Amendments and Waivers.  Any term of this Warrant may be amended, and the observance of any term of this Warrant may be waived (either generally or in a particular instance, and either retroactively or prospectively), with the written consent of the Company and Holder.

13.                                 Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law provisions thereof.

14.                                 Notices.  Any notice, demand or delivery pursuant to the provisions of this Warrant shall be in writing, shall be addressed as set forth below and shall be sufficiently delivered or made on the second business day if delivered by Federal Express or any other reliable overnight courier.

If to the Company:	Rally Software Development Corp.
1050 Walnut Street
Suite 202
Boulder, CO 80302
Attention: Chief Executive Officer

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If to the Holder:	Entrepreneurs Foundation of Colorado LLC
1123 Spruce Street
Boulder, CO 80302

Either the Company or Holder may change its address for notice purpose by providing written notice to the other party in accordance with this Section 14.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of November 15, 2006.

/s/Ryan Martens

By:	Ryan Martens
Title:	Chief Technology Officer

11

EXHIBIT A

SUBSCRIPTION

Attention:

Ladies and Gentlemen:

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant dated                      , 20    ,                      shares of the Common Stock of                                         , a                  corporation.

Dated:	,

By:
Print Name:
Title:

EXHIBIT B

NET ISSUE ELECTION

Attention:

Ladies and Gentlemen:

The undersigned hereby elects under Section 1.4 of the Warrant dated                     , 20      , (the “Warrant”), to exercise its right to receive                         shares of Common Stock pursuant to the Warrant.  The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Name for Registration:

Mailing Address:

By:
Print Name:
Title:

EXHIBIT C

ASSIGNMENT

FOR VALUE RECEIVED,                                                              hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-            ) with respect to the number of shares of the Non-Voting Common covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Dated:	Signature:

Witness:

Exhibit 10.9

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO AN EXEMPTION TO SUCH ACT.

RALLY SOFTWARE DEVELOPMENT CORP.

WARRANT TO PURCHASE

COMMON STOCK

Void after May 20, 2021

THIS CERTIFIES THAT, for value received, THE COMMUNITY FOUNDATION (the “Holder”) is entitled to purchase, on the terms and subject to the conditions hereof, the number of shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Rally Software Development Corp., a Delaware corporation (the “Company”), set forth below, at a per share purchase price of $0.001 (the “Exercise Price”), subject to adjustment as provided herein.

The following terms shall apply to this Warrant:

1.             Exercise of Warrant.  The terms and conditions upon which this Warrant may be exercised, and the Common Stock covered hereby (the “Warrant Shares”) may be purchased, are as follows:

1.1           Number of Shares.  This Warrant shall be exercisable for 56,000 Warrant Shares, which number shall be subject to adjustment in accordance with Section 2 of this Warrant.

1.2           Exercise.  This Warrant may be exercised in whole or in part:

(a)           immediately prior to the closing date of a a “Liquidation Event” of the Company (as defined in the Company’s Amended and Restated Certificate of Incorporation, as is amended or restated from time to time),

(b)           immediately prior to the closing date of a “Qualified Public Offering” of the Company (as defined in the Company’s Amended and Restated Certificate of Incorporation, as is amended or restated from time to time); or

(c)           at any time prior to May 20, 2021 (the “Termination Date”), but only with the prior written consent of the Company.

If not exercised on or prior to the Termination Date, a Liquidation Event or a Qualified Public Offering, this Warrant shall be void thereafter.  The exercise of the purchase rights hereunder, in whole or in part, shall be effected by (a) the surrender of this Warrant, together with a duly executed copy of the form of the subscription attached as Exhibit A hereto, to the Company at its principal executive offices, (b) the delivery of the Exercise Price by (i) cashier’s or certified check or bank draft payable to the Company’s order, (ii) by wire transfer to

1

the Company’s account, or (iii) pursuant to Section 1.4 of this Warrant for the number of Warrant Shares for which the purchase rights hereunder are being exercised, and (c) if this Warrant is not registered in the name of the Holder, an Assignment or Assignments in the form set forth in Exhibit C hereto evidencing the assignment of this Warrant to the Holder, in which case the Holder shall have complied with the provisions set forth in Section 8 of this Warrant.

1.3           Automatic Exercise.  Notwithstanding any provision herein to the contrary, this Warrant shall automatically be deemed to be exercised in full in the manner set forth in Section 1.4 of this Warrant, without any further action on behalf of Holder (other than the payment of the exercise price in the manner set forth in Section 1.4 of this Warrant) on the earliest date immediately prior to (a) the time this Warrant would otherwise expire, (b) immediately prior to a Liquidation Event, or (c) immediately prior to the closing of a Qualified Public Offering.

1.4           Net Issue Election.

(a)           Notwithstanding any provision herein to the contrary, upon automatic exercise of this Warrant as provided in Section 1.3 of this Warrant or at any time or from time to time as Holder may elect, Holder shall be entitled to receive, without the payment by Holder of any additional consideration, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice attached hereto as Exhibit B duly executed (other than exercise pursuant to Section 1.3), at the Company’s executive principal offices.  Thereupon, the Company shall issue to Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X =	(Y (A-B)

A

where:	X =	the number of shares of Common Stock to be issued to Holder

	Y =	the number of shares of Common Stock purchasable under this Warrant in respect of which the net issue election is made

	A =	the fair market value of one share of Common Stock, as determined pursuant to Section 1.4(b) of this Warrant, as at the time the net issue election is made

	B =	the Exercise Price in effect under this Warrant at the time the net issue election is made

(b)           For purposes of this Section 1.4, fair market value of one share of Common Stock as of a particular date shall mean:

(i)            In the case of a Qualified Public Offering of the Company’s Common Stock, the initial “price to public” of one share of such Common Stock specified in the final prospectus with respect to such offering;

(ii)           If the Company’s Common Stock is listed on a security exchange or the NASDAQ National Market, the average closing price of the Company’s Common Stock

2

on such exchange or the NASDAQ National Market for the five trading days prior to the day notice of exercise is provided to the Company;

(iii)          In the case of a Liquidation Event, the effective per share consideration to be received by the holders of the Common Stock; or

(iv)          If Sections 1.4(b)(i), (ii) or (iii) of this Warrant do not apply, then as determined by the Company’s board of directors in good faith.

1.5           Issuance of Shares.  In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, (i) certificates for the shares of Common Stock so purchased shall be dated the date of issuance and, together with any other securities issuable upon such exercise and any other property to which the Holder may be entitled upon such exercise, shall be delivered to the Holder hereof within a reasonable time, not exceeding three business days after receipt of an Exercise Notice by the Company, with the certificates for the shares of Common Stock so purchased being in such denominations as may be specified in the applicable Exercise Notice, and registered in the name of the Holder or such other name or names as shall be specified in the applicable Exercise Notice, and the Holder hereof (or such other person(s)) shall be deemed for all purposes to be the holder of record of the shares of Common Stock so purchased as of the date of such exercise, and (ii) unless this Warrant has expired, a new Warrant representing the number of shares of Common Stock, if any, with respect to which this Warrant shall not then have been exercised (less any amount thereof which shall have been cancelled in payment or partial payment of the Warrant Price as hereinafter provided) shall also be issued to the Holder hereof within such time.  The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock.

2.             Certain Adjustments.

2.1           Reclassification, etc.  If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 2.

2.2           Split, Subdivision or Combination of Shares.  If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

2.3           Adjustments for Dividends in Stock or Other Securities or Property.  If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property, other than cash, of the Company by way of dividend,

3

then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property, other than cash, of the Company that Holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such event, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 2.

2.4           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request, at any time, of Holder, furnish or cause to be furnished to Holder a like certificate setting forth: (a) such adjustments and readjustments; (b) the Exercise Price at the time in effect; and (c) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant.

3.             Representations and Warranties of Holder.

3.1           Holder hereby warrants and represents that Holder is (i) acquiring this Warrant, and any Warrant Shares issued upon exercise of this Warrant, for Holder’s own account and not with a view to their resale or distribution and (ii) Holder is an “accredited investor” as such term is defined under rule 501 promulgated under the Securities Act of 1933, as amended (the “1933 Act”).

3.2           Holder acknowledges that this Warrant has not been registered under the 1933 Act, on the ground that the issuance of this Warrant is exempt from registration pursuant to Section 4(2) of the 1933 Act, and that the Company’s reliance on such exemption is predicated on the representations of Holder set forth herein.

3.3           In connection with the investment representations made herein, Holder represents that it is able to fend for itself in the transactions contemplated by this Warrant, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment, has the ability to bear the economic risks of its investment and has been furnished with and has had access to such information as it has requested and deemed appropriate to its investment decision.

3.4           Holder hereby confirms that Holder has been informed that this Warrant, and the Warrant Shares issued upon exercise of this Warrant, are restricted securities under the 1933 Act and may not be resold or transferred unless this Warrant, or the Warrant Shares issued upon exercise of this Warrant, as the case may be, are first registered under the federal securities laws or unless an exemption from such registration is available.  Holder acknowledges that the Company has no obligation to register the Warrant Shares.  Accordingly, Holder hereby acknowledges that Holder is prepared to hold this Warrant, and the Warrant Shares issued upon exercise of this Warrant, for an indefinite period and that Holder is aware that Rule 144 of the Securities and Exchange Commission issued under the 1933 Act is not presently available to exempt the issuance of this Warrant from the registration requirements of the 1933 Act.

3.5           Holder hereby agrees that Holder shall make no disposition of this Warrant or the Warrant Shares issued upon exercise of this Warrant unless and until Holder shall have provided the Company

4

with assurances that (a) the proposed disposition does not require registration of the Warrant Shares under the 1933 Act, or (b) all appropriate action necessary for compliance with the registration requirements of the 1933 Act or of any exemption from registration available under the 1933 Act  has been taken.

3.6           In order to reflect the restrictions on disposition of the Warrant Shares, the stock certificates for the Warrant Shares will be endorsed with restrictive legends to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, AND AS MAY BE AMENDED FROM TIME TO TIME, AND SAID SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT.  SUCH AGREEMENT MAY BE EXAMINED AT THE PRINCIPAL PLACE OF BUSINESS OF THE COMPANY AND A COPY THEREOF WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF THIS CERTIFICATE UPON RECEIPT BY THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE OF A WRITTEN REQUEST FROM THE STOCKHOLDER.”

4.             Representations, Warranties and Covenants of the Company.  This Warrant is issued and delivered by the Company and accepted by Holder on the basis of the following representations, warranties and covenants made by the Company:

4.1           The Company covenants that it will at all times from and after the date hereof reserve and keep available, free and clear of all preemptive or similar rights, such number of its authorized shares of  Common Stock as will be sufficient to permit, respectively, the exercise of this Warrant in full.  The Company covenants further that such shares as may be issued pursuant to such exercise will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

4.2           The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder.  This Warrant has been duly authorized, issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

4.3           The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Common Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (a) violate or contravene the Company’s Certificate of Incorporation or Bylaws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (b) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its

5

assets are bound or (c) require the consent or approval of or the filing of any notice or registration with any person or entity.

4.4           If any shares of the Common Stock required to be reserved for issuance upon exercise of this Warrant or as otherwise provided hereunder require registration or qualification with any governmental authority or other governmental approval or filing under any federal or state law before such shares may be so issued, the Company will in good faith use its best efforts to, as promptly as practicable at its expense, cause such shares to be duly registered or qualified or such approval to be obtained or filing made.  If the Company shall list any shares of Common Stock on any securities exchange it will, at its expense, list thereon, maintain and increase when necessary such listing of, all shares of Common Stock from time to time issued upon exercise of this Warrant or as otherwise provided hereunder, and, to the extent permissible under the applicable securities exchange rules, all unissued shares of Common Stock which are at any time issuable hereunder, so long as any shares of Common Stock shall be so listed.

4.5           The Company shall not by any action (including, without limitation, amending the Certificate of Incorporation or bylaws of the Company or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action) avoid or seek to avoid (directly or indirectly) the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary, appropriate or desirable to protect the rights of the Holder hereof against impairment.

5.             Fractional Shares.  No fractional shares shall be issued in connection with any exercise of this Warrant.  In lieu of the issuance of such fractional shares, the Company shall make a cash payment equal to the then fair market value of such fractional share as determined in good faith by the Company’s board of directors.

6.             No Privilege of Stock Ownership.  Prior to the exercise of this Warrant, Holder shall not be entitled, by virtue of holding this Warrant, to any rights of a stockholder of the Company, including, without limitation, the right to vote, receive dividends or other distributions, or exercise preemptive rights, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.  Nothing in this Section 6 shall limit the right of Holder to be provided the notices required herein or to participate in distributions described in Section 2 of this Warrant if Holder ultimately exercises this Warrant.

7.             “Market Stand-Off” Agreement.  Holder hereby agrees that is shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration or purchased in the registration or aftermarket) for the 180-day period following the effective date of the Initial Offering (or such longer period not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711); provided, that, with respect to (i) above, all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements.  Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under this Section 7 or that are necessary to give further effect thereto.  The obligations described in this Section 7 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.

6

8.             Transfers or Exchanges.  Subject to compliance with all applicable federal and state securities laws, which the Holder shall establish to the satisfaction of the Company, this Warrant and all rights hereunder are transferable in whole or in part by Holder to any person.  Holder will provide prior written notice of such transfer to the Company.  The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal executive offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.  In the event of a partial transfer, the Company shall issue to Holder and its transferees one or more appropriate new warrants.

9.             Successors and Assigns.  The terms and provisions of this Warrant shall be binding upon the Company, Holder, and their respective successors and assigns, subject at all times to the restrictions set forth in this Warrant.

10.           Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt of notice by the Company of the loss, theft, destruction, or mutilation of this Warrant, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and, if mutilated upon surrender and cancellation of this Warrant, the Company will make and deliver a new warrant, in identical form, and dated as of such cancellation, in lieu of this Warrant.

11.           Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action, or the expiration of any right required or granted herein shall be a Saturday, or Sunday, or shall be a legal holiday, then such action may be taken or such right may be exercised, except as to the purchase price, on the next succeeding day not a legal holiday.

12.           Amendments and Waivers.  Any term of this Warrant may be amended, and the observance of any term of this Warrant may be waived (either generally or in a particular instance, and either retroactively or prospectively), with the written consent of the Company and Holder.

13.           Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law provisions thereof.

14.           Notices.  Any notice, demand or delivery pursuant to the provisions of this Warrant shall be in writing, shall be addressed as set forth below and shall be sufficiently delivered or made on the second business day if delivered by Federal Express or any other reliable overnight courier.

If to the Company:	Rally Software Development Corp.
3333 Walnut Street
Boulder, CO 80301
Attention: Chief Executive Officer

If to the Holder:	The Community Foundation
1123 Spruce Street
Boulder, CO 80302

Either the Company or Holder may change its address for notice purpose by providing written notice to the other party in accordance with this Section 14.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of May 20, 2011.

/s/Nicholas A. Budor
By:	Nicholas A. Budor
Title:	Vice President, Associate General Counsel and Secretary

8

EXHIBIT A

SUBSCRIPTION

Rally Software Development

3333 Walnut Street

Boulder, CO 80301

Attention:  Chief Executive Officer

Ladies and Gentlemen:

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant dated May 20, 2011,                      shares of the Common Stock of Rally Software Development Corp., a Delaware corporation.

Dated:	,

By:
Print Name:
Title:

EXHIBIT B

NET ISSUE ELECTION

Rally Software Development

3333 Walnut Street

Boulder, CO 80301

Attention:  Chief Executive Officer

Ladies and Gentlemen:

The undersigned hereby elects under Section 1.4 of the Warrant dated May 20, 2011, (the “Warrant”), to exercise its right to receive                         shares of Common Stock pursuant to the Warrant.  The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Name for Registration:

Mailing Address:

By:
Print Name:
Title:

EXHIBIT C

ASSIGNMENT

FOR VALUE RECEIVED,                                                              hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-            ) with respect to the number of shares of the Non-Voting Common covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Dated:	Signature:

Witness:

Exhibit 10.10

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:  Rally Software Development Corp., a Delaware corporation

Number of Shares:  81,875

Class of Stock:  Series A-1 Preferred Stock

Warrant Price:  $1.00 per share

Issue Date:  June 30, 2005

Expiration Date: The 10th anniversary after the Issue Date

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, SILICON VALLEY BANK (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the company (the “Company”) at the Warrant Price all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1           Method of Exercise. Holder may exercise this Warrant at any time prior to the Expiration Date (and subject to early termination pursuant to Section 1.6 below) by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2           Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time at any time prior to the Expiration Date (and subject to early termination pursuant to Section 1.6 below) convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant (or, if exercising in part, the number of Shares as to which the conversion right is being exercised) minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3           Fair Market Value. If the Company’s common stock is traded in a public market and the shares issuable upon exercise or conversion of this Warrant are common stock in accordance with Section 2.2 hereof, the fair market value of each Share shall be the closing price of a Share reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to or upon the effectiveness of the Company’s initial public offering, the “price to public” per share specified in the final prospectus relating to such offering) multiplied by the number of shares of the Company’s common stock into which a Share was converted.  If the Company’s common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company’s common stock reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to or upon the effectiveness of the Company’s initial public offering, the initial “price to public” per share price specified in the final prospectus relating to such offering), multiplied by the number of shares of the Company’s common stock into which a Share is convertible. If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4           Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5           Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft, or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6           Treatment of Warrant Upon Acquisition of Company.

1.6.1        “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.6.2        Treatment of Warrant at Acquisition.

A)           Holder agrees that, in the event of an Acquisition that is not an asset sale and in which the sole consideration is cash and assumption of liabilities, upon the written request of the Company, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

B)            Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

C)            Upon the closing of any Acquisition other than those particularly described in subsection (A) and (B) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten (10) percent or more of the stock of Company, any person or entity that controls or is controlled

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by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.

ARTICLE 2.           ADJUSTMENTS TO THE SHARES.

2.1           Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on the Shares payable in common stock, or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increase the amount of stock into which the Shares are convertible, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2           Reclassification, Exchange, Combinations or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3           Adjustments for Dilutinq Issuances.  If and for so long as the Shares issuable upon exercise or conversion of this Warrant are Series A-1 Preferred Stock, the number of shares of common stock issuable upon conversion of the Shares shall be subject to adjustment, from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Shares in the Company’s Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder.

2.4           No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.5           Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the

3

Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6           Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3.           REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1           Representations and Warranties.  The Company represents and warrants to the Holder as follows:

(a)           The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which the Shares were last issued in a capital-raising transaction in which at least $500,000 of the Shares were sold.

(b)           All Shares which may be issued upon the exercise of the purchase or conversion right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance in accordance with this Warrant, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)           The Capitalization Table previously provided to Holder remains true and complete as of the Issue Date (except for changes to the Capitalization Table relating to the issuance of this Warrant).

3.2           Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon any of its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for sale any shares of the Company’s capital stock (or other securities convertible into such capital stock), other than (i) pursuant to the Company’s stock option or other compensatory plans, (ii) in connection with commercial credit arrangements or equipment financings, or (iii) in connection with strategic transactions for purposes other than capital raising; (c) to effect any reclassification or recapitalization of any of its stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3           Registration Under Securities Act of 1933, as amended. The Company agrees that the common stock issuable upon conversion of the Shares (or, if the Shares issuable upon exercise or conversion of this Warrant are common stock in accordance with Section 2.2 hereof, the Shares), shall have certain incidental, or “Piggyback,” registration rights pursuant to and as set forth in the Company’s Investor Rights Agreement, dated November 23, 2004, as the same may be amended or restated from time to time. The provisions set forth in the Company’s Investors’ Right Agreement or similar agreement relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such

4

amendment, modification, or waiver affects the rights held by all other holders of registration rights under the Investor Rights Agreement.

3.4           No Shareholder Rights.  Except as provided in this Warrant, the Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

ARTICLE 4.           REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1           Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2           Disclosure of Information.  The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3           Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4           Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5           The Act.  The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the 1933 Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5.           MISCELLANEOUS.

5.1           Term: Subject to the early termination provisions in Section 1.6 hereof, this Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2           Legends.  This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE ACT, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT PURSUANT TO THE PROVISIONS OF

5

ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3           Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to Silicon Valley Bancshares (Holder’s parent company) or any other affiliate of Holder, so long as such affiliate makes representations and warranties substantially similar to those set forth in Article 4 hereof.  Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.4           Transfer Procedure.  Upon receipt by Holder of the executed Warrant, Holder will transfer all of this Warrant to Silicon Valley Bancshares, Holder’s parent company, by execution of an Assignment substantially in the form of Appendix 2. Subject to the provisions of Article 5.3 and upon providing Company with written notice, Silicon Valley Bancshares and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Silicon Valley Bancshares or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Shares (a) to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded or (b) if, in the reasonable determination of the Company in consultation with its legal counsel, such transfer would not be exempt from the registration requirements of the Act or would cause the issuance of this Warrant to fail to be exempt from the registration requirements of the Act.

5.5           Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such holder from time to time. Effective upon receipt of the fully executed Warrant and the initial transfer described in Article 5.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Silicon Valley Bancshares

Attn: Treasury Department

3003 Tasman Drive, HA 200

Santa Clara, CA 95054

Telephone: 408-654-7400

Facsimile: 408-496-2405

Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

Rally Software Development Corp.

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1050 Walnut Street, Suite 202

Boulder, CO 80302

Attn: Chief Executive Officer

Telephone:  (303) 565-2800

Facsimile: (303) 226-1179

5.6           Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7           Attorney’s Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.

5.8           Automatic Conversion upon Expiration.  In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

5.9           Counterparts.  This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10         Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

“COMPANY”
RALLY SOFTWARE DEVELOPMENT CORP.

By:	/s/Timothy A. Miller

Name:	Timothy A. Miller
(Print)
Title:	CEO

By:	/s/Chad T. Varra

Name:	Chad T. Varra
(Print)
Title:	Chief Financial Officer, Secretary, Assistant Treasurer or Assistant Secretary

“HOLDER”
SILICON VALLEY BANK

By:	/s/Frank Amoroso

Name:	Frank Amoroso

Title:	VP

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APPENDIX 1

NOTICE OF EXERCISE

1.             Holder elects to purchase                  shares of the Common/Series             Preferred [strike one] Stock of Rally Software Development Corp. pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1.             Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for                                      of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.             Please issue a certificate or certificates representing the shares in the name specified below:

Holders Name

(Address)

3.             By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

APPENDIX 2

ASSIGNMENT

For value received, Silicon Valley Bank hereby sells, assigns and transfers unto

Name:	Silicon Valley Bancshares
Address:	3003 Tasman Drive (HA-200)
Santa Clara, CA 95054

Tax ID: 91-1962278

that certain Warrant to Purchase Stock issued by Rally Software Development Corp. (the “Company”), on June 30, 2005 (the “Warrant”) together with all rights, title and interest therein.

SILICON VALLEY BANK:

By:	/s/Frank J. Amoroso

Name:	Frank J. Amoroso

Title:	VP

Date: June 30, 2005

By its execution below, and for the benefit of the Company, Silicon Valley Bancshares makes each of the representations and warranties set forth in Article 4 of the Warrant as of the date hereof.

SILICON VALLEY BANCSHARES:

By:	/s/Paulette Mehas

Name:	Paulette Mehas

Title:	Treasurer

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Exhibit 10.11

The prior warrant dated May 16, 2007 is hereby amended and restated in its entirety (the “Prior Warrant”).  Upon execution of this warrant, all provisions of, rights granted and covenants made in the Prior Warrant are hereby waived, released and superseded in their entirety and shall have no further force or effect.  As of the date hereof the Prior Warrant shall be of no further force or effect.

THIS AMENDED AND RESTATED WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

AMENDED AND RESTATED WARRANT TO PURCHASE STOCK

Corporation:	RALLY SOFTWARE DEVELOPMENT CORP., a Delaware corporation
Number of Shares:	100,354
Class of Stock:	Series B Preferred Stock
Initial Exercise Price:	$1.126 per share
Issue Date:	December 3, 2009
Expiration Date:	May 16, 2014

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, SQUARE 1 BANK or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of RALLY SOFTWARE DEVELOPMENT CORP.  (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1

EXERCISE

1.1          Method of Exercise.  Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2          Conversion Right.  In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant (or the portion thereof being exercised, if less than the entire warrant) minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share.  The fair market value of the Shares shall be determined pursuant to Section 1.4.

1.3          Intentionally Omitted.

1.4          Fair Market Value.  If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company.  If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.5          Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.6          Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new Warrant of like tenor.

1.7          Repurchase on Sale, Merger, or Consolidation of the Company.

1.7.1        “Acquisition.” For the purpose of this warrant, “Acquisition” means (a) any sale, exclusive license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, (b) any sale or disposition of all or substantially all of the capital stock of the Company, or (c) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.7.2        Assumption of Warrant.  If upon the closing of any Acquisition the successor entity assumes the obligations of this warrant, then this warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing.  The Warrant Price shall be adjusted accordingly.  The Company shall use commercially reasonable efforts to cause the surviving corporation to assume the obligations of this warrant.

1.7.3        Nonassumption.  If upon the closing of any Acquisition the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this warrant in full, then this warrant shall be deemed to have been automatically converted pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1          Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2          Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock.  The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3          Adjustments for Combinations, Etc.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4          Adjustments for Diluting Issuances.  In the event of the issuance (a “Diluting Issuance”) by the Company after the Issue Date of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions of the Company’s Certificate of Incorporation that apply to Diluting Issuances.

2.5          Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Vice President of Finance setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.6          Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1          Representations and Warranties.  The Company hereby represents and warrants to the Holder as follows:

(a)           The initial Warrant Price referenced on the first page of this warrant is the per share price paid in Company’s most recent equity financing.

(b)           All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)           The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.

3.2          Notice of Certain Events.  The Company shall provide Holder with not less than 10 days prior written notice, including a description of the material facts surrounding, any of the following events: (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) offering for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) effecting any reclassification or recapitalization of common stock; or (d) the merger or consolidation with or into any other corporation, or sale, lease, license, or conveyance of all or substantially all of its assets, or liquidation, dissolution or winding up.

3.3          Information Rights.  So long as the Holder holds this Warrant, the Company shall deliver to the Holder (a) within two hundred ten (210) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (b) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

3.4          Registration Under Securities Act of 1933, as amended.  The Company agrees that the shares of common stock of the Company issuable upon conversion of the Shares, shall be “Registrable Securities”, and Holder shall be a “Holder” under the Amended and Restated Investor Rights Agreement among the Company and other persons dated as of May 31, 2006, and Holder shall become a party to the Rights Agreement simultaneously upon execution thereof solely for the purpose of being granted piggyback registration rights thereunder.

ARTICLE 4

MISCELLANEOUS

4.1          Term: Exercise Upon Expiration.  This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering.  If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

4.2          Legends.  This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form as well as any additional legends that the Company and Holder mutually agree upon with respect to such Shares:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

4.3          Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.  The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144 (d) and (e) in reasonable detail, the selling broker represents that it has compiled with Rule 144(0, and the Company is provided with a copy of Holder’s notice of proposed sale.

4.4          Transfer Procedure.  Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable).  No surrender or reissuance shall be required if the transfer is to an affiliate of Holder.

4.5          Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.  All notices to the Holder shall be addressed as follows:

Square 1 Bank

Attn: Warrant Administrator

406 Blackwell Street, Suite 240

Crowe Building

Durham, NC 27701

4.6          Amendments.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7          Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8          Governing Law.  This warrant shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to its principles regarding conflicts of law.

RALLY SOFTWARE DEVELOPMENT CORP.

By:	/s/ Nicholas Budor

Name:	Nicholas Budor

Title:	Associate General Counsel

[Signature Page to Amended and Restated Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1.             The undersigned hereby elects to purchase                              shares of the                              stock of RALLY SOFTWARE DEVELOPMENT CORP.  pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1.             The undersigned hereby elects to convert the attached Warrant into shares in the manner specified in the Warrant.  This conversion is exercised with respect to                  of the shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.             Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Square 1 Bank

Attn: Warrant Administrator

406 Blackwell Street, Suite 240

Crowe Building

Durham, NC 27701

3.             The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

SQUARE 1 BANK or Registered Assignee

(Signature)

(Date)

Exhibit 10.12

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

RALLY SOFTWARE DEVELOPMENT CORP.

WARRANT TO PURCHASE SERIES C PREFERRED STOCK

No. PCW-	May 20, 2008

VOID AFTER MAY 20, 2018

THIS CERTIFIES THAT, for value received,                                                 , with its principal office at                                         , or assigns (the “Holder”), is entitled to subscribe for and purchase from RALLY SOFTWARE DEVELOPMENT CORP., a Delaware corporation, with its principal office at 3333 Walnut Street, 1st Floor, Boulder, CO 80301 (the “Company”)                    Exercise Shares at the Exercise Price (each subject to adjustment as provided herein). This Warrant is being issued as one of a series of warrants (the “Warrants”) pursuant to the terms of the Note and Warrant Purchase Agreement, dated February 8, 2008 by and among the Company and the Purchasers therewith (the “Purchase Agreement”).

DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement. As used herein, the following terms shall have the following respective meanings:

(a)                                  “Common Stock” shall mean the Company’s common stock, par value $.0001 per share,

(b)                                  “Exercise Period” shall mean the period commencing with the date hereof and shall be exercisable for a period ending upon the earlier to occur of (i) 10 years from the date hereof; or (ii) 5 years after an initial public offering of securities registered under the Securities Act of 1933 (the “Act”) (an “IPO”).

(c)                                  “Exercise Price” shall mean $1.509 per Exercise Share subject to adjustment pursuant to Section 5 below.

(d)                                  “Exercise Shares” shall mean shares of the Company’s Series C Preferred Stock issuable upon exercise of this Warrant.

2.                                      EXERCISE OF WARRANT. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by notice in writing to the Holder):

(a)                                  An executed Notice of Exercise in the form attached hereto;

(b)                                  Payment of the Exercise Price either (i) in cash or by check, or (ii) by cancellation of indebtedness; and

(c)                                  This Warrant.

Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised. In the event that this Warrant is being exercised for less than all of the then-current number of Exercise Shares purchasable hereunder, the Company shall, concurrently with the issuance by the Company of the number of Exercise Shares for which this Warrant is then being exercised, issue a new Warrant exercisable for the remaining number of Exercise Shares purchasable hereunder.

The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.1                               Net Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one Exercise Share is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of Exercise Shares computed using the following formula:

X =      Y (A-B)

                  A

Where            X =                             the number of Exercise Shares to be issued to the Holder

Y =                              the number of Exercise Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, that portion of the Warrant being canceled (at the date of such calculation)

A =                            the fair market value of one Exercise Share (at the date of such calculation)

B =                              Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, current fair market value of each Exercise Share shall mean:

(i)                                     if the exercise is after, and not in connection with an IPO, and:

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(A)                              if the Common Stock is traded on a securities exchange, (x) the average of the closing prices over a five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each Exercise Share is convertible at the time of such exercise; or

(B)                                if the Common Stock is traded over-the-counter, (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each Exercise Share is convertible at the time of such exercise;

(ii)                                  if at any time the Common Stock is not listed on any securities exchange or the over-the-counter market, the fair market value of each Exercise Share shall be determined by the Company’s Board of Directors in good faith.

3.                                      COVENANTS OF THE COMPANY.

3.1                               Covenants as to Exercise Shares. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of the series of equity securities comprising the Exercise Shares to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of such series of the Company’s equity securities shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of such series of the Company’s equity securities to such number of shares as shall be sufficient for such purposes.

3.2                               Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

4.                                      REPRESENTATIONS OF HOLDER.

4.1                               Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is acquiring the Warrant and the Exercise Shares solely for its account for investment and not with a view to or for sale or distribution of said Warrant or Exercise Shares or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Exercise Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

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4.2                               Securities Are Not Registered.

(a)                                  The Holder understands that the Warrant and the Exercise Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) on the basis that no distribution or public offering of the stock of the Company is to be effected. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder has no such present intention.

(b)                                  The Holder recognizes that the Warrant and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. The Holder recognizes that the Company has no obligation to register the Warrant or the Exercise Shares of the Company, or to comply with any exemption from such registration.

(c)                                  The Holder is aware that neither the Warrant nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

4.3                               Disposition of Warrant and Exercise Shares.

(a)                                  The Holder further agrees not to make any disposition of all or any part of the Warrant or Exercise Shares in any event unless and until:

(i)                                    The Company shall have received a letter secured by the Holder from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition;

(ii)                                There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii)                            The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, for the Holder to the effect that such disposition will not require registration of such Warrant or Exercise Shares under the Act or any applicable state securities laws. The Company agrees that it will not require an opinion of counsel with respect to transactions under Rule 144 of the Securities Act of 1933, as amended, except in unusual circumstances.

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(b)                                  The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

4.4                               Accredited Investor Status. The Holder is an “accredited investor” as defined in Regulation D promulgated under the Act.

5.                                      ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF EXERCISE SHARES.

5.1                               Changes in Securities. In the event of changes in the series of equity securities of the Company comprising the Exercise Shares by reason of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of Exercise Shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. For purposes of this Section 5, the “Aggregate Exercise Price” shall mean the aggregate Exercise Price payable in connection with the exercise in full of this Warrant. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant.

5.2                               Automatic Conversion. Upon the automatic conversion of all outstanding shares of the series of equity securities comprising the Exercise Shares, this Warrant shall become exercisable for that number of shares of Common Stock of the Company into which the Exercise Shares would then be convertible, so long as such shares, if this Warrant had been exercised prior to such offering, would have been converted into shares of the Company’s Common Stock pursuant to the Company’s Certificate of Incorporation. In such case, all references to “Exercise Shares” shall mean shares of the Company’s Common Stock issuable upon exercise of this Warrant, as appropriate.

6.                                      FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) to be issued upon exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of one Exercise Share by such fraction.

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7.                                      MARKET STAND-OFF AGREEMENT. Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or Exercise Shares or other securities) of the Company held by Holder, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Act in connection with the Company’s IPO. Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 8 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

8.                                      NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

9.                                      TRANSFER OF WARRANT. Subject to applicable laws and the restriction on transfer set forth on the first page of this Warrant, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder. The transferee shall sign an investment letter in form and substance satisfactory to the Company.

10.                               LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

11.                               AMENDMENT. Any term of this Warrant may be amended or waived with the written consent of the Company and Holders of at least a majority in interest of the outstanding Warrants provided that all Warrants are similarly affected. Upon the effectuation of such amendment or waiver in conformance with this Section 12, the Company shall promptly give written notice thereof to the record holders of the Warrants who have not previously consented thereto in writing.

12.                               NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page and to Holder at                                                or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

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13.                               ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

14.                               GOVERNING LAW. This Warrant shall be governed by and construed under the laws of the State of Colorado in all respects as such laws are applied to agreements among Colorado residents entered into and performed entirely within Colorado.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of May 20, 2008.

RALLY SOFTWARE DEVELOPMENT CORP.

By:	/s/Nicholas Budor
Nicholas Budor,
Associate General Counsel and
Assistant Secretary

Address:	3333 Walnut Street, 1st Floor
Boulder, CO 80301

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NOTICE OF EXERCISE

TO: RALLY SOFTWARE DEVELOPMENT CORP.

(1)                                 ☐                                    The undersigned hereby elects to purchase                  shares of Series C Preferred Stock (the “Exercise Shares”) of Rally Software Development Corp. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

☐                                    The undersigned hereby elects to purchase                  shares of Series C Preferred Stock (the “Exercise Shares”) of Rally Software Development Corp. (the “Company”) pursuant to the terms of the net exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2)                                 Please issue a certificate or certificates representing said Exercise Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3)                                 The undersigned represents that (i) the aforesaid Exercise Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares; (ii) the undersigned is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company; (iii) the undersigned is experienced in making investments of this type and has such knowledge and background in financial and business matters that the undersigned is capable of evaluating the merits and risks of this investment and protecting the undersigned’s own interests; (iv) the undersigned understands that Exercise Shares issuable upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein, and, because such securities have not been registered under the Securities Act, they must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available; (v) the undersigned is aware that the aforesaid Exercise Shares may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until the undersigned has held the shares for the number of years prescribed by Rule 144, that among the conditions for use of the Rule is the availability of current information to the public about the Company and the Company has not made such information available and has no present plans to do so; and (vi) the undersigned agrees not to make any disposition of all or any part of the aforesaid shares of Exercise Shares unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or, if reasonably requested by the Company, the undersigned has provided the Company with an opinion of counsel satisfactory to the Company, stating that such registration is not required.

(Date)	(Signature)

(Print name)

2

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated: , 20

Holder’s
Signature:

Holder’s
Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

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Schedule to Form of Series C Preferred Stock Warrant

Warrant No.	Name of Warrantholder	Number of Shares
PCW-1	Mobius Technology Ventures VI, L.P.	15,117
PCW-2	SOFTBANK U.S. Ventures VI L.P.	16,213
PCW-3	Mobius Technology Ventures Advisors Fund VI L.P.	588
PCW-4	Mobius Technology Ventures Side Fund VI L.P.	618
PCW-5	Boulder Ventures IV, L.P.	2,020
PCW-6	Boulder Ventures IV (Annex), L.P.	30,517
PCW-7	Vista Ventures Advantage, L.P.	13,253
PCW-8	Timothy A. Miller and Jerri Miller, TC	16,567
PCW-9	Ryan Martens and Wynn Martens, TC	3,313
PCW-10	Don Hazell	1,192

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Exhibit 10.13

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT TO PURCHASE STOCK

Corporation:                                                                             RALLY SOFTWARE DEVELOPMENT CORP., a Delaware corporation

Number of Shares:                                              62,500

Class of Stock:                                                                 Series C Preferred Stock

Initial Exercise Price:                                    $1.509 per share

Issue Date:                                                                                    September 30, 2008

Expiration Date:                                                            September 30, 2015

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, SQUARE 1 BANK or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of RALLY SOFTWARE DEVELOPMENT CORP.  (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1

EXERCISE

1.1                               Method of Exercise.  Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2                               Conversion Right.  In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant (or the portion thereof being exercised, if less than the entire warrant) minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share.  The fair market value of the Shares shall be determined pursuant to Section 1.4,

1.3                               Intentionally Omitted.

1.4                               Fair Market Value.  If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company.  If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.5                               Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.6                               Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the ease of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new Warrant of like tenor.

1.7                               Repurchase on Sale, Merger, or Consolidation of the Company.

1.7.1                        “Acquisition.”  For the purpose of this warrant, “Acquisition” means (a) any sale, exclusive license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, (b) any sale or disposition of all or substantially all of the capital stock of the Company, or (c) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.7.2                        Assumption of Warrant.  If upon the closing of any Acquisition the successor entity assumes the obligations of this warrant, then this warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing.  The Warrant Price shall be adjusted accordingly.  The Company shall use commercially reasonable efforts to cause the surviving corporation to assume the obligations of this warrant.

1.7.3                        Nonassumption.  If upon the closing of any Acquisition the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this warrant in full, then this warrant shall be deemed to have been automatically converted pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1                               Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2                               Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock.  The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3                               Adjustments for Combinations, Etc.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4                               Adjustments for Diluting Issuances.  In the event of the issuance (a “Diluting Issuance”) by the Company after the Issue Date of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions of the Company’s Certificate of Incorporation that apply to Diluting Issuances.

2.5                               Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Vice President of Finance setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.6                               Fractional Shares.  No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1                               Representations and Warranties.  The Company hereby represents and warrants to the Holder as follows:

(a)                                  The initial Warrant Price referenced on the first page of this warrant is the per share price paid in Company’s most recent equity financing.

(b)                                  All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)                                  The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.

3.2                               Notice of Certain Events.  The Company shall provide Holder with not less than 10 days prior written notice, including a description of the material facts surrounding, any of the following events: (a) declaration of any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) offering for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) effecting any reclassification or recapitalization of common stock; or (d) the merger or consolidation with or into any other corporation, or sale, lease, license, or conveyance of all or substantially all of its assets, or liquidation, dissolution or winding up.

3.3                               Information Rights.  So long as the Holder holds this Warrant, the Company shall deliver to the Holder (a) within two hundred ten (210) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (b) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

3.4                               Registration Under Securities Act of 1933, as amended.  The Company agrees that the shares of common stock of the Company issuable upon conversion of the Shares, shall be “Registrable Securities”, and Holder shall be a “Holder” under the Amended and Restated Investor Rights Agreement among the Company and other persons dated as of May 31, 2006, and Holder shall become a party to the Rights Agreement simultaneously upon execution thereof solely for the purpose of being granted piggyback registration rights thereunder.

ARTICLE 4

MISCELLANEOUS

4.1                               Term:  Exercise Upon Expiration.  This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering.  If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

4.2                               Legends.  This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form as well as any additional legends that the Company and Holder mutually agree upon with respect to such Shares:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

4.3                               Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.  The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144 (d) and (e) in reasonable detail, the selling broker represents that it has compiled with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.4                               Transfer Procedure.  Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable).  No surrender or reissuance shall be required if the transfer is to an affiliate of Holder.

4.5                               Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.  All notices to the Holder shall be addressed as follows:

Square 1 Bank
Attn: Warrant Administrator
406 Blackwell Street, Suite 240
Crowe Building
Durham, NC 27701

4.6                               Amendments.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7                               Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8                               Governing Law.  This warrant shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to its principles regarding conflicts of law.

RALLY SOFTWARE DEVELOPMENT CORP.

By:	/s/ Chad T. Varra

Name:	Chad T. Varra

Title:	VP Finance

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1.                                      The undersigned hereby elects to purchase                              shares of the                              stock of RALLY SOFTWARE DEVELOPMENT CORP. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1.                                      The undersigned hereby elects to convert the attached Warrant into shares in the manner specified in the Warrant.  This conversion is exercised with respect to                  of the shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.                                      Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Square 1 Bank
Attn: Warrant Administrator
406 Blackwell Street, Suite 240
Crowe Building
Durham, NC 27701

3.                                      The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

SQUARE 1 BANK or Registered Assignee

(Signature)

(Date)

Exhibit 10.14.1

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Date:       March 14, 2011

To:          Management Metric Based Bonus (MBB) Participants

From:     Jim Lejeal

Regarding:            Q1-2011 MBB Algorithm

The Rally Management Metric Based Bonus for Q1 2011 will be attached to company performance against total product bookings.

The intent is to align the company management with the sales team’s bookings objectives.

Goal:   Achieve the Company’s Q1 “assigned quota” Total Product Bookings Sales Goal:

Company Quota Amount Budget:

New Product Bookings	$	[*]
Renewal Product Bookings	$	[*]
Total Product Bookings	$	[*]

Payment Structure:

We will continue to have a 90% new bookings threshold as well as a total payment cap of 125%:

Anticipated Payout Date:

1 month after close of quarter

Exhibit 10.14.2

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Date:       June 15, 2011

To:          Management Metric Based Bonus (MBB) Participants

From:     Jim Lejeal

Regarding:            Q2-2011 MBB Algorithm

The Rally Management Metric Based Bonus for Q2 2011 will be attached to company performance against total product bookings.

The intent is to align the company management with the sales team’s bookings objectives.

Goal:   Achieve the Company’s Q2 “assigned quota” (aka “Don’s number”) Total Product Bookings Sales Goal:

Company Quota Amount Budget:

New Product Bookings	$	[*]
Renewal Product Bookings	$	[*]
Total Product Bookings	$	[*]

Payment Structure:

We will continue to have a 90% new bookings threshold as well as a total payment cap of 125%:

Anticipated Payout Date:

1 month after close of quarter

Exhibit 10.14.3

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

To:          Management Metric Based Bonus (MBB) Participants

From:     Jim Lejeal

Regarding:            Q3-2011 MBB Algorithm

The Rally Management Metric Based Bonus for Q3 2011 will be attached to company performance against total product bookings.

The intent is to align the company management with the sales team’s bookings objectives.

Goal:   Achieve the Company’s Q3 “assigned quota” Total Product Bookings Sales Goal:

Company Quota Amount Budget:

New Product Bookings	$	[*]
Renewal Product Bookings	$	[*]
Total Product Bookings	$	[*]

Payment Structure:

We will continue to have a 90% new bookings threshold as well as a total payment cap of 125%:

Anticipated Payout Date:

1 month after close of quarter

Exhibit 10.14.4

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Date:	December 5, 2011

To:	Management Metric Based Bonus (MBB) Participants

From:	Jim Lejeal

Regarding:	Q4-2011 (FYE 1/31/2012) MBB Algorithm

The Rally Management Metric Based Bonus for Q4 2011 will be attached to company performance against total product bookings.

The intent is to align the company management with the sales team’s bookings objectives.

Goal:   Achieve the Company’s Q4 “assigned quota” (aka “Don’s number”) Total Product Bookings Sales Goal:

Company Quota Amount Budget:

New Product Bookings	$	[*]
Renewal Product Bookings	$	[*]
Total Product Bookings	$	[*]

Payment Structure:

The payment structure is different than prior quarters and allows for significantly more upside as follows:

•                  We will continue to have a 90% new bookings threshold to trigger the quarterly MBB at 90%, then

•                  100% of total product bookings will equate to a 100% payment of the quarterly MBB

•                  104% of total product bookings will equate to a 104% payment of the quarterly MBB

•                  105% of total product bookings will equate to a 125% payment of the quarterly MBB

•                  109% of total product bookings will equate to a 129% payment of the quarterly MBB

•                  110% of total product bookings will equate to a 176% payment of the quarterly MBB

•                  115% of total product bookings will equate to a 184% payment of the quarterly MBB

•                  120% of total product bookings will equate to a 192% payment of the quarterly MBB

•                  125% of total product bookings will equate to a 200% payment of the quarterly MBB (consistent with previous quarters the capped total award is at 125%)

•                  “Tiers” are linear and percentages in between will have a proportionate payment (by way of example 108% will pay out at 128%)

Anticipated Payout Date:

2 to 3 pay periods after close of quarter

Exhibit 10.14.5

Date:	May 3, 2012

To:	Management Metric Based Bonus (MBB) Participants

From:	Jim Lejeal

Regarding:	Q1 & Q2 FY13 MBB Structure and Goal

For FY13, we are implementing a slight change to the MBB program.  Instead of paying against quarterly total product bookings performance like we have in past quarters, we will now pay against total product bookings performance measured for the 1st half of the year.

We believe this change better aligns the company with performance metrics and objectives outlined in our 1H FY13 operating plan approved by our Board of Directors.

Rally will still pay the MBB on a quarterly basis using the following guidelines:

•                  The Q1 MBB payment will be paid to participants at 100% of performance provided that the company exceeds 85% of new product bookings quota amount for Q1.

•                  The Q2 MBB payment will be paid to participants according to the company’s performance against the total product bookings quota amount for the first 6 months of the fiscal year.

•                  The Company must achieve 90% of the 1H new product bookings for the Q2 portion of the MBB to be paid.

The intent is to align MBB participants with the sales team’s bookings objectives for the 1H period.

Quota amounts for Q2 are not determined until mid-month of the first month of the quarter (May ’12) so as a result the final MBB target numbers for Q2 will be communicated as soon as possible at the Monday morning management meeting.

Payment Conditions:

We will have a new bookings threshold for Q1 and Q2 of 85% and 90%, respectively.

Further, a total payment cap will be set at 125%.

A “true-up” will take place on the Q2 payment.

•                  For example, if the Company performs to 115% of product bookings for 1H 2013 and 100% was paid for Q1 the additional 15% due on Q1 will be paid with the Q2 payment.

Note that in the unlikely event the 90% of 1H 2013 bookings is not attained the Q1 bonus will be deemed earned based on achieving the 85% milestone for Q1.

Anticipated Payout Date:

It is anticipated Rally will pay Q1 on May 15th, 2012 and Q2 on August 31st, 2012.

Exhibit 10.15.1

Rally Executive Vice President

2011 Sales Compensation Plan effective 2/1/2011 — Executive Vice President

Plan Summary: YEAR-2011

Notes To Plans:

•                  Commissions may be paid on three types (See below - Subscription, Services, Management by Objective) of transactions depending on role/start date/etc.

•                  On Target Earnings (OTE) are paid when 100% of the sales targets are met. OTE is split between the three components noted above

•                  Commissions are paid monthly on the next pay date following the end of the month (usually on the 16th of each month)

•                  Management reserves the right to change the compensation plan at any time at their sole discretion

•                  Management reserves the right to defer commission payment commensurate with cash collection on any transaction

•                  Variable compensation payments (commissions, MBOs, billable days, etc.) will be held until you accept your compensation plan. If you find an error in your plan, please notify your manager immediately so that the plan can be corrected and you can accept it.

1. LICENSE COMMISSIONS

Subscriptions:

•                  Quota is applied based on an ARR number (Annual Recurring Revenue) equal to the amount of a subscription revenue we would get in a 12 month period

•                  Quota credit is applied for the first 12 months on New Orders and Renewal Orders

•                  Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total)

•                  Individuals are paid based on the Team quota credit attainment

•                  Base Commission Rate is calculated as Quarter Subscription Commission divided by Quarter Team Subscription Quota

•                  Accelerator rates may apply as follows based on Team Quota Attainment (New and Renewal Orders):

•                  Up to 100% = Base Commission Rate

•                  Over 100% = 1.5% Accelerator Rate

•                  Commissions will be charged back to the team at the rate originally paid if the customer does not fulfill 12 months of subscription obligation or ceases to pay

•                  (For example, if a customer has a ramp or subsequent order for 8 months and they do not renew, then 4 months will be clawed back as they did not fulfill 12 months)

•                  Charge backs will apply to unpaid subscription fees only

Multi-Year Prepaid Subscriptions:

•                  Quota credit is applied based on the ARR + the ARR Prepay Discount amount (negates the prepay discount)

•                  An additional one-time spiff will be paid on: Up Front Cash Value MINUS the ARR Quota Credit above. Spiff Rate = 5%

•                  The spiff will be paid only to the individual rep who closed the deal (not team) and the Director and VP

Perpetual Licenses:

•                  Quota credit is applied for perpetual deals “as if it were a subscription deal:”

•                  Recalc ARR by taking: (seat count TIMES monthly subscription list price TIMES (100% MINUS discount % given) TIMES 12)

Spiff

•                  No spiff on a Perpetual On-Premise Deal

•                  If a Perpetual Hosted Deal, then an additional spiff is paid on: Up Front Cash Value MINUS the ARR Quota Credit above TIMES spiff Rate listed

•                  If customer moves from On-Premise to On-Demand, spiff is paid at base rate on hosting fees only.  (There are no new seats.  There is no quota credit.)

•                  The spiff will be paid only to the individual rep who closed the deal (not team) and the Director and VP

2. SERVICES COMMISSIONS

Services Contracts/SOWs Fully Executed

•                  Quota is applied based on dollar value of a Statement of Work (SOW)

•                  Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total)

•                  Individuals are paid based on the Team quota credit attainment (not individual attainment)

•                  Base Services Rate is calculated as Quarter Services Commission divided by Quarter Team Services Quota

•                  A cap will be placed on the amount of quota credit at 300% for the quarter until 90% of this has been delivered. Once 90% has been delivered, the remainder, up to 300% will be paid each quarter at the original quarter Base Services Rate, and so forth until the entire amount of the order is retired. The amount of carry over released is not added to the future quarter’s credit attainment, but rather paid in addition to the normal commission.

•                 Accelerator rates apply for attainment between 100% of services quota and 300% of quota at 1.5 times the Base Services Rate. Anything above 300% is paid at the Base Services Rate

•                  Accelerator rates are only paid once the individual has reached at least 80% of their Team Subscription Quota

•                  Once the Team Subscription Quota percent attainment has been reached, the accelerators are paid retroactively for the quarter on all attainment over 100%

•                  Any one transaction that is over 300% of quota will have commissions withheld for the entire team until the full amount of the transaction has been delivered.

•                  Management reserves the right to charge back amounts that do not eventually get delivered

3. VARIABLE BONUS/MANAGEMENT BY OBJECTIVE (MBO)

•                  Variable Bonuses are based on a Bonus Plan provided separately by management

•                  Variable Bonuses are paid either monthly or quarterly as defined in the plan

Acknowledged and agreed on , 2011

Employee Signature	Manager Signature

Printed Name	Printed Name

Exhibit 10.15.2

Executive Vice President of Sales (EVP)	Currency is USD
Q2 2011 Sales Compensation Plan	Effective: 5/1/2011

Notes To Plans:

•      On Target Earnings (OTE) are paid when 100% of the sales targets are met. OTE is split between the major components noted below.

•      Commissions are paid monthly on the next pay date following the end of the month (usually on the 16th of each month).

•      Management reserves the right to change the compensation plan at any time at their sole discretion and delay commission payment on any transaction.

•      Variable compensation payments will be held until you accept your compensation plan. If you find an error in your plan, please notify your manager immediately.

PRODUCT COMMISSIONS

Subscriptions

•      Quota is based on an ARR number (Annual Recurring Revenue) equal to the amount of subscription revenue Rally would receive in a 12 month period.

•      Quota attainment is applied for the first 12 months on New Orders and Renewal Orders.

•      Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total). Individuals are paid based on the Team quota attainment (not individual attainment).

•      Your Base Commission Rate is calculated as your Quarter Subscription Variable divided by your Quarter Team Subscription Quota.

•      Accelerator rates may apply as follows based on Team Quota Attainment (New and Renewal Orders):

•      Up to 100% = Base Commission Rate, Over 100% =1.500% Accelerator Rate

•      Commissions will be clawed back to the Team at the rate originally paid if the customer does not fulfill 12 months of subscription obligation or ceases to pay.

•      For example, if a customer has a ramp or order for 8 months and they do not renew, then 4 months will be clawed back as they did not fulfill 12 months.

•      Claw backs will apply to unpaid subscription fees only.

Perpetual Licenses

•      Quota attainment is applied for perpetual deals “as if it were a subscription deal.”

•      Recalculate ARR by taking: (seat count TIMES monthly subscription list price TIMES (100% MINUS discount % given) TIMES 12).

Multi-Year Prepaid Subscriptions - New and Renewal

•      Quota attainment and commissionable amount is applied based on the ARR + the ARR Prepay Discount amount (negates the prepay discount).

SERVICES COMMISSIONS - Services Contracts/SOWs Fully Executed

•      Quota is applied based on dollar value of a Statement of Work (SOW).

•      Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total).

•      Individuals are paid based on the Team quota attainment (not individual attainment).

•      Base Services Rate is 0.250%.

•      300% Rule

•      Accelerator rates apply for attainment between 100% of services quota and 300% of quota at 1.5x the base rate. Anything above 300% is paid at the Base
Services Rate.

•      For any SOW over $100,000 and not 100% PrePay:

•      50% of commissionable amount will be booked during the month the SOW was closed.

•      Remaining 50% of commissionable amount will be booked at end of quarter up to 300% of quota.

•      Anything over 300% of quota will be paid in following quarters at their base rate upon deliver.

•      Accelerator rates are only paid once the individual has reached at least 80% of their Team Subscription Quota.

•      Once the Team Subscription Quota percent attainment has been reached, the accelerators are paid retroactively for the quarter on all attainment over 100%.

•      Management reserves the right to claw back amounts that do not eventually get delivered.

SPIFs

Multi-Year Prepaid Subscriptions

•      An additional one-time SPIF will be paid on: Up Front Cash Value MINUS the ARR Quota attainment. SPIF Rate = 0.500%.

•      The SPIF will be paid only to the individual rep who closed the deal (not Team), the Director/VP, and EVP.

Perpetual Licenses

•      No SPIF on a Perpetual On-Premise deal.

•      If a Perpetual Hosted deal, then an additional SPIF is paid on: Up Front Cash Value MINUS the ARR Quota attainment above TIMES SPIF Rate = 0.500%.

•      If customer moves from On-Premise to On-Demand, SPIF is paid at base rate on hosting fees only. (There are no new seats. There is no quota attainment.)

•      The SPIF will be paid only to the individual rep who closed the deal (not Team), the Director/VP, and EVP.

MANAGEMENT BY OBJECTIVE (MBO)

•      MBOs are based on a Bonus Plan provided separately by management.

•      MBOs are paid either monthly or quarterly as defined in the plan.

DocuSigned by:		DocuSigned by:

/s/Don Hazell	5/26/2011	/s/Tim Miller	5/31/2011
Employee Signature	Date	Manager Signature	Date

Don Hazell		Tim Miller
Printed Name		Printed Name

Exhibit 10.15.3

Executive Vice President of Sales (EVP)	Currency is USD
Q3 2011 Sales Compensation Plan	Effective: 5/1/2011

Notes To Plans:

•      On Target Earnings (OTE) are paid when 100% of the sales targets are met. OTE is split between the major components noted below.

•      Commissions are paid monthly on the next pay date following the end of the month (usually on the 16th of each month).

•      Management reserves the right to change the compensation plan at any time at their sole discretion and delay commission payment on any transaction.

•      Variable compensation payments will be held until you accept your compensation plan. If you find an error in your plan, please notify your manager immediately.

PRODUCT COMMISSIONS

Subscriptions

•      Quota is based on an ARR number (Annual Recurring Revenue) equal to the amount of subscription revenue Rally would receive in a 12 month period.

•      Quota attainment is applied for the first 12 months on New Orders and Renewal Orders.

•      Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total). Individuals are paid based on the Team quota attainment (not individual attainment).

•      Your Base Commission Rate is calculated as your Quarter Subscription Variable divided by your Quarter Team Subscription Quota.

•      Accelerator rates may apply as follows based on Team Quota Attainment (New and Renewal Orders):

•      Up to 100% = Base Commission Rate, Over 100% =1.500% Accelerator Rate

•      Commissions will be clawed back to the Team at the rate originally paid if the customer does not fulfill 12 months of subscription obligation or ceases to pay.

•      For example, if a customer has a ramp or order for 8 months and they do not renew, then 4 months will be clawed back as they did not fulfill 12 months.

•      Claw backs will apply to unpaid subscription fees only.

Multi-Year Prepaid Subscriptions - New and Renewal

•      Quota attainment and commissionable amount is applied based on the ARR + the ARR Prepay Discount amount (negates the prepay discount).

SERVICES COMMISSIONS - Services Contracts/SOWs Fully Executed

•      Quota is applied based on dollar value of a Statement of Work (SOW).

•      Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total).

•      Individuals are paid based on the Team quota attainment (not individual attainment).

•      Base Services Rate is 0.250%.

•      300% Rule

•      Accelerator rates apply for attainment between 100% of services quota and 300% of quota at 1.5x the base rate. Anything above 300% is paid at the Base Services Rate.

•      For any SOW over $100,000 and not 100% PrePay:

•      50% of commissionable amount will be booked during the month the SOW was closed.

•      Remaining 50% of commissionable amount will be booked at end of quarter up to 300% of quota.

•      Anything over 300% of quota will be paid in following quarters at their base rate upon deliver.

•      Accelerator rates are only paid once the individual has reached at least 80% of their Team Subscription Quota.

•      Once 80% of Team Subscription Quota percent attainment has been reached, the accelerators are paid retroactively for the quarter on all attainment over 100%.

•      Management reserves the right to claw back amounts that do not eventually get delivered.

SPIFs

Multi-Year Prepaid Subscriptions

•      An additional one-time SPIF will be paid on: Up Front Cash Value MINUS the ARR Quota attainment. SPIF Rate = 0.500%.

•      It must be 18 months or greater and it must be prepaid.

•      The SPIF will be paid only to the individual rep who closed the deal (not Team), the Director/VP, and EVP.

MANAGEMENT BY OBJECTIVE (MBO)

•      MBOs are based on a Bonus Plan provided separately by management.

•      MBOs are paid either monthly or quarterly as defined in the plan.

DocuSigned by:		DocuSigned by:

/s/ Don Hazell	8/18/2011	/s/ Tim Miller	8/21/2011
Employee Signature	Date	Manager Signature	Date

Don Hazell		Tim Miller
Printed Name		Printed Name

Exhibit 10.15.4

Executive Vice President of Sales (EVP)	Currency is USD
Q4 FY2012 Sales Compensation Plan	Effective: 11/1/2011

Notes To Plans:

•      On Target Earnings (OTE) are paid when 100% of the sales targets are met. OTE is split between the major components noted below.

•      Commissions are paid monthly on the next pay date following the end of the month (usually on the 16th of each month).

•      Management reserves the right to change the compensation plan at any time at their sole discretion and delay commission payment on any transaction.

•      Variable compensation payments will be held until you accept your compensation plan. If you find an error in your plan, please notify your manager immediately.

PRODUCT COMMISSIONS

Subscriptions

•      Quota is based on an ARR number (Annual Recurring Revenue) equal to the amount of subscription revenue Rally would receive in a 12 month period.

•      Quota attainment is applied for the first 12 months on New Orders and Renewal Orders.

•      Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total). Individuals are paid based on the Team quota attainment (not individual attainment).

•      Your Base Commission Rate is calculated as your Quarter Subscription Variable divided by your Quarter Team Subscription Quota.

•      Accelerator rates may apply as follows based on Team Quota Attainment (New and Renewal Orders):

•      Up to 100% = Base Commission Rate, Over 100% =1.500% Accelerator Rate

•      Commissions will be clawed back to the Team at the rate originally paid if the customer does not fulfill 12 months of subscription obligation or ceases to pay.

•      For example, if a customer has a ramp or order for 8 months and they do not renew, then 4 months will be clawed back as they did not fulfill 12 months.

•      Claw backs will apply to unpaid subscription fees only.

Multi-Year Prepaid Subscriptions - New and Renewal

•      Quota attainment and commissionable amount is applied based on the ARR + the ARR Prepay Discount amount (negates the prepay discount).

SERVICES COMMISSIONS - Services Contracts/SOWs Fully Executed

•      Quota is applied based on dollar value of a Statement of Work (SOW).

•      Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total).

•      Individuals are paid based on the Team quota attainment (not individual attainment).

•      Base Services Rate is 0.250%.

•      300% Rule

•      Accelerator rates apply for attainment between 100% of services quota and 300% of quota at 1.5x the base rate. Anything above 300% is paid at the Base
Services Rate.

•      For any SOW over $100,000 and not 100% PrePay:

•      50% of commissionable amount will be booked during the month the SOW was closed.

•      Remaining 50% of commissionable amount will be booked at end of quarter up to 300% of quota.

•      Anything over 300% of quota will be paid in following quarters at their base rate upon deliver.

•      Accelerator rates are only paid once the individual has reached at least 80% of their Team Subscription Quota.

•      Once 80% of the Team Subscription Quota percent attainment has been reached, the accelerators are paid retroactively for the quarter on all attainment over 100%.

•      Management reserves the right to claw back amounts that do not eventually get delivered.

SPIFs

Multi-Year Prepaid Subscriptions

•      An additional one-time SPIF will be paid on: Up Front Cash Value MINUS the ARR Quota attainment. SPIF Rate = 0.500%.

•      It must be 18 months or greater and it must be repaid.

•      The SPIF will be paid only to the individual rep who closed the deal (not Team), the Director/VP, and EVP.

MANAGEMENT BY OBJECTIVE (MBO)

•      MBOs are based on a Plan provided separately by management.

•      MBOs are paid either monthly or quarterly as defined in the plan.

DocuSigned by:		DocuSigned by:

/s/Don Hazell	11/29/2011	/s/Tim Miller	11/30/2011
Employee Signature	Date	Manager Signature	Date

Don Hazell		Tim Miller
Printed Name		Printed Name

Exhibit 10.15.5

Executive Vice President of Sales (EVP)	Currency is USD
Q1 FY2013 Sales Compensation Plan	Effective: 2/1/2012

Notes To Plans:

•      Full on Target Earnings (OTE) will be paid when 100% of the sales targets are met. However, if paid monthly you will be paid incrementally matching the achievement percent of the team you are compensated against. OTE is split between the major components noted below.

•      Commissions will be paid monthly on the next pay date following the end of the month (usually on the 16th of each month).

•      Management reserves the right to change the compensation plan at any time at their sole discretion and delay commission payment on any transaction.

•      Variable compensation payments will be held until you accept your compensation plan. If you find an error in your plan, please notify your manager immediately.

PRODUCT COMMISSIONS

Subscriptions

•      Quota is based on an ARR number (Annual Recurring Revenue) equal to the amount of subscription revenue Rally would receive in a 12 month period.

•      Quota attainment is applied for the first 12 months on New Orders and Renewal Orders.

•      Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total). Individuals are paid based on the Team quota attainment (not individual attainment).

•      Your Base Commission Rate is calculated as your Quarter Subscription Variable divided by your Quarter Team Subscription Quota.

•      Accelerator rates may apply as follows based on Team Quota Attainment (New and Renewal Orders):

•      Up to 100% = Base Commission Rate, Over 100% =1.500% Accelerator Rate

•      Commissions will be clawed back to the Team at the rate originally paid if the customer does not fulfill 12 months of subscription obligation or ceases to pay.

•      For example, if a customer has a ramp or order for 8 months and they do not renew, then 4 months will be clawed back as they did not fulfill 12 months.

•      Claw backs will apply to unpaid subscription fees only.

Multi-Year Prepaid Subscriptions - New and Renewal

•      Quota attainment and commissionable amount is applied based on the ARR + the ARR Prepay Discount amount (negates the prepay discount).

SERVICES COMMISSIONS - Services Contracts/SOWs Fully Executed

•      Quota is applied based on dollar value of a Statement of Work (SOW).

•      Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total).

•      Individuals are paid based on the Team quota attainment (not individual attainment).

•      Base Services Rate is 0.250%.

•      300% Rule

•      Accelerator rates apply for attainment between 100% of services quota and 300% of quota at 1.5x the base rate. Anything above 300% is paid at the Base Services Rate.

•      For any SOW over $100,000 and not 100% PrePay:

•      50% of commissionable amount will be booked during the month the SOW was closed.

•      Remaining 50% of commissionable amount will be booked at end of quarter up to 300% of quota.

•      Anything over 300% of quota will be paid in following quarters at their base rate upon deliver.

•      Accelerator rates are only paid once the individual has reached at least 80% of their Team Subscription Quota.

•      Once 80% of Team Subscription Quota percent attainment has been reached, the accelerators are paid retroactively for the quarter on all attainment over 100%.

•      Management reserves the right to claw back amounts that do not eventually get delivered.

SPIFs

Multi-Year Prepaid Subscriptions

•      An additional one-time SPIF will be paid on: Up Front Cash Value MINUS the ARR quota attainment. SPIF Rate = 0.500%.

•      It must be 18 months or greater and it must be prepaid.

•      The SPIF will be paid only to the individual rep who closed the deal (not Team), the Director/VP, and EVP.

DocuSigned by:		DocuSigned by:

/s/Don Hazell	2/23/2012	/s/Tim Miller	3/5/2012
Employee Signature	Date	Manager Signature	Date

Don Hazell		Tim Miller
Printed Name		Printed Name

Exhibit 10.15.6

USD-EVP	Currency is USD
Q2 FY2013 Sales Compensation Plan	Effective: 5/1/2012

Notes To Plans:

•      Full on Target Earnings (OTE) will be paid when 100% of the sales targets are met. However, if paid monthly you will be paid incrementally matching the achievement percent of the team you are compensated against. OTE is split between the major components noted below.

•      Commissions will be paid monthly on the next pay date following the end of the month (usually on the 16th of each month).

•      Management reserves the right to change the compensation plan at any time at their sole discretion and delay commission payment on any transaction.

•      Variable compensation payments will be held until you accept your compensation plan. If you find an error in your plan, please notify your manager immediately.

PRODUCT COMMISSIONS

Subscriptions

•      Quota is based on an ARR number (Annual Recurring Revenue) equal to the amount of subscription revenue Rally would receive in a 12 month period.

•      Quota attainment is applied for the first 12 months on New Orders and Renewal Orders.

•      Quota is assigned on an individual basis and is rolled up to a Team (Territorya/Region/Total). Individuals are paid based on the Team quota attainment (not individual attainment).

•      Your Base Commission Rate is calculated as your Quarter Subscription Variable divided by your Quarter Team Subscription Quota.

•      Accelerator rates may apply as follows based on Team Quota Attainment (New and Renewal Orders):

•      Up to 100% = Base Commission Rate, Over 100% =1.500% Accelerator Rate

•      Commissions will be clawed back to the Team at the rate originally paid if the customer does not fulfill 12 months of subscription obligation or ceases to pay.

•      For example, if a customer has a ramp or order for 8 months and they do not renew, then 4 months will be clawed back as they did not fulfill 12 months.

•      Claw backs will apply to unpaid subscription fees only.

Multi-Year Prepaid Subscriptions - New and Renewal

•      Quota attainment and commissionable amount is applied based on the ARR + the ARR Prepay Discount amount (negates the prepay discount).

SERVICES COMMISSIONS - Services Contracts/SOWs Fully Executed

•      Quota is applied based on dollar value of a Statement of Work (SOW).

•      Quota is assigned on an individual basis and is rolled up to a Team (Territory/Region/Total).

•      Individuals are paid based on the Team quota attainment (not individual attainment).

•      Base Services Rate is 0.250%.

•      300% Rule

•      Accelerator rates apply for attainment between 100% of services quota and 300% of quota at 1.5x the base rate. Anything above 300% is paid at the Base Services Rate.

•      For any SOW over $100,000 and not 100% PrePay:

•      50% of commissionable amount will be booked during the month the SOW was closed.

•      Remaining 50% of commissionable amount will be booked at end of quarter up to 300% of quota.

•      Anything over 300% of quota will be paid in following quarters at their base rate upon deliver.

•      Accelerator rates are only paid once the individual has reached at least 80% of their Team Subscription Quota.

•      Once 80% of Team Subscription Quota percent attainment has been reached, the accelerators are paid retroactively for the quarter on all attainment over 100%.

•      Management reserves the right to claw back amounts that do not eventually get delivered.

SPIFs

Multi-Year Prepaid Subscriptions

•      An additional one-time SPIF will be paid on: Up Front Cash Value MINUS the ARR quota attainment. SPIF Rate = 0.500%.

•      It must be 18 months or greater and it must be prepaid.

•      The SPIF will be paid only to the individual rep who closed the deal (not Team), the Director/VP, and EVP.

MANAGEMENT BY OBJECTIVE (MBO)

•      MBOs are based on a Bonus Plan provided separately by management.

•      MBOs are paid either monthly or quarterly as defined in the plan.

DocuSigned by:

/s/Don Hazell	5/24/2012
Employee Signature	Date	Manager Signature	Date

Don Hazell		Tim Miller
Printed Name		Printed Name

Exhibit 21.1

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation
Rally Software Development International Corp.	Delaware
Rally Software Development Australia Pty Limited	Australia
Rally Software Development Netherlands B.V.	Netherlands
Rally Software Development Canada B.C. Ltd.	Canada